   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 2001.

                                                      REGISTRATION NO. 333-70740
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------


                               AMENDMENT NO. 2 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                               PHARMACOPEIA, INC.

             (Exact name of Registrant as specified in its charter)

              DELAWARE                                8731                               33-0557266
   (State or other jurisdiction of        (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)          Classification Code Number)             Identification Number)

                         ------------------------------

                                    CN 5350
                        PRINCETON, NEW JERSEY 08543-5350
                                 (609) 452-3600

              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                         ------------------------------

                            JOSEPH A. MOLLICA, PH.D.
                             CHAIRMAN OF THE BOARD,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               PHARMACOPEIA, INC.
                                    CN 5350
                        PRINCETON, NEW JERSEY 08543-5350
                                 (609) 452-3600

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                         ------------------------------

                                   COPIES TO:

         JAMES J. MARINO, ESQUIRE                         FRANCI J. BLASSBERG, ESQUIRE
                  DECHERT                                     DEBEVOISE & PLIMPTON
  997 LENOX DRIVE, BUILDING 3, SUITE 210                        919 THIRD AVENUE
      LAWRENCEVILLE, NEW JERSEY 08648                          NEW YORK, NY 10022

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after consummation of the merger described herein.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[LOGO]

                                                        JOSEPH A. MOLLICA, PH.D.
                                                      Chairman, President and
                                                      Chief Executive Officer


                                                             December [  ], 2001


To the stockholders of Pharmacopeia, Inc.:

    As part of our strategic plan for Pharmacopeia, we are working on several fronts to expand our business and increase stockholder value. I am writing to you today about an important part of our plans, the merging of Pharmacopeia and Eos Biotechnology, Inc. This merger is the first step towards transforming Pharmacopeia into a fully integrated drug discovery and development company that we believe, over time, will afford higher revenue and greater growth opportunities for Pharmacopeia stockholders. Through this merger we intend to create a powerful platform for the identification and validation of therapeutic targets, and for the discovery and clinical development of small molecule and therapeutic treatments for cancer, angiogenesis, inflammation and other conditions. We also intend to incorporate databases created using Eos' technologies into the product offerings of Accelrys, Pharmacopeia's software segment. Furthermore, we expect the combination to create new scientific and business opportunities not currently available to either company, and to strengthen Pharmacopeia's competitive position.


    Accordingly, we are holding a special meeting of stockholders of
Pharmacopeia, Inc. on [            ], 2002 at which you will be asked to
consider and vote upon our proposed acquisition of Eos and an increase in our authorized number of shares of common stock.


    In the merger, each share of Eos common stock will be converted into
0.18136927 shares of Pharmacopeia common stock. Pharmacopeia stockholders will continue to own their existing stock after the merger. Pharmacopeia will also assume Eos stock options and warrants to acquire Eos common stock based on the same exchange ratio. Under certain circumstances, this exchange ratio may be adjusted. Pharmacopeia may also be required to make cash payments to Eos stockholders. The attached proxy statement/prospectus describes these mechanics in greater detail.

    The attached proxy statement/prospectus provides detailed information concerning Eos, Pharmacopeia, the merger and the proposals related to the merger. Please give all of the information contained in the proxy statement/prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON
PAGE 15.

    After careful consideration, the Pharmacopeia board of directors has determined the merger to be fair to you and in your best interests and unanimously recommends that you vote in favor of:


    - the issuance of up to 10,918,491 shares of Pharmacopeia common stock, of which up to 10,324,254 shares (based on the shares of Eos common stock outstanding on the date of the attached proxy statement/prospectus and including the shares of restricted Eos common stock issuable prior to consummation of the merger) would be issued to Eos stockholders upon consummation of the merger, and up to 594,237 shares would be issuable after the merger upon the exercise of Eos options and warrants outstanding on such date and options that Eos may issue prior to consummation of the merger, plus any additional shares of Pharmacopeia common stock issuable under the merger agreement to holders of Eos options and warrants in lieu of cash payments, if any, as explained in greater detail in the proxy statement/ prospectus; and


    - an amendment to Pharmacopeia's Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 40,000,000 to 60,000,000.


The approval of each of these proposals is a condition to the closing of the merger, although the condition that Pharmacopeia's stockholders approve the amendment to Pharmacopeia's certificate of incorporation may be waived upon the mutual consent of Pharmacopeia and Eos.


    Please use this opportunity to take part in the affairs of Pharmacopeia by voting on the transactions contemplated in connection with the merger. Whether or not you plan to attend the Pharmacopeia special meeting, please complete, sign, date and return the accompanying proxy in the enclosed stamped return envelope. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

    This merger is an excellent opportunity for Pharmacopeia to begin to build a fully integrated drug discovery and development company. I am committed to the success of the merger and the combined company. On behalf of your board of directors, I thank you for your support and urge you to vote FOR approval of the merger and FOR approval of the amendment to Pharmacopeia's Restated Certificate of Incorporation.

                                               [LOGO]
                                               Joseph A. Mollica, Ph.D.
                                               Chairman of the Board, President
                                               and Chief Executive Officer
                                               Pharmacopeia, Inc.

        Pharmacopeia, Inc. - CN 5350 - Princeton, New Jersey 08543-5350

[LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                TO BE HELD ON [            ], 2002 AT 10:00 A.M.


To our Stockholders:


    A special meeting of stockholders of Pharmacopeia, Inc. will be held at
[            ], on [            ], 2002 at 10:00 a.m., local time, for the
following purposes:


    1. To approve the issuance of shares of Pharmacopeia common stock in the proposed merger of Eos Biotechnology, Inc. with and into Eagle Acquisition Corporation, a wholly-owned subsidiary of Pharmacopeia, as contemplated by the Agreement and Plan of Merger and Reorganization, dated as of August 21, 2001, by and among Pharmacopeia, Eagle Acquisition Corporation and Eos. It is a condition to the merger that this issuance of shares be approved.


    2. To approve an amendment to Pharmacopeia's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 40,000,000 to 60,000,000. It is a condition to the merger that this increase be approved, but this condition may be waived upon the mutual consent of Pharmacopeia and Eos.



    3. To transact any other business that properly comes before the special meeting or any adjournments, continuations or postponements thereof; provided, however, that proxies will not be voted with respect to any proposal submitted to a vote of Pharmacopeia's stockholders to adjourn, continue or postpone the special meeting to solicit additional proxies.



    Pharmacopeia may postpone or otherwise reschedule the special meeting without a vote of its stockholders. When the meeting is convened, proxies will be voted as indicated on your proxy card.


    The accompanying proxy statement/prospectus describes the proposed merger in more detail. We encourage you to read the entire document carefully. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 15.


    We have fixed the close of business on December 7, 2001 as the record date for the determination of our stockholders entitled to vote at this meeting.


                                                      By order of the Board of Directors of
                                                      Pharmacopeia, Inc.

                                                      [LOGO]
                                                      ------------------------------------------------
                                                      Bruce C. Myers
                                                      Executive Vice President, Chief Financial
                                                      Officer and Secretary

Princeton, New Jersey
[            ], 2001

    WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

          Pharmacopeia, Inc. - CN 5350 - Princeton, New Jersey 08543-5350

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]
                           PROXY STATEMENT/PROSPECTUS

                        SPECIAL MEETING OF STOCKHOLDERS
                             OF PHARMACOPEIA, INC.

                    COMMON STOCK, PAR VALUE $.0001 PER SHARE

    This proxy statement/prospectus relates to the proposed acquisition of Eos Biotechnology, Inc., a Delaware corporation, by Pharmacopeia, Inc. This proxy statement/prospectus is being furnished to stockholders of Pharmacopeia in connection with the solicitation of proxies by the Pharmacopeia board of directors for the special meeting of Pharmacopeia stockholders to be held on
[            ], 2002 and any adjournment, continuation or postponement of this special meeting.


    At the Pharmacopeia special meeting, stockholders of Pharmacopeia will vote on proposals to:


    - issue up to 10,918,491 shares of Pharmacopeia common stock, of which up to 10,324,254 shares (based on the shares of Eos common stock outstanding on the date of this proxy statement/prospectus and including the shares of restricted Eos common stock issuable prior to consummation of the merger) would be issued to Eos stockholders upon consummation of the merger, and up to 594,237 shares would be issuable after the merger upon the exercise of Eos options and warrants outststanding on such date and options that Eos may issue prior to consummation of the merger, plus any additional shares of Pharmacopeia common stock issuable under the merger agreement to holders of Eos options and warrants in lieu of cash payments, if any, as explained in greater detail in this proxy statement/prospectus; and


    - amend Pharmacopeia's Restated Certificate of Incorporation to increase the authorized number of shares from 40,000,000 to 60,000,000.


The approval of each of these proposals is a condition to the closing of the merger, although the condition that Pharmacopeia's stockholders approve the amendment to Pharmacopeia's certificate of incorporation may be waived upon the mutual consent of Pharmacopeia and Eos.


    This proxy statement/prospectus also constitutes the prospectus of Pharmacopeia with respect to the issuance of Pharmacopeia common stock in connection with the merger. Pharmacopeia common stock is traded on the Nasdaq
National Market under the trading symbol "PCOP." On [            ], 2001, the
closing price of Pharmacopeia common stock was $[      ] per share.


    Based on the number of shares of Eos common stock and the number of Eos options and warrants outstanding on the date of this proxy statement/prospectus, the aggregate value of the consideration payable to Eos stockholders ranges between a minimum value of approximately $159 million and a maximum value of approximately $214 million, depending on the fair market value of Pharmacopeia common stock (as calculated under the merger agreement).


    Upon closing of the merger:


    - Eos stockholders will receive an aggregate of up to 10,324,254 shares of Pharmacopeia common stock (based on the shares of Eos common stock outstanding on the date of this proxy statement/prospectus and including the shares of restricted Eos common stock issuable prior to consummation of the merger), plus the additional per share cash payment (if any) described in this proxy statement/prospectus payable if the fair market value of Pharmacopeia common stock is less than $14.887; and



    - the options and warrants to purchase Eos common stock outstanding on the date of this proxy statement/prospectus and the options that Eos may issue prior to consummation of the merger will be converted into options and warrants to purchase an aggregate of up to 594,237 shares of Pharmacopeia common stock, and the holders of these Eos options and warrants will receive the additional shares (if any) of Pharmacopeia common stock issuable in lieu of cash as described in this proxy statement/prospectus if the fair market value of Pharmacopeia common stock is less than $14.887.



    Assuming no cash consideration is payable, the aggregate number of shares issuable in the merger will constitute approximately 27% of the fully-diluted shares of Pharmacopeia common stock after giving effect to the merger, based on the number of fully-diluted shares of Pharmacopeia common stock and Eos common stock outstanding on the date of this proxy statement/prospectus.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SEE "RISK FACTORS" ON PAGE 15 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF PHARMACOPEIA AND EOS WITH RESPECT TO THE MERGER.
      The date of this proxy statement/prospectus is [            ], 2001.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER......................      2

SUMMARY.....................................................      4

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
  PHARMACOPEIA, INC.........................................     12

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
  EOS BIOTECHNOLOGY, INC....................................     13

PHARMACOPEIA, INC. AND EOS BIOTECHNOLOGY, INC. SELECTED PRO
  FORMA COMBINED FINANCIAL DATA.............................     14

RISK FACTORS................................................     15

THE SPECIAL MEETING OF PHARMACOPEIA STOCKHOLDERS............     32

THE MERGER..................................................     35

PHARMACOPEIA, INC. UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL INFORMATION.....................................     63

THE MERGER AGREEMENT AND RELATED AGREEMENTS.................     70

COMPARISON OF STOCKHOLDERS' RIGHTS..........................     82

INFORMATION ABOUT PHARMACOPEIA, INC. AND THE COMBINED
  COMPANY...................................................     86

INFORMATION ABOUT EOS BIOTECHNOLOGY, INC....................     87

EOS BIOTECHNOLOGY, INC.--MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS................................................     99

INFORMATION REGARDING FUTURE OFFICERS AND DIRECTORS OF
  PHARMACOPEIA AND THE SURVIVING COMPANY....................    102

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
  OF EOS....................................................    111

APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF
  INCORPORATION.............................................    113

STOCKHOLDER PROPOSALS.......................................    114

LEGAL MATTERS...............................................    114

EXPERTS.....................................................    114

FORWARD-LOOKING STATEMENTS..................................    115

WHERE YOU CAN FIND MORE INFORMATION.........................    116

EOS BIOTECHNOLOGY, INC. CONSOLIDATED FINANCIAL STATEMENTS...    F-1

ANNEX 1 Agreement and Plan of Merger and Reorganization.....    1-1

ANNEX 2 Opinion of UBS Warburg LLC..........................    2-1

ANNEX 3 Opinion of Dresdner Kleinwort Wasserstein, Inc......    3-1

ANNEX 4 Certificate of Amendment to Pharmacopeia's Restated
  Certificate of Incorporation..............................    4-1

ANNEX 5 Section 262 of the Delaware General Corporation
  Law.......................................................    5-1



    This proxy statement/prospectus incorporates important business and financial information about Pharmacopeia that has been filed with the SEC that is neither included in nor delivered with this proxy statement/prospectus. Pharmacopeia will provide you with copies of this information, without charge, upon written or oral request to Pharmacopeia's investor relations department at:
Pharmacopeia, Inc., CN 5350, Princeton, New Jersey 08543-5350, (609) 452-3600. IN ORDER TO OBTAIN THIS INFORMATION PRIOR TO THE CLOSING OF THE MERGER, YOU
SHOULD REQUEST THESE MATERIALS NO LATER THAN [      ], 2002.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE PHARMACOPEIA AND EOS ENGAGING IN THE MERGER?

A: The merger is the first step toward transforming Pharmacopeia into a fully integrated drug discovery and development company that we believe, over time, will afford higher revenue and greater growth opportunity for Pharmacopeia's stockholders. Through this merger, we intend to create a powerful genomics-based platform for the identification and validation of therapeutic targets, and for the discovery and clinical development of small molecule and therapeutic antibody treatments for cancer, angiogenesis, inflammation and other conditions. Furthermore, we expect the combination to create new scientific and business opportunities not currently available to either company and to strengthen Pharmacopeia's competitive position.

Q: WHAT WILL EOS STOCKHOLDERS RECEIVE IN THE MERGER?

A: Eos stockholders will receive 0.18136927 shares of Pharmacopeia common stock in exchange for each share of Eos common stock they own, subject to certain adjustments. Under certain circumstances, Eos stockholders may also receive cash. The summary following these questions and answers describes the merger consideration in greater detail.

Q: I AM AN EOS PREFERRED STOCKHOLDER. WHAT WILL I RECEIVE IN THE MERGER?

A: The conversion of all Eos preferred stock into Eos common stock immediately prior to the consummation of the merger has been approved by the necessary vote of holders of Eos preferred stock. Upon consummation of the merger, your common stock received upon the conversion of your Eos preferred stock will be entitled to the same consideration described in the answer above.

Q: WILL PHARMACOPEIA STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A: No, Pharmacopeia stockholders will continue to hold the Pharmacopeia shares that they currently own.

Q: SHOULD PHARMACOPEIA STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES?

A: No, Pharmacopeia stockholders will continue to own their shares of Pharmacopeia common stock after the merger and should not send in their stock certificates.

Q: SHOULD EOS STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES?

A: No. Once the merger is consummated, instructions will be sent to you regarding the exchange of your Eos stock certificates for the consideration payable to you in the merger.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?


A: We expect to complete the merger in the first quarter of 2002. Because the merger is subject to various conditions, however, we cannot predict its exact date of completion.


Q: WHAT VOTE OF PHARMACOPEIA STOCKHOLDERS IS REQUIRED TO APPROVE THE MERGER
    AGREEMENT AND THE MERGER?

A: A majority of the votes cast at the special meeting of Pharmacopeia stockholders is required to approve the issuance of Pharmacopeia common stock in the merger. The vote of the holders of a majority of Pharmacopeia's outstanding common stock is required to approve the amendment to Pharmacopeia's Restated Certificate of Incorporation to increase the number of authorized shares of common stock.

Q: WILL THERE BE A VOTE OF EOS STOCKHOLDERS?

A: No. Eos has already obtained stockholder approval for the merger by soliciting and obtaining consents to approve the merger from its stockholders who collectively own a majority of the Eos common stock and approximately 67% of the Eos preferred stock.

Q: WHY ARE PHARMACOPEIA STOCKHOLDERS BEING ASKED TO INCREASE THE AUTHORIZED
    NUMBER OF SHARES OF COMMON STOCK?


A: Depending on the number of shares of common stock that Pharmacopeia is required to issue in the merger, Pharmacopeia will either not have enough authorized shares to consummate the merger or will have so few remaining shares that it would not be able to conduct its business in the ordinary course. Therefore, Pharmacopeia is asking its stockholders to approve an amendment to Pharmacopeia's certificate of incorporation to increase the authorized number of shares of common stock from 40,000,000 to 60,000,000. Approval of the increase is a condition to the consummation of the merger, but this condition may be waived upon the mutual consent of Pharmacopeia and Eos.


Q: DOES THE EOS BOARD OF DIRECTORS RECOMMEND APPROVAL OF THE MERGER AGREEMENT
    AND THE MERGER?

A. Yes, although Eos stockholders have already approved the merger agreement and the merger, the Eos board of directors continues to unanimously recommend these actions and unanimously recommends that Eos' stockholders participate in the merger.

Q: DOES THE PHARMACOPEIA BOARD OF DIRECTORS RECOMMEND APPROVAL OF THE MERGER AND
    THE INCREASE IN THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK?

A: Yes, the Pharmacopeia board of directors unanimously recommends that Pharmacopeia's stockholders vote for approval of the transactions contemplated in connection with the merger, including the increase in the authorized number of shares of common stock.

Q: HOW DO PHARMACOPEIA STOCKHOLDERS VOTE?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible after carefully reading this document, so that your shares may be represented at the special meeting of stockholders. You also may attend the meeting in person instead of submitting a proxy if you hold your shares directly in your name. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: CAN I CHANGE MY VOTE AFTER MAILING MY PROXY?

A: Yes, you can change your vote by delivering a signed notice of revocation or a later-dated, signed proxy card to the corporate secretary of Pharmacopeia before the stockholder meeting, or by attending the stockholder meeting and voting in person if you hold your shares in your own name.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING HOW TO VOTE ?

A: Yes, we have set out under the heading "Risk Factors" beginning on page 15 of this proxy statement/prospectus a number of risk factors that you should consider.

Q: WHOM CAN I CALL WITH QUESTIONS?

A: If you have any questions about the merger, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:


                            MacKenzie Partners, Inc.
                                  156 Fifth Avenue
                                 New York, NY 10010
                                   (800) 322-2885
                                   (212) 929-5748

                                    SUMMARY

    THIS PROXY STATEMENT/PROSPECTUS PERTAINS TO THE MERGER OF EOS AND PHARMACOPEIA, AND IT IS BEING SENT TO THE HOLDERS OF COMMON STOCK OF BOTH COMPANIES. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ CAREFULLY THIS PROXY STATEMENT/PROSPECTUS, AS WELL AS THE DOCUMENTS THAT ARE EITHER ATTACHED TO OR REFERENCED IN THIS PROXY STATEMENT/PROSPECTUS. WHEN WE REFER TO "WE," "US" OR "OUR," WE MEAN PHARMACOPEIA, INC. AND ITS SUBSIDIARIES. WHEN WE REFER TO THE "COMBINED COMPANY," WE MEAN PHARMACOPEIA, INC., AND ITS SUBSIDIARIES, AND EOS.


THE COMPANIES (SEE PAGE 86)


    PHARMACOPEIA, INC. Pharmacopeia designs, develops, markets and supports science and technology-based products and services intended to improve and accelerate the processes of drug discovery and chemical development. Pharmacopeia's drug discovery services segment provides drug discovery services to pharmaceutical and biotechnology companies based on proprietary combinatorial chemistry and high throughput screening technologies. Pharmacopeia's software segment provides molecular modeling, simulation and information management software that facilitates the discovery and development of new drug and chemical products and processes in the pharmaceutical, biotechnology, chemical, petrochemical and materials industries. Pharmacopeia is a Delaware corporation. The mailing address of Pharmacopeia's corporate headquarters is Pharmacopeia, Inc., CN 5350, Princeton, New Jersey 08543-5350 and the telephone number is (609) 452-3600.

    EOS BIOTECHNOLOGY, INC. Eos is a biotechnology company that uses the human genome to identify new drug targets and develop antibodies against those targets to treat human diseases. Eos has also integrated and refined multiple tools for analyzing the activity of more than 90% of the genes in the human genome and created genome-wide databases for both internal and external use. In addition to developing therapeutic antibodies for the treatment of cancer and angiogenesis, Eos intends to use its identified disease targets to develop small molecule drugs and vaccines with strategic collaborators. Eos is a Delaware corporation. The mailing address of Eos' corporate headquarters is Eos Biotechnology, Inc., 225A Gateway Boulevard, South San Francisco, California 94080-7019 and the telephone number is (650) 246-2300.

    THE COMBINED COMPANY. Pharmacopeia intends to form a new drug discovery and development business by integrating Eos' activities with those of Pharmacopeia's current drug discovery services segment. While Pharmacopeia will continue to actively perform under its existing collaborative arrangements and will seek new arrangements based upon programs that emanate from Eos' discoveries, the combined entity will no longer solely pursue a service-based drug discovery business plan. Pharmacopeia intends to pursue internal drug discovery and development programs and to fund a significant portion of these programs with internal resources. In addition, Pharmacopeia intends to incorporate databases created using Eos' technologies into the product offerings of Accelrys, Pharmacopeia's software segment.


THE SPECIAL MEETING OF PHARMACOPEIA STOCKHOLDERS (SEE PAGE 32)



    DATE, TIME AND PLACE.  The special meeting will be held on [            ],
2002 at 10:00 a.m., New York City time, at [            ].



    MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING. At the special meeting and any adjournment, continuation or postponement of the special meeting, Pharmacopeia stockholders will be asked:



    - to consider and vote upon the issuance of up to 10,918,491 shares of Pharmacopeia common stock, of which up to 10,324,254 shares (based on the shares of Eos common stock outstanding on the date of this proxy statement/prospectus and including the shares of restricted Eos common stock issuable prior to consummation of the merger) would be issued to Eos stockholders upon consummation of the merger, and up to 594,237 shares would be issuable after the merger upon the exercise of Eos options and warrants outstanding on such date and options that Eos may issue prior to consummation of the merger, plus any additional shares of Pharmacopeia common stock issuable under the merger agreement to holders of Eos options and warrants in lieu of cash payments, if any, as explained in greater detail in this proxy statement/prospectus;

    - to consider and vote upon an amendment to Pharmacopeia's Restated Certificate of Incorporation to increase the number of shares authorized for issuance thereunder from 40,000,000 to 60,000,000; and


    - to transact such other business as may properly come before the special meeting; provided, however, that proxies will not be voted with respect to any proposal submitted to a vote of Pharmacopeia's stockholders to adjourn, continue or postpone the special meeting to solicit additional proxies.



    Pharmacopeia may postpone or otherwise reschedule the special meeting without a vote of its stockholders. When the meeting is convened, proxies will be voted as indicated on your proxy card.



    RECORD DATE. The Pharmacopeia board of directors has fixed the close of business on December 7, 2001 as the record date for determination of Pharmacopeia stockholders entitled to notice of and to vote at the special meeting.



    VOTING AND REVOCATION OF PROXIES (SEE PAGE 32). Pharmacopeia stockholders should complete, date and sign the accompanying proxy and promptly return it in the pre-addressed accompanying envelope. Brokers holding shares in "street name" may vote the shares only if the stockholder provides instructions on how to vote. Brokers should provide stockholders with directions on how to instruct the broker to vote the shares. All properly executed proxies that Pharmacopeia receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the issuance of Pharmacopeia common stock in the merger and to approve the amendment to Pharmacopeia's Restated Certificate of Incorporation. The Pharmacopeia board of directors does not currently intend to bring any other business before the special meeting. If other business properly comes before the special meeting, the proxies will vote in accordance with their own judgment; provided, however, that proxies will not be voted with respect to any proposal submitted to a vote of the stockholders to adjourn, continue or postpone the special meeting to solicit additional proxies.


    A stockholder may revoke its proxy at any time prior to use by delivering to the corporate secretary of Pharmacopeia a signed notice of revocation or a later-dated, signed proxy, or by attending the special meeting and voting in person. Attendance at the special meeting does not in itself constitute the revocation of a proxy.


    VOTES REQUIRED. Approval of the issuance of Pharmacopeia common stock in the merger requires the affirmative vote of the holders of a majority of the votes cast at the special meeting of Pharmacopeia stockholders. Approval of the amendment to Pharmacopeia's Restated Certificate of Incorporation to increase the number of authorized shares of common stock requires the approval of the holders of a majority of the outstanding shares of Pharmacopeia's common stock. Pharmacopeia's officers and directors and their affiliates hold approximately 1.5% of the shares eligible to vote at the special meeting.


    SOLICITATION OF PROXIES AND EXPENSES. Pharmacopeia has retained the services of MacKenzie Partners, Inc. to assist in the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Pharmacopeia may solicit proxies from Pharmacopeia stockholders by telephone, internet, facsimile, other electronic means or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

APPROVAL BY EOS STOCKHOLDERS


    Eos has already obtained stockholder approval for the merger by soliciting and obtaining consents to approve the merger from its stockholders who collectively own a majority of the Eos common stock and approximately 67% of the Eos preferred stock. Accordingly, there will not be a meeting of Eos stockholders to consider the merger. Eos stockholders who have not consented to the merger may be entitled to appraisal rights, as described below. On
November 26, 2001, there were 8,578,701 shares of Eos common stock outstanding and 47,233,169 shares of Eos preferred stock outstanding.



THE MERGER (SEE PAGE 35)


    MECHANICS OF THE MERGER. This proxy statement/prospectus relates to the proposed acquisition of Eos Biotechnology, Inc. by Pharmacopeia, Inc. pursuant to an Agreement and Plan of Merger and Reorganization, dated as of August 21, 2001, by and among Pharmacopeia, Eagle Acquisition Corporation, a wholly-owned subsidiary of Pharmacopeia, and Eos. Pursuant to the merger agreement, Eos will be merged with and into Eagle Acquisition Corporation, as a result of which the separate corporate existence of Eos shall cease and Eagle Acquisition Corporation shall continue as a wholly-owned subsidiary of Pharmacopeia. At the closing of the merger, the name of Eagle Acquisition Corporation will become Eos Biotechnology, Inc.


    CONSIDERATION. At the closing of the merger, Eos stockholders will be entitled to receive Pharmacopeia common stock at an exchange ratio of 0.18136927 shares of Pharmacopeia common stock for each share of Eos common stock they hold. They also will be entitled to receive a cash payment in lieu of any fractional shares of Pharmacopeia common stock to which they would otherwise be entitled. If the fair market value of Pharmacopeia's common stock, as determined under the merger agreement, is less than $14.887, then each share of Eos common stock will be converted into Pharmacopeia common stock as described above plus a cash payment. The cash payment will be the difference between $14.887 and the fair market value of Pharmacopeia common stock, multiplied by 0.18136927. The effect of this cash payment mechanism is to set the minimum consideration to be paid by Pharmacopeia in the merger for the Eos common stock, options and warrants outstanding on the date of this proxy statement/prospectus at approximately $159 million. Pharmacopeia may terminate the merger if the fair market value of Pharmacopeia common stock is less then $11.738, at which price Pharmacopeia would be required to make aggregate cash payments of approximately $31 million if the merger closed (net of approximately $1.4 million aggregate exercise price of warrants that will expire if not exercised prior to the closing). Conversely, Eos may terminate the merger if the fair market value of Pharmacopeia common stock is less than $8.932, at which price Pharmacopeia would be required to make aggregate cash payments in excess of approximately
$60 million if the merger closed (net of approximately $1.4 million aggregate exercise price of warrants that will expire if not exercised prior to the closing). The exchange ratio may be adjusted downwards if the fair market value of Pharmacopeia's common stock is greater than $20.00. This adjustment would limit the aggregate value of the Pharmacopeia common stock to be issued in exchange for Eos common stock, options and warrants outstanding on the date of this proxy statement/prospectus to approximately $214 million. For purposes of the merger agreement, the fair market value of Pharmacopeia common stock equals the average of the closing prices of Pharmacopeia common stock, as reported on the Nasdaq National Market (rounded to the nearest one-thousandth) over the thirty-day period ending three days prior to the special meeting of Pharmacopeia stockholders.



    The maximum number of shares of Pharmacopeia common stock and options to purchase shares of common stock issuable in respect of Eos shares, options and warrants outstanding as of the date of this proxy statement/prospectus is 10,710,914 (approximately 10,278,912 of which are attributable to shares of Eos common stock and approximately 432,002 of which are attributable to Eos options and warrants). Under certain circumstances and subject to Pharmacopeia's prior written consent, the merger agreement permits Eos to make stock and option grants before the closing. If all of such permitted grants are made before the closing, then the maximum number of shares of Pharmacopeia common stock and options to purchase shares of common stock issuable in the merger will be 10,918,491 (approximately 10,324,254 of which will be attributable to shares of Eos common stock and approximately 594,237 of which will be attributable to Eos options and warrants). However, if the fair market value of Pharmacopeia common stock is less than $14.887 so that Eos common stock will be convertible in the merger into the right to receive both Pharmacopeia common stock and cash, holders of Eos options and warrants will not be entitled to the cash payment. Instead, the number of shares of Pharmacopeia common stock for which Eos options and warrants may be converted or exercised will be increased in lieu of the cash payment. For example, if the fair market value of Pharmacopeia common stock is $11.738 (the fair market value below which Pharmacopeia may terminate the transaction), and if Eos makes all the stock and option grants that it is permitted to make subject to Pharmacopeia's consent, the maximum number of shares issuable in respect of Eos stock, options and warrants would be 11,077,909 (approximately 10,324,254 of which would be attributable to shares of Eos common stock and approximately 753,655 of which would be attributable to Eos options and warrants).



    Assuming no cash consideration is payable, the aggregate number of shares issuable in the merger will constitute approximately 27% of the fully-diluted shares of Pharmacopeia common stock after giving effect to the merger, based on the number of fully-diluted shares of Pharmacopeia common stock and Eos common stock outstanding on the date of this proxy statement/prospectus.


    ESCROWED CONSIDERATION. Ten percent of the consideration payable to Eos stockholders will be held in escrow for a period of 90 days following the closing date of the merger. Pharmacopeia has the right to use the escrowed consideration to offset indemnifiable claims for breaches of Eos' representations, warranties and covenants and legal proceedings relating to any of the foregoing.

    OPTIONS AND WARRANTS. Each outstanding option or warrant to purchase Eos common stock will be converted into an option or warrant to purchase that number of shares of Pharmacopeia common stock determined by multiplying the number of shares of Eos common stock subject to the Eos option or warrant immediately prior to the closing of the merger by the exchange ratio, rounded down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share), at an exercise price equal to the exercise price of such option or warrant at the time of the merger divided by the exchange ratio, rounded up to the nearest hundredth of a cent. Any adjustment made to the exchange ratio with respect to outstanding shares of Eos common stock also will be applied to Eos options and warrants. If holders of Eos common stock receive cash in addition to shares of Pharmacopeia common stock, the exchange ratio used to calculate the number of shares of Pharmacopeia common stock into which an Eos option or warrant is converted will be adjusted to provide an equivalent value in additional shares of Pharmacopeia common stock, and the exercise price of any Eos options and warrants also will be adjusted accordingly.

    CLOSING. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware. Pharmacopeia and Eos presently intend to file the certificate of merger as soon as is practicable after the requisite approvals of Pharmacopeia's stockholders are obtained and the other conditions set forth in the merger agreement have been satisfied or, where permissible, waived.

    RECOMMENDATION OF THE PHARMACOPEIA BOARD OF DIRECTORS. The Pharmacopeia board of directors has unanimously concluded that the merger is fair to and in the best interests of Pharmacopeia and its stockholders and has approved the merger agreement and recommends that Pharmacopeia stockholders vote FOR the issuance of the shares of Pharmacopeia common stock to be issued in the merger and FOR the amendment to Pharmacopeia's Restated Certificate of Incorporation.

    OPINION OF PHARMACOPEIA'S FINANCIAL ADVISOR. In connection with the merger, the Pharmacopeia board of directors received a written opinion dated August 21, 2001 from UBS Warburg LLC, Pharmacopeia's financial advisor, as to the fairness, from a financial point of view, to Pharmacopeia of the merger consideration. The full text of UBS Warburg's written opinion, dated August 21, 2001, is attached to this proxy statement/prospectus as Annex 2. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS WARBURG'S OPINION IS ADDRESSED TO THE PHARMACOPEIA BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER.

    RECOMMENDATION OF THE EOS BOARD OF DIRECTORS. The Eos board of directors, by a unanimous vote of the directors present at the meeting of the board of directors called to consider the merger, has concluded that the merger is fair and in the best interests of Eos and its stockholders, has approved the merger agreement and has recommended, and continues to recommend, that Eos' stockholders approve and participate in the merger. The merger was approved by the Eos stockholders, acting by written consent, on August 21, 2001.

    OPINION OF EOS' FAIRNESS ADVISORS. On August 21, 2001, Dresdner Kleinwort Wasserstein, Inc. ("DrKW") delivered to the Eos board of directors its opinion, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, that the exchange ratio to be paid by Pharmacopeia pursuant to the merger agreement was fair to the stockholders of Eos from a financial point of view. A copy of DrKW's written opinion is attached to this proxy statement/prospectus as Annex 3 and is incorporated into this proxy statement/prospectus by reference. The Eos stockholders should read the opinion carefully in its entirety in conjunction with this proxy statement/prospectus and should carefully consider the assumptions made, the matters considered and the limits of the review undertaken by DrKW.

    DIRECTORS AND EXECUTIVE OFFICERS OF PHARMACOPEIA FOLLOWING THE MERGER. Upon completion of the merger, the Pharmacopeia board of directors will be increased in size from seven to nine members. David W. Martin, Jr., the Chief Executive Officer of Eos, and Nicholas J. Pritzker, the Chairman of Eos' board of directors, will be appointed to the two new positions on the Pharmacopeia board of directors. Dr. Martin will also become president of Pharmacopeia's drug discovery and development business following the merger.

    TERMINATION OF THE MERGER AGREEMENT. Eos and Pharmacopeia have the right to terminate the merger agreement under certain circumstances. In certain cases, termination of the merger agreement will require payment of a termination fee by one company to the other.

         A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX 1. YOU ARE
                STRONGLY ENCOURAGED TO READ IT IN ITS ENTIRETY.


INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 53)


    In considering the recommendation of the Pharmacopeia board of directors with respect to the issuance of shares of Pharmacopeia common stock and the amendment to Pharmacopeia's Restated Certificate of Incorporation, Pharmacopeia stockholders should be aware that James J. Marino, a stockholder and director of Pharmacopeia, is a partner at Dechert, which represents Pharmacopeia generally and in connection with the merger. The Pharmacopeia board of directors knew about this interest and considered it in approving the merger agreement and the issuance of Pharmacopeia common shares in the merger.

    In considering the recommendations of the Eos board of directors, you should be aware that certain directors of, and members of management of, Eos may have interests in the merger that differ from those of Eos stockholders generally. These interests arise principally from employment arrangements and directorships that those Eos officers and directors will receive in connection with the merger. The Eos board of directors knew about these interests and considered them in approving the merger agreement and the transactions contemplated by the merger agreement.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 55)


    We believe that the merger will qualify as a "reorganization" for U.S. federal income tax purposes. Accordingly, holders of Eos common shares generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Eos shares for shares of Pharmacopeia common stock in the merger, except for any gain or loss recognized in connection with any cash received for a fractional Pharmacopeia share. If any cash consideration is paid in the merger, gain (but not loss) will be recognized to the extent of cash received. The companies themselves, as well as current holders of Pharmacopeia common stock, will not recognize gain or loss as a result of the merger. It is a condition to the obligations of Eos and Pharmacopeia to complete the merger that each receive a legal opinion from its outside counsel that the merger will be a reorganization for U.S. federal income tax purposes.


    The tax consequences of the merger to Eos stockholders will depend on the particular facts of each Eos stockholder's individual circumstances, including certain holders specifically referred to on pages 54-55. You should consult your tax advisor to determine the particular tax consequences of the merger to you.



ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 59)


    The acquisition will be accounted for using the purchase method of accounting which means that the assets and liabilities of Eos, including intangible assets, will be recorded on Pharmacopeia's balance sheet at their fair values upon completion of the merger. One of the intangible assets that may be identified is in-process research and development. The value of this intangible asset, if any, will be charged to Pharmacopeia's operations in the quarter during which the merger is completed and the acquisition accounting and valuation amounts are finalized. Additionally, the intrinsic value of the unvested options assumed in the merger will be allocated to deferred stock-based compensation, which will be amortized over the remaining vesting period of these options. The remaining purchase price in excess of the fair value of the net tangible assets will be reflected as goodwill and other intangible assets. Accounting principles generally accepted in the United States allow certain intangible assets, including goodwill, to be maintained on the balance sheet rather than being amortized; however, they must be written down to the extent that they are deemed to be impaired. The results of operations and cashflows of Eos will be included in Pharmacopeia's results from the date of the merger.


APPRAISAL RIGHTS (SEE PAGE 59)


    Eos is a Delaware corporation. Under Section 262 of the Delaware General Corporation Law, any holder of Eos capital stock who has not already consented to the merger and who does not wish to accept the merger consideration in respect of the holder's shares of capital stock has the right to dissent from the merger and to seek an appraisal of those shares. If you are eligible to exercise appraisal rights and properly do so, you will be paid in cash the "fair value" (exclusive of any element of value arising from the accomplishment or expectation of the merger), together with a fair rate of interest, if any, for your shares of Eos common stock as determined by the Court of Chancery of the State of Delaware. Together with this proxy statement/prospectus, all Eos stockholders are receiving notice that they are entitled to statutory appraisal rights. The period during which you could inform Eos of your intention to
exercise your appraisal rights will terminate on [            ], 2001. The
provisions of Section 262 of the Delaware General Corporation Law are reproduced in their entirety in Annex 5.

    Pharmacopeia stockholders do not have appraisal rights with respect to the merger.

THE EXCHANGE AGENT (SEE PAGE 71)


    American Stock Transfer and Trust Company will act as the exchange agent in connection with the merger.


REGULATORY APPROVALS (SEE PAGE 59)


    The merger is subject to discretionary review by the Department of Justice and the Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. In addition, the completion of the merger is subject to the continued effectiveness of the registration statement, of which this proxy statement/prospectus is a part, and compliance with applicable corporate laws of Delaware.

COMPARATIVE PER SHARE DATA

    The following table presents selected comparative audited and unaudited per share data for Pharmacopeia common stock on an historical and pro forma combined basis and for Eos common stock on an historical and pro forma equivalent basis giving effect to the merger on a purchase accounting basis.

    You should read the information presented below in conjunction with the historical financial statements and notes thereto of Pharmacopeia and Eos and the Unaudited Pro Forma Combined Condensed Financial Statements and related notes thereto, included or incorporated by reference in this proxy statement/prospectus.

    This information is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have occurred had the merger been consummated prior to the periods indicated.


                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,        YEAR ENDED
                                                                    2001          DECEMBER 31, 2000
                                                              -----------------   -----------------
                                                                 (UNAUDITED)
Pharmacopeia--Historical
  Net income (loss) per share (diluted).....................       $(0.72)             $ 0.05
  Book value per share(1)...................................       $ 8.21                  --

Pharmacopeia--Pro Forma(2)
  Net income (loss) per share (diluted).....................       $(0.86)             $(1.04)

Eos--Historical
  Net income (loss) per share (diluted).....................       $(1.42)             $(3.52)
  Book value per share(3)...................................       $ 4.26                  --

Pro forma combined net loss per share (diluted)
  Pro forma net loss per share(4)...........................       $(1.08)             $(1.45)
  Equivalent pro forma net loss per Eos share(5)............       $(0.20)             $(0.26)

Pro forma combined net book value per share
  Pro forma net book value per share(6).....................       $ 9.39                  --
  Equivalent pro forma net book value per Eos share(5)......       $ 1.70                  --


------------------------


1. The Pharmacopeia historical book value per share is calculated by dividing its stockholders' equity at September 30, 2001, by the total number of outstanding shares of common stock at September 30, 2001.

2. The Pharmacopeia pro forma net loss per share is derived from the historical combined financial statements of Pharmacopeia after giving effect to the acquisitions of Synomics Limited and Oxford Molecular Group plc completed on June 29, 2001 and September 6, 2000, respectively, under the purchase method of accounting, and the assumptions and adjustments related to these acquisitions described in the accompanying notes to the unaudited pro forma combined condensed financial statements.


3. The Eos historical book value per share is calculated by dividing its stockholders' equity at September 30, 2001, by the total number of outstanding shares of its common stock at September 30, 2001.


4. The pro forma combined net loss per share is calculated by dividing the pro forma net loss by the pro forma number of diluted shares outstanding.


5. The equivalent pro forma combined amounts are calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 0.18136927 shares of Pharmacopeia common stock for each share of Eos common stock.



6. The pro forma combined net book value per share is calculated by dividing the pro forma stockholders' equity by the pro forma number of shares outstanding.


DIVIDEND POLICY

    Neither Pharmacopeia nor Eos has declared or paid cash dividends on any class of its capital stock during any period for which they have provided information for this proxy statement/prospectus. Pursuant to the merger agreement, each of Eos and Pharmacopeia has agreed that, without the other's consent, it will not declare, accrue, set aside or pay any dividend until the merger is consummated. Eos and Pharmacopeia expect the combined company to retain all earnings for use in the operation and expansion of its business and they do not anticipate Pharmacopeia will pay any cash dividends after the merger.

RECENT CLOSING PRICES

    The following table sets forth the closing price per share of Pharmacopeia common stock ("PCOP") as reported on the Nasdaq National Market on
(i) August 21, 2001, the last trading day preceding public announcement of the
merger, and (ii) [      ], the last trading day prior to the date of printing of
this proxy statement/prospectus. The equivalent Eos per share price at each specified date represents the closing price of a share of Pharmacopeia common stock on the applicable date multiplied by the exchange ratio of 0.18136927.

                                                           PHARMACOPEIA COMMON   EQUIVALENT EOS PER
CLOSING PRICE AT:                                                 STOCK             SHARE PRICE
-----------------                                          -------------------   ------------------
August 21, 2001..........................................        $18.510               $ 3.357
[      ], 2001...........................................        $[    ]               $[    ]

    Because the market price of Pharmacopeia common stock fluctuates, the market value of the shares of Pharmacopeia common stock that Eos stockholders will receive in the merger may increase or decrease prior to the merger. Stockholders of Pharmacopeia and Eos are urged to obtain current market quotations for Pharmacopeia common stock.

    There has been no public market for the Eos common stock.

RISK FACTORS (SEE PAGE 15)

    In evaluating the merger and transactions contemplated in connection with the merger, you should consider the risks associated with the merger and the combined company discussed under the heading "Risk Factors."

     SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PHARMACOPEIA, INC.
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    Pharmacopeia has derived the following selected historical information from its audited and unaudited financial statements. You should read this data in conjunction with the historical financial statements of Pharmacopeia and related notes incorporated by reference in this proxy statement/ prospectus.



                                                                                               NINE MONTHS
                                                 YEARS ENDED DECEMBER 31,                  ENDED SEPTEMBER 30,
                                   ----------------------------------------------------   ---------------------
                                     1996       1997       1998       1999       2000       2000        2001
                                   --------   --------   --------   --------   --------   ---------   ---------
                                                                                               (UNAUDITED)
Statement of Operations Data:
Total revenue....................  $62,060    $81,197    $92,211    $103,959   $119,391   $ 78,882    $ 84,900
Operating income (loss)(1).......   (8,358)    (3,024)   (13,456)        149     (6,764)   (10,717)    (22,983)
Net income (loss)(1).............   (7,386)    (1,728)   (10,163)      3,771      1,175     (4,673)    (17,141)
Basic net income (loss) per
  common share...................  $ (0.42)   $ (0.09)   $ (0.54)   $   0.19   $   0.05   $  (0.21)   $  (0.72)
Diluted net income (loss) per
  common share...................  $ (0.42)   $ (0.09)   $ (0.54)   $   0.19   $   0.05   $  (0.21)   $  (0.72)
Shares used in computing basic
  net income (loss) per common
  share..........................   17,736     18,445     18,916      19,684     22,659     22,423      23,707
Shares used in computing diluted
  net income (loss) per common
  share..........................   17,736     18,445     18,916      20,294     24,453     22,423      23,707
Cash dividends declared per
  common share...................  $     0    $     0    $     0    $      0   $      0   $      0    $      0



                                                     AS OF DECEMBER 31,                    AS OF SEPTEMBER 30,
                                    ----------------------------------------------------   -------------------
                                      1996       1997       1998       1999       2000       2000       2001
                                    --------   --------   --------   --------   --------   --------   --------
                                                                                               (UNAUDITED)
Balance Sheet Data:
Cash, cash equivalents and
  marketable securities...........  $95,991    $97,640    $81,098    $69,032    $165,178   $166,471   $156,761
Total assets......................  131,644    140,051    127,865    126,259     284,766    269,530    253,074
Notes payable, deferred revenue
  and other long-term
  liabilities.....................    6,433      6,194      3,332      5,121       4,553      3,262      3,887
Accumulated deficit...............  (60,929)   (62,657)   (72,820)   (69,049)    (67,874)   (73,722)   (85,015)
Total stockholders' equity........   75,501     80,596     72,217     78,746     209,867    204,402    195,271


------------------------

(1) The 1998 amount includes $8.0 million of merger related expenses.

   SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EOS BIOTECHNOLOGY, INC.
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    The following selected historical financial information of Eos is qualified in its entirety by the more detailed financial statements and notes thereto included elsewhere in this proxy statement/ prospectus. Eos has derived the following selected historical financial information from its audited and unaudited financial statements. You should read this data in conjunction with "Eos Biotechnology, Inc.--Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Eos financial statements and related notes appearing elsewhere in this proxy statement/prospectus.


                            EOS BIOTECHNOLOGY, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)


                                                                                                   NINE MONTHS
                                                     YEARS ENDED DECEMBER 31,                  ENDED SEPTEMBER 30,
                                       ----------------------------------------------------   ---------------------
                                         1996       1997       1998       1999       2000       2000        2001
                                       --------   --------   --------   --------   --------   ---------   ---------
Statement of Operations Data:
Total revenue........................   $    0    $     0    $     0    $    16    $  1,484   $    517    $  2,970
Operating loss.......................     (151)    (1,205)    (5,888)    (8,554)    (15,073)   (10,767)    (16,119)
Net loss.............................     (151)    (1,089)    (5,678)    (8,248)    (13,359)    (9,779)     (7,585)
Basic and diluted net loss per common
  share..............................   $(0.26)   $ (1.35)   $ (4.51)   $ (3.96)   $  (3.52)  $  (2.73)   $  (1.42)
Shares used in computing basic and
  diluted net loss per common
  share..............................      570        805      1,258      2,083       3,792      3,578       5,332



                                                        AS OF DECEMBER 31,                     AS OF SEPTEMBER 30,
                                       ----------------------------------------------------   ---------------------
                                         1996       1997       1998       1999       2000       2000        2001
                                       --------   --------   --------   --------   --------   ---------   ---------
Balance Sheet Data:
Cash, cash equivalents and marketable
  securities.........................   $ 237     $ 3,744    $ 4,124    $ 23,594   $ 48,402   $ 46,534    $ 40,348
Total assets.........................     266       4,137     11,170      31,186     57,873     61,916      46,494
Notes payable, deferred revenue and
  other long term liabilities........       0           0      1,014       2,331     13,113     13,628       7,346
Accumulated deficit..................    (151)     (1,240)    (6,918)    (15,166)   (28,525)   (24,945)    (36,110)
Total stockholders' equity...........     237       3,948      9,600      27,668     42,405     45,466      35,388

   PHARMACOPEIA, INC. AND EOS BIOTECHNOLOGY, INC. SELECTED PRO FORMA COMBINED
                                 FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


    The following table sets forth selected unaudited pro forma combined financial data for Pharmacopeia and Eos, giving effect to the merger under the purchase method of accounting.


    We have derived the selected pro forma combined financial data from the pro forma combined condensed financial statements included elsewhere in this proxy statement/prospectus, which we urge you to review. You should read the selected pro forma unaudited combined financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Pharmacopeia and the accompanying notes incorporated by reference in this proxy statement/prospectus, and in conjunction with "Eos Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Eos and accompanying notes appearing elsewhere in this proxy statement/prospectus.

    The selected pro forma combined financial data is not necessarily indicative of our combined results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the applicable periods indicated, nor is it necessarily indicative of our results of operations in future periods or the future financial position of the combined company.


                                                                                     NINE MONTHS
                                                                 YEAR ENDED             ENDED
                                                              DECEMBER 31, 2000   SEPTEMBER 30, 2001
                                                              -----------------   ------------------
Statement of Operations Data:
Total revenue...............................................      $132,213             $ 88,364
Operating loss..............................................       (55,296)             (49,203)
Net loss....................................................       (47,047)             (36,091)
Basic net income (loss) per common share....................      $  (1.45)            $  (1.08)
Diluted net income (loss) per common share..................      $  (1.45)            $  (1.08)
Shares used in computing basic net loss per common share....        32,468               33,516
Shares used in computing diluted net loss per common
  share.....................................................        32,468               33,516
Cash dividends declared per common share....................      $      0             $      0



                                                              AS OF SEPTEMBER 30, 2001
                                                              ------------------------
Balance Sheet Data:
Cash, cash equivalents and marketable
  securities................................................          $ 190,023
Total assets................................................            382,412
Deferred revenue and other long-term liabilities............              9,533
Accumulated deficit.........................................           (135,015)
Total stockholders' equity..................................            315,203

                                  RISK FACTORS

    AN INVESTMENT IN PHARMACOPEIA COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BY PARTICIPATING IN THE MERGER, CURRENT EOS STOCKHOLDERS WILL BE CHOOSING TO INVEST IN PHARMACOPEIA COMMON STOCK. UPON CONSUMMATION OF THE MERGER, CURRENT PHARMACOPEIA STOCKHOLDERS WILL FACE DILUTION OF THEIR OWNERSHIP INTEREST IN PHARMACOPEIA. IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO PARTICIPATE IN THE MERGER OR VOTE IN FAVOR OF IT.

GENERAL RISKS RELATING TO THE PROPOSED MERGER
THE MERGER REPRESENTS A SIGNIFICANT CHANGE IN STRATEGY FOR PHARMACOPEIA WHICH MAY NOT BE SUCCESSFUL.

    To date, Pharmacopeia's drug discovery services business has focused on facilitating the drug discovery efforts of other companies. Following the merger the combined company will continue to provide drug discovery services, but also will discover and develop its own drugs. This change in strategy may be unsuccessful for several reasons, including that:

    - Although certain of their employees have drug development experience from previous jobs, as companies, both Pharmacopeia and Eos have limited drug development experience;

    - Eos has a limited operating history and its strategy of integrating genomic technologies and antibody development to create a pipeline of therapeutic candidates is unproven;

    - Pharmacopeia's combinatorial chemistry and other approaches to discover small molecule drugs have not produced commercially available products;

    - most therapeutic candidates do not become marketable drugs;

    - bringing a drug to market takes many years; and

    - drug development is extremely expensive.

PHARMACOPEIA EXPECTS THE MERGER TO ADVERSELY AFFECT ITS FINANCIAL RESULTS, AT LEAST FOR SEVERAL YEARS.

    Pharmacopeia believes that the merger will decrease Pharmacopeia's earnings per share for the foreseeable future as compared to the results that would have been achieved without the merger and before taking into account the write-off of acquired in-process research and development costs, if any, and amortization of stock-based compensation, goodwill and intangible assets. Pharmacopeia believes that the combined company's drug discovery and development business will be unprofitable at least through 2003. This is because the combined company will pursue an internally funded drug discovery and development business plan that will require significant cash expenditures. These cash expenditures may never be recaptured because of the length of time that is required to develop and market a new drug, and because of the high rate of failure of drug product candidates.


IF PHARMACOPEIA'S STOCKHOLDERS DO NOT APPROVE THE AMENDMENT TO PHARMACOPEIA'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK AND PHARMACOPEIA AND EOS WAIVE THIS CONDITION TO THE CONSUMMATION OF THE MERGER, PHARMACOPEIA WILL NOT HAVE ENOUGH AUTHORIZED SHARES OF COMMON STOCK TO CONDUCT ITS BUSINESS IN THE ORDINARY COURSE UNLESS ITS STOCKHOLDERS LATER APPROVE AN INCREASE IN THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.



    Pharmacopeia is asking its stockholders to approve an amendment to Pharmacopeia's Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 40,000,000 to 60,000,000 because, without this increase, Pharmacopeia will not have enough authorized shares of common stock to conduct its business in the ordinary course after consummation of the merger. Although the approval of this increase is a condition to the consummation of the merger, the condition may be waived upon the mutual consent of Pharmacopeia and Eos. If this condition is waived and the merger is consummated, Pharmacopeia will not have enough authorized shares to:



    - complete additional acquisitions or other corporate transactions important to Pharmacopeia's business strategy and to improving its competitive position;



    - offer equity-based compensation to prospective senior managers and other key employees, which may make it more difficult to recruit qualified personnel;



    - continue to grant options to existing employees in the ordinary course, to operate its Employee Stock Purchase Plan or to make matching contributions under its 401K Plan, any or all of which may make it more difficult to attract new employees and to retain and motivate existing employees;



    - issue equity securities as part of strategic transactions with current and prospective business partners; or



    - otherwise execute upon Pharmacopeia's financial, business and strategic initiatives.



If Pharmacopeia and Eos waive the condition that the increase is approved, Pharmacopeia will seek stockholder approval at subsequent meetings to increase Pharmacopeia's number of authorized shares of common stock. There can be no assurance that Pharmacopeia's stockholders will approve any such increase.


THE FAILURE OF PHARMACOPEIA TO OPERATE AND MANAGE THE COMBINED COMPANY EFFECTIVELY COULD HAVE A MATERIAL ADVERSE EFFECT ON PHARMACOPEIA'S BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS AND COULD RESULT IN LOSS OF KEY PERSONNEL.

    Pharmacopeia will need to meet significant challenges to realize the expected benefits and synergies of the merger. These challenges include:

    - Integrating the management teams, strategies, cultures and operations of the two companies;

    - Executing a strategic shift towards becoming a drug discovery and development company;

    - Retaining and assimilating the key personnel of each company;

    - Integrating business development operations;

    - Integrating the technology, products and services of the two companies;

    - Offering the existing products and services of each company to the other company's customers;

    - Retaining existing customers and collaborative partners of each company;

    - Managing multiple geographic locations;

    - Developing new products and services that utilize the assets and resources of both companies; and

    - Creating uniform standards, controls, procedures, policies and information systems.

    The accomplishment of these post-merger objectives will involve considerable risk, including:

    - The potential disruption of each company's ongoing business and distraction of their respective management teams;

    - The difficulty of incorporating acquired technology and rights into Pharmacopeia's products and services;

    - Unanticipated expenses related to technology integration;

    - Identifying internal drug candidates for development and commercialization;

    - The impairment of relationships with employees and customers as a result of any integration of new management personnel;

    - Potential unknown liabilities associated with the merger; and

    - Impairment of drug discovery customer relationships and future related revenues as Pharmacopeia becomes a drug development company.

    If Pharmacopeia does not succeed in addressing the challenges encountered in connection with the merger, its operating results and financial condition could be adversely affected.

THE MARKET PRICE OF PHARMACOPEIA'S COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

    The market price of Pharmacopeia's common stock may decline as a result of the merger for a number of reasons including:

    - The integration of Eos into Pharmacopeia may be unsuccessful;

    - Pharmacopeia may not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts; or

    - The effect of the merger on Pharmacopeia's financial results may not be consistent with the expectations of financial or industry analysts.

EOS STOCKHOLDERS MAY FORFEIT UP TO 10% OF THE MERGER CONSIDERATION.

    When the merger is completed, each Eos stockholder will be entitled to receive 90% of the shares of Pharmacopeia common stock and cash, if any, issuable to such stockholder in the merger. The remaining 10% will be deposited by Pharmacopeia into an escrow account and will serve as security for Pharmacopeia's indemnification rights under the merger agreement. If Pharmacopeia is entitled to indemnification under the merger agreement, Pharmacopeia will take back shares of Pharmacopeia common stock and cash, if any, deposited into the escrow account on behalf of Eos stockholders. If Pharmacopeia has large indemnification claims, Eos stockholders may not receive any of the shares of Pharmacopeia common stock or cash, if any, deposited into the escrow account.

EXCEPT IN LIMITED CIRCUMSTANCES, EOS STOCKHOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF PHARMACOPEIA COMMON STOCK DESPITE CHANGES IN THE MARKET VALUE OF PHARMACOPEIA COMMON STOCK.

    Upon the merger's completion, each share of Eos common stock will be converted into 0.18136927 shares of Pharmacopeia common stock. There will be no adjustment to the consideration receivable by Eos stockholders in connection with the merger for changes in the market price of Pharmacopeia common stock, unless the fair market value of Pharmacopeia common stock, as determined under the merger agreement, is less than $14.887 or greater than $20.00. In addition, neither Eos nor Pharmacopeia may terminate the merger agreement solely because of changes in the market price of Pharmacopeia common stock unless, in the case of Pharmacopeia, the fair market value of Pharmacopeia common stock is less than $11.738, or, in the case of Eos, the fair market value of Pharmacopeia common stock is less than $8.932. Accordingly, the dollar value of Pharmacopeia common stock that Eos stockholders will receive in the merger may be different from the dollar value of Pharmacopeia common stock on the date that Eos stockholders approved the merger. The share price of Pharmacopeia's common stock has experienced significant volatility. Pharmacopeia cannot predict or give any assurances as to the market price of Pharmacopeia common stock at any time before or after the completion of the merger.

EOS' OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

    The directors and officers of Eos participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, those of Eos' stockholders. The directors and officers of Eos could be more likely to recommend and approve the merger agreement than if they did not hold these interests. Eos stockholders should consider whether these interests might have influenced these directors and officers to support or recommend the merger. These interests include the following:

    - Pharmacopeia has agreed to indemnify each present and former Eos officer and director against liabilities arising out of such person's services as an officer or director of Eos prior to the merger. Pharmacopeia will maintain officers' and directors' liability insurance to cover any such liabilities for the next six years.

    - Eos and Pharmacopeia have agreed that the Pharmacopeia board of directors will appoint Eos President, David W. Martin, Jr., and Eos Chairman of the Board of Directors, Nicholas J. Pritzker, to the Pharmacopeia board of directors following the merger. In addition, Dr. Martin will be made president of Pharmacopeia's drug discovery and development business.

    - Pharmacopeia has agreed to enter into severance and change in control arrangements with Eos' officers David W. Martin, Jr., John B. Whelan, David H. Mack, Richard Murray, Edwin P. Ching and Barbara K. Finck whereby each will receive salary continuation benefits, continuation of medical benefits and accelerated vesting of options and restricted stock in certain circumstances.

    - Repurchase rights with respect to restricted Eos common stock held by John B. Whelan, Edwin P. Ching and Barbara K. Finck will lapse and the shares will become fully vested if such person is terminated under certain conditions after the merger.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY AFFECT PHARMACOPEIA'S STOCK PRICE AND EACH COMPANY'S FUTURE BUSINESS AND OPERATIONS.

    If the merger is not completed for any reason, each company may be subject to a number of material risks, including the following:

    - Either company may be required under certain circumstances to pay the other a termination fee;

    - The price of Pharmacopeia's common stock may decline; and

    - Costs related to the merger, such as financial advisory, legal, accounting and printing fees, must be paid even if the merger is not completed.

    In addition, either company's customers, suppliers and collaborative partners, in response to the announcement of the merger, may delay or defer decisions, which could have a material adverse effect on that company's business, regardless of whether the merger is ultimately completed. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the merger could have a material adverse effect on each company's business, regardless of whether the merger is completed. Current and prospective employees of each company may experience uncertainty about their future roles with the combined company. This may adversely affect each company's ability to attract and retain key management, sales, marketing and technical personnel. Finally, if the merger is terminated, either company may be unable to find a partner willing to engage in a similar transaction on terms as favorable as those set forth in the merger agreement, or at all.

RISKS RELATED TO THE COMBINED COMPANY
THE COMBINED COMPANY'S FUTURE PROFITABILITY IS UNCERTAIN.

    The combined company's future profitability depends upon many factors, including several that are beyond its control. These factors include:

    - the ability to efficiently transition from a provider of drug discovery services to a combined drug discovery and development company;

    - timely identification of drug targets and successful development and commercialization of new drugs;

    - changes in the demand for the combined company's products and services;

    - the introduction of competitive drug discovery and development services and software;

    - competitors' development of drugs that are more effective, less expensive, or have fewer side effects than the combined company's drugs;

    - the combined company's ability to license desirable technologies;

    - changes in the research and development budgets of its customers and potential customers;

    - the combined company's ability to successfully and timely develop, introduce and market new products, services and product enhancements; and

    - the combined company's ability to raise significant funds to finance its drug discovery and development projects.

    The combined company's drug discovery and development business will incur significant operating expenses and capital expenditures that will increase substantially in the future as the combined company:

    - hires additional scientific personnel;

    - contracts for and undertakes clinical trial and other services;

    - develops, formulates and manufactures its product candidates; and

    - seeks regulatory approval for its product candidates.

    Even if the combined company succeeds in developing and commercializing one or more of its product candidates, the combined company's drug discovery and development business may continue to incur substantial losses and may never become profitable. Pharmacopeia expects that the combined company's drug discovery and development business will incur substantial losses unless its developed drugs yield offsetting revenues. These losses differ significantly from the financial results that might have been achieved under the current service revenue based approach.

THE COMBINED COMPANY'S SUCCESS DEPENDS IN PART UPON THE SUCCESSFUL IMPLEMENTATION OF MANAGEMENT'S STRATEGIC PLAN FOR THE COMBINED COMPANY AND ITS TECHNOLOGIES.

    Pharmacopeia's management has announced that it is considering strategic alternatives for the combined company's business, which may include the acquisition of businesses and technologies which complement or supplement the combined company's business and technologies. However, management may:

    - be unable to identify suitable strategic opportunities;

    - choose the wrong technologies or businesses to pursue; or

    - be unable to negotiate suitable prices or favorable terms with respect to strategic opportunities.

The occurrence of any of the foregoing may have a material adverse effect on the combined company.

THE COMBINED COMPANY WILL OPERATE IN BUSINESS LINES THAT CHANGE RAPIDLY AND IN UNEXPECTED WAYS.

    Rapid technological change and uncertainty due to new and emerging technologies characterize the software, drug discovery and development, genomics and chemical development industries. The combined company may be unable to develop, integrate and market, on a timely basis, the new and enhanced products and services necessary to keep pace with competitors. The combined company's products and services may be rendered obsolete by the offerings of the combined company's competitors. Failure to anticipate or to respond to changing technologies, or significant delays in the development or introduction of products or services, could:

    - negatively affect the combined company's internal drug discovery and development initiatives; and

    - cause customers to delay or decide against purchases of the combined company's products or services.

THE COMBINED COMPANY MAY BE UNABLE TO MANAGE THE MULTIPLE RELATIONSHIPS AND INTERESTS INVOLVED IN ITS COLLABORATIVE ARRANGEMENTS AND DRUG DISCOVERY AND DEVELOPMENT PROGRAMS.

    The combined company may need to successfully structure and manage multiple drug discovery and development programs and collaborative relationships, including maintaining confidentiality of the research being performed for multiple customers. The combined company may be unable to manage successfully conflicts between its internal drug discovery and development programs and the drug development programs of third parties to whom the combined company offers services. Conflicts also may arise between customers as to proprietary rights to particular compounds in the combined company's libraries or as to proprietary rights to biological targets such as receptors or enzymes against which it screens compounds in its libraries. The occurrence of conflicts could have a material adverse effect on the combined company's business, financial condition or results of operations.

FAILURE TO ATTRACT AND RETAIN SKILLED PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMBINED COMPANY.

    The combined company's future success will depend in part on the continued service of key scientific, software, sales, engineering and management personnel and its ability to identify, hire and retain additional personnel. There is intense competition for qualified personnel. In particular, Pharmacopeia believes that there is a shortage of scientists qualified to work in the combined company's drug discovery and development programs. The competition among drug discovery and development companies to hire such scientists is particularly intense. Immigration laws may further restrict the combined company's ability to attract or hire qualified personnel. The combined company may not be able to continue to attract and retain the personnel necessary for the development of its business. Failure to attract and retain key personnel could have a material adverse effect on the combined company's business, financial condition and results of operations.

    The combined company will likely be highly dependent on the principal members of its scientific and management staff, including Joseph A. Mollica, Ph.D., Chairman of the Board, President and Chief Executive Officer; John J. Baldwin, Ph.D., Chief Science and Technology Officer; Michael R. Stapleton, Ph.D., Chief Operating Officer and Executive Vice President of Software; Bruce
C. Myers, Executive Vice President and Chief Financial Officer; and David W. Martin, Jr., M.D., who upon closing of the merger will become President of the combined company's drug discovery and development segment. One or more of these key employees could retire or otherwise leave the combined company's employ within the foreseeable future, and the loss of any of these people could have a material adverse effect on the combined company's business, financial condition and results of operations. The combined company does not, and does not intend to, maintain key person life insurance on the life of any employee.

THE COMBINED COMPANY FACES COMPETITION IN THE DEVELOPMENT AND MARKETING OF ITS PRODUCTS AND SERVICES.

    The number of genes in the human genome is limited. Eos and Pharmacopeia believe that the majority of these genes have been identified by others conducting genomic research and that virtually all will be identified within the next few years. The combined company faces significant competition in its efforts to discover and patent the sequence and method of use information derived from these genes from entities using alternative, and in some cases higher volume and larger scale, approaches.

    The combined company also faces competition in its drug discovery and product development efforts from entities using functional genomics technologies and more traditional methods to discover genes related to particular diseases. Many of these entities, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than Pharmacopeia and Eos. A large number of universities and other not-for-profit institutions, many of which are funded by the U.S. and foreign governments, also are conducting research to discover genes and their uses. These competitors' methods for conducting functional genomics research may prove superior to the combined company's approach, which uses gene expression profiling and tissue arrays. These competitors may develop products faster than the combined company, may obtain regulatory approvals before the combined company can and may develop products that are more effective than those of the combined company. Competitors that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before the combined company may achieve a significant competitive advantage, including certain patent and FDA marketing exclusivity rights that would delay or prevent the combined company's ability to market certain products. In addition, any one or more of these entities may discover and establish a patent position in one or more of the genes or gene products that the combined company or its collaborators wish to study or develop.

PHARMACOPEIA AND EOS ARE DEPENDENT UPON SOME OF THEIR SUPPLIERS.

    Pharmacopeia currently relies on two suppliers to provide plastic filter bottom microtiter plates that are used in the assay plate preparation process. If the combined company is unable to obtain an adequate and timely supply of these or comparable filter bottom plates at commercially reasonable rates, its ability to continue to prepare assay plates and screen compound libraries would be materially and adversely affected. Similarly, Eos currently relies upon Affymetrix to supply custom GeneChip-Registered Trademark- arrays. Inadequate, slowly supplied or poor quality GeneChip-Registered Trademark- arrays will adversely affect Eos' research and development.

    Eos' research and development strategy requires it to obtain both healthy and diseased tissue samples and other biological materials from both humans and animals in order to discover which genes are expressed in diseased tissues. Although Eos can obtain tissue samples and other biological materials from a number of different third-party suppliers, if any of Eos' current suppliers were to terminate its relationship with the combined company, the combined company may not be able to enter into agreements with substitute suppliers on terms as favorable to the combined company as those contained in its current agreements, or at all. The combined company's access to suitable tissue samples and other biological materials could also be limited by forces beyond the combined company's control, such as governmental regulation. If the combined company cannot obtain the tissue samples and other biological materials that it needs in order to implement its research and development programs, it could delay or impede the combined company's research and development efforts, which in turn could harm the combined company's business.

    The combined company's computational modeling, simulation and analyses software runs primarily on computers manufactured by Silicon Graphics, Incorporated. Disruption of supply of these computers could cause a temporary adverse effect in the Company's revenues by requiring porting of the Company's software products to alternative hardware platforms.

IF THE COMBINED COMPANY CONSUMES CASH MORE QUICKLY THAN EXPECTED, IT MAY BE UNABLE TO RAISE ADDITIONAL CAPITAL AND IT MAY BE FORCED TO CURTAIL OPERATIONS.

    Pharmacopeia anticipates that existing capital resources will be adequate to fund the combined company's operations at least through 2003. However, changes may occur that would consume available capital resources before that time. The combined company's capital requirements will depend on numerous factors, including:

    - costs associated with software sales;

    - costs associated with drug discovery and development services;

    - the size and scope of clinical trials undertaken;

    - competing technological and market developments;

    - changes in the combined company's existing collaborative relationships;

    - the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights and the outcome of related litigation;

    - the purchase of additional capital equipment;

    - acquisitions of other businesses or technologies;

    - the progress of the combined company's customers' milestone and royalty producing activities; and

    - progress in internal product candidate development.

    If the combined company determines that it must raise additional capital, the capital could be raised through public or private financings involving debt or equity. However, additional capital may not be available on favorable terms, or at all. If adequate funds are not available, the combined company may be required to curtail operations significantly or to obtain funds by entering into arrangements with collaborative partners or others that may require the combined company to relinquish rights to certain of its technologies, product candidates, products or potential markets that it would not otherwise relinquish.

SOME OF THE COMBINED COMPANY'S FACILITIES AND THE FACILITIES OF CERTAIN KEY SUPPLIERS WILL BE LOCATED NEAR KNOWN EARTHQUAKE FAULT ZONES.

    Eos' facilities are located in the San Francisco Bay Area near known earthquake fault zones and are vulnerable to significant damage from earthquakes. The combined company's ability to operate its business at its facilities may be seriously or completely impaired by such a disaster and the combined company's research could be delayed, lost or destroyed. In addition, the unique nature of the combined company's research activities and of much of the combined company's equipment could make it difficult for the combined company to recover from a disaster. Neither Pharmacopeia nor Eos maintains, nor does the combined company plan to maintain, either earthquake or business interruption insurance.

THE COMBINED COMPANY IS SUBJECT TO RISKS ASSOCIATED WITH THE OPERATION OF AN INTERNATIONAL BUSINESS.

    In 2000, approximately 48% of Pharmacopeia's consolidated revenue was derived from customers outside the United States, both through international subsidiaries and on an export basis. Approximately 34% of Pharmacopeia's revenue was derived from customers in Europe and approximately 14% was derived from customers in the Asia/Pacific region. Pharmacopeia anticipates that international revenue will continue to account for a significant percentage of overall revenue.

Pharmacopeia's international operations are subject to risks inherent in the conduct of international business, including:

    - unexpected changes in regulatory requirements;

    - longer payment cycles;

    - currency exchange rate fluctuations;

    - import and export license requirements;

    - tariffs and other barriers;

    - political and economic instability;

    - limited intellectual property protection;

    - difficulties in collecting trade receivables;

    - difficulties in managing distributors or representatives;

    - difficulties in staffing and managing foreign subsidiary or joint venture operations; and

    - potentially adverse tax consequences.

The combined company may not be able to sustain or increase international revenue. Any of the foregoing factors may have a material adverse effect on the combined company's international operations and therefore its business, financial condition and results of operations. The combined company's direct international sales generally will be denominated in local currencies. Fluctuations in the value of currencies in which the combined company conducts business relative to the United States dollar will result in currency transaction gains and losses, and the impact of future exchange rate fluctuations cannot be accurately predicted. Future fluctuations in currency exchange rates may have a material adverse impact on revenue from international sales, and thus on the combined company's business, financial condition and results of operations. When deemed appropriate, the combined company may engage in currency exchange rate hedging transactions in an attempt to mitigate the impact of adverse exchange rate fluctuations. However, currency hedging policies may not be successful, and they may increase the negative impact of exchange rate fluctuations.

ANTI-TAKEOVER PROVISIONS UNDER THE DELAWARE GENERAL CORPORATION LAW AND PHARMACOPEIA'S RIGHT TO ISSUE PREFERRED STOCK MAY RENDER MORE DIFFICULT THE ACCOMPLISHMENT OF MERGERS OR THE ASSUMPTION OF CONTROL BY A PRINCIPAL STOCKHOLDER, MAKING MORE DIFFICULT THE REMOVAL OF MANAGEMENT.

    Certain provisions of the Delaware General Corporation Law may delay or deter attempts to secure control of Pharmacopeia without the consent of Pharmacopeia's management. In addition, Pharmacopeia's governing documents provide for a staggered board and authorize the issuance of up to 2,000,000 shares of "blank check" preferred stock. This preferred stock, which is issuable without stockholder approval, could grant its holders rights and powers that would tend to discourage changes in control. These provisions may cause a potential bidder to look elsewhere, rather than commence a tender offer for Pharmacopeia common stock.

CERTAIN RISKS RELATED TO THE COMBINED COMPANY'S DRUG DISCOVERY AND DEVELOPMENT SEGMENT
THE COMBINED COMPANY HAS NO PRODUCT CANDIDATES IN CLINICAL TRIALS, HAS NOT COMPLETED DEVELOPMENT OF ANY PRODUCT CANDIDATES, DOES NOT HAVE ANY DIRECT EXPERIENCE IN THE MANUFACTURING OR MARKETING OF PHARMACEUTICAL PRODUCTS AND MAY NOT BE ABLE TO COMMERCIALIZE ANY OF ITS PRODUCT CANDIDATES.

    Eos is in the early stages of target molecule identification and therapeutic antibody development. To date, the potential drug candidates that Eos and Pharmacopeia have identified are in very early stages of development. Pharmacopeia does not expect any drug candidates resulting from the combined company's research to be commercially available for the next several years, if at all.

    The development of new biopharmaceutical products is highly uncertain and subject to a number of significant risks, many of which will be beyond the combined company's control. Only a small fraction of research and development programs ultimately result in commercially successful drugs. Success in preclinical and early clinical trials does not ensure that subsequent large-scale clinical trials will be successful. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. The length of time necessary to complete clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly and may be difficult to predict. Moreover, products that appear promising in the early phases of development may fail to reach the market for numerous reasons, including, but not limited to, the possibilities that the products may:

    - be found to be ineffective or to cause harmful side effects during preclinical studies or clinical trials;

    - fail to receive necessary regulatory approvals;

    - be precluded from commercialization by the proprietary rights of third parties;

    - not be commercially viable;

    - be difficult to manufacture on a large scale; or

    - necessitate additional costs and expenses that may exceed the combined company's current estimates.

If any of these potential problems occurs, the combined company may never successfully develop and market any products. As companies, Pharmacopeia and Eos have limited experience in developing pharmaceutical or biopharmaceutical products and no experience in manufacturing or marketing such products. The combined company by itself may not have the human or financial resources to develop or to manufacture or market on a commercial scale any products identified by it. The inability to develop and ultimately manufacture and market product candidates will harm the combined company's business and results of operations.

SOME OF THE COMBINED COMPANY'S PRODUCT DEVELOPMENT AND MARKETING ACTIVITIES ARE, OR WILL BE, CONDUCTED BY THIRD PARTIES. IF THESE THIRD PARTIES FAIL TO PERFORM THESE FUNCTIONS SATISFACTORILY, THE COMBINED COMPANY'S REVENUES AND PROFITS COULD BE DELAYED, REDUCED OR ELIMINATED.

    The ultimate success of the combined company's business plan heavily depends upon the successful discovery, development and commercialization of pharmaceutical products. The combined company's drug discovery and development endeavors will result in commercialized pharmaceutical products, if at all, only after significant pre-clinical and clinical development, requisite regulatory approvals, the establishment of manufacturing capabilities and successful marketing. The combined company does not currently have all the technology, facilities, personnel or experience to accomplish all of these tasks on its own, and it will likely not have all the necessary resources in the foreseeable future. Therefore, the combined company will depend heavily upon the expertise and dedication of sufficient resources by collaborative partners and/or by third parties under service contracts to develop and commercialize products primarily based on therapeutic antibodies and lead compounds discovered by the combined company.

    If a third party working for the combined company under a service contract fails to perform the contracted services adequately, the combined company's drug development efforts with respect to the drug candidate under contract could be delayed or terminated. Further, if a collaborative partner fails to develop or commercialize a compound or product to which it has rights from the combined company, the combined company may not receive any future milestone payments or royalties associated with that compound or product. Similarly, because the combined company will rely heavily on its strategic collaborators and service providers, its development of its product candidates could be substantially delayed and the combined company's revenues could be adversely affected if its collaborators and/or service providers:

    - fail to select a target or product candidate the combined company has identified for subsequent development;

    - fail to gain the requisite regulatory approvals of these product candidates;

    - do not successfully commercialize products that the combined company originates;

    - do not conduct their service or collaborative activities in a timely manner;

    - do not devote sufficient time and resources to the combined company's partnered programs or potential products;

    - terminate their alliances or arrangements with the combined company;

    - develop, either alone or with others, products that may compete with the combined company's product candidates;

    - dispute the combined company's respective allocations of rights to any products or technology developed during the combined company's collaborations; or

    - merge with a third party that may wish to terminate the combined company's collaboration or service contract.

THERE MAY BE ONLY A LIMITED MARKET FOR THE COMBINED COMPANY'S DRUG DISCOVERY SERVICES.

    A part of the combined company's strategy will be to fund a portion of its internal programs by performing drug discovery services for third parties such as target identification, target validation, small molecule discovery and development and therapeutic antibody development. The pricing and nature of the combined company's drug discovery services are such that there may only be a limited number of companies that are potential customers for these services. Continued consolidation in the pharmaceutical and biotechnology industries may further decrease the number of potential customers. The acceptance by potential customers of the combined company's services will be important in determining profitability.

    Historically, pharmaceutical and biotechnology companies have conducted lead compound identification and optimization within their own research departments. In order to achieve the combined company's business objectives, the combined company must convince these companies that the combined company's technology and expertise justify the outsourcing of these programs to the combined company.

PHARMACOPEIA AND EOS AND THEIR RESPECTIVE PRODUCTS ARE, AND THE COMBINED COMPANY AND ITS PHARMACEUTICAL PRODUCTS WILL BE, SUBJECT TO STRICT GOVERNMENT REGULATION.

    Regulation by governmental entities in the U.S. and other countries will be a significant factor in the production and marketing of any pharmaceutical products that the combined company or its customers may develop. The nature and the extent to which government regulation may apply to the combined company and its customers will vary depending on the nature of the pharmaceutical products, if any. Virtually all pharmaceutical products require regulatory approval prior to commercialization. In particular, human pharmaceutical therapeutic products are subject to rigorous preclinical and clinical testing and other approval procedures by the FDA and foreign regulatory authorities. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, transporting, storage, record keeping and marketing of pharmaceutical products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations are time consuming and require the expenditure of substantial resources. If the combined company fails or its collaborators or licensees fail to obtain, or encounter delays in obtaining or maintaining, regulatory approvals, the combined company's financial results could be adversely affected.

EOS' AND PHARMACOPEIA'S CURRENT CUSTOMERS AND THE COMBINED COMPANY'S POTENTIAL CUSTOMERS ARE PRIMARILY FROM, AND ARE SUBJECT TO RISKS FACED BY, THE PHARMACEUTICAL, CHEMICAL AND BIOTECHNOLOGY INDUSTRIES.

    For the foreseeable future, the combined company will derive a substantial portion of its revenue from fees paid by pharmaceutical companies, chemical companies and larger biotechnology companies for the combined company's products and services. As a result, the combined company will be subject to risks and uncertainties that affect the pharmaceutical, chemical and biotechnology industries and to possible reduction and delays in research and development expenditures by companies in these industries. The combined company's future revenues may also be adversely affected by mergers and consolidation in the pharmaceutical, chemical and biotechnology industries, which will reduce the number of potential customers.

IF THE COMBINED COMPANY USES BIOLOGICAL AND HAZARDOUS MATERIALS IN A MANNER THAT CAUSES INJURY OR VIOLATES LAWS, IT MAY BE LIABLE FOR DAMAGES.

    The combined company's drug discovery services and research and development activities will use potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. The combined company cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, the combined company could be held liable for damages that result, and any liability could exceed the combined company's resources. The combined company will be subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

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RISKS RELATED TO INTELLECTUAL PROPERTY
POSITIONS TAKEN BY THE U.S. PATENT AND TRADEMARK OFFICE OR NON-U.S. PATENT AND TRADEMARK OFFICIALS MAY PRECLUDE THE COMBINED COMPANY FROM OBTAINING SUFFICIENT OR TIMELY PROTECTION FOR ITS INTELLECTUAL PROPERTY.

    The patent positions of biotechnology companies, especially those involved in the genomics field, are uncertain and involve complex legal and factual questions. The coverage claimed in a patent application can be significantly reduced before the patent is issued. The Human Genome Project, as well as many companies and institutions, have identified genes and deposited partial gene sequences in public databases and are continuing to do so. Existing case law and precedent established by the U.S. Patent and Trademark Office suggest that there is a significant risk that the Patent and Trademark Office will not issue patents based on patent disclosures limited to partial gene sequences (as opposed to full-length sequences), such as those represented in some of the combined company's patent applications.

    The patent positions of pharmaceutical companies can similarly be uncertain and involve complex legal and factual questions. Existing case law and precedent established by the U.S. Patent and Trademark Office suggest that there is a significant risk that the scope of a pharmaceutical patent, even one based on discovery of a new target for intervening in a disease state, may not be sufficient to prevent third parties from marketing other products and chemical compounds that operate via the same target to treat the same disease state. Consequently, some or all of the combined company's patent applications may not issue into patents, and any issued patents may provide ineffective remedies or be challenged or circumvented.

THIRD PARTIES MAY HAVE FILED PATENT APPLICATIONS OF WHICH THE COMBINED COMPANY HAS NO KNOWLEDGE AND WHICH MAY ADVERSELY AFFECT THE COMBINED COMPANY.

    Patent applications in the U.S. are maintained in secrecy for 18 months from filing or until a patent issues. Under certain circumstances patent applications are never published but remain in secrecy until issuance. As a result, others may have filed patent applications for products or technology covered by one or more pending patent applications upon which the combined company is relying. There may be third-party patents, patent applications and other intellectual property or information relevant to the combined company's product candidates, chemical compositions and technologies which are not known to the combined company and that block or compete with its product candidates, chemical compositions or technologies, or limit the scope of patent protection available to the combined company. Litigation may be necessary to enforce patents issued to the combined company or to determine the scope and validity of the intellectual property rights of third parties.

THE COMBINED COMPANY MAY NOT BE ABLE TO PROTECT ADEQUATELY THE TRADE SECRETS AND CONFIDENTIAL INFORMATION THAT IT DISCLOSES TO ITS EMPLOYEES.

    The combined company will rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain its competitive position. Proprietary information may become known to competitors through their independent discovery or by improper means, such as unauthorized disclosure or industrial espionage. Pharmacopeia and Eos generally require employees and consultants to execute confidentiality and assignment-of-inventions agreements. These agreements typically provide that all materials and confidential information developed by or made known to the employee during the employee's relationship with the company are to be kept confidential, and that all inventions arising out of the employee's relationship with the company are the company's exclusive property. The combined company's employees and consultants may breach these agreements, and in some instances the combined company may not have an appropriate remedy. Additionally, in some instances, the combined company may have failed to require that employees and consultants execute confidentiality and assignment-of-inventions agreements.

FOREIGN LAWS MAY NOT AFFORD THE COMBINED COMPANY SUFFICIENT PROTECTIONS FOR ITS INTELLECTUAL PROPERTY, AND THE COMBINED COMPANY MAY NOT SEEK PATENT PROTECTION OUTSIDE THE UNITED STATES.


    Pharmacopeia believes that the combined company's success will depend, in part, upon its ability to obtain international protection for its intellectual property. However, the laws of some foreign countries may not be as comprehensive as those of the U.S. and may not be sufficient to protect the combined company's proprietary rights abroad. In addition, the combined company may decide not to pursue patent protection outside the United States, because of cost and confidentiality concerns. Accordingly, the combined company's international competitors could obtain foreign patent protection for, and market overseas, products for gene sequences and functions for which the combined company is seeking U.S. patent protection, though such competitors' patent protection generally requires such competitors to make their patent filings prior to information on the combined company's relevant inventions becoming sufficiently available under local law as to block the availability of such competitors' patent protection.


THE COMBINED COMPANY MAY NOT BE ABLE TO ADEQUATELY DEFEND ITS INTELLECTUAL PROPERTY FROM THIRD PARTY INFRINGEMENT, AND THIRD PARTY CHALLENGES TO ITS INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT THE COMBINED COMPANY'S RIGHTS AND BE COSTLY AND TIME CONSUMING TO THE COMBINED COMPANY.

    Some of Eos' and Pharmacopeia's competitors have, or are affiliated with companies having, substantially greater resources than the combined company will have, and those competitors may be able to sustain the costs of complex patent litigation to a greater degree and for longer periods of time than the combined company. Uncertainties resulting from the initiation and continuation of any patent or related litigation could have a material adverse effect on the combined company's ability to compete in the marketplace pending resolution of the disputed matters.

    If the combined company's competitors prepare and file patent applications in the United States that claim technology also claimed by the combined company, the combined company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of invention, which could result in substantial costs to the combined company, even if the outcome is favorable to it. Similarly, opposition proceedings may occur overseas, which may result in the loss or narrowing of the scope of claims or legal rights. Such proceedings will at least result in delay in the issuance of enforceable claims. An adverse outcome could subject the combined company to significant liabilities to third parties and require it to license disputed rights from third parties or cease using the technology. Despite the combined company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the combined company's products or to obtain and use information that the combined company regards as proprietary. In limited instances, Pharmacopeia has licensed source codes of certain products to customers or collaborators. For these reasons, policing unauthorized use of the combined company's software products may be difficult.

A PATENT ISSUED TO THE COMBINED COMPANY MAY NOT BE SUFFICIENTLY BROAD TO PROTECT ADEQUATELY THE COMBINED COMPANY'S RIGHTS IN INTELLECTUAL PROPERTY TO WHICH THE PATENT RELATES.

    Even if patents are issued to the combined company, these patents may not sufficiently protect the combined company's interest in its technology, product candidates or chemical compositions because the scope of protection provided by any patents issued to or licensed by the combined company will be subject to the uncertainty inherent to pharmaceutical patent law. Third parties may be able to design around these patents or develop unique products providing effects similar to the combined company's products.

    In addition, others may discover uses for the combined company's technologies, chemical compositions or product candidates other than those uses covered in the combined company's patents, and these other uses may be separately patentable. In some instances, such as patents relating to genes, even if the combined company has a patent claim on a particular gene, the holder of a patent covering the use of that gene could exclude the combined company from selling a product that is based on the same use of that gene.

    A number of pharmaceutical and biotechnology companies, and research and academic institutions, have developed technologies, filed patent applications or received patents on various technologies that may be related to the combined company's business. Some of these technologies, patent applications or patents may conflict with the combined company's technologies, patent applications or patents. These conflicts could also limit the scope of patents, if any, that the combined company may be able to obtain, or result in the denial of the combined company's patent applications.

THE COMBINED COMPANY MAY BE SUBJECT TO CLAIMS OF INFRINGEMENT BY THIRD PARTIES.

    Third parties may claim infringement by the combined company of their intellectual property rights. In addition, to the extent the combined company's employees are involved in research areas similar to those areas in which they were involved at their former employers, the combined company may be subject to claims that its employees and/or the combined company has inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of the former employers. From time to time, Pharmacopeia and Eos have received letters claiming or suggesting that their respective products or activities may infringe third party patents or other intellectual property rights. Pharmacopeia's and Eos' products may infringe patent or other intellectual property rights of third parties. The combined company may be required to seek licenses for or otherwise acquire rights to technology as a result of claims of infringement. The combined company may not possess proper ownership or access rights to the intellectual property it uses. Third parties or other companies may bring infringement suits against the combined company. Pharmacopeia expects, in general, that simulation software product developers will be subject to more infringement claims as the number of products and competitors in the combined company's industry segments grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require the combined company to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to the combined company, if at all. In the event of a successful claim of product infringement against the combined company, its failure or inability to license or design around the infringed technology could have a material adverse effect on the combined company's business, financial condition and results of operations.

RISKS RELATED TO PHARMACOPEIA'S SOFTWARE SEGMENT

PHARMACOPEIA MAY BE UNABLE TO DEVELOP AND MARKET NEW SOFTWARE PRODUCTS THAT ARE NECESSARY TO INCREASE SOFTWARE SEGMENT REVENUE.

    The success of Pharmacopeia's software business plan depends heavily upon successful increases in software revenues. Pharmacopeia's software segment strategy is to increase revenues in a number of ways including:

    - Adding more computational modeling, simulation, and analyses tools to its current portfolio of tools for chemists and biologists;

    - Offering more bioinformatics and cheminformatics database software that captures and manages the data created by customers' drug discovery and chemical development activities, including the data created by the use of computational modeling, simulation, and analyses software;

    - Creating and marketing genomic, biological and/or chemical data content for use in conjunction with the software offered to support customers' drug discovery activities;

    - Developing more knowledge management workflow software to automate the flow of genomic, biological and chemical data and information and project status between and among workgroups and the enterprise; and

    - Providing more consulting based integration and customization services in support of all of the software and data content described above.

Pharmacopeia does not have sufficient historical or comparative sales data to rely upon to indicate that its software products, data content or consulting services will achieve the desired level of commercial success.

THE ABILITY OF PHARMACOPEIA TO INCREASE REVENUES FROM ITS SOFTWARE SEGMENT MAY DEPEND UPON INCREASED MARKET ACCEPTANCE OF ITS SOFTWARE PRODUCTS AND SERVICES.

    Pharmacopeia's software segment products are currently used primarily by molecular modeling and simulation and gene sequence analyses specialists. Pharmacopeia's software segment strategy is to expand usage of its products and services by marketing and distributing its software, in part through its desktop-based products, to experimentalists, such as scientists and engineers. If Pharmacopeia cannot expand its software segment customer base to include experimentalists, or if it otherwise cannot successfully market and sell its desktop-based products and related services, Pharmacopeia may not be able to increase its software segment revenue, or its software segment revenue may decline. In general, increased market acceptance and greater market penetration of Pharmacopeia's software segment products depend upon several factors, including:

    - the overall product performance;

    - ease of implementation and use;

    - accuracy of simulation;

    - breadth and integration of product offerings;

    - the extent to which users achieve the intended research and development benefits from their use of the products and services; and

    - willingness of customers to pay for such use.

    Pharmacopeia's software segment products and services may not achieve market acceptance or penetration in Pharmacopeia's software segment target industries or other industries. Failure to increase market acceptance or penetration may restrict substantially the future growth of Pharmacopeia's software segment and may have a material adverse effect on Pharmacopeia.

PHARMACOPEIA'S SOFTWARE SEGMENT FACES STRONG COMPETITION.

    The market for Pharmacopeia's software products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Competition currently comes from the following principal sources:

    - other molecular simulation software packages and software for analysis of chemical and biological data;

    - desktop software applications, including chemical drawing, molecular modeling and analytical data simulation applications;

    - consulting and outsourcing services;

    - other types of simulation software provided to engineers; and

    - firms supplying databases, such as chemical or genomic information databases, database management systems and information technology.

In addition, some of Pharmacopeia's software licenses grant the right to sublicense its software. As a result, Pharmacopeia's software customers and third-party licensees could develop specific simulation applications using its software developer's kit and compete with Pharmacopeia by distributing these programs to Pharmacopeia's potential customers. Customers or licensees could also develop their own simulation technology or informatics software and cease using Pharmacopeia's products and services.

    Some of Pharmacopeia's software competitors and potential competitors have longer operating histories than Pharmacopeia and have greater financial, technical, marketing, research and development and other resources. Many of Pharmacopeia's software competitors offer products and services directed at more specific markets than those Pharmacopeia targets, enabling these competitors to focus a greater proportion of their efforts on these markets. Some offerings that compete with Pharmacopeia's software products are developed and made available at lower cost by governmental organizations and academic institutions, and these entities may be able to devote substantial resources to product development and also offer their products to users for little or no charge.

DEFECTS OR MALFUNCTIONS IN PHARMACOPEIA'S SOFTWARE PRODUCTS, OR IN THE PRODUCTS OF PHARMACOPEIA'S TECHNOLOGY PARTNERS, COULD HURT PHARMACOPEIA'S REPUTATION AMONG CUSTOMERS AND EXPOSE PHARMACOPEIA TO LIABILITY.

    The business of Pharmacopeia and the level of customer acceptance of its software products depend upon the continuous, effective and reliable operation of its computer software and related tools and functions. Software defects could occur in Pharmacopeia's current or future products. To the extent that Pharmacopeia's software malfunctions and its customers' use of its products is interrupted, Pharmacopeia's reputation and business could suffer. Pharmacopeia may also be subject to liability for the defects and malfunctions of third party technology partners and others with whom its products and services are integrated.

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                THE SPECIAL MEETING OF PHARMACOPEIA STOCKHOLDERS

DATE, TIME AND PLACE OF PHARMACOPEIA'S SPECIAL MEETING

    The date, time and place of the special meeting of Pharmacopeia stockholders are as follows:


                              [____________], 2002
                             10:00 a.m. local time
                                  ____________
                                  ____________


PURPOSE OF THE SPECIAL MEETING


    Pharmacopeia is furnishing this proxy statement/prospectus to Pharmacopeia stockholders in connection with the solicitation of proxies by and on behalf of the Pharmacopeia board of directors. The Pharmacopeia board of directors will use the proxies at the special meeting of stockholders and at any adjournment, continuation or postponement thereof.


    The special meeting is being held so that Pharmacopeia stockholders may consider and vote upon the following proposals:


    - to issue up to 10,918,491 shares of Pharmacopeia common stock, of which up to 10,324,254 shares (based on the shares of Eos common stock outstanding on the date of this proxy statement/prospectus and including the shares of restricted Eos common stock issuable prior to consummation of the merger) would be issued to Eos stockholders upon consummation of the merger, and up to 594,237 shares would be issuable after the merger upon the exercise of Eos options and warrants outstanding on such date and options that Eos may issue prior to consummation of the merger, plus any additional shares of Pharmacopeia common stock issuable under the merger agreement to holders of Eos options and warrants in lieu of cash payments, if any, as explained in greater detail in this proxy statement/prospectus;


    - to approve an amendment to Pharmacopeia's Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 40,000,000 to 60,000,000; and


    - to transact such other business as may properly come before the special meeting; provided, however, that proxies will not be voted with respect to any proposal submitted to a vote of the stockholders to adjourn, continue or postpone the special meeting to solicit additional proxies.



    Pharmacopeia may postpone or otherwise reschedule the special meeting without a vote of the stockholders. When the meeting is convened, proxies will be voted as indicated on your proxy card.


RECORD DATE AND OUTSTANDING SHARES


    The Pharmacopeia board of directors has fixed the close of business on December 7, 2001, as the record date for the special meeting. Only holders of record of Pharmacopeia common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 23,774,748 shares of Pharmacopeia common stock outstanding and entitled to vote, held of record by 424 stockholders.


VOTE AND QUORUM REQUIRED

    Holders of Pharmacopeia's common stock are entitled to one vote for each share held as of the record date. In order to conduct business at the special meeting, a quorum consisting of at least a majority of Pharmacopeia's outstanding common stock must be present in person or represented by proxy. Approval of the proposal to issue Pharmacopeia shares in the merger requires the affirmative vote of a majority of the votes cast at the special meeting. Approval of the proposal to amend

                                       32
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Pharmacopeia's Restated Certificate of Incorporation requires the affirmative vote of a majority of Pharmacopeia's outstanding common stock.


    As of the record date, directors and executive officers of Pharmacopeia and their affiliates as a group beneficially owned 4.2% of the outstanding shares of Pharmacopeia common stock.


VOTING OF PROXIES

    All properly executed proxies received before the vote at the special meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted for the proposal to approve the issuance of Pharmacopeia common stock in the merger and for the proposal to approve the amendment to Pharmacopeia's Restated Certificate of Incorporation. The proxy holders may vote the proxy in their discretion as to any other matter which may properly come before the meeting.

ABSTENTIONS AND BROKER NON-VOTES

    Abstentions will be counted for purposes of determining the presence or absence of a quorum. Any abstention on the proposal relating to the issuance of Pharmacopeia common stock in the merger will have the same effect as a vote against this proposal. Any abstention on the proposal to amend Pharmacopeia's Restated Certificate of Incorporation will have the same effect as a vote against this proposal.

    If a broker, bank, custodian, nominee or other record holder of Pharmacopeia common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will be counted for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect upon the outcome of the proposal to approve the issuance of Pharmacopeia common stock in the merger, and will have the same effect as a vote against the proposal to amend Pharmacopeia's Restated Certificate of Incorporation.

APPRAISAL RIGHTS

    Pharmacopeia stockholders are not entitled to appraisal rights in connection with the merger.

EXPENSES OF PROXY SOLICITATION

    Pharmacopeia will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Pharmacopeia will request brokers, custodians, nominees and other record holders of Pharmacopeia common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Pharmacopeia common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, Pharmacopeia will reimburse such holders for their reasonable expenses.

    In addition to solicitation by mail, directors, officers and key employees of Pharmacopeia may solicit proxies in person or by telephone, e-mail or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses. In addition, Pharmacopeia has retained MacKenzie Partners, Inc. to act as its proxy solicitor in connection with the special meeting. MacKenzie Partners, Inc. will be paid a fee of up to $12,000 plus reimbursement of its reasonable out-of-pocket expenses.

PROXIES

    The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Pharmacopeia board of directors for use at the special meeting. Please complete, date and sign the

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accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to the address indicated on the proxy card. All properly signed proxies received prior to the vote at the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the issuance of Pharmacopeia common stock in the merger and the amendment to Pharmacopeia's Restated Certificate of Incorporation. You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

    - delivering a written notice to the secretary of Pharmacopeia by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

    - signing and delivering another proxy relating to the same shares and bearing a later date than your last proxy; or

    - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.


    The Pharmacopeia board of directors does not know of any matter that is not referred to in this proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment; provided, however, that proxies will not be voted with respect to any proposal submitted to a vote of the stockholders to adjourn, continue or postpone the special meeting to solicit additional proxies.



    The Pharmacopeia board of directors has unanimously determined that the terms of the merger agreement and the merger are in the best interests of Pharmacopeia and its stockholders. Accordingly, the Pharmacopeia board of directors recommends that Pharmacopeia stockholders vote FOR the proposal to approve the issuance of shares of Pharmacopeia's common stock as set forth in the merger agreement. In addition, the Pharmacopeia board of directors has unanimously determined that the amendment to Pharmacopeia's Restated Certificate of Incorporation is in the best interests of Pharmacopeia and its stockholders. Accordingly, the Pharmacopeia board of directors recommends that Pharmacopeia stockholders vote FOR the proposal to approve the amendment to Pharmacopeia's Restated Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex 4. The approval of each of these proposals is a condition to the consummation of the merger, although the condition that Pharmacopeia's stockholders approve the amendment to Pharmacopeia's certificate of incorporation may be waived upon the mutual consent of Pharmacopeia and Eos.


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                                   THE MERGER

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES THE PROPOSED MERGER. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS WE REFER TO FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER.

BACKGROUND OF THE MERGER

    From time to time, and most recently in connection with its publicly announced review of strategic alternatives, Pharmacopeia has considered any number of possible business combination transactions. Some of these transactions related to Pharmacopeia's drug discovery business, but Pharmacopeia's evaluation of these possible transactions did not result in the execution of definitive agreements.

    Beginning in late May of 2001, Joseph A. Mollica, Pharmacopeia's President, Chairman and Chief Executive Officer, and David W. Martin, Jr., Eos' President and Chief Executive Officer, discussed the possibility of a business combination between Pharmacopeia and Eos through a series of telephone conversations.

    On May 25, 2001, Dr. Mollica visited Eos' offices in South San Francisco and made a presentation to Dr. Martin, John B. Whelan, Eos' Vice President and Chief Financial Officer, and David H. Mack, Eos' Vice President, Genomics Research, regarding the expected strategic benefits of combining Eos with Pharmacopeia.

    On June 4, 2001, Dr. Mollica and Dr. Martin discussed by telephone the possibility of a business combination.

    On June 6, 2001, at a regularly scheduled meeting of the Eos board of directors, Dr. Martin discussed Dr. Mollica's proposal. The Eos board of directors then instructed Dr. Martin and Stephen Goldby, an Eos director, to promptly visit Pharmacopeia's offices in Princeton to assess Dr. Mollica's proposal.

    On June 13, 2001, Dr. Mollica met with Dr. Martin and Mr. Goldby at Pharmacopeia's offices in Princeton to discuss further the possibility of a business combination.

    On June 20, 2001, Pharmacopeia entered into a confidentiality agreement with Eos.

    On June 25, 2001, Dr. Martin, Dr. Mack and Richard Murray, Eos' Vice President, Biological Research, gave a presentation regarding Eos' technology and business at Pharmacopeia's offices in Princeton to Pharmacopeia's management, scientific staff and scientific advisory board.

    On June 26, 2001, the Eos board of directors met by teleconference to discuss the possibility of a business combination with Pharmacopeia as well as a possible transaction with another company that expressed interest in combining with Eos.

    On June 28, 2001, members of the Pharmacopeia board of directors participated in a teleconference meeting to discuss the proposed business combination with Eos.

    During July and August of 2001, Pharmacopeia and Eos conducted due diligence investigations of each other.

    On July 6, 2001, Bruce C. Myers, Pharmacopeia's Executive Vice President and Chief Financial Officer, met with Dr. Martin and Mr. Whelan to discuss the proposed business combination.

    On July 10, 2001, the audit committee of the Pharmacopeia board of directors met, together with certain other members of the board, to discuss strategic alternatives and to review a press release that disclosed the ongoing review of such alternatives.

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    Also on July 10, 2001, the Eos board of directors participated in a teleconference meeting to review the status of discussions with Pharmacopeia and with another company.

    On July 12, 2001, Pharmacopeia issued a warning announcement with respect to its second quarter 2001 earnings and informed the public of its internal review of strategic alternatives.

    On July 18, 2001, Dr. Mollica and Mr. Myers met with Dr. Martin and Mr. Whelan to discuss a term sheet for the proposed business combination.

    On July 19, 2001, the Eos board of directors met by teleconference to discuss proposed term sheets for a combination with Pharmacopeia or with another company.

    On July 25, 2001, Dr. Martin attended a meeting of the Pharmacopeia board of directors. At the meeting, Dr. Martin presented an overview of Eos' history, science, operations and business objectives.

    On July 31, 2001, Dr. Mollica met with Nicholas J. Pritzker, the Chairman of the Eos board of directors, to discuss their respective interests in, and views on, a merger of Pharmacopeia and Eos.

    Beginning in August of 2001, the companies, with the assistance of their respective financial advisors, began to negotiate the economic terms of the proposed business combination, and legal counsel for each company began to negotiate the terms of the definitive documents with respect to the combination.

    On August 1, 2001, the Pharmacopeia board of directors held a teleconference meeting to discuss the status of negotiations and the due diligence review of Eos.

    On August 6, 2001, Pharmacopeia's management presented an overview of Pharmacopeia's business and conducted a facility tour of Pharmacopeia's headquarters. Dr. Martin, together with three other members of Eos' board of directors, Mr. Pritzker, Albert L. Zesiger and Jeremy P. Goldberg, attended the management presentation and the tour.

    On August 6, 2001, the Eos board of directors met by teleconference to discuss the status of negotiations and the due diligence review of Pharmacopeia and another company.

    On August 9, 2001, the Eos board of directors held a special meeting to discuss the status of negotiations and the due diligence review of Pharmacopeia and another company, as well as other strategic alternatives available to Eos. At this meeting, the Eos board of directors authorized Eos' officers to sign a non-binding term sheet with Pharmacopeia and to enter into a period of exclusive negotiations with Pharmacopeia.

    Later on August 9, 2001, Pharmacopeia and Eos signed a non-binding term sheet outlining the preliminary terms for the proposed merger, and an agreement providing for a 14-day exclusivity period.

    On August 15, 2001, a special meeting of the Pharmacopeia board of directors was held to review the status of the merger discussions with Eos.

    Also on August 15, 2001, the Eos board of directors met by teleconference to review the status of merger discussions with Pharmacopeia, including material terms of the merger agreement and related agreements under negotiation. The Eos board also received a presentation from Dresdner Kleinwort Wasserstein, Inc. ("DrKW") regarding financial aspects of the proposed merger with Pharmacopeia.

    On August 20, 2001, a special meeting of the Pharmacopeia board of directors was held to discuss the proposed merger with Eos. Later in the day, by teleconference, Dr. Mollica and Mr. Myers participated in a negotiating session with Dr. Martin, Mr. Whelan, Mr. Goldby and Mr. Pritzker. This was followed by a similar negotiating session with the same participants along with legal counsel for each company.

                                       36
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    On August 21, 2001, the Eos board of directors met by teleconference. At this meeting, the board received an update on the terms of the definitive agreements that had been negotiated with Pharmacopeia. Also at this meeting, DrKW updated its financial analysis and presented its oral opinion, confirmed by delivery of a written opinion dated August 21, 2001, to the effect that, as of that date and subject to the assumptions, factors and limitations set forth in the written opinion, the exchange ratio to be paid by Pharmacopeia pursuant to the merger agreement was fair to the stockholders of Eos from a financial point of view. The Eos board of directors, by unanimous vote of the directors present, then approved the proposed merger and directed the officers of Eos to execute the merger agreement.

    Also on August 21, 2001, the Pharmacopeia board of directors held a meeting. At this meeting, Pharmacopeia's legal counsel reviewed the material terms of the merger agreement and related documents. Also at this meeting, UBS Warburg LLC reviewed its financial analysis of the merger consideration and rendered to the Pharmacopeia board of directors an oral opinion, which was confirmed by delivery of a written opinion dated August 21, 2001, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to Pharmacopeia. The Pharmacopeia board of directors then unanimously approved the proposed merger. The definitive merger agreement was executed by both companies on the evening of August 21, 2001.

RECOMMENDATION OF THE PHARMACOPEIA BOARD OF DIRECTORS

    After careful consideration, the Pharmacopeia board of directors determined the merger agreement and the merger to be fair to and in the best interests of Pharmacopeia and its stockholders. THE PHARMACOPEIA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THE ISSUANCE OF SHARES OF PHARMACOPEIA COMMON STOCK IN THE MERGER AND THE AMENDMENT TO PHARMACOPEIA'S RESTATED CERTIFICATE OF INCORPORATION AS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.

PHARMACOPEIA--REASONS FOR THE MERGER

    The Pharmacopeia board of directors has:

    - carefully reviewed and considered the terms and conditions of the merger; and

    - concluded that the merger is fair to and in the best interests of Pharmacopeia and its stockholders.

Accordingly, the Pharmacopeia board of directors has unanimously approved the issuance of the shares of Pharmacopeia common stock in connection with the merger and the amendment to Pharmacopeia's Restated Certificate of Incorporation. The Pharmacopeia board of directors has unanimously recommended that the stockholders of Pharmacopeia vote for the issuance of shares of Pharmacopeia common stock in connection with the merger and the amendment to Pharmacopeia's Restated Certificate of Incorporation. In its decision to recommend and approve the merger and the amendment to Pharmacopeia's Restated Certificate of Incorporation, the Pharmacopeia board of directors consulted with its management and outside legal and financial advisors. The board considered the following factors, among others:

    - historical information concerning the business, financial performance and condition, market opportunity and position, technology and management of the two companies;

    - the potential benefits of the merger, including:

       - the opportunity to leverage Pharmacopeia's existing library of over six million small molecules by screening it against drug targets identified through Eos' target identification technology;

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
       - the creation of a drug discovery and development company that would be based on the identification and validation of proprietary genomic-derived targets and therapeutic antibody development capabilities of Eos and the combinatorial chemistry and high-throughput screening capabilities of Pharmacopeia;

       - enhancing the combined company's software business by offering Eos' gene expression databases and proprietary bioinformatics software solutions through Pharmacopeia's sales and marketing infrastructure;

       - the opportunity for Pharmacopeia to exploit targets identified by Eos that are not useful to Eos as antibody targets but are the kinds of small molecule targets with which Pharmacopeia has experience;

       - the opportunity for the combined company to discover and develop its own therapeutics against proprietary targets; and

       - the potential to create a platform for the identification and validation of drug targets and the discovery of small molecule and therapeutic antibody treatments for cancer, angiogenesis, inflammation and other diseases;

    - the recent failure of Pharmacopeia's drug discovery services business to realize expected revenue levels;

    - the strategic alternatives available to Pharmacopeia;

    - the consideration to be paid by Pharmacopeia in the merger;

    - reports from Pharmacopeia's management, legal, financial, technology and science advisors as to the results of their due diligence investigations of Eos;

    - the opinion, dated August 21, 2001, of UBS Warburg to the Pharmacopeia board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Pharmacopeia of the merger consideration, as more fully described below under the caption "Opinion of Pharmacopeia's financial advisor";

    - the belief that the terms of the merger agreement are reasonable; and

    - the impact of the merger upon customers and employees of the respective companies.

    Potential risks or other negative factors discussed by the Pharmacopeia board of directors included the following:

    - the substantial change in Pharmacopeia's risk profile created by the intended change in its drug discovery business plan;

    - the risk that the potential benefits of the merger may not be realized;

    - the dilutive effect of the merger on Pharmacopeia's stockholders;

    - the risk that the combined company will not successfully discover or develop drug candidates;

    - the cash that would be required to support drug discovery and development efforts;

    - the challenges of integrating the management teams, strategies, cultures and organizations of the two companies;

    - the challenges of adding another substantial geographic center in South San Francisco to Pharmacopeia's established centers in Princeton, Cambridge (U.K.) and San Diego;

    - the risk of disruption of research and sales momentum as a result of uncertainties created by the announcement of the merger;

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
    - the risk of loss of key talent;

    - the risk that the merger might not be consummated despite the parties' efforts, even if approved by Pharmacopeia's stockholders; and

    - other risks described in this joint prospectus/proxy statement in the section entitled "Risk Factors."

    The Pharmacopeia board of directors concluded that on balance the potential benefits of the merger outweighed the potential risks. This discussion of the information and factors considered by the board of directors is not meant to be exhaustive. Given the complexity of the issue and the number of factors considered, the board of directors did not attempt to quantify or otherwise assign relative weight to specific factors.

RECOMMENDATION OF THE EOS BOARD OF DIRECTORS

    AFTER CAREFUL CONSIDERATION, THE EOS BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE EOS STOCKHOLDERS, UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDED THAT EOS STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. THE EOS BOARD OF DIRECTORS CONTINUES TO RECOMMEND THAT EOS STOCKHOLDERS PARTICIPATE IN THE MERGER.

EOS--REASONS FOR THE MERGER

    In reaching its decision to approve the merger agreement, the Eos board of directors consulted with the Eos management team and Eos' legal, financial, accounting and other advisers and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. Among the factors considered by the Eos board of directors were the following factors in favor of the merger:

    - the Eos board of directors has determined that, compared to continuing to operate as a stand-alone business, the merger with Pharmacopeia will have better potential to improve Eos' long-term operating and financial results and make Eos a more competitive enterprise;

    - the possibility, as alternatives to the merger, of seeking to be acquired by or combine with another company, and the Eos board's conclusion that the merger with Pharmacopeia was likely to be consummated and to yield greater benefits than the alternatives;

    - the application of Pharmacopeia's chemistry technologies and capabilities of Eos' target discovery and validation capabilities and assets will likely build value that Eos alone would not be able to achieve in the same period of time;

    - Pharmacopeia's financial strength, and the ability of the combined company to support Eos' drug target identification and antibody development projects;

    - the prospects of the combined company to compete effectively in the future, based on Eos' due diligence investigation of Pharmacopeia's business, financial condition, management and technology;

    - the ability to complete the merger as a tax-free reorganization for U.S. federal income tax purposes;

    - the terms and conditions of the merger agreement, including the protection offered by the addition of cash to the merger consideration if the fair market value of Pharmacopeia's common stock, as determined under the merger agreement, is below $14.887 per share, and the termination fee to be paid by Pharmacopeia in the event of the termination of the merger agreement for specified reasons;

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
    - Eos may find it easier to hire and retain employees because employees receiving options to acquire Pharmacopeia common stock may view them as more desirable than receiving restricted stock or stock options in a non-public company;

    - that two members of the Eos board would become directors of Pharmacopeia;


    - the public market for Pharmacopeia stock will offer Eos stockholders liquidity while avoiding the risk and investment in time and expense of an initial public offering; and


    - the opinion of DrKW that, as of the date of the opinion and based upon and subject to the matters described in its opinion, the exchange ratio to be paid by Pharmacopeia pursuant to the merger agreement is fair to the stockholders of Eos from a financial point of view, as more fully described below under the caption "Opinion of Eos' fairness advisor."

    The Eos board of directors also considered factors that weighed against the merger, including:

    - the risks associated with obtaining the necessary approvals, and, as a result of certain conditions to the completion of the merger, the possibility that the merger may not be completed;


    - the provision in the merger agreement that limits the aggregate value of the merger consideration to approximately $213 million (based on Eos' capitalization on the date of the merger agreement), if the fair market value of Pharmacopeia common stock, as determined under the merger agreement, exceeds $20.00 per share;


    - the possibility that the expected benefits of the merger will not be realized;

    - the possibility that Pharmacopeia's transition of the drug discovery services business to an internal drug discovery and development business may not meet the investment goals of some Pharmacopeia stockholders;

    - the termination fee to be paid by Eos in the event of the termination of the merger agreement for specified reasons; and

    - the requirement that 10% of the merger consideration be held in escrow for a 90-day period following the closing.

    The Eos board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the Eos board's ultimate determination. Instead, the Eos board conducted an overall analysis of the factors described above, including thorough discussions with and questioning of Eos' management and legal, financial and accounting advisers. In considering the factors described above, individual members of the Eos board may have given different weight to different factors.

OPINION OF PHARMACOPEIA'S FINANCIAL ADVISOR

    On August 21, 2001, at a meeting of the Pharmacopeia board of directors held to evaluate the proposed merger, UBS Warburg delivered to the Pharmacopeia board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the merger consideration was fair, from a financial point of view, to Pharmacopeia.

    The full text of UBS Warburg's opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS Warburg. This opinion is attached as Annex 2 and is incorporated into this proxy statement/prospectus by reference. UBS WARBURG'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO PHARMACOPEIA OF THE MERGER CONSIDERATION AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER. THE

                                       40
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OPINION DOES NOT ADDRESS PHARMACOPEIA'S UNDERLYING BUSINESS DECISION TO EFFECT
THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF PHARMACOPEIA COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER. HOLDERS OF PHARMACOPEIA COMMON STOCK ARE ENCOURAGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. The summary of UBS Warburg's opinion described below is qualified in its entirety by reference to the full text of its opinion.

    In arriving at its opinion, UBS Warburg, among other things:

    - reviewed current and historical market prices and trading volumes of Pharmacopeia common stock;

    - reviewed publicly available business and historical financial information relating to Pharmacopeia and available business and historical financial information relating to Eos;

    - reviewed internal financial information and other data relating to the businesses and financial prospects of Pharmacopeia and Eos and the potential cost savings and other synergies anticipated to result from the merger, including estimates and financial forecasts prepared by the managements of Pharmacopeia and Eos, that were provided to or discussed with UBS Warburg by Pharmacopeia and Eos and not publicly available;

    - conducted discussions with members of the senior managements of Pharmacopeia and Eos;

    - reviewed publicly available financial and stock market data with respect to companies in lines of business that UBS Warburg believed to be generally comparable to those of Pharmacopeia and Eos;

    - compared the financial terms of the merger with the publicly available financial terms of other transactions which UBS Warburg believed to be generally relevant;

    - considered the pro forma effects of the merger on Pharmacopeia's financial statements;

    - reviewed the merger agreement; and

    - conducted other financial studies, analyses and investigations, and considered other information, as UBS Warburg deemed necessary or appropriate.

    In connection with its review, with Pharmacopeia's consent, UBS Warburg did not assume any responsibility for independent verification of any of the information that UBS Warburg was provided or reviewed for the purpose of its opinion and, with Pharmacopeia's consent, UBS Warburg relied on that information being complete and accurate in all material respects. In addition, at Pharmacopeia's direction, UBS Warburg did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Pharmacopeia or Eos, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates relating to Pharmacopeia and Eos that it reviewed, UBS Warburg assumed, at Pharmacopeia's direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Pharmacopeia and Eos as to the future financial performance of Pharmacopeia and Eos and the potential cost savings and other synergies, including the amount, timing and achievability of those synergies, anticipated by the managements of Pharmacopeia and Eos to result from the merger. UBS Warburg's opinion was necessarily based on economic, monetary, market and other conditions existing, and information available to UBS Warburg, on the date of its opinion.

    UBS Warburg was not asked to, and it did not, offer any opinion as to the terms of the merger agreement and the obligations thereunder, or the form of the merger. UBS Warburg expressed no opinion as to the value of Pharmacopeia common stock when issued in the merger or the prices at which Pharmacopeia common stock would trade or otherwise be transferable after the merger. UBS Warburg also assumed, with Pharmacopeia's consent, that the merger would be treated as a tax-free reorganization for federal income tax purposes.

    In rendering its opinion, UBS Warburg assumed, at Pharmacopeia's direction, that each of Pharmacopeia, Eos and Merger Sub would comply with all material covenants and agreements contained in, and other material terms of, the merger agreement and related documents and that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. Except as described above, Pharmacopeia imposed no other instructions or limitations on UBS Warburg with respect to the investigations made or the procedures followed by UBS Warburg in rendering its opinion.

    In connection with rendering its opinion to the Pharmacopeia board of directors, UBS Warburg performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all of the analyses performed and factors considered by UBS Warburg in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis. With respect to the analyses of selected publicly traded companies and selected transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to Pharmacopeia, Eos or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

    UBS Warburg believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS Warburg's analyses and opinion. None of the analyses performed by UBS Warburg was assigned greater significance by UBS Warburg than any other. UBS Warburg arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by UBS Warburg in connection with its opinion operated collectively to support UBS Warburg's determination as to the fairness of the merger consideration from a financial point of view. UBS Warburg did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

    The estimates of Pharmacopeia's and Eos' future performance provided by the managements of Pharmacopeia and Eos in or underlying UBS Warburg's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS Warburg considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Pharmacopeia and Eos. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

    The merger consideration was determined through negotiation between Pharmacopeia and Eos and the decision by Pharmacopeia to enter into the merger was solely that of the Pharmacopeia's board of directors. UBS Warburg's opinion and financial analyses were only one of many factors considered by the Pharmacopeia board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Pharmacopeia board of directors or management with respect to the merger or the merger consideration.


    The following is a brief summary of the material financial analyses, each of which is a standard valuation methodology customarily undertaken in transactions of this type, performed by UBS Warburg and reviewed with the Pharmacopeia's board of directors in connection with its opinion. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND UBS WARBURG'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF UBS WARBURG'S FINANCIAL ANALYSES.


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
    SELECTED COMPANIES ANALYSIS.

    EOS. UBS Warburg compared financial and operating data of Eos to financial, operating and stock market data of the following 17 publicly traded companies in the target validation, content, antibody based therapeutics and established biotechnology industries that have businesses and product offerings similar to those of Eos' current and planned operations:

TARGET VALIDATION COMPANIES                     CONTENT COMPANIES
- Exelixis, Inc.                                - Applera Corporation -- Celera Genomics
- Lexicon Genetics, Inc.                        - CuraGen Corporation
- Myriad Genetics, Inc.                         - Gene Logic Inc.
- Rigel Pharmaceuticals, Inc.                   - Incyte Genomics, Inc.

ANTIBODY BASED THERAPEUTICS COMPANIES           ESTABLISHED BIOTECHNOLOGY COMPANIES
- Abgenix, Inc.                                 - CV Therapeutics, Inc.
- Medarex, Inc.                                 - Gilead Sciences, Inc.
- Protein Design Labs, Inc.                     - ImClone Systems, Inc.
                                                - Tanox, Inc.
                                                - Tularik, Inc.
                                                - Vertex Pharmaceuticals, Inc.

    UBS Warburg compared enterprise values, calculated as equity value plus debt, preferred securities and minority interests less cash and cash equivalents, as a multiple of calendar years 2001, 2002 and 2003 estimated revenue. All multiples were based on closing stock prices on August 20, 2001. Estimated financial data for Eos were based on internal estimates of Eos' management and estimated financial data for the selected companies were based on public filings and publicly available research analysts' estimates. This analysis indicated the following implied mean, median, high and low multiples for the selected companies, as compared to the multiples implied for Eos in the merger based on the closing price of Pharmacopeia common stock on August 20, 2001 and the exchange ratio in the merger of 0.18136927:

                                                                  ENTERPRISE VALUE AS A MULTIPLE OF:
                                                              ------------------------------------------
                                                               ESTIMATED      ESTIMATED      ESTIMATED
                                                              2001 REVENUE   2002 REVENUE   2003 REVENUE
                                                              ------------   ------------   ------------
TARGET VALIDATION COMPANIES
  Mean......................................................      15.3x         10.8x           9.6x
  Median....................................................      15.8x          9.7x           9.0x
  High......................................................      19.9x         16.6x          13.4x
  Low.......................................................       9.7x          7.1x           6.3x
CONTENT COMPANIES
  Mean......................................................       9.4x          7.2x           5.0x
  Median....................................................       5.9x          4.1x           3.0x
  High......................................................      22.7x         14.8x           9.8x
  Low.......................................................       3.1x          2.6x           2.2x
ANTIBODY BASED THERAPEUTIC COMPANIES
  Mean......................................................      33.2x         37.0x          27.7x
  Median....................................................      31.7x         38.4x          25.3x
  High......................................................      45.5x         50.4x          42.0x
  Low.......................................................      22.3x         22.2x          15.9x
ESTABLISHED BIOTECHNOLOGY COMPANIES
  Mean......................................................      68.4x         32.7x          13.2x
  Median....................................................      28.4x         24.4x          12.4x
  High......................................................     142.8x         82.8x          21.3x
  Low.......................................................      16.1x         13.2x           7.6x
MULTIPLES IMPLIED
  FOR EOS IN MERGER.........................................      32.9x          9.3x           4.1x

    PHARMACOPEIA. UBS Warburg also compared financial, operating and stock market data of Pharmacopeia to corresponding data of the following seven publicly traded companies in the healthcare software and drug discovery services industries that have businesses and product offerings similar to those of Pharmacopeia's businesses:

HEALTHCARE SOFTWARE COMPANIES                   DRUG DISCOVERY SERVICES COMPANIES
- Cerner Corporation                            - ArQule, Inc.

- Eclipsys Corporation                          - Discovery Partners International, Inc.

- Tripos, Inc.                                  - Evotec BioSystems AG

                                                - MediChem Life Sciences, Inc.

    With respect to the selected companies in the healthcare software industry, UBS Warburg reviewed equity values as a multiple of calendar year 2002 estimated net income. With respect to the selected companies in the drug discovery services industry, UBS Warburg reviewed enterprise values as a multiple of calendar year 2002 estimated revenue. UBS Warburg then applied a range of selected multiples derived from the selected healthcare software companies of 20.0x to 25.0x estimated calendar year 2002 net income to corresponding financial data of Pharmacopeia's healthcare software business and a range of selected multiples derived from the selected drug discovery services companies of 2.0x to 3.0x estimated calendar year 2002 revenue to corresponding financial data of Pharmacopeia's drug discovery services business. All multiples for the selected companies were based on closing stock prices on August 20, 2001. In selecting the multiples derived from the selected companies, UBS Warburg generally considered the financial characteristics of the selected healthcare software and drug discovery companies and estimated calendar year 2002 financial data for Pharmacopeia's corresponding businesses. Estimated financial data for Pharmacopeia were based on internal estimates of Pharmacopeia's management and estimated financial data for the selected companies were based on public filings and publicly available research analysts' estimates. This analysis indicated an implied equity reference range for Pharmacopeia, together with Pharmacopeia's net cash-on-hand, of approximately $22.00 to $26.50 per share, as compared to the closing price of Pharmacopeia common stock on August 20, 2001 of $17.80 per share.

    SELECTED TRANSACTIONS ANALYSIS.


    UBS Warburg reviewed the implied transaction value multiples paid in the following nine merger and acquisition transactions in the biotechnology industry, the industry in which Eos operates:


ACQUIROR                                        TARGET
- Applera Corporation -- Celera Genomics        - Axys Pharmaceuticals, Inc.

- Sequenom, Inc.                                - Gemini Genomics plc

- Merck & Co., Inc.                             - Rosetta Inpharmatics, Inc.

- Vertex Pharmaceuticals, Inc.                  - Aurora Biosciences Corporation

- Incyte Genomics, Inc.                         - Proteome, Inc.

- Celgene Corporation                           - Signal Pharmaceuticals, Inc.

- Genzyme Corporation                           - Biomatrix, Inc.

- Genzyme Corporation                           - Cell Genesys, Inc.

- Millennium Pharmaceuticals, Inc.              - LeukoSite, Inc.

    UBS Warburg compared enterprise values as a multiple of estimated one-year, two-year and three-year forward revenue. All multiples for the selected transactions were based on information available at the time of the relevant transaction. Estimated financial data for Eos were based on internal estimates of Eos' management. This analysis indicated the following implied mean, median, high and low multiples for the selected transactions, as compared to the multiples implied for Eos in the merger based on the closing price of Pharmacopeia common stock on August 20, 2001 and the exchange ratio in the merger of 0.18136927:

                                                                        ENTERPRISE VALUE AS A MULTIPLE OF:
                                                              ------------------------------------------------------
                                                                  ONE-YEAR           TWO-YEAR          THREE-YEAR
                                                              FORWARD REVENUE    FORWARD REVENUE    FORWARD REVENUE
                                                              ----------------   ----------------   ----------------
SELECTED TRANSACTIONS ANALYSIS
  Mean......................................................       20.9x              13.4x              14.3x
  Median....................................................       17.5x              12.3x              11.9x
  High......................................................       46.2x              28.9x              26.3x
  Low.......................................................        5.2x               4.2x               4.7x
MULTIPLES IMPLIED
  FOR EOS IN MERGER.........................................       32.9x               9.3x               4.1x

    DISCOUNTED CASH FLOW ANALYSES.

    EOS. UBS Warburg performed a discounted cash flow analysis of Eos to estimate the present value of the unlevered, after-tax free cash flows that Eos could generate for fiscal years 2002 through 2006, based on internal estimates of Eos' management, both before and after giving effect to potential cost savings and other synergies anticipated by the managements of Pharmacopeia and Eos to result from the merger. UBS Warburg calculated a range of estimated terminal values by applying selected multiples ranging from 6.0x to 8.0x to Eos' projected fiscal year 2006 revenue, which terminal multiples were calculated taking into consideration the revenue trading multiples of selected companies in the biotechnology industry. The present value of the cash flows and terminal values were then calculated using selected discount rates ranging from 30.0% to 40.0%, which discount rates were calculated taking into consideration the weighted average cost of capital of selected companies in the biotechnology industry and selected precedent transactions in that industry. This analysis indicated the following approximate implied equity reference range for Eos both before and after taking into account potential cost savings and other synergies from the merger, as compared to the equity value for Eos implied in the merger based on the closing price of Pharmacopeia common stock on August 20, 2001 and the exchange ratio in the merger of 0.18136927:

              IMPLIED EQUITY REFERENCE RANGE FOR EOS
------------------------------------------------------------------
            WITHOUT                             WITH                   EOS EQUITY VALUE
      POTENTIAL SYNERGIES               POTENTIAL SYNERGIES          IMPLIED IN THE MERGER
-------------------------------   --------------------------------   ---------------------
$140,500,000--241,800,000         $       182,400,000--327,700,000       $189,500,000

    PHARMACOPEIA. UBS Warburg also performed a discounted cash flow analysis of Pharmacopeia to estimate the present value of the unlevered, after-tax free cash flows that Pharmacopeia could generate for fiscal years 2002 through 2006, based on internal estimates of Pharmacopeia's management. UBS Warburg separately calculated a range of estimated terminal values for each of Pharmacopeia's healthcare software business and drug discovery services business by applying selected multiples ranging from, in the case of Pharmacopeia's healthcare software business, 7.5x to 9.5x to that segment's projected fiscal year 2006 EBITDA and, in the case of Pharmacopeia's drug discovery services business, 2.5x to 3.5x to that segment's projected fiscal year 2006 revenue, which terminal multiples relating to Pharmacopeia's healthcare software and drug discovery businesses were calculated taking into consideration the EBITDA trading multiples of selected companies in the healthcare software industry and the revenue trading multiples of selected companies in the drug discovery industry. The present value of cash flows and terminal values were then calculated using a range of selected discount rates ranging from 20.0% to 25.0%, which discount rates were calculated taking into consideration the weighted average cost of capital of selected companies in the healthcare software and drug discovery industries and selected precedent transactions in those industries. This analysis indicated an implied equity reference range for Pharmacopeia, together with Pharmacopeia's net cash-on-hand, of approximately $21.00 to $28.50 per share, as compared to the closing price of Pharmacopeia common stock on August 20, 2001 of $17.80 per share.

    PRO FORMA IMPACT ANALYSIS.

    UBS Warburg analyzed the potential pro forma effect of the merger on Pharmacopeia's estimated earnings per share for calendar years 2002 through 2006, based on internal estimates of the managements of Pharmacopeia and Eos and after taking into account potential cost savings and other synergies anticipated by the managements of Pharmacopeia and Eos to result from the merger, excluding goodwill amortization and merger related costs and assuming the merger consideration consists solely of shares of Pharmacopeia common stock. Based on the exchange ratio in the merger of 0.18136927, this analysis indicated that the merger could be dilutive to Pharmacopeia's estimated earnings per share for calendar years 2002 and 2003 and accretive to Pharmacopeia's estimated earnings per share for calendar years 2004 through 2006. The actual results achieved by the combined company may vary from projected results and the variations may be material.

    MISCELLANEOUS.

    Pharmacopeia has agreed to pay UBS Warburg for its financial advisory services upon completion of the merger an aggregate fee based on a percentage of the total consideration payable in connection with the merger. This fee is currently estimated to be approximately $1.9 million. In addition, Pharmacopeia has agreed to reimburse UBS Warburg for its reasonable expenses, including fees and disbursements of its counsel, and to indemnify UBS Warburg and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

    Pharmacopeia selected UBS Warburg as its exclusive financial advisor in connection with the merger because UBS Warburg is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS Warburg is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

    In the ordinary course of business, UBS Warburg, its successors and affiliates may actively trade the securities of Pharmacopeia for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

OPINION OF EOS' FAIRNESS ADVISOR

    DRESDNER KLEINWORT WASSERSTEIN'S ROLE.

    Eos retained Dresdner Kleinwort Wasserstein, Inc. ("DrKW") to render to the Eos board of directors an opinion as to the fairness, from a financial point of view, to the stockholders of Eos of the exchange ratio to be paid by Pharmacopeia under the merger agreement.

    On August 21, 2001, DrKW delivered to the Eos board of directors its opinion, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, that the exchange ratio to be paid by Pharmacopeia pursuant to the merger agreement was fair to the stockholders of Eos from a financial point of view. A copy of DrKW's written opinion is attached to this proxy statement as Annex 3 and is incorporated into this proxy statement/prospectus by reference. The Eos stockholders should read the opinion carefully in its entirety in conjunction with this proxy statement/prospectus and should carefully consider the assumptions made, the matters considered and the limits of the review undertaken by DrKW.

    While DrKW rendered its opinion and provided certain analyses to the Eos board of directors, DrKW was not requested to and did not make any recommendation to the Eos board of directors as to the specific form or amount of the consideration to be received by Eos stockholders in the proposed merger with Pharmacopeia, which was determined through negotiations between Eos and Pharmacopeia. Further, DrKW relied on the advice of Eos that its financial advisor had solicited indications of interest from potential acquirors of, or merger partners for, Eos. DrKW did not solicit any indications of interest.

    DrKW's written opinion, which was delivered for use and considered by the Eos board of directors, is directed only to the fairness, from a financial point of view, of the proposed exchange ratio to be paid to Eos stockholders in the proposed transaction. The opinion does not address the value of a share of Pharmacopeia common stock or Eos common stock, does not address Eos' underlying business decision to participate in the merger and does not constitute a recommendation to any Eos stockholder as to whether a stockholder should participate in the merger.

    In addition, DrKW's opinion to the Eos board of directors was one of the many factors taken into consideration by the Eos board of directors in making its determination to proceed with the merger and to recommend to the Eos stockholders approval of the merger. Consequently, the analyses of DrKW described below should not be viewed as determinative of the recommendation of the Eos board of directors with respect to the merger. The terms of the merger agreement were reviewed and approved by the Eos board of directors.

    In arriving at its opinion, DrKW reviewed, analyzed and relied upon material relating to the financial and operating condition and prospects of Eos and Pharmacopeia and material prepared in connection with the proposed merger. These materials included:

    - a draft of the merger agreement, dated August 16, 2001;

    - publicly available business and financial information relating to Pharmacopeia;

    - internal financial and operating information of Eos, including projected annual income and cash flow statements and balance sheets prepared by or on behalf of Eos (the prospective financial forecasts, analyses and projections prepared by or on behalf of Eos are referred to in this proxy statement/prospectus as the "Eos Prospective Management Financial Information"); and

    - internal financial and operating information of Pharmacopeia, including projected annual income statements prepared by or on behalf of Pharmacopeia (the prospective financial forecasts, analyses and projections prepared by or on behalf of Pharmacopeia are referred to in this proxy statement/prospectus as the "Pharmacopeia Prospective Management Financial Information" and, together with Eos Prospective Management Financial Information, the "Prospective Management Financial Information").

    In addition, DrKW met with members of the respective managements of Eos and Pharmacopeia and reviewed and discussed Eos' and Pharmacopeia's respective businesses, operations, assets, financial conditions and future prospects.

    DrKW also reviewed and considered:

    - financial and stock data relating to Eos and Pharmacopeia and similar data for various other companies, the securities of which are publicly traded, that DrKW selected as being possibly relevant or comparable in some aspects to Eos or Pharmacopeia or one or more of their respective businesses or assets; and

    - the financial terms of selected recent acquisitions and business combination transactions in the biotechnology industry that DrKW selected as being reasonably comparable to the merger, or otherwise relevant to its inquiry.

    ASSUMPTIONS AND LIMITATIONS.

    In its review and analysis and in formulating its opinion, DrKW assumed and relied without independent verification upon:

    - The accuracy and completeness of all historical financial and other information provided to or discussed with DrKW or publicly available; and

    - The reasonableness and accuracy of the financial projections, forecasts and analyses provided to DrKW and that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of Eos' and Pharmacopeia's respective managements.

    DrKW expressed no opinion in its opinion, and expresses no opinion in this document or otherwise, with respect to the Prospective Management Financial Information, or the assumptions upon which they or any portion of them are based. Furthermore, DrKW did not review any of the books and records of Eos or Pharmacopeia, and DrKW did not conduct a physical inspection of the properties or facilities of Eos or Pharmacopeia or obtain or make an independent valuation or appraisal of the assets or liabilities of Eos or Pharmacopeia, and no valuation or appraisal of that type was provided to it.

    In rendering its opinion on the fairness of the exchange ratio, DrKW did not consider the impact of trading restrictions on certain Pharmacopeia shares to be received in the merger. DrKW's opinion was necessarily based on economic circumstances as they existed and could be evaluated by DrKW as of the date of the opinion. DrKW expressed no opinion as to the prices at which the securities of Pharmacopeia will trade at any time.

    In arriving at its opinion, DrKW performed quantitative analyses and considered a number of factors. However, the preparation of an opinion as to the fairness of a transaction from a financial point of view involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the applications of those methods to the particular circumstances. Therefore, this type of opinion is not easily summarized. Furthermore, in arriving at its opinion, DrKW did not attribute any relative weight to any analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, DrKW believes that its analyses must be considered as a whole and that considering any portion of these analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion.

    VALUATION METHODOLOGIES.


    In performing its analysis, DrKW used and reviewed with the Eos board of directors four principal valuation methodologies: (1) comparable publicly traded companies multiples analysis, (2) comparable transactions analysis,
(3) relative technology market analysis, and (4) private placement market analysis, each of which is a standard valuation methodology customarily undertaken with companies and transactions of this type. These valuation analyses and various other analyses performed by DrKW are summarized below.



    The following table summarizes the four principal valuation methodologies and the implied equity value per share. THIS TABLE SHOULD BE READ TOGETHER WITH THE MORE DETAILED DISCUSSION, DESCRIPTIONS AND LIMITATIONS SET FORTH IN THIS SECTION. In particular, in applying the various valuation methodologies to the particular businesses, operations and prospects of Eos or Pharmacopeia, and the particular circumstances of the transaction, DrKW made qualitative judgments as to the significance and the relevance of each analysis. In addition, DrKW made assumptions as to potentially important matters and limited the scope of its analysis and opinion. These assumptions are described on page 48 of this document. Accordingly, the methodologies and the implied multiples of the transaction price, at an assumed exchange ratio of 0.1814 shares of Pharmacopeia common stock for each share of Eos common stock or $3.16 per share based upon the Pharmacopeia closing price of $17.44 per share on August 17, 2001, compared to various financial criteria derived from these methodologies and implied multiples set forth in the table, must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the implied multiples set forth in the table without considering the full narrative description of the financial analyses, including the assumptions underlying these analyses and limitations on the scope of the analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, the DrKW opinion.


                                                      SUMMARY DESCRIPTION                IMPLIED EQUITY
          VALUATION METHODOLOGY                    OF VALUATION METHODOLOGY           VALUATION PER SHARE
-----------------------------------------  -----------------------------------------  --------------------
Comparable Companies with 40.0% Control    Enterprise valuation benchmark relative    $      0.89 -- $0.97
  Premium                                  to analysts' consensus estimates and
                                           publicly available financial information
                                           of selected comparable companies

Comparable Transactions                    Enterprise valuation benchmark based on    $      2.28 -- $2.90
                                           consideration paid in selected comparable
                                           transactions and publicly available
                                           financial information

Technology Valuation with 40.0% Control    Equity valuation based on the technology   $      2.26 -- $2.86
  Premium                                  valuation of comparable companies

Private Placement Market with 40.0%        Equity valuation based on the valuation    $      1.03 -- $2.36
  Control Premium                          given to Eos in its last round of private
                                           market financing

    Based on implied equity valuations derived from the foregoing four valuation methodologies, as described in more detail below, and subject to the assumptions and limitations described herein, it is DrKW's opinion that the exchange ratio to be paid to Eos stockholders is fair from a financial point of view.

    For purposes of this section, Enterprise Value is defined as the equity value plus debt minus cash. LTM is defined as the last twelve months of results as reported in SEC filings available before August 13, 2001. LFY is the last fiscal year of results as reported in SEC filings available before August 13, 2001. FY + 1 is the estimated revenue in the fiscal year following the LFY, FY + 2 is the estimated revenue in the second fiscal year following the LFY, FY + 3 is the estimated revenue in the third fiscal year following the LFY. Comparable companies are certain public companies in a similar development phase as Eos with similar prospects and technological capabilities. Comparable transactions are certain transactions which are similar in size and structure to the merger of Eos and Pharmacopeia and involve comparable companies. The discount rate was estimated to be 25% based upon the average discount rate used by biotechnology research analysts for valuation analyses of biotechnology companies. The control premium was estimated to be 40.0% based upon control premiums received in comparable healthcare transactions of between $100,000,000 and $300,000,000 occurring since January 2000.

    COMPARABLE COMPANIES ANALYSIS.

    DrKW reviewed and compared selected financial information for seven selected companies identified as being comparable to Eos overall: Corixa Corporation, DeCODE Genetics, Inc., Gene

Logic, Inc., Genset SA, Paradigm Genetics, Inc., Rigel Pharmaceuticals, Inc. and Sequenom, Inc. For each comparable company and Eos, DrKW analyzed the multiples, based on the Enterprise Value, as a multiple of each of 2000 revenue, LTM revenue, 2001E revenue, 2002E revenue and 2003E revenue.

                                      COMPARABLE           EOS
                                    COMPANIES RANGE     MULTIPLES
MULTIPLE                               (MEDIAN)       AS OF 8/17/01
--------                            ---------------   -------------
Enterprise Value as a multiple      7.04x to 17.88x)   91.30x
  of 2000 Revenue                   (Median: 8.41x

Enterprise Value as a multiple      5.16x to 16.16x)   55.90x
  of LTM Revenue                    (Median: 7.75x

Enterprise Value as a multiple      2.29x to 9.72x)    29.84x
  of 2001E Revenue                  (Median: 5.53x

Enterprise Value as a multiple      1.15x to 7.18x)    17.79x
  of 2002E Revenue                  (Median: 3.88x

Enterprise Value as a multiple      0.72x to 6.37x)     7.92x
  of 2003E Revenue                  (Median: 2.18x

    Based on the foregoing multiples, DrKW derived an implied equity valuation per Eos share of between $0.63 and $0.69 per share and, after applying a control premium, of between $0.89 and $0.97 per share, which DrKW compared to an assumed transaction price of $3.16 per Eos share.

    COMPARABLE TRANSACTION ANALYSIS.

    DrKW reviewed selected publicly available information concerning ten transactions closed or pending between January 1998 and August 2001:
Sequenom, Inc./Gemini Genomics plc, Inhale Therapeutic Systems, Inc./Shearwater Corporation, Merck & Co., Inc./Rosetta Inpharmatics, Inc., Vertex Pharmaceuticals, Incorporated/Aurora Biosciences Corporation, LION Bioscience AG/Trega Biosciences, Inc., Celgene Corporation/Signal Pharmaceuticals, Inc., Invitrogen Corporation/Research Genetics, Inc., Celltech plc/ChiroScience Group plc, Pharmacia & Upjohn, Inc./SUGEN, Inc. and Arris Pharmaceutical Corporation/Sequana Therapeutics, Inc. For each comparable transaction, DrKW analyzed the transaction multiples based on the Enterprise Value, as a multiple of each of LTM revenue, LFY revenue, FY + 1 revenue, FY + 2 revenue and FY + 3 revenue. The results of this analysis are summarized below.

                                                               PHARMACOPEIA/EOS
                                    COMPARABLE TRANSACTION   TRANSACTION MULTIPLES
MULTIPLE                               MEDIAN AND MEAN           AS OF 8/17/01
--------                            ----------------------   ---------------------
Enterprise Value as a Multiple        Median: 12.11x            55.90x
  of LTM Revenue                       Mean: 15.26x

Enterprise Value as a Multiple        Median: 14.62x            91.30x
  of LFY Revenue                       Mean: 18.51x

Enterprise Value as a multiple        Median: 7.34x             29.84x
  of FY + 1 Revenue                    Mean: 11.30x

Enterprise Value as a multiple        Median: 5.11x             17.79x
  of FY + 2 Revenue                    Mean: 8.04x

Enterprise Value as a multiple        Median: 7.63x              7.92x
  of FY + 3 Revenue                    Mean: 7.63x

    Based on the foregoing multiples, DrKW derived an implied equity valuation per share for Eos of between $2.28 and $2.90, which DrKW compared to an assumed transaction price of $3.16 per Eos share.

    RELATIVE TECHNOLOGY MARKET ANALYSIS.

    DrKW analyzed the "Technology Values" (defined as Equity Value less net cash) of six publicly traded early stage biotechnology companies situated similarly to Eos: DeCODE Genetics, Inc., Gene Logic, Inc., Genset SA, Paradigm Genetics, Inc., Rigel Pharmaceuticals, Inc. and Sequenom, Inc. After weighting the companies with technology most representative of Eos more heavily, DrKW determined a consensus Technology Value range of between $130,000,000 and $180,000,000. To derive the equity value of Eos from the consensus Technology Value, DrKW subtracted a private company discount of 50.0%, added a control premium of 40.0% and added Eos' net cash.

                                                       EOS VALUATION RANGE
                                                   ---------------------------
Consensus Technology Value Range                   $130,000,000 - $180,000,000

  Less Private Company Discount                               50.0%

Technology Value before Control Premium             $65,000,000 - $90,000,000

  Plus Control Premium                                        40.0%

Technology Value after Control Premium             $91,000,000 - $126,000,000

  Plus Net Cash                                            $40,100,000

Equity Value after Control Premium                 $131,100,000 - $166,100,000

As shown, the Relative Technology Market Valuations Analysis yielded an equity value for Eos of between $131,100,000 and $166,100,000 or a per share valuation of between $2.26 and $2.86.

    PRIVATE MARKET ANALYSIS.

    DrKW analyzed the private market value of Eos as determined by Eos' last round of private financing in September 2000. At that time, Eos was valued at $125,000,000 before financing and after an infusion of $27,500,000 cash had a post-financing valuation of $152,500,000. Since September 28, 2000, the NASDAQ index has decreased 49.2%, the AMEX Biotech index has decreased by 36.0% and the Eos comparable company composite (comprised of the companies described in the Comparable Companies Analysis) has decreased 72.2%. DrKW applied a comparable decrease to the private market value of Eos and applied a 40.0% control premium.

                                                        PERFORMANCE OF SELECTED INDICES
                                                      SEPTEMBER 29, 2000 - AUGUST 17, 2001
                                               --------------------------------------------------
                                                                   AMEX
                                                  NASDAQ       BIOTECH INDEX   COMPARABLE COMPANY
                                                  (49.2)%         (36.0)%      COMPOSITE (72.2)%
                                               -------------   -------------   ------------------
Eos Equity Valuation after Private
  Financing..................................  $152,500,000    $152,500,000       $152,500,000
  Less decrease attributable to index........         (49.2)%         (36.0)%            (72.2)%
Eos Adjusted Equity Valuation before Control
  Premium....................................  $ 77,500,000    $ 97,600,000       $ 42,500,000
  Plus Control Premium.......................          40.0%           40.0%              40.0%
Eos Adjusted Valuation after Control
  Premium....................................  $108,500,000    $136,700,000       $ 59,400,000

As shown, the Private Market Analysis yielded an equity value for Eos of between $42,500,000 and $77,500,000 or a per share valuation of between $0.73 and $1.68. After applying a control premium, the equity value for Eos was between $59.4 million and $136.7 million or a per share valuation of between $1.03 and $2.36.

    GENERAL INFORMATION.

    No company or transaction used in the foregoing analyses is identical to Eos, Pharmacopeia or the transactions contemplated by the merger agreement. The analyses described above were performed solely as a part of the analytical process utilized by DrKW in connection with its analysis of the transaction and do not purport to be appraisals or to reflect the prices at which a company might actually be sold. DrKW's opinion is based on information available to DrKW and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. DrKW has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

    DrKW is an internationally recognized investment banking and advisory firm. DrKW, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, it may actively trade the debt and equity securities of Pharmacopeia for its own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

    Eos has agreed to pay or has paid DrKW for its services, $250,000 upon the earlier to occur of: (1) the date on which DrKW advises Eos that it is prepared to render its opinion or (2) the date on which DrKW advises Eos that, having completed its analysis, it is unable to render its opinion. Eos also has agreed to reimburse DrKW for its reasonable out-of-pocket expenses related to its engagement, including the reasonable fees and expenses of legal counsel, and to indemnify DrKW against liabilities incurred, including liabilities under the federal securities laws in connection with the engagement of DrKW by the Eos board of directors.

FINANCIAL PROJECTIONS

    During the course of the negotiations between Pharmacopeia and Eos, each of Pharmacopeia and Eos supplied the other with certain business and financial information that was not publicly available, including certain financial projections for each company on a standalone basis. Such financial projections were not prepared with a view to public disclosure, compliance with generally accepted accounting principles, or compliance with published guidelines of the Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding financial projections. The financial projections are included in this proxy statement/prospectus at the request of the Securities and Exchange Commission's staff because they were provided by Pharmacopeia and Eos to each other. We caution you that the financial projections are speculative in nature. While presented with numerical specificity, the financial projections are based upon a variety of estimates and assumptions relating to the businesses of Pharmacopeia and Eos. These estimates and assumptions may prove to be false for any number of reasons, including general economic conditions, competition, choices the combined company makes about what business opportunities to pursue and the risks discussed in this proxy statement/prospectus under the heading "Risk Factors." There can be no assurance that the projections will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which financial projections relate, the more unreliable the projections become.

    Pharmacopeia's and Eos' auditors have neither examined nor compiled the financial projections set forth below and do not express any opinion with respect to such financial projections. The reports of Pharmacopeia's and Eos' auditors incorporated by reference or included in this proxy statement/ prospectus relate to historical financial information and do not extend to the financial projections set forth below.

    The following financial projections for Pharmacopeia on a standalone basis were provided by Pharmacopeia to Eos:

                                                   2002       2003       2004       2005       2006
                                                 --------   --------   --------   --------   --------
REVENUE (IN THOUSANDS).........................  159,433    195,778    243,132    310,785    402,540
EBIT (IN THOUSANDS)............................   14,701     27,095     41,245     58,726     81,818
  (BEFORE ACQUISITION-RELATED
    CHARGES AND AMORTIZATION)

    The following financial projections for Eos on a standalone basis were provided by Eos to Pharmacopeia:

                                                       2002       2003       2004       2005       2006
                                                     --------   --------   --------   --------   --------
REVENUE (IN THOUSANDS).............................   16,117     36,605     65,753     84,527     93,841
EBIT (IN THOUSANDS)................................  (16,216)   (10,831)     8,319     15,678     16,645
  (BEFORE ACQUISITION-RELATED
    CHARGES AND AMORTIZATION)

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Pharmacopeia board of directors with respect to the issuance of shares of Pharmacopeia common stock and the amendment to Pharmacopeia's Restated Certificate of Incorporation, Pharmacopeia stockholders should be aware that James J. Marino, a stockholder and director of Pharmacopeia, is a partner at Dechert, which represents Pharmacopeia generally and in connection with the merger. The Pharmacopeia board of directors knew about this interest and considered it in approving the merger agreement and the issuance of Pharmacopeia common shares in the merger.

    In considering the recommendations of the Eos board of directors with respect to the merger agreement, Eos stockholders should be aware that certain directors and members of management of Eos have interests in the merger that are different from, or in addition to, their interests as Eos stockholders generally. The Eos board of directors was aware of these interests and considered them in approving the merger.

    APPOINTMENTS.

    Following the merger, the Pharmacopeia board of directors will be increased in size from seven to nine members. David W. Martin, Jr., the Chief Executive Officer of Eos, and Nicholas J. Pritzker, the Chairman of the Eos board of directors, will be appointed to the two new positions on the Pharmacopeia board of directors. Dr. Martin will also become president of Pharmacopeia's drug discovery and development business following the merger.

    ACCELERATION OF VESTING; LAPSE OF RESTRICTIONS.

    Repurchase rights with respect to restricted Eos common stock held by John
B. Whelan, Edwin P. Ching and Barbara K. Finck will lapse and the shares will become fully vested if such person is terminated under certain conditions after the merger.

    OTHER BENEFITS.

    Pharmacopeia has agreed to enter into severance and change in control arrangements with David W. Martin, Jr., John B. Whelan, David H. Mack, Richard Murray, Edwin P. Ching and Barbara K. Finck, all of whom are currently officers of Eos. Under these arrangements, each person will receive salary continuation benefits, continuation of medical benefits, and accelerated vesting of options and restricted stock in certain circumstances.

    INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Under the merger agreement, Pharmacopeia has agreed to:

       - for a period of six years, indemnify and hold harmless present and former directors, officers, employees and agents of Eos for all acts or omissions occurring on or prior to the closing of the merger, to the same extent as provided in Eos' certificate of incorporation, bylaws and indemnity agreements of Eos as in effect on the date of the merger agreement, and

       - for a period of six years, maintain the current policies of the officers' and directors' liability insurance maintained by Eos covering persons who are presently covered by Eos' officers' and directors' liability insurance policies with respect to acts or omissions occurring on or prior to the closing of the merger to the extent available. However, Pharmacopeia may substitute Eos' current policies for policies with third party insurers of similar or better A.M. Best rating of at least the same coverage containing terms and conditions that are not less advantageous to the insured. Further, Pharmacopeia is not required to maintain or procure officers' and directors' liability insurance coverage for an amount per annum in excess of 150% of the current annual premiums with respect to each such policy. If the annual premiums of officers' and directors' liability insurance coverage exceed that amount, Pharmacopeia has agreed to obtain policies with the best coverage available for a cost not exceeding that amount.

RESTRICTIONS ON SALES OF SHARES

    Holders of 38,176,062 shares of Eos common stock and preferred stock have signed agreements with Pharmacopeia agreeing not to sell the shares of Pharmacopeia common stock that they receive in the merger during the 90-day period after the closing date of the merger. Assuming no adjustment in the exchange ratio, such persons will receive approximately 6,923,964 shares of Pharmacopeia common stock in the merger.

    Any person who is deemed to be an affiliate of either Pharmacopeia or Eos at the time of the special meeting of Pharmacopeia stockholders or at the time Eos obtained stockholder approval of the merger will be subject to Rule 145 under the Securities Act, which imposes certain volume and manner of sale restrictions on transfers by such persons of the shares of Pharmacopeia common stock that they receive in the merger.

COMPLETION AND EFFECTIVENESS OF THE MERGER

    The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval by the stockholders of Pharmacopeia of:

       - the issuance of Pharmacopeia common stock in the merger; and

       - the amendment to Pharmacopeia's Restated Certificate of Incorporation.

    The merger will become effective upon the later of:

       - the time the certificate of merger is filed with the Secretary of State of the State of Delaware; and

       - such later date as may be specified in the certificate of merger.

    Pharmacopeia presently intends to operate its drug discovery and development business and Eos' business in a manner similar to that in which these businesses historically have been operated. Pharmacopeia intends to retain Eos management to operate Eos' business. David W. Martin, Jr., Eos' President and Chief Executive Officer, will become president of Pharmacopeia's drug discovery and development business following the merger.

    Upon completion of the merger, Pharmacopeia believes that the merger will decrease Pharmacopeia's earnings per share for the foreseeable future as compared to the results that would have been achieved without the merger and before taking into account the write-off of acquired in-process research and development costs, if any, and amortization of stock-based compensation, goodwill and intangible assets. Pharmacopeia believes that the potential synergies arising from the integration of Eos into Pharmacopeia's drug discovery and development business unit will generate increased stockholder value over time. Pharmacopeia expects synergies to result, among other things, from:

       - the leveraging of Pharmacopeia's existing library of over six million small molecules by screening it against drug targets identified through Eos' target identification;

       - the integration of Eos' therapeutic antibody development capabilities and ability to identify and validate proprietary genomic-derived targets with Pharmacopeia's combinatorial chemistry and high-throughput screening capabilities;

       - the utilization of Pharmacopeia's sales and marketing infrastructure to promote Eos' gene expression databases and proprietary bioinformatics software solutions;

       - the combination of Eos' identified drug targets with Pharmacopeia's small molecule expertise; and

       - the combination of the proprietary know how and expertise of the scientific staffs of Pharmacopeia and Eos.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

    GENERAL.

    The following discussion describes the material United States federal income tax consequences to a U.S. holder of Eos stock of the exchange of Eos stock for Pharmacopeia common stock pursuant to the merger. This discussion only applies to you if you are a U.S. holder of Eos stock.

    For purposes of this discussion, a U.S. holder means:

       - a citizen or resident of the United States;

       - a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

       - a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

       - an estate that is subject to U.S. federal income tax on its income regardless of its source.

    This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion assumes that you hold your Eos stock and will hold your Pharmacopeia common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your personal investment circumstances or to you if you are subject to special treatment under the U.S. federal income tax laws, including rules applicable to:

       - insurance companies;

       - tax-exempt organizations;

       - dealers in securities or foreign currency;

       - banks or trusts;

       - persons that hold their Eos stock as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction;

       - persons that have a functional currency other than the U.S. dollar;

       - investors in pass-through entities;

       - stockholders who acquired their Eos stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan;

       - foreign persons;

       - persons that are subject to the alternative minimum tax provisions of the Internal Revenue Code; or

       - holders of options granted under any Eos benefit plan.

    If a U.S. holder is a partner in a U.S. partnership or other U.S. entity treated as a partnership for U.S. federal income tax purposes which holds Eos stock, this discussion will generally apply to the U.S. holder. Foreign partners in U.S. partnerships or any partner in a foreign partnership should consult their tax advisors.

    In addition, the following discussion does not address:

       - the tax consequences of other transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger), any transaction in which the shares of Eos stock are acquired or shares of Pharmacopeia are disposed of,

       - the tax consequences of the merger under foreign, state or local tax laws, or

       - the tax consequences of the assumption by Pharmacopeia of Eos stock options or the tax consequences of the receipt of rights to acquire Pharmacopeia stock.

    ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

    TAX OPINIONS.

    Completion of the merger is conditioned upon the receipt by Eos of an opinion from Debevoise & Plimpton, special counsel to Eos, and by Pharmacopeia of an opinion from Dechert, counsel to Pharmacopeia, each dated as of the closing date of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for United States federal income tax purposes. These opinions of counsel will be based on certain facts, representations by Eos and Pharmacopeia and assumptions set forth in such opinions. Such facts, representations or assumptions, if incorrect in certain material respects, could jeopardize the conclusions reached in the opinions. Moreover, if these representations cannot be made as of the closing date, Debevoise & Plimpton and Dechert may be unable to deliver their opinions, and the merger would likely not occur unless it is resubmitted to stockholder votes. One of the representations on which the opinions are based is that the cash consideration paid to the Eos stockholders will not exceed 50% of the aggregate consideration paid to them. If the cash consideration exceeds that amount, Debevoise & Plimpton and Dechert may be unable to render their opinions at closing. Neither Eos nor Pharmacopeia is currently aware of any facts or circumstances which would cause any facts, representations or assumptions to be made to counsel to be untrue or incorrect in any material respect. However, the amount of cash consideration payable to the Eos stockholders will depend on the value of the Pharmacopeia Stock, which is outside the control of the parties. As a result it is possible that Eos or Pharmacopeia will be unable at closing to make the representations necessary to support the tax opinions and counsel will be unable to deliver their opinions. An opinion of counsel is not binding on the Internal Revenue Service or the courts. Any change in currently applicable law, which may or may not be retroactive, or failure of any factual representations or assumptions to be true, correct and complete in all material respects, could affect the ability of the firms to deliver the Dechert tax opinion and the Debevoise & Plimpton tax opinion or the continuing validity of these opinions after delivery.


    Assuming the merger does qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code, it is the opinion of Dechert and the opinion of Debevoise & Plimpton that the following discussion, to the extent it describes matters of law and legal conclusions, is an accurate summary of the material federal income tax consequences of the merger to the stockholders under the law in effect as of the date hereof.


       - You will not recognize any gain or loss solely upon your receipt of Pharmacopeia common stock in exchange for your Eos stock in the merger, except to the extent you receive cash in lieu of a fractional share of Pharmacopeia common stock or, if applicable, cash consideration in the merger.

       - The aggregate tax basis of the Pharmacopeia common stock that you receive in the merger, including any shares held in escrow, will be the same as the aggregate tax basis of the Eos stock you surrendered in exchange for Pharmacopeia common stock increased by the amount of any gain you recognized and reduced by the amount of any cash you received (and further reduced by any tax basis attributable to any fractional share that you are deemed to have disposed).

       - The holding period of the Pharmacopeia common stock that you receive in the merger will include the period for which you held the Eos stock surrendered in exchange for Pharmacopeia common stock, if you held the surrendered Eos stock as a capital asset at the time of the merger.

       - Cash payments that you receive in lieu of a fractional share will be treated as if the fractional share of Pharmacopeia common stock had been issued in the merger and then redeemed by Pharmacopeia. If you receive cash in lieu of a fractional share, you should recognize gain or loss upon payment measured by any difference between the amount of cash you received and your basis in the fractional share.

    The opinions of Dechert and Debevoise & Plimpton and this discussion are based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to you as described above.

    A successful IRS challenge to the reorganization status of the merger would result in you recognizing taxable gain or loss with respect to each share of Eos stock surrendered equal to the difference between (A) your basis in the shares and (B) the fair market value, as of the closing of the merger, of the Pharmacopeia common stock and any other consideration you receive in exchange. In this event, your aggregate basis in the Pharmacopeia common stock received would equal its fair market value as of the closing date of the merger, and your holding period for Pharmacopeia common stock would begin the day after the merger.

    CASH CONSIDERATION.

    If you receive any cash consideration (other than cash in lieu of fractional shares) in the merger, you will recognize gain to the extent of cash received in the merger. You may not recognize a loss, however. Eos anticipates that it will have no current earnings and profits at the time of the merger.

Accordingly, any gain should be treated as capital gain, and will be treated as long-term capital gain if you have held the Eos stock for more than one year.

    TAX CONSEQUENCES OF THE ESCROW.

    Under the merger agreement, 10% of the aggregate number of shares of Pharmacopeia common stock issuable in the merger in respect of outstanding shares of Eos common stock and 10% of any cash consideration issuable in the merger in respect of outstanding shares of Eos common stock will be placed in escrow. The return of any escrow shares to Pharmacopeia in satisfaction of an indemnifiable claim generally should not result in you recognizing any gain or loss with respect to those shares, and you should increase your basis in your remaining Pharmacopeia common stock by an amount equal to the basis of the escrow shares returned by you as allocated in the merger. The return of the escrow shares could also impact the total amount that you realize on the disposition of your Eos stock and therefore reduce the amount of gain, if any, recognized as a result of your receipt of any cash. You are urged to consult your tax advisor regarding the tax consequences to you of the transfer of the escrow shares.

    POSSIBLE INSTALLMENT SALE TREATMENT FOR CASH ESCROW.

    It is unclear whether the installment sale method is available for the portion of any of your gain attributable to any cash consideration placed in escrow.

    The installment sale method allows taxpayers to report gain recognized on a sale as payments of the sale proceeds are received if payment of all or part of the consideration is deferred to a year after the year in which the sale takes place. The amount of income reported in each year is the portion of the payment received in that year which is equal to the ratio of the gross profit to the total contract price. The gross profit is the difference between the selling price and the taxpayer's basis.

    If there is cash consideration that is distributed from the escrow in a year after the year in which the merger closes and if the installment sale method is applicable, gain with respect to the cash distributed from the escrow would be recognized only when (and based on the amount of cash distributed) the escrowed funds are distributed.

    If the installment sale method is not available, and there is a cash escrow, you would report the entire amount of cash consideration, including the amount held in escrow, as received in the year in which the merger closes. If, in a subsequent year, a portion of the cash escrow is returned to Pharmacopeia, you would have a capital loss. The deductibility of capital losses may be limited.

    You are urged to consult with your own tax advisor concerning the taxation of any cash consideration held or distributed from the escrow.

    DISSENTING EOS STOCKHOLDERS.

    If you receive solely cash in exchange for your Eos stock pursuant to the exercise of your appraisal rights under Delaware law, you will generally recognize capital gain or loss at the time the merger closes. Such gain or loss will be equal to the difference between the tax basis of the Eos stock you surrendered and the amount of cash you received for your Eos stock. Such capital gain or loss will constitute long-term capital gain or loss if you held your Eos stock for more than one year at the time the merger closes.

    BACKUP WITHHOLDING WITH RESPECT TO CASH PAID INSTEAD OF FRACTIONAL SHARES OF
     PHARMACOPEIA COMMON STOCK.

    Certain non-corporate U.S. holders may be subject to backup withholding (the current rate is 30.5%) on cash payments received instead of fractional shares of Pharmacopeia common stock and on any cash consideration payable pursuant to the merger. Backup withholding will not apply, however, to you if you furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of the merger, provide a certification of foreign status on Form W-8 or successor form or are otherwise exempt from backup withholding.

    REPORTING REQUIREMENTS.

    As a U.S. Holder of Eos shares who receives Pharmacopeia common stock as a result of the merger, you will be required to retain records related to the merger and file with your federal income tax return a statement setting forth facts relating to the merger.

ACCOUNTING TREATMENT OF THE MERGER

    The acquisition will be accounted for using the purchase method of accounting which means that the assets and liabilities of Eos, including intangible assets, will be recorded on Pharmacopeia's balance sheet at their fair values upon completion of the merger. One of the intangible assets that may be identified is in-process research and development. The value of this intangible asset, if any, will be charged to Pharmacopeia's operations in the quarter during which the merger is completed and the acquisition accounting and valuation amounts are finalized. Additionally, the intrinsic value of the unvested options assumed in the merger will be allocated to deferred stock-based compensation, which will be amortized over the remaining vesting period of these options. The remaining purchase price in excess of the fair value of the net tangible assets will be reflected as goodwill and other intangible assets. For acquisitions completed after June 30, 2001, accounting principles generally accepted in the United States allow certain intangible assets, including goodwill, to be maintained on the balance sheet rather than being amortized; however, they must be written down to their revised estimates of fair value in the event that they are deemed to be impaired. The results of operations and cashflows of Eos will be included in Pharmacopeia's results from the date of the merger.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

    U.S. ANTITRUST.

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, and the related rules, the merger may not be completed until Pharmacopeia and Eos notify and furnish information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. In connection with the merger, on October 3, 2001, Pharmacopeia and Eos each filed with the FTC and the Antitrust Division the required notification and report forms under the HSR Act. The applicable waiting period under the HSR Act relating to the merger expired on November 2, 2001.

    At any time before or after the completion of the merger, either the Antitrust Division or the FTC could take any action under U.S. antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of Pharmacopeia or Eos. Private parties and state attorneys general may also bring actions under U.S. antitrust laws depending on the circumstances. Although we believe that the merger is legal under U.S. antitrust laws, a challenge to the merger on antitrust grounds may be made and, if a challenge is made, it may be successful.

APPRAISAL RIGHTS

    Eos common stockholders are entitled to appraisal rights under Section 262 of Delaware General Corporation Law as to shares of Eos common stock that they own. We have set forth below a summary description of Section 262, which is reprinted in its entirety as Annex 5 to this proxy statement/ prospectus. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of Eos common stock. A person having a beneficial interest in shares of Eos common stock that are held of record in the name of another person must act promptly to cause the stockholder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

    You should review this summary and Annex 5 carefully if you are an Eos common stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so. Failure to comply strictly with the procedures set forth in this document and in Annex 5 will result in the loss of appraisal rights.

    In accordance with Section 262, any Eos common stockholder may, within 20 days of the mailing by Eos of notice that the Eos stockholders approved the merger and that appraisal rights are available, which notice was mailed together with this proxy statement/prospectus, demand in writing from Eos the appraisal of the fair value of the stockholder's shares of Eos common stock. The demand must reasonably inform Eos of the identity of the Eos common stockholder and that the Eos stockholder intends to demand the appraisal of the Eos stockholder's shares of Eos common stock. In order to be entitled to appraisal rights with respect to any shares of Eos common stock, a stockholder must:

       - be the record holder of the shares of Eos common stock on the date of the demand;

       - continuously hold the shares of Eos common stock through the closing of the merger;

       - properly demand an appraisal as described in this section; and

       - not have consented to the proposal to approve the merger and adopt the merger agreement.

    An Eos stockholder who elects to exercise appraisal rights must mail or deliver a written demand to:

       Eos Biotechnology, Inc.
       225A Gateway Boulevard
       South San Francisco, CA 94080-7019
       Attention: Secretary

    A failure to consent to the merger will not by itself constitute notice of an Eos common stockholder's election to exercise appraisal rights.

    Any Eos common stockholder, other than a record owner who is acting as a nominee holder for more than one beneficial owner, seeking to exercise appraisal rights for a portion, but not all, of the Eos common stockholder's shares of Eos common stock should consult with legal counsel before taking action. Eos believes that Delaware law has not clearly addressed the ability of an Eos common stockholder to exercise appraisal rights with respect to a portion, but not all, of an Eos common stockholder's shares of Eos common stock. Should an Eos common stockholder, other than a record owner who is acting as a nominee holder for more than one beneficial owner, seek to exercise appraisal rights with respect to a portion, but not all, of the Eos common stockholder's shares of Eos common stock, Eos presently intends to assert that by doing so the Eos common stockholder has waived appraisal rights. Eos common stockholders should be aware that a Delaware court may find that the Eos common stockholder has so waived the Eos common stockholder's appraisal rights.

    A demand for appraisal must be executed by or for the Eos common stockholder of record as the Eos common stockholder's name appears on the certificate or certificates representing his or her shares of Eos common stock. If the shares of Eos common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, the demand must be executed by the fiduciary. If the shares of Eos common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for an Eos common stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner. A stockholder who holds shares of Eos common stock as a nominee for others may exercise appraisal rights with respect to the shares of Eos common stock held for all or less than all beneficial owners for which it holds shares of Eos common stock. Where the number of shares of Eos common stock is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such stockholder. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

    From and after the closing of the merger, no Eos common stockholder who has duly demanded appraisal in compliance with Section 262 will be entitled to vote the shares of Eos common stock subject to the demand for any purpose or to receive payment of dividends or other distributions on the shares of Eos common stock, except for dividends or distributions payable to Eos common stockholders of record at a date prior to the closing of the merger.

    At any time within 60 days after the closing of the merger, any Eos common stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the merger agreement. After this period, an Eos common stockholder may withdraw his or her demand for appraisal only with the consent of Eagle Acquisition Corporation (which will be renamed "Eos Biotechnology, Inc." at the time we complete the merger), as the surviving corporation of the merger. In the event of any such withdrawal, the right of the withdrawing stockholder to an appraisal of his or her shares of common stock will cease. If an appraisal petition has already been filed (as described in the next paragraph), the permission of the Delaware Court of Chancery will also be required for such withdrawal.

    Within 120 days after the closing of the merger, either the surviving corporation of the merger or any Eos common stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the dissenting Eos common stockholders. If a petition for an appraisal is timely filed, after a hearing on the petition, the Court of Chancery will determine which Eos common stockholders are entitled to appraisal rights and will appraise the shares formerly owned by these Eos common stockholders, determining the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the Court of Chancery is to take into account all relevant factors.

    The surviving corporation will give notice of the effective date of the merger to each Eos common stockholder who properly filed a timely written demand for appraisal and who did not vote for the merger.

    The cost of the appraisal proceeding may be determined by the Court of Chancery and taxed against the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a dissenting Eos stockholder, the Court of Chancery may order that all or a portion of the expenses incurred by any dissenting Eos common stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

    If no petition for appraisal is filed with the Court of Chancery within 120 days after the closing of the merger, Eos common stockholders' rights to appraisal shall be lost. Thereafter, Eos common stockholders shall only be entitled to receive Pharmacopeia common shares pursuant to the merger agreement upon valid surrender of the certificates that formerly represented their shares of Eos common stock. Since none of Eos, Eagle Acquisition Corporation or Pharmacopeia has an obligation to file a petition, and none has any present intention to do so, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

    Pharmacopeia's stockholders will not have appraisal rights under Delaware law with respect to the merger because:

       - Pharmacopeia is not a constituent corporation of the merger;

       - Pharmacopeia's common stock is traded on the Nasdaq National Market;
         and

       - Pharmacopeia stockholders will continue to hold their shares after the merger.

LISTING ON NASDAQ OF PHARMACOPEIA COMMON STOCK TO BE ISSUED IN THE MERGER

    Pharmacopeia has agreed to use all reasonable efforts to cause the shares of common stock to be issued in the merger to be listed for trading on the Nasdaq National Market.

                               PHARMACOPEIA, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma condensed combined financial statements give effect to the acquisition by Pharmacopeia of Eos using the purchase method of accounting. Such pro forma adjustments are based upon available information and upon certain assumptions that Pharmacopeia's management believes are reasonable under the circumstances. These pro forma financial statements are presented for illustrative purposes only and therefore are not necessarily indicative of the operating results or financial position that might have been achieved had the Eos acquisition occurred as of an earlier date, nor are they necessarily indicative of operating results or financial position which may occur in the future.


    The unaudited pro forma condensed combined balance sheet is provided as of September 30, 2001, giving effect to the Eos acquisition as though it had been consummated on that date. Effective June 29, 2001, Pharmacopeia acquired Synomics Limited, a software integration solutions provider located in the United Kingdom, in a transaction accounted for as a purchase. Effective September 6, 2000, Pharmacopeia acquired the software division of Oxford Molecular Group plc, a scientific software solutions provider located in the United Kingdom, in a transaction also accounted for as a purchase. Effective February 29, 2000, Pharmacopeia acquired Synopsys, a scientific software solutions provider located in the United Kingdom, in a transaction accounted for as a purchase. Accordingly, the historical balance sheet of Pharmacopeia as of September 30, 2001 includes the accounts of Synomics Limited, the software division of Oxford Molecular Group plc and Synopsys Scientific Systems Limited as of that date.



    The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2000 combines the results of operations of Pharmacopeia for the year ended December 31, 2000, and the results of operations of Synomics for the year ended September 30, 2000, and the results of operations of Oxford for the period from January 1, 2000 through September 6, 2000 (the acquisition date) with the results of operations of Eos for the year ended December 31, 2000 and gives effect to the Eos acquisition as though it had occurred on January 1, 2000, the beginning of Pharmacopeia's fiscal year. The pro forma results of operations of Synopsys for the two months ended February 29, 2000 (the acquisition date) are not included in the pro forma condensed combined statement of operations of Pharmacopeia for the year ended December 31, 2000 because the results are not material. The unaudited pro forma combined condensed statements of operations for the nine months ended September 30, 2001 combines the results of operations of Pharmacopeia for the nine months ended September 30, 2001 (including the results of Synomics Limited for the period since acquisition), the results of Synomics for the period ended on the date of acquisition, and the results of Eos for the nine months ended September 30, 2001 and gives effect to the Eos acquisition as though it had occurred on January 1, 2001, the beginning of Pharmacopeia's fiscal year.



    Pharmacopeia's condensed financial information included in these pro forma financial statements is derived from its September 30, 2001 unaudited consolidated financial statements included in its Form 10-Q for the same period, and from its December 31, 2000 audited consolidated financial statements included in its most recent Form 10-K. Synomics' financial information included in these pro forma financial statements is derived from its June 29, 2001 unaudited financial statements, and from its September 30, 2000 audited financial statements. Oxford's financial information included in these pro forma financial statements is derived from its September 6, 2000 unaudited combined financial statements. Synomics' and Oxford's financial statements included in the pro forma information as of all dates and for all periods presented have been converted into US dollars and adjusted, where appropriate, to present Synomics' and Oxford's financial positions and Synomics' and Oxford's results of operations in accordance with generally accepted accounting principles in the United States. Eos' financial information included in these pro forma financial statements is derived from its September 30, 2001 unaudited financial statements, and from its December 31, 2000 audited financial statements.


    The unaudited pro forma combined condensed financial information should be read in conjunction with the audited financial statements and accompanying notes and Management's Discussion and Analysis of Financial Condition and Results of Operations of Pharmacopeia and Eos, Synomics and Oxford included elsewhere or incorporated by reference in this proxy statement/prospectus.

                               PHARMACOPEIA, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001



                                   (in thousands)



                                                                                  PRO FORMA
                                                 PHARMACOPEIA        EOS         ADJUSTMENTS      PRO FORMA
                                                 ------------      --------      -----------      ---------
Current assets:
  Cash and cash equivalents................        $ 39,641        $ 11,677        $ (5,000)(1)   $  46,318
  Marketable securities....................         117,120          26,585               0         143,705
  Trade receivables, net...................          23,219             156               0          23,375
  Other current assets.....................           5,850           1,567               0           7,417
                                                   --------        --------        --------       ---------
Total Current Assets.......................         185,830          39,985          (5,000)        220,815

Property and equipment, net................          11,421           3,981               0          15,402
Capitalized software, net..................          14,025               0               0          14,025
Goodwill and other intangibles, net........          40,333               0          87,844 (2)     128,177
Other assets...............................           1,465           2,528               0           3,993
                                                   --------        --------        --------       ---------
Total assets...............................        $253,074        $ 46,494        $ 82,844       $ 382,412
                                                   ========        ========        ========       =========
Current liabilities:
Accounts payable...........................        $  2,693        $  1,172        $      0       $   3,865
Accrued liabilities........................          26,114           2,588               0          28,702
Deferred revenue, current portion..........          25,109               0               0          25,109
                                                   --------        --------        --------       ---------
Total current liabilities..................          53,916           3,760               0          57,676

Other long term liabilities................             201           2,365               0           2,566
Deferred revenue--long term................           3,686           4,981          (1,700)(3)       6,967

Stockholders' Equity:
  Capital stock............................               2               8              (7)(4)           3
  Additional paid in capital...............         280,546          71,997         106,812 (4)     459,355
  Deferred compensation....................               0            (887)         (7,991)(6)      (8,878)
  Accumulated deficit......................         (85,015)        (36,110)        (13,890)(5)    (135,015)
  Accumulated comprehensive loss...........             892             380            (380)(4)         892
  Treasury stock...........................          (1,154)              0               0          (1,154)
                                                   --------        --------        --------       ---------
Total stockholders' equity.................         195,271          35,388          84,544         315,203
                                                   --------        --------        --------       ---------
Total liabilities and stockholders'
  equity...................................        $253,074        $ 46,494        $ 82,844       $ 382,412
                                                   ========        ========        ========       =========


   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Information

                               PHARMACOPEIA, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000


                      (in thousands, except per share amounts)



                                                                                           US GAAP      PRO FORMA
                                       PHARMACOPEIA      EOS      SYNOMICS     OXFORD    ADJUSTMENTS   ADJUSTMENTS   PRO FORMA
                                       -------------   --------   ---------   --------   -----------   -----------   ----------
Revenue:
  Drug discovery services............    $ 39,035      $  1,484    $     0    $     0     $      0      $      0      $ 40,519
  Software license, service and
  other..............................      75,401             0        782     11,748       (1,192)(a)         0        86,739
  Hardware...........................       4,955             0          0          0            0             0         4,955
                                         --------      --------    -------    -------     --------      --------      --------
    Total revenue....................     119,391         1,484        782     11,748       (1,192)            0       132,213

Cost of revenue:
  Drug discovery services............      23,100             0          0          0            0             0        23,100
  Software license, service and
  other..............................      10,901             0          0      1,891            0         2,600 (7)    15,392
  Hardware...........................       4,396             0          0          0            0             0         4,396
                                         --------      --------    -------    -------     --------      --------      --------
    Total cost of revenue............      38,397             0          0      1,891            0         2,600        42,888

Gross margin.........................      80,994         1,484        782      9,857       (1,192)       (2,600)       89,325

Operating costs and expenses:
  Research and development...........      26,431        12,999      2,620        169            5 (b)     3,000 (8)    45,224
  Sales, general and
  administrative.....................      48,749         3,558      1,788     11,191        3,195 (c)       450 (9)    68,931
  Deferred compensation..............           0             0          0          0            0         6,576 (10)     6,576
  Write off of in process R&D........       8,740             0          0          0            0             0         8,740
  Goodwill amortization..............       3,838             0          0          0        7,593 (d)     3,719 (11)    15,150
                                         --------      --------    -------    -------     --------      --------      --------
    Total operating costs and
    expenses.........................      87,758        16,557      4,408     11,360       10,793        13,745       144,621

Operating loss.......................      (6,764)      (15,073)    (3,626)    (1,503)     (11,985)      (16,345)      (55,296)
Interest and other income (expense),
  net................................       9,194         1,714        165          0            0        (1,521)(12)     9,552
                                         --------      --------    -------    -------     --------      --------      --------
Income (loss) before provision
  (benefit) for income taxes.........       2,430       (13,359)    (3,461)    (1,503)     (11,985)      (17,866)      (45,744)
Provision for income taxes...........       1,255             0          0         48            0             0         1,303
                                         --------      --------    -------    -------     --------      --------      --------
Net income (loss)....................    $  1,175      $(13,359)   $(3,461)   $(1,551)    $(11,985)     $(17,866)     $(47,047)
                                         ========      ========    =======    =======     ========      ========      ========
Earnings (loss) per share--basic.....    $   0.05                                                                     $  (1.45)
Weighted average shares outstanding--
  basic..............................      22,659                                                                (13)    32,468

Earnings (loss) per share--diluted...    $   0.05                                                                     $  (1.45)
Weighted average shares outstanding--
  diluted............................      24,453                                                                (13)    32,468


   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Information

                               PHARMACOPEIA, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001



                      (in thousands, except per share amounts)



                                                                         US GAAP      PRO FORMA
                                  PHARMACOPEIA     EOS      SYNOMICS   ADJUSTMENTS   ADJUSTMENTS   PRO FORMA
                                  ------------   --------   --------   -----------   -----------   ---------
Revenue:
  Drug discovery services.......    $ 20,323     $  2,970   $     0       $  0         $     0     $ 23,293
  Software license, service and
    other.......................      60,957            0       290        204(e)            0       61,451
  Hardware......................       3,620            0         0          0               0        3,620
                                    --------     --------   -------       ----         -------     --------
    Total revenue...............      84,900        2,970       290        204               0       88,364

Cost of revenue:
  Drug discovery services.......      15,781            0         0          0               0       15,781
  Software license, service and
    other.......................      13,451            0         0          0               0       13,451
  Hardware......................       3,287            0         0          0               0        3,287
                                    --------     --------   -------       ----         -------     --------
    Total cost of revenue.......      32,519            0         0          0               0       32,519

Gross margin....................      52,381        2,970       290        204               0       55,845

Operating costs and expenses:
  Research and development......      25,801       15,351     1,459          0           2,250 (8)   44,861
  Sales, general and
  administrative................      43,923        3,601       914          1(f)            0       48,439
  Deferred compensation.........           0          137         0          0           5,621 (10)    5,758
  Goodwill amortization.........       5,640            0         0          0             350 (11)    5,990
                                    --------     --------   -------       ----         -------     --------
    Total operating costs and
      expenses..................      75,364       19,089     2,373          1           8,221      105,048

Operating income (loss).........     (22,983)     (16,119)   (2,083)       203          (8,221)     (49,203)

Interest and other income
  (expense), net................       6,671        8,534      (926)         0            (338)(12)   13,941
                                    --------     --------   -------       ----         -------     --------
Income (loss) before provision
  for income taxes..............     (16,312)      (7,585)   (3,009)       203          (8,559)     (35,262)
Provision for income taxes......         829            0         0          0               0          829
                                    --------     --------   -------       ----         -------     --------
Net income (loss)...............    $(17,141)    $ (7,585)  $(3,009)      $203         $(8,559)    $(36,091)
                                    ========     ========   =======       ====         =======     ========
Loss per share--basic...........    $  (0.72)                                                      $  (1.08)
Weighted average shares
  outstanding--basic............      23,707                                                   (13)   33,516

Loss per share--diluted.........    $  (0.72)                                                      $  (1.08)
Weighted average shares
  outstanding--diluted..........      23,707                                                   (13)   33,516


   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Information

                               PHARMACOPEIA, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANICAL INFORMATION

PRO FORMA BASIS OF PRESENTATION AND ADJUSTMENTS


    Under the terms of the merger agreement, Pharmacopeia will issue 0.18136927 shares of common stock for each outstanding common share of Eos common stock. This pro forma presentation assumes that the exchange ratio is not adjusted and that cash is not paid. This pro forma presentation also assumes that Eos does not issue any additional options or restricted stock that it is permitted to issue prior to closing. Based on these assumptions, Pharmacopeia would issue 10,278,912 shares of common stock and assume options and warrants to purchase approximately 432,002 shares of Pharmacopeia common stock. The exchange ratio may be adjusted if the average stock price of Pharmacopeia's common stock (as defined) exceeds $20.00 per share. Also, Pharmacopeia may be required to provide cash consideration if its average stock price falls below $14.887.



    Pharmacopeia estimates the purchase price to be approximately $183 million, which is comprised of the value of the shares, the fair value of options assumed, and costs to complete the acquisition. For purposes of determining the estimated purchase price, Pharmacopeia assumed that the value of its common stock issued in the Eos acquisition is $17.83 per share, based on the average closing price of Pharmacopeia common stock for the two days before, the day of, and the two days after the terms of the acquisition had been agreed to and announced.



    Pharmacopeia is in the process of estimating the value of tangible and intangible assets to be acquired in order to allocate the purchase price in accordance with FAS 141. Subject to the final analysis, the purchase price has been allocated as follows based upon management's best estimate of the tangible and intangible assets, including acquired technology and in-process research and development.



                                                                  AMOUNT
                                                              (IN THOUSANDS)
                                                              --------------
Net tangible assets acquired................................     $ 37,088
In-process research and development.........................       50,000
Developed technology........................................       15,000
Deferred compensation.......................................        7,991
Goodwill....................................................       72,844
                                                                 --------
    Total...................................................     $182,923
                                                                 ========



    Pharmacopeia allocated $50 million of the purchase price to in-process research and development projects. This allocation represented the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development projects. The development of these projects has not yet reached technological feasibility, and the research and development in progress has no alternative future uses.



    Eos is currently undergoing development efforts for release of drugs for treatment of major cancers including breast, prostate and colon. For purposes of allocating the purchase price, management has determined the drugs under development to be approximately 25 percent complete based on a milestone and absolute time basis. In making its purchase price allocation, management considered present value calculations of income, an analysis of project accomplishments and remaining outstanding items, an assessment of overall contributions, as well as project risks. The value assigned to purchased in-process technology was determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flows to their present value. The revenue projection used to value the in-process research and development was based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by Pharmacopeia and its competitors. The resulting net cash flows from such projects are based on management's estimates of cost of sales, operating expenses, and income taxes from such projects.



    The rates utilized to discount the net cash flows to their present value were based on estimated cost of capital calculations. Due to the nature of the forecast and the risks associated with the projected growth and profitability of the developmental projects, a discount rate of 60 percent was used to value the in-process R&D. This discount rate was commensurate with Eos' stage of development and the uncertainties in the economic estimates described above.



    If these projects are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods. Additionally, the value of other acquired intangible assets may become impaired.



    Pharmacopeia believes that the foregoing assumptions used in the in-process R&D analysis are reasonable. No assurance can be given, however, that the underlying assumptions used to estimate expected project sales, development costs or profitability, or the events associated with such projects, will transpire as estimated.



    The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 do not include the $50 million write off of acquired in-process research and development as it is a material non-recurring charge. It will be included in the actual consolidated statement of operations of Pharmacopeia in the period the transaction is consummated.



    Deferred compensation represents the estimated intrinsic value of the unvested options to be assumed and the restricted shares subject to repurchase based on their estimated intrinsic value.



    Adjustments to the above allocation of the purchase price will include changes in the value of the assets, liabilities and deferred compensation between September 30, 2001 and the date the merger is completed.


PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(1) To record cash used for acquisition-related expenses such as investment banking, legal, accounting, registration and miscellaneous fees.

(2) To reflect the intangible assets which are expected to consist of developed technology and goodwill.


(3) To adjust Eos deferred revenue to the amount representing the present value of the unreimbursed direct and indirect costs of the remaining future obligation plus a normal profit margin.


(4) To eliminate Eos historical equity accounts, computed as follows:


Total consideration                                             $182,923
  Less: Cash consideration                                        (5,000)
        Amount allocated to common stock                              (1)
        Eos historical paid in capital                           (71,110)
                                                                --------
Net increase in additional paid in capital                      $106,812


(5) To reflect the one time write off of $50 million of in-process research and development, computed as follows:


      Total write-off of in-process research and development    $ 50,000
        Less:  Eos historical accumulated deficit                (36,110)
                                                                --------
      Adjustment needed to reflect write-off                    $ 13,890



(6) To record deferred compensation related to the unvested stock options of Eos employees that will be assumed by Pharmacopeia and the outstanding restricted stock subject to repurchase in accordance with Financial Accounting Standards Board Interpretation No. 44 (FIN 44) of APB 25, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION--AN INTERPRETATION OF APB OPINION 25.

(7) To adjust the amount of amortization of developed technology identified in the Oxford acquisition to reflect a full year of amortization. Pharmacopeia identified developed technology of $11.7 million which is being amortized over three years.

(8) To record the amortization of developed technology identified in the Eos acquisition. Pharmacopeia expects to identify developed technology of $15 million, which will be amortized over five years.

(9) To record a full year of amortization of the assembled workforce intangible asset identified in the Oxford acquisition for the year ended December 31, 2000. Pharmacopeia identified the Oxford assembled workforce intangible asset of $2.1 million which is being amortized over three years.


(10) To record amortization of deferred compensation related to stock options and unvested restricted stock assumed in connection with the Eos acquisition. Pharmacopeia expects to identify deferred compensation related to unvested stock options of $8.9 million which will be amortized over the estimated remaining vesting period on an accelerated basis as permitted under Financial Accounting Standards Board interpretation No. 28 (FIN 28), ACCOUNTING FOR STOCK APPRECIATION RIGHTS AND OTHER VARIABLE STOCK OPTION OR AWARD PLANS.



(11) To record a full year of amortization of goodwill identified in the Oxford acquisition for the year ended December 31, 2000. Pharmacopeia recorded goodwill of $21.3 million in the Oxford acquisition which is being amortized over five years. To additionally, record expected annual and semi-annual amortization of goodwill of approximately $700,000 and $350,000, in the twelve and six month periods respectively, associated with the acquisition of Synomics. Pharmacopeia recorded approximately $3.5 million of goodwill in the Synomics acquisition which is being amortized over five years, beginning in July 2001 the amortization was included in Pharmacopeia's results of operations. The treatment of goodwill and other identifiable assets within the unaudited pro forma consolidated financial statements with respect to Oxford and Synomics does not reflect the impact of the FASB Statements
    No. 141 and No. 142, BUSINESS COMBINATIONSand GOODWILL AND OTHER INTANGIBLE ASSETS. Goodwill related to the Eos acquisition will not be amortized under Financial Accounting Standards Board Statements No. 141 and No. 142 and therefore amortization expense has not been included herein.


(12) To reflect lost interest income on cash used to complete the Synomics, Oxford and Eos acquisitions.

(13) To reflect the number of shares Pharmacopeia expects to issue in exchange for the outstanding shares of Eos. Pro forma diluted loss per share does not include preferred stock, outstanding options, warrants, and shares subject to repurchase because all such securities are antidilutive for all periods presented.

US GAAP ADJUSTMENTS

(a) To reflect $1,087 of Oxford software revenue and $105 of Synomics services revenue deferred based on US GAAP requirements.

(b) To reflect stock-based compensation as required under Emerging Issues Task Force (EITF) 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES.

(c) To reflect restructuring reserve requirement based on US GAAP.

(d) To reflect amortization of goodwill ($2,479), intellectual property rights ($2,568) and other intangibles ($2,546) as per US GAAP.

(e) To reflect recognition of previously deferred revenue based on US GAAP requirements.

(f) To reflect additional compensation costs under accounting for stock options issued to non-employees.

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                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

THE FOLLOWING DESCRIPTION OF THE MERGER AGREEMENT MAY NOT CONTAIN ALL THE INFORMATION ABOUT IT THAT IS IMPORTANT TO YOU AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE MERGER AGREEMENT. WE ENCOURAGE YOU TO REFER TO THE MERGER AGREEMENT ITSELF, WHICH WE ATTACH AS ANNEX 1 AND INCORPORATE IN THIS SUMMARY BY REFERENCE.

GENERAL

    The merger agreement provides for the merger of Eos with and into Eagle Acquisition Corporation, a subsidiary of Pharmacopeia, with Eagle Acquisition Corporation surviving the merger under the name Eos Biotechnology, Inc. as a wholly-owned subsidiary of Pharmacopeia. It is intended that the merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The merger will become effective upon the satisfaction, or waiver, of various conditions and upon the later of the time the certificate of merger is filed with the Secretary of the State of the State of Delaware or such later date as may be specified in the certificate of merger. We anticipate that we will make the filing as soon as practicable after all the conditions precedent to the merger have been satisfied or waived.

CONVERSION SHARES; ESCROW

    At the closing of the merger, each issued and outstanding share of Eos common stock will be converted into the right to receive 0.18136927 shares of Pharmacopeia common stock. This exchange ratio is subject to adjustment as described below. Cash will be paid in lieu of any fractional shares of Pharmacopeia common stock that would otherwise be issuable.


    If the fair market value of Pharmacopeia common stock, determined in accordance with the merger agreement, is less than $14.887 per share, each share of Eos common stock, in addition to receiving 0.18136927 shares of Pharmacopeia common stock for each share of Eos common stock, will receive an amount of cash equal to 0.18136927 multiplied by the difference between $14.887 and the fair market value. The effect of this cash payment mechanism is to set the minimum consideration to be paid by Pharmacopeia in the merger for the Eos common stock, options and warrants outstanding on the date of this proxy statement/prospectus at approximately $159 million. However, holders of Eos options and warrants will not receive a cash payment. Instead, the number of shares of Pharmacopeia common stock for which options and warrants may be converted or exercised will be increased in lieu of the cash payment. The formula describing such increase appears on page 71 under the heading "Treatment of Options and Warrants." If the fair market value of Pharmacopeia common stock is greater than $20.00, the exchange ratio will be adjusted by dividing $213 million by the fair market value and then dividing the resulting quotient by 58,713,612, which will result in a stockholder of Eos receiving fewer shares of Pharmacopeia common stock than would have been received had the original exchange ratio remained in effect. This adjustment would limit the aggregate value of the Pharmacopeia common stock to be issued in exchange for Eos common stock options and warrants outstanding on the date of this proxy statement/prospectus to approximately $214 million. Pharmacopeia may terminate the merger if the fair market value of Pharmacopeia Common Stock is less then $11.738, at which price Pharmacopeia would be required to make aggregate cash payments of approximately $31 million if the merger closed (net of approximately $1.4 million aggregate exercise price of warrants that will expire if not exercised prior to the closing). Conversely, Eos may terminate the merger if the fair market value of Pharmacopeia common stock is less than $8.932, at which price Pharmacopeia would be required to make aggregate cash payments in excess of approximately $60 million if the merger closed (net of approximately $1.4 million aggregate exercise price of warrants that will expire if not exercised prior to the closing). For purposes of the merger agreement, the fair market value of Pharmacopeia equals the average of the closing prices of Pharmacopeia common stock, as reported on the Nasdaq National Market (rounded to the nearest one-thousandth) over the thirty-day period ending three days prior to the special meeting of Pharmacopeia stockholders.


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    Subject to the terms and conditions of the merger agreement, Pharmacopeia will deposit with American Stock Transfer & Trust Company, the exchange agent, certificates representing 90% of the shares of Pharmacopeia common stock issuable upon conversion of the outstanding shares of Eos common stock and, if applicable, 90% of the cash consideration payable upon conversion of the Eos common stock. The remaining 10% of the shares of Pharmacopeia common stock issuable upon conversion of the outstanding shares of Eos common stock and, if applicable, the remaining 10% of the cash consideration payable upon conversion of the Eos common stock will be deposited in escrow with Chase Manhattan Trust Company, National Association, as escrow agent. As promptly as practicable after the closing of the merger, the exchange agent will send to each holder of Eos common stock a letter of transmittal and instructions. Thereafter, holders of shares of Eos common stock may surrender their certificates to the exchange agent, together with a duly executed letter of transmittal. In exchange for the Eos share certificates, Eos stockholders will receive Pharmacopeia common stock certificates representing 90% of the number of shares equal to the number of shares of Eos common stock represented by the surrendered certificate multiplied by the exchange ratio. Pharmacopeia will not issue fractional shares of common stock. For each fractional share that would otherwise be issued, the exchange agent will pay the holder in cash an amount equal to the fractional part of a share of Pharmacopeia common stock multiplied by the closing price of Pharmacopeia common stock on the date the merger becomes effective. If Eos stockholders are also entitled to cash consideration, 90% of the per share cash consideration will also be payable by the exchange agent upon surrender of an Eos stock certificate. Holders of unexchanged shares of Eos common stock will not be entitled to receive any dividends or other distributions payable by Pharmacopeia with respect to those shares of Pharmacopeia common stock until the applicable Eos certificate is surrendered. Upon surrender and subject to applicable laws, however, those holders will receive accumulated dividends and distributions, without interest, together with cash in lieu of fractional shares.

TREATMENT OF OPTIONS AND WARRANTS

    At the closing of the merger, each outstanding option or warrant to purchase Eos common stock will become an option or warrant to acquire Pharmacopeia common stock, on the same terms and conditions as were applicable to the Eos option or warrant. After the closing of the merger, each Eos option and warrant assumed by Pharmacopeia will be exercisable solely for shares of Pharmacopeia common stock. The number of shares of Pharmacopeia common stock subject to each Eos option or warrant will be equal to the number of shares of Eos common stock subject to the Eos option or warrant immediately prior to the closing of the merger, multiplied by 0.18136927, rounded to the nearest whole number, with cash, less the applicable exercise price (as adjusted below), payable for any fraction of a share. The per share exercise price under each Eos option and warrant will be adjusted by:

    - dividing the per share exercise price under the Eos option or warrant by 0.18136927; and

    - rounding up to the nearest hundredth of a cent.

    If the fair market value of Pharmacopeia common stock is less than $14.887 per share, the exchange ratio used to determine the number of shares of Pharmacopeia common stock will be adjusted by multiplying the original exchange ratio (0.18136927) by a fraction, the numerator of which is $14.887 and the denominator of which is the fair market value of Pharmacopeia common stock. The adjustment to the exchange ratio described above is in lieu of, and not in addition to, the right to receive a cash payment upon exercise of the Eos options and warrants.

    If the fair market value of Pharmacopeia common stock is greater than $20.00, the exchange ratio will be adjusted by dividing $213 million by the fair market value, and then dividing the resulting quotient by 58,713,612. This will result in an option holder or warrant holder of Eos receiving the right to purchase fewer shares of Pharmacopeia common stock than would have been received had the original exchange ratio remained in effect.

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    Any restriction on the exercise of any Eos option or warrant will continue in full force and effect and the term, exercisability, vesting schedule and other provisions will otherwise remain unchanged.

DIRECTORS

    Pharmacopeia has agreed to take the necessary corporate action so that, as of the closing of the merger, David W. Martin, Jr. and Nicholas J. Pritzker will become members of the Pharmacopeia board of directors.

REPRESENTATIONS AND WARRANTIES

    The merger agreement includes representations and warranties by Eos, as to, among other things:

    - its corporate organization, standing and power;

    - its capitalization;

    - the accuracy of its financial statements and the absence of undisclosed liabilities;

    - the absence of certain changes with respect to its business or financial condition since the date of certain financial statements delivered to Pharmacopeia;

    - the validity of its title to, and certain other matters relating to, the assets purported to be owned by Eos that are material to its business;

    - intellectual property matters;

    - material contracts and agreements and the absence of any material breaches or violations thereof;

    - compliance with legal requirements and the maintenance of necessary governmental authorizations to conduct its business;

    - tax matters;

    - employee benefit plans;

    - compliance with environmental laws;

    - insurance matters;

    - transactions with certain parties related to Eos;

    - the absence of pending or threatened litigation;

    - Eos' corporate power and authority to enter into, and the enforceability against Eos of, the merger agreement;

    - the approval of the merger agreement by the Eos board of directors and such board of directors' recommendation that the Eos stockholders approve the merger agreement;

    - the vote of Eos stockholders necessary to adopt and approve the merger agreement, the merger and the transactions contemplated by the merger agreement;

    - the merger agreement's non-contravention of laws, agreements and governmental permits;

    - the fees of financial advisors employed by Eos;

    - employee-related information and agreements;

    - its relationships with customers and suppliers;

    - accounting matters and reorganization; and

    - the opinion of Eos' financial advisor.

    The merger agreement also includes representations and warranties by Pharmacopeia and Eagle Acquisition Corporation as to, among other things:

    - their corporate organization, standing and power;

                                       72
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    - the accuracy of Pharmacopeia's financial statements and information contained in certain filings of Pharmacopeia with the Securities Exchange Commission and the absence of undisclosed liabilities;

    - the corporate power and due authorization for, and enforceability of, the merger agreement, with respect to Pharmacopeia and Eagle Acquisition Corporation;

    - the vote of Pharmacopeia stockholders necessary to approve the issuance of Pharmacopeia common stock in connection with the merger agreement and to approve the amendment of Pharmacopeia's Restated Certificate of Incorporation;

    - the merger agreement's non-contravention of laws, agreements and governmental permits;

    - the valid issuance of Pharmacopeia common stock pursuant to the merger;

    - accounting matters and reorganization;

    - Pharmacopeia's capitalization;

    - the absence of certain changes with respect to Pharmacopeia's business or financial condition since the date of certain financial statements delivered to Eos;

    - compliance with legal requirements and the maintenance of necessary governmental authorizations to conduct Pharmacopeia's business;

    - the absence of pending or threatened litigation;

    - intellectual property matters; and

    - the fees of financial advisors employed by Pharmacopeia or Eagle Acquisition Corporation.

COVENANTS

    CONDUCT OF EOS' BUSINESS PRIOR TO THE CLOSING.

    Pursuant to the merger agreement, Eos has agreed that, prior to the closing of the merger, it will:

    - provide Pharmacopeia with reasonable access to its officers, directors, employees, agents, personnel and assets and to all existing books, records and other relevant documents and information;

    - use reasonable efforts to conduct its business in the ordinary course and in material compliance with legal requirements and contractual requirements;

    - use reasonable efforts to preserve intact its current business organization, to keep available the services of its current officers and employees and to maintain its relations and goodwill with all individuals and entities with which it has a business relationship; and

    - keep in full force all material insurance policies relating to its business, assets or operation.

    In addition, Eos has agreed that, prior to the closing of the merger, it will not do any of the following without the written consent of Pharmacopeia:

    - declare or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase or redeem any shares of capital stock or other securities;

    - excluding specified transactions involving certain shares and options, sell, issue, grant or authorize the issuance or grant of (a) any capital stock, (b) any options, warrants or any right to acquire shares of its capital stock, or (c) any instrument convertible into or exchangeable for any capital stock or other security;

    - amend its certificate of incorporation or bylaws or become a party to any merger, consolidation, recapitalization or similar transaction;

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    - enter into any contract outside the ordinary course of business, or amend or prematurely terminate any contract outside the ordinary course of business;

    - lend money to any person (except for certain specified loans to employees), incur or guarantee any indebtedness (except for routine borrowings in the ordinary course of business) or guarantee any obligations of a third party;

    - establish, adopt or amend any company plan or other employee benefit plan, pay any bonus or similar payment except pursuant to existing contracts or plans to, or increase outside the ordinary course of business (and in any event, by no more than 15% in the aggregate for all directors, officers and employees) the compensation payable to, employees, officers or directors;

    - change its accounting methods or practices;

    - make any material tax election;

    - settle any legal proceeding involving payments in excess of $100,000 or involving any material asset;

    - hire any employee or consultant where the total annual compensation would reasonably be expected to exceed $150,000 individually or $2,000,000 in the aggregate;

    - acquire any equity interest in, or substantial portion of the assets of, another entity, or acquire any asset outside the ordinary course of business;

    - sell, lease or encumber any of its assets outside the ordinary course of business;

    - make any capital contribution to, or investment in, a third party;

    - approve or propose any stockholder rights plan that would affect the consummation of the transactions contemplated by the merger agreement;

    - terminate or amend the terms of any employment agreement with any executive officer or terminate the employment, without cause, of any such executive officer who is a party to such agreement;

    - make any capital expenditures or lease any property in excess of $200,000 individually or $1,500,000 in the aggregate;

    - take any action that would likely result in the representations and warranties made by Eos in the merger agreement becoming false or inaccurate in any material respect;

    - enter into a covenant not to compete that would, individually or in the aggregate, materially limit the ability of Eos to conduct its business as presently conducted or as proposed to be conducted; or

    - agree or commit to do any of the foregoing.

    CONDUCT OF PHARMACOPEIA'S BUSINESS PRIOR TO THE CLOSING.

    Pursuant to the merger agreement, Pharmacopeia has agreed that, prior to the closing of the merger, it will:

    - provide Eos with reasonable access to its officers, directors, employees, agents, personnel and assets and to all existing books, records and other relevant documents and information;

    - conduct its business and operations in the ordinary course and in accordance with past practices and in material compliance with applicable legal requirements and the requirements of Pharmacopeia contracts; and

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    - use reasonable efforts to preserve intact its current business organization, to keep available the services of its current officers and employees and to maintain its relations and goodwill with all individuals and entities with which it has a business relationship.

    In addition, Pharmacopeia has agreed that, prior to the closing of the merger, it will not do any of the following without the written consent of Eos:

    - declare or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase or redeem any shares of capital stock or other securities;

    - subject to certain exceptions, sell, issue, grant or authorize the issuance or grant of any capital stock or other security, any option call, warrant or right to acquire, or relating to, any capital stock or security, or any instrument convertible into or exchangeable for any Pharmacopeia capital stock or other Pharmacopeia security;

    - subject to certain limited exceptions, amend its certificate of incorporation or bylaws or become a party to any merger, consolidation, business combination, reclassification or similar material transaction other than the merger, in connection with a transaction involving the acquisition of Pharmacopeia, or in connection with the sale of Pharmacopeia's software or drug discovery business after consultation with Eos;

    - change its accounting methods or practices;

    - acquire an equity interest in or a substantial portion of the assets of another entity, except that Pharmacopeia may make one or more of such acquisitions so long as the aggregate consideration paid by Pharmacopeia does not exceed an aggregate of $50,000,000 worth of cash or Pharmacopeia common stock, provided that the amount of cash paid does not exceed $25,000,000 in the aggregate, or otherwise acquire any securities or other assets outside the ordinary course or business;

    - sell, lease, license, waive, release, transfer or encumber any of its material assets outside the ordinary course of business, other than in connection with a transaction involving the acquisition of Pharmacopeia or in connection with a sale of Pharmacopeia's software business or drug discovery business after consultation with Eos;

    - with certain exceptions, take any action that will likely result in the representations and warranties made by Pharmacopeia in the merger agreement becoming false or inaccurate in any material respect; or

    - agree or commit to do any of the foregoing.

    NO NEGOTIATION BY EOS.

    Eos has agreed that it and its officers, directors, employees, agents or representatives will not take action to solicit or encourage an offer for an alternative acquisition transaction involving Eos of a nature defined in the merger agreement.

    Restricted actions include engaging in any discussions or negotiations with any potential bidder and entering into any agreement with respect to any acquisition proposal. Eos has further agreed to notify Pharmacopeia orally and in writing of any expressions of interest, inquiries, offers or proposals relating to a possible alternative acquisition transaction.

    NO SOLICITATION BY PHARMACOPEIA.

    Pharmacopeia has agreed that, until the closing of the merger or earlier termination of the merger agreement, it will not, nor shall any of its officers, directors, employees, agents or representatives take action to solicit or encourage an offer for an acquisition of Pharmacopeia or the sale of its software

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business or drug discovery business, provided, however, that Pharmacopeia may respond to such offers if unsolicited. Pharmacopeia will notify Eos orally and in writing of any expressions of interest, inquiries, offers or proposals relating to an acquisition of Pharmacopeia or the sale of its software business or drug discovery business within twenty-four hours of the receipt thereof.

    Pharmacopeia has also caused its representatives to cease and cause to be terminated any existing discussions or negotiations with any person or entity that relate to an acquisition of Pharmacopeia or the sale of its software or drug discovery business.

    INDEMNIFICATION.

    From and after the closing of the merger and for a period of six years thereafter, Pharmacopeia has agreed to honor the rights of present and former directors, officers and employees of Eos, respectively, to be indemnified and held harmless as provided for in the certificate of incorporation, bylaws and indemnity agreements of Eos as in effect on the date of the merger agreement, with respect to acts and omissions occurring on or prior to the closing of the merger.

    For six years after the closing of the merger, subject to certain limitations, Pharmacopeia will cause to be maintained the current policies of the officers' and directors' liability insurance maintained by Eos covering persons who are presently covered by Eos' officers' and directors' liability insurance policies with respect to acts and omissions occurring on or prior to the closing of the merger to the extent available.

    Pharmacopeia and its current and future affiliates, and their respective officers, directors, employees, agents, attorneys, accountants and advisors, shall be held harmless and shall be indemnified, in accordance with the thresholds and limits set forth in the merger agreement, from and against any damages that are suffered or incurred by them which arise from:

    - any inaccuracy in or breach of any representation or warranty of Eos set forth in the merger agreement;

    - any breach of any covenant or obligation of Eos; or

    - any legal proceeding relating to any inaccuracy or breach of the two types referred to above;

provided that claims for indemnification are made within 90 days after the closing of the merger.

    BENEFITS CONTINUATION.

    With respect to all employees of Eos who continue as employees of the surviving corporation after the closing of the merger, any pre-existing condition limitations that would ordinarily disqualify such continuing employee from being eligible to receive the benefits of any benefit plan shall be waived to the extent such condition was covered by an Eos plan immediately prior to the closing of the merger.

    CERTAIN OTHER COVENANTS.

    Pursuant to the merger agreement, Eos and Pharmacopeia have agreed to:

    - cause the registration statement of which this proxy statement/prospectus forms a part to be declared effective as promptly as practicable after its filing;

    - cause this joint proxy statement/prospectus to be mailed to Pharmacopeia's stockholders, in the case of Pharmacopeia, and to Eos stockholders, in the case of Eos;

    - notify the other party of any comments received from the Securities Exchange Commission or of any request for any amendment or supplement to this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus forms a part or for any other information; and

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    - promptly inform the other party of any information that should be disclosed in an amendment or supplement to this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus forms a part and to cooperate with the other in filing such amendment or supplement with the Securities Exchange Commission.

    Subject to termination of the merger agreement:

    - Pharmacopeia will take all action necessary to call and hold a meeting of its stockholders to consider and vote upon the amendment to Pharmacopeia's certificate of incorporation and the issuance of Pharmacopeia common stock in the merger; and

    - the Pharmacopeia board of directors will recommend by unanimous vote of the directors present that Pharmacopeia's stockholders vote in favor of the amendment to Pharmacopeia's certificate of incorporation and the issuance of Pharmacopeia common stock in the merger. Nothing in these provisions will prevent the Pharmacopeia board of directors from withdrawing, amending or modifying the Pharmacopeia board of directors' recommendation if the board of directors receives an unsolicited, written proposal to acquire Pharmacopeia that by its terms requires the termination of the merger agreement and that Pharmacopeia reasonably believes is credible and capable of completion.

PRINCIPAL CONDITIONS TO COMPLETION OF THE MERGER

MUTUAL CLOSING CONDITIONS


    Each party's obligation to complete the merger is subject to the satisfaction or waiver of certain conditions which including the following:


    - approval by the holders of common stock of Pharmacopeia of each proposal described in this proxy statement/prospectus;

    - expiration of the HSR Act waiting period;

    - absence of legal prohibitions or restrictions on completion of the merger;

    - absence of any event or circumstance that has had a material adverse effect with respect to the other party;

    - Pharmacopeia's registration statement on Form S-4, which includes this proxy statement/ prospectus, being effective and not subject to any SEC stop order;

    - receipt by each party of an opinion of its counsel that the merger will qualify as a reorganization for U.S. federal income tax purposes;

    - receipt by each party of an opinion of counsel to the other party as to certain corporate matters;

    - accuracy as of the effective time of the representations and warranties made by the other party to the extent specified in the merger agreement; and

    - performance in all material respects by the other party of the obligations required to be performed by it at or prior to closing.

ADDITIONAL CLOSING CONDITIONS FOR PHARMACOPEIA'S BENEFIT


    The obligation of Pharmacopeia to complete the merger is subject to the satisfaction or waiver of the additional condition that there shall not be pending any legal proceeding having a substantial likelihood of success or brought by a governmental body:


    - challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement;

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    - relating to the merger and seeking to obtain from Pharmacopeia or any of its subsidiaries any damages that may be material to Pharmacopeia;

    - seeking to prohibit or limit in any material respect Pharmacopeia's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Eos; or

    - which would affect adversely the right of Pharmacopeia, Eos or any subsidiary of Pharmacopeia to own the assets or operate the business of Eos.

TERMINATION

    The merger agreement may be terminated at any time prior to the closing of the merger, whether before or after approval of the matters presented in connection with the merger by the Pharmacopeia stockholders or the Eos stockholders, in any of the following ways:

    - By mutual written consent of Pharmacopeia and Eos.

    - By Eos if:

       - the Pharmacopeia board of directors has approved or recommended any merger or acquisition of Pharmacopeia or a material portion of its assets, or any tender offer for shares of Pharmacopeia common stock, or has resolved to take any of these actions; or

       - the fair market value of Pharmacopeia common stock is less than $8.932.

    - By Pharmacopeia if the fair market value of Pharmacopeia common stock is less than $11.738.

    - By either Pharmacopeia or Eos if:

       - the merger has not been completed by February 21, 2002, provided that neither Pharmacopeia nor Eos can terminate the merger agreement under this clause if its failure to perform any obligation under the merger agreement has resulted in the failure of the merger to occur on or before that date;

       - there is a permanent legal prohibition to completing the merger;

       - Pharmacopeia stockholders fail to give the necessary approvals at a duly held meeting, provided that each party is prohibited from terminating the merger agreement under this clause if the Pharmacopeia stockholders' failure to give the necessary approvals is attributable to such party's failure to perform any obligation under the merger agreement;

       - the Pharmacopeia board of directors has, in accordance with the terms of the merger agreement, withdrawn or modified in any adverse manner its approval or recommendation of the merger in order to enter into or recommend an alternative acquisition proposal; or

       - there is a breach of or failure to perform any representation, warranty or covenant on the part of the other party set forth in the merger agreement that would cause the inaccuracy as of the closing of the merger of the representations and warranties made by the other party to the extent specified in the merger agreement or the failure in the performance in all material respects by the other party of the obligations required to be performed by it at or prior to closing; provided the breach is not curable or cured as set forth in the merger agreement.

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TERMINATION FEES

    Pharmacopeia has agreed to pay Eos $11 million in cash in the following termination circumstances:

    - prior to the special meeting of Pharmacopeia's stockholders a public proposal is made to acquire Pharmacopeia, Pharmacopeia or Eos terminates the merger agreement because Pharmacopeia stockholders fail to give necessary approvals and, within nine months of the Pharmacopeia special meeting, Pharmacopeia enters into a transaction pursuant to which it is acquired by a third party; or

    - Pharmacopeia or Eos terminates the merger agreement because the Pharmacopeia board of directors has withdrawn or modified its recommendation.

    If the merger agreement is terminated by Eos because Pharmacopeia breaches any representation, warranty or covenant, then Pharmacopeia will reimburse Eos' out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated therein.

    If the merger agreement is terminated by Pharmacopeia because Eos breaches any representation, warranty or covenant, then Eos will reimburse Pharmacopeia's out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated therein.

OTHER EXPENSES

    All costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, other than termination fees payable as described above, will be paid by the party incurring the expenses, whether or not the merger is consummated. Pharmacopeia estimates that its merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment banks, attorneys and accountants, and financial printing and other related charges, will total approximately $5,000,000 if the merger is completed. Eos estimates that its merger-related fees and expenses, consisting primarily of fees and expenses of investment banks, attorneys and accountants and other related charges, will total approximately $3,500,000 if the merger is completed.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

    Pharmacopeia has agreed that, until the first anniversary of the closing date of the merger, the officers of Eos, identified below, will receive the following benefits:

    TWELVE MONTH BENEFITS.

    If any of Barbara K. Finck, David H. Mack, David W. Martin, Jr. or Richard Murray is terminated without cause, or, in the case of Dr. Martin, if he suffers a materially adverse change in title or responsibilities without cause, he or she shall:

    - become fully vested in all Eos options and Eos common stock subject to Eos repurchase rights which are to be assumed by Pharmacopeia in the merger;

    - receive a salary continuation benefit lasting 12 months from the date of termination; and

    - receive a continuation of medical benefits for 12 months following the date of termination.

    If Pharmacopeia undergoes a change of control and any of the foregoing individuals is terminated in connection therewith, he or she shall:

    - become fully vested in all Eos options and Eos common stock issued to him or her pursuant to a restricted stock purchase agreement which are to be assumed by Pharmacopeia in the merger;

    - receive a salary continuation benefit lasting 12 months from the date of termination; and

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    - receive a continuation of medical benefits for 12 months following the date of termination.

    In exchange for the foregoing benefits, each of the foregoing individuals has agreed to execute a non-competition and non-solicitation agreement, which shall be in effect until the 12 month anniversary of his or her termination. However, if a foregoing individual is terminated and at any time prior to the one-year anniversary of the termination relinquishes the continuation of salary and medical benefits, the non-competition restriction shall simultaneously cease.

    SIX MONTH BENEFITS.

    If either of Edwin P. Ching or John B. Whelan is terminated without cause, he shall:

    - become fully vested in all Eos options and Eos common stock subject to Eos repurchase rights which are to be assumed by Pharmacopeia in the merger;

    - receive a salary continuation benefit lasting six months from the date of termination; and

    - receive a continuation of medical benefits for six months following the date of termination.

    If Pharmacopeia undergoes a change of control and either of the foregoing individuals is terminated in connection therewith, he shall:

    - become fully vested in all Eos options and Eos common stock issued to him pursuant to a restricted stock purchase agreement which are to be assumed by Pharmacopeia in the merger;

    - receive a salary continuation benefit lasting six months from the date of termination; and

    - receive a continuation of medical benefits for six months following the date of termination.

    In exchange for the foregoing benefits, each of the foregoing individuals has agreed to execute a non-competition and non-solicitation agreement, which shall be in effect until the six month anniversary of his termination. However, if a foregoing individual is terminated and at any time prior to six months from the termination relinquishes the continuation of salary and medical benefits, the non-competition restrictions shall simultaneously cease.

ESCROW AGREEMENT

    Under the terms of the merger agreement, at the closing of the merger Pharmacopeia will deposit 10% of the consideration otherwise payable to Eos stockholders in escrow with the escrow agent, Chase Manhattan Trust Company, National Association. The escrowed consideration will be held in escrow for a period of 90 days following the closing date of the merger. Under the terms of the merger agreement and the escrow agreement, Pharmacopeia has the right to use the escrowed consideration to offset indemnifiable claims for breaches of representations, warranties and covenants and legal proceedings relating to any of the foregoing. As a result, the aggregate consideration actually received by Eos stockholders could be reduced by as much as 10%. Pharmacopeia is not presently aware of any events or conditions under which it would be entitled to indemnification. Additionally, Pharmacopeia presently does not believe that the integration of Eos into Pharmacopeia is likely to affect any indemnification obligations. Nonetheless, in connection with the integration of Eos into Pharmacopeia or the ongoing conduct of Eos' business, Pharmacopeia may discover conditions or events that give rise to a right to indemnification.

    Pharmacopeia will bear all of the administrative costs of setting up and maintaining the escrow account.

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VOTING AGREEMENT

    Certain Eos stockholders, in the aggregate holding a majority of the outstanding Eos common stock and approximately 67% of the Eos preferred stock, have entered into voting agreements with Pharmacopeia which grant Pharmacopeia the right to vote the shares of these Eos stockholders with respect to the merger and other related matters. The Eos stockholders who have executed these voting agreements have also agreed not to transfer:

    - any Eos stock prior to the merger; or

    - any of the Pharmacopeia stock they receive in the merger for a period of 90 days following the closing date of the merger.

LOCK-UP AGREEMENTS

    Certain officers and directors of Eos who were not required to execute voting agreements executed lock-up agreements pursuant to which each has agreed not to transfer:

    - any Eos stock prior to the merger; or

    - any of the Pharmacopeia stock they receive in the merger for a period of 90 days following the closing date of the merger.

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                       COMPARISON OF STOCKHOLDERS' RIGHTS

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES CERTAIN DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF EOS COMMON STOCK AND EOS SERIES A THROUGH E PREFERRED STOCK ON THE ONE HAND AND PHARMACOPEIA COMMON STOCK ON THE OTHER. SINCE BOTH EOS AND PHARMACOPEIA ARE ORGANIZED UNDER THE LAWS OF DELAWARE, THE DIFFERENCES IN STOCKHOLDERS' RIGHTS ARISE FROM VARIOUS PROVISIONS OF EOS' CERTIFICATE OF INCORPORATION AND THE EOS BYLAWS, AND PHARMACOPEIA'S CERTIFICATE OF INCORPORATION AND THE PHARMACOPEIA BYLAWS. THE FOLLOWING DISCUSSION IS MEANT ONLY TO SUMMARIZE CERTAIN OF SUCH DIFFERENCES AND DOES NOT PURPORT TO BE COMPLETE. EOS STOCKHOLDERS SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, AS WELL AS THE RESPECTIVE BYLAWS AND CERTIFICATES OF INCORPORATION OF EOS AND PHARMACOPEIA.

VOTING

    The holders of shares of Eos common stock and Pharmacopeia common stock are entitled to one vote for each share held. The holders of shares of Eos preferred stock are entitled to vote for each share of Eos common stock into which such Eos preferred stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Eos common stock, and shall be entitled to vote, together with the Eos common stock as a single class, with respect to any question upon which the holders of Eos common stock have the right to vote. The holders of shares of Eos preferred stock have additional voting rights as outlined below. Neither the Pharmacopeia bylaws nor the Eos bylaws provides for cumulative voting for directors or any other matters subject to a vote.

DIRECTORS

    The Eos bylaws provide that, upon the adoption of the bylaws, the board of directors shall consist of three members, which number may be changed by resolution of the board of directors. Pharmacopeia's certificate of incorporation provides that the number of directors shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the board of directors or the stockholders. The Pharmacopeia bylaws provide that the number of directors shall be fixed at not less than five nor more than eleven from time to time by resolution adopted by the board of directors. Pharmacopeia's certificate of incorporation provides for three classes of directors, with each director serving for a term ending on the third annual meeting of stockholders following the annual meeting at which the director was elected. Eos' certificate of incorporation does not divide its board of directors into separate classes. Both the Pharmacopeia bylaws and the Eos bylaws provide that:

    - no reduction of the number of directors shall have the effect of removing a director before his or her term expires;

    - a director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors;

    - vacancies in the board of directors may be filled by the vote of a majority of the remaining members of the board of directors, although less than a quorum, or by a sole remaining director; and

    - that vacancies resulting from resignations may be filled by the vote of a majority of the directors then in office including the resigning director.

LIABILITY OF OFFICERS AND DIRECTORS; INDEMNIFICATION

    Pharmacopeia's certificate of incorporation provides that Pharmacopeia shall indemnify each of its directors and officers in each and every situation where it is permitted or empowered to make such indemnification under Section 145 of the Delaware General Corporation Law. Both Eos' certificate of incorporation and Pharmacopeia's certificate of incorporation provide that the directors of the

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respective companies are not liable to the respective companies or their stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is not permitted under the Delaware General Corporation Law. Pharmacopeia's certificate of incorporation further provides that the foregoing shall not limit the liability of a director:

    - for any breach of the director's duty of loyalty to Pharmacopeia or its stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derived an improper personal benefit.

    Both Pharmacopeia's certificate of incorporation and Eos' certificate of incorporation contain provisions permitting the indemnification of persons other than directors and officers in certain situations. Both the Pharmacopeia bylaws and the Eos bylaws provide that the respective company shall indemnify its directors, officers, employees and agents, subject to certain limitations.

SPECIAL MEETINGS

    Under the Delaware General Corporation Law, special meetings of stockholders may be called by the board of directors or such persons authorized by the corporation's certificate of incorporation or bylaws. The Eos bylaws provide that a special meeting of stockholders may be called at any time by:

    - the board of directors;

    - the chairman of the board;

    - the president; or

    - by one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at that meeting.

The Pharmacopeia bylaws provide that a special meeting of the stockholders may be called by:

    - the board of directors;

    - the chairman of the board;

    - the president; or

    - by one or more stockholders holding shares in the aggregate entitled to cast at least 50% of the votes at such meeting.

PREFERRED STOCK

    Pharmacopeia's certificate of incorporation authorizes the Pharmacopeia board of directors to issue, without stockholder approval, 2,000,000 shares of preferred stock having such voting, conversion and other rights as determined by the board of directors. No such preferred stock is currently outstanding. Such an issuance of preferred stock could adversely affect the holders of Pharmacopeia common stock. Eos' certificate of incorporation does not grant the Eos board of directors this authority.

VOTING BY BALLOT

    Both Pharmacopeia's certificate of incorporation and Eos' certificate of incorporation provide that the election of directors need not be by written ballot unless otherwise provided in the bylaws. Both the Pharmacopeia bylaws and the Eos bylaws are silent on this matter.

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AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

    Under the Delaware General Corporation Law, a certificate of incorporation may be amended by the affirmative vote of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, unless a greater percentage is required by the certificate of incorporation. Pharmacopeia's certificate of incorporation states that it may be amended in the manner prescribed by statute. Eos' certificate of incorporation provides that so long as at least 1,000,000 shares of preferred stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), Eos shall not amend Eos' certificate of incorporation without first obtaining the approval of the holders of at least a simple majority of the then outstanding shares of preferred stock, voting together as a class. Both the Pharmacopeia bylaws and the Eos bylaws may be amended by the stockholders entitled to vote or by the board of directors.

DIVIDENDS; LIQUIDATION RIGHTS

    Eos' certificate of incorporation provides that non-cumulative dividends may be declared and paid on the Eos common stock as and when determined by the board of directors and subject to any preferential dividend rights of the holders of any then outstanding classes of stock having prior rights as to dividends. Eos' certificate of incorporation further provides that the holders of Eos preferred stock are entitled to receive dividends prior and in preference to any declaration or payment of any dividend, payable other than in Eos common stock or other securities and rights convertible into or entitling the holder thereof to receive, directly of indirectly, additional shares of Eos common stock, on the Eos common stock, at the rate of:

    - $0.05 per share per annum on each outstanding share of Series A Preferred Stock;

    - $0.10 per share per annum on each outstanding share of Series B Preferred Stock;

    - $0.20 per share per annum on each outstanding share of Series C Preferred Stock;

    - $0.1625 per share per annum on each outstanding share of Series D Preferred Stock; and

    - $0.3375 per share per annum on each outstanding share of Series E Preferred Stock.

Such dividends are payable quarterly when, as and if declared by the board of directors.

    Pharmacopeia's certificate of incorporation provides that non-cumulative dividends may be declared and paid on the common stock only if dividends shall have been paid to or declared for any outstanding preferred stock, and that the holders of common stock and preferred stock shall be entitled to dividends when and if declared by the board of directors.

    Eos' certificate of incorporation provides that a merger is deemed a liquidation. It also provides that, in the event of any liquidation, dissolution or winding up of Eos, either voluntary or involuntary, the holders of Eos preferred stock shall first be entitled to receive, prior and in preference to any distribution of any assets to holders of Eos common stock, an amount per share in addition to declared but unpaid dividends equal to:

    - $0.40 per share for each share of Series A Preferred Stock then held by them;

    - $0.80 per share for each share of Series B Preferred Stock then held by them;

    - $1.60 per share for each share of Series C Preferred Stock then held by them;

    - $1.30 per share for each share of Series D Preferred Stock then held by them; and

    - $2.70 per share for each share of Series E Preferred Stock then held by them.

Upon the completion of the preferred stock distributions, the remaining assets of Eos available for distribution to Eos stockholders shall be distributed among the holders of preferred stock and the

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common stock pro rata based upon the number of shares of common stock held by each, assuming conversion of all such preferred stock, until such holders of preferred stock have received, including amounts previously paid to the preferred stockholders, an aggregate of:

    - $1.20 per for each share of Series A Preferred Stock then held by them;

    - $2.40 per for each share of Series B Preferred Stock then held by them;

    - $2.40 per for each share of Series C Preferred Stock then held by them;
      and

    - $2.40 per for each share of Series D Preferred Stock then held by them.

Upon completion of such distributions, and any other distribution that may be required with respect to series of preferred stock that may from time to time come into existence, the remaining assets of Eos available for distribution to stockholders shall be distributed among the holder of Eos common stock held by each stockholder. The shares of Pharmacopeia common stock do not have any such preferential rights.

    The holders of over two-thirds of the Eos preferred stock have voted to convert all shares of preferred stock to common stock immediately prior to the closing of the merger. The liquidation preferences described above will therefore not apply to the consideration to be paid in the merger.

SPECIAL RIGHTS OF EOS PREFERRED STOCK

    In addition to the rights discussed above, Eos' certificate of incorporation grants certain rights to the holders of Eos preferred stock. Eos preferred stock is convertible under certain circumstances into shares of Eos common stock. In addition, so long as at least 1,000,000 shares of Eos preferred stock are outstanding, as adjusted for stock splits, stock dividends or recapitalizations, Eos shall not without first obtaining the approval of the holders of at least a simple majority of the then outstanding shares of preferred stock, voting together as a class:

    - sell, convey or otherwise dispose of or encumber all or substantially all of Eos' property or business or merge into or consolidate with any other corporation;

    - alter or change the rights, preferences or privileges of the Eos preferred stock;

    - authorize or issue, or obligate itself to issue, any other equity security having a preference over, or being on a parity with, any class of Eos preferred stock with respect to voting, dividends or upon liquidation;

    - redeem, repurchase or acquire any shares of outstanding Eos preferred stock or Eos common stock, subject to certain exceptions;

    - declare or pay any dividend to holders of outstanding capital stock of Eos;

    - amend Eos' certificate of incorporation; or

    - voluntarily dissolve or liquidate Eos.

Except as otherwise required by law, so long as 1,000,000 shares of any of the Series B, C, D and E Preferred Stock remain outstanding, Eos shall not, without first obtaining the approval of such series:

    - alter or change the rights, preferences and privileges of such series of preferred stock in a manner that would adversely and materially affect such rights, preferences and privileges; or

    - change the authorized number of shares of such series of preferred stock.

Holders of Pharmacopeia common stock are not entitled to any such conversion or special voting rights.

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         INFORMATION ABOUT PHARMACOPEIA, INC. AND THE COMBINED COMPANY

PHARMACOPEIA, INC.

    Pharmacopeia designs, develops, markets and supports science and technology-based products and services intended to improve and accelerate the processes of drug discovery and chemical development. Pharmacopeia's drug discovery services segment provides drug discovery services to pharmaceutical and biotechnology companies based on proprietary combinatorial chemistry and high throughput screening technologies. Pharmacopeia's software segment provides molecular modeling, simulation and information management software that facilitates the discovery and development of new drug and chemical products and processes in the pharmaceutical, biotechnology, chemical, petrochemical and materials industries. Pharmacopeia is a Delaware corporation. The mailing address of Pharmacopeia's corporate headquarters is Pharmacopeia, Inc., CN 5350, Princeton, New Jersey 08543-5350 and the telephone number is (609) 452-3600.

THE COMBINED COMPANY

    Pharmacopeia intends to form a new drug discovery and development business by integrating Eos' activities with those of Pharmacopeia's current drug discovery services segment. While Pharmacopeia will continue to actively perform under its existing collaborative arrangements and will seek new arrangements based upon programs that emanate from Eos' discoveries, the combined entity will no longer solely pursue a service-based drug discovery business plan. Pharmacopeia intends to pursue internal drug discovery and development programs and to fund a significant portion of these programs with internal resources. In addition, Pharmacopeia intends to incorporate databases created using Eos' technologies into the product offerings of Accelrys, Pharmacopeia's software segment.

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                   INFORMATION ABOUT EOS BIOTECHNOLOGY, INC.

BUSINESS

    OVERVIEW.

    Eos Biotechnology, Inc. is a biotechnology company that uses the human genome to identify new drug targets and develop antibodies against those targets to treat human diseases. An antibody binds to a target molecule, usually a protein, and is itself a naturally derived protein molecule that plays an essential role in preventing and fighting diseases.

    Eos' drug discovery process starts with a focus on a particular disease. After identifying those cells that cause the disease, Eos analyzes those cells for the activities of more than 90% of the genes in the human genome to discover molecules that are more abundant on the surface of those cells as compared to healthy human cells. Eos uses some of those disease-specific molecules to develop therapeutic antibodies that bind selectively to these "target" molecules and can selectively destroy the pathogenic, or disease-causing, cells. Eos intends to use other disease-specific targets to develop small molecule drugs and vaccines with strategic collaborators. In addition, Eos can license access to its gene expression database to biopharmaceutical companies and academic institutions.

    Eos has discovered new disease-specific drug targets in major cancers, including breast, colorectal, prostate, lung, ovarian and bladder, and in new blood vessel formation, known as angiogenesis. Eos has established strategic collaborations with leading biotechnology and pharmaceutical companies and retained commercial rights to selected programs and molecules. Eos has integrated and refined multiple tools for analyzing the activity of more than 90% of the genes in the human genome, created genome-wide databases of which genes are active in healthy tissue and multiple cancer types, identified approximately 100 disease-specific drug targets and produced collections of antibodies to 10 lead target molecules. Currently, Eos creates antibodies to two to three new disease-specific targets per month.

    In September, 2000, Eos entered into a collaborative agreement with Biogen, Inc., focused on the identification of novel targets for antibody and protein therapeutics in the field of breast cancer. In June, 2000, Eos entered into a collaborative agreement with Aventis Pasteur, focused on the identification, selection and validation of new targets for cancer vaccine products. In February, 2000, Eos entered into a term sheet with Medarex, Inc. under which Eos and Medarex are collaborating to develop and commercialize fully human antibody therapeutics directed at genomics-derived targets.

    THE GENOMICS OPPORTUNITY.

    Most therapeutic targets are protein molecules, and the human genome is the master blueprint for making proteins. Collections of protein molecules make up substantial parts of cells, tissues, and ultimately the whole organism. All of the different cells comprising a human body contain the same genome blueprint. The human genome is composed of approximately three billion units or "base pairs" of deoxyribonucleic acid, more commonly known as DNA. Of that DNA, approximately three percent constitutes genes, which are specific sequences of DNA base pairs that contain information required to make a corresponding protein. Protein coding instructions from the genes are transmitted using messenger ribonucleic acid, also known as mRNA. The active transmission of information from DNA to mRNA to protein is called gene expression. In any particular cell most genes are not expressed. However, when active, genes can be expressed at different levels at different times. Thus, measuring mRNA allows Eos to quantify the activity or expression of a gene. Conversely, the gene activity profile of a cell is determinative of cell function.

    The Human Genome Project started in October, 1990. Less than a decade later, in June, 2000, the first draft of the sequence of the human genome was announced and released into the public domain. As released, the genome sequence is a collection of fragmented strings of the total three billion base pairs of DNA and thus it is the starting point for the interpretation of this encoded master blueprint.

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The human genome sequence presents the opportunity and the challenge to find and identify all the genes and determine when and in which cells or tissues they are active.

    Many human diseases are caused by the malfunction or inappropriate regulation of certain cells, referred to as disease-causing or pathogenic cells, such as cancer cells. The activity of particular genes in pathogenic cells differs from gene activity in normal cells. By studying the abnormal gene activity, Eos can then use that information to identify disease-specific target proteins that are in the pathogenic cells but not in healthy cells and tissues. Those protein products, or "targets," are particularly attractive candidates for specific intervention by drugs. This is because if the target is not present in healthy cells, a drug highly selective for the target is less likely to cause side effects in healthy tissues.

    MONOCLONAL ANTIBODIES.

    One of the body's natural defenses against disease is the creation of antibodies by the immune system. The immune system is triggered to produce antibodies when a foreign molecule is encountered. The foreign molecule, or antigen, can come from a virus, bacteria, cancer cell, or many other sources. For example, vaccination strategies induce production of antibodies. Each antibody is selected by the body because it binds tightly to a particular antigen and, therefore, is highly selective for that antigen, like a key that fits into a lock. As the antibody tightly and selectively binds to its corresponding antigen, it may accelerate the destruction and elimination of the antigen and its associated cancer cell, virus or bacteria.

    The body's immune response to a single antigen can produce a number of similar yet distinct antibodies. Antibodies are produced by immune cells called B cells, with each B cell producing a single population of specific antibody molecules. However, when B cells are "cloned" so that all B cells in a population derive from the same parent B cell, the B cells all produce the same "monoclonal" antibody.

    The use of antibodies as therapeutics involves the creation of antibodies that bind selectively to a desired antigen, which serves as the target for the antibody. A particular monoclonal antibody exhibiting defined, desirable target specificity can be produced and isolated in large quantities using techniques of genetic engineering, and it can be administered to patients to treat disease.

    THE DISTINGUISHING FEATURES OF EOS' APPROACH.

    Eos has recognized the opportunity to identify new targets and to develop antibodies against those targets to treat human diseases. Eos intends to become a leader in this field by introducing and implementing its approach to develop therapeutic antibodies that bind to highly disease-specific targets selected from the largest pool of relevant target molecules--those encoded by an essentially complete human genome.

    SPECIFICITY AND UTILITY VALIDATION OF TARGETS.

    Eos approaches the identification and validation of targets for therapeutic antibodies in a way distinct from traditional drug development programs. Eos' method begins by choosing a disease for which Eos can identify a key pathogenic cell, for example, cancer and the cancer cell. Eos then examines both diseased and normal tissues to find all genes that are uniquely or preferentially active in the disease-causing cell. A drug interacting with a target that exists only on the disease-causing cell and that is absent on normal cells and tissues should be less likely to affect healthy tissue. After the targets on the pathogenic cells are identified, structural features of the target molecule and its location on or in the pathogenic cell determine which drug type, such as antibodies, small molecule drugs or vaccines, is most likely to be effective. Eos focuses its internal efforts on targets that are abundantly present only on the surfaces of disease cells and thereby accessible by therapeutic antibodies. Eos uses an integrated

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series of tools and technologies to validate the specificity and utility of the new drug target. These include:

    - Eos' custom-designed Affymetrix GeneChip-Registered Trademark- arrays to survey activities of more than 90% of all human genes;

    - Eos' access to normal human tissue collections and to robust and clinically defined disease tissues containing recognizable pathogenic cells;

    - Eos' proprietary bioinformatics to identify disease-specific gene activity in a statistically rigorous manner;

    - Eos' proprietary human genome database that places gene activity in the context of genomic and molecular structure and function;

    - Tissue arrays, containing hundreds of specimens of human pathological and normal tissues on a single microscope slide;

    - Experimental model systems, both in vitro and in vivo, for early testing of the effectiveness of candidate antibodies directed to selected targets;

    - Antibody technologies that maximize the effectiveness of the antibody as a therapeutic; and

    - Technologies that allow the use of the target-specific antibody to deliver a potent drug to the cell type intended for destruction (e.g., the cancer cell).

    Eos can measure the activities of more than 90% of all human genes in parallel using Eos' custom-designed Affymetrix GeneChip-Registered Trademark-arrays and proprietary bioinformatics. Only the subset of genes that are validated as encoding proteins specifically present on disease-causing cells become Eos' target candidates. Eos refers to this selected set of potential targets as disease-specific. Eos clones the genes for the specificity-validated target, makes the corresponding protein and uses the protein to produce antibodies that are selective for that protein target. Eos then uses the new antibodies and its tissue array technologies, microscope slides containing hundreds of human normal and pathological tissues, to validate the cell type specificity and demographics of the disease population that express the protein target.

    The antibodies that bind to particular targets are then tested for their ability to disable or destroy the pathogenic cell by a number of established mechanisms that result in antibodies disabling or destroying the pathogenic cells, including:

    - Detrimental signaling through the interior machinery of the pathogenic cell and/or triggering tumor cell killing by immune effector mechanisms;

    - Blocking an activity that is critical for the pathogenic cell to grow or survive; or

    - Delivering to the pathogenic cell a lethal payload, such as a chemotherapeutic drug, that is attached to the antibody.

In all cases, it is highly desirable that the target for the antibodies be specific to the pathogenic cell, regardless of the mechanism of disabling or destroying the pathogenic cell.

    UTILITY VALIDATION OF PRODUCT CANDIDATES IN OPTIMIZED PRECLINICAL
MODELS. An ideal drug candidate should eliminate or disable the pathogenic cell without harming healthy cells. As early as possible in the preclinical process Eos attempts to determine whether the binding of an antibody, with or without a lethal payload, to a specific target molecule can disrupt the pathogenic cell. Eos uses FDA-recognized preclinical model systems in two main capacities:

    - to evaluate preliminary safety and efficacy while selecting a lead product candidate to be manufactured and used in human clinical trials; and

    - to establish formal safety and evaluation procedures under FDA Good Laboratory Practices.

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    As manufacturing is far more costly and time-consuming than preliminary evaluation of its drug candidates, Eos' strategy of early preclinical analyses and elimination of suboptimal candidates should allow Eos to quickly select the most promising product candidates for its pipeline.

    In the example of preclinical cancer models, Eos uses human cancer cells grown in culture or transplanted into mice to form tumors. Eos has established more than 40 of these human cancer cell model systems and with its Eos custom-designed Affymetrix GeneChip-Registered Trademark- arrays and bioinformatics has determined in each model tumor the activities of more than 90% of all human genes. This allows Eos, immediately after identifying each new target candidate, to select the most appropriate preclinical human cancer model. As a result, Eos' human genome-based strategy extends from the discovery and selection of specific targets to a coordinated evaluation and selection of preclinical models to accelerate the drug development process.

    Through its agreements with Medarex, Eos believes it has access to mice capable of generating fully human antibodies. Alternatively, Eos also makes antibodies in normal mice, selects the most appropriate antibody in preclinical testing and then converts the chosen antibody into a more human form (referred to as a chimeric or humanized antibody). In any case, fully human, chimeric or humanized, Eos intends to minimize the chance of a patient's immune system rejecting the therapeutic antibody as foreign. Eos intends initially to outsource Good Laboratory Practices manufacturing of therapeutic antibodies.

    EOS' ACCOMPLISHMENTS.

    Eos has integrated and refined multiple tools for analyzing the activity of the human genome. By applying Eos' integrated process to specific diseases, Eos has already:

    - created genome-wide expression databases comprising more than 1 billion measurements of gene activity from hundreds of normal and pathologic specimens of six common human cancers and angiogenesis;

    - built a pipeline of approximately 100 new antibody targets associated with six major cancers and angiogenesis of which about 30% are also candidate targets for small molecule drugs;

    - begun making hundreds of antibodies corresponding to 10 lead target molecules;

    - selected a lead product candidate antibody capable of inhibiting the growth of new blood vessels and experimental tumors in pre-clinical models; and


    - as of November 19, 2001 generated a portfolio of 82 patent applications identifying at least 3,000 gene targets for specific therapeutic treatments, of which approximately 100 are priority targets, with additional patent applications being filed routinely.


    EOS' STRATEGY.

    Eos' strategy is to rapidly discover and develop new antibody and other therapeutic and diagnostic agents for disease management. The key elements of Eos' therapeutic strategy are to:

    PURSUE THOSE HUMAN DISEASES FOR WHICH EOS CAN IDENTIFY PATHOGENIC
CELLS. Starting directly with human tissue samples containing disease-causing cells allows Eos to identify selected targets to generate therapeutic antibodies for which Eos knows in advance the clinical indications. This contrasts with the typical approach of first finding a protein molecule to serve as a good target against which to build a drug and only subsequently determining the relevance of the target to a disease and therefore the clinical use of the resulting drug.

    USE THE HUMAN GENOME AS EOS' SOURCE OF DISEASE-SPECIFIC TARGETS. Eos has designed and deployed a custom DNA array and proprietary bioinformatics to measure the activities of more than 90% of the human genes in the multiple tissues Eos examines for target discovery. By deploying many stringent bioinformatic filtration strategies, Eos subsequently validates targets that are active only or predominantly in the disease-causing cells.

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    BUILD A PIPELINE OF THERAPEUTIC ANTIBODIES THAT BIND TO THE SELECTED TARGETS
FOR USE IN PROPRIETARY METHODS OF DISEASE TREATMENT. Eos plans to develop antibodies that bind to disease-specific targets at least through clinical proof of principle, which means demonstrating safety and evidence of clinical response, in order to capture maximum value. Eos may collaborate with companies that provide greater clinical development and commercialization capabilities in order to fully develop these antibodies.

    ENTER INTO STRATEGIC COLLABORATIONS TO FULLY EXPLOIT EOS' OPPORTUNITIES WHILE RETAINING SELECTED COMMERCIAL RIGHTS. Eos has recently entered into research and development collaborations with:

    - Biogen for the discovery and validation of therapeutic antibody targets or protein therapeutics for breast cancer.

    - Aventis-Pasteur for the development and validation of DNA-based therapeutic cancer vaccines; and

    - Medarex to co-develop fully human antibodies against selected targets.

    Eos believes that the broad applicability of Eos' technology will allow Eos to enter into a variety of future strategic collaborations where the focus is not exclusively on discovery of antibody targets and production of antibodies. Specific targets discovered by Eos may have other applications such as for small molecule therapeutics or diagnostics.

    Eos intends to continue to acquire, refine and integrate appropriate technologies to accelerate Eos' drug discovery and development process. Eos expects to continue to in-license and acquire technologies and know-how to accelerate its identification and validation of key genes differentially active in major disease areas of unmet medical need. As new technologies become available for the acceleration of drug development, Eos intends to acquire those technologies by partnering or in-licensing.

    LICENSE DATABASES GENERATED FROM EOS' CUSTOM-DESIGNED AFFYMETRIX GENECHIP-REGISTERED TRADEMARK- ARRAYS TO THIRD PARTIES. Eos believes there exists a window of opportunity to license access to Eos' gene expression databases to bio-pharmaceutical companies and academic institutions. These gene expression databases are a by-product of Eos' research efforts over several years. The databases include the activities of essentially all human genes in more than 180 healthy human tissues and hundreds of diseased tissues.

    SELECTED PROGRAMS.

    Eos defines preclinical studies in two phases. First, in preclinical utility studies, new targets and antibodies are tested using cultured human cells or human tumors grown in mice to form a proof of principle. Second, in preclinical development, a finalized product candidate antibody is produced under Good Laboratory Practices and Good Manufacturing Practices, and is tested for safety and efficacy in animal models of disease.

    ANGIOGENESIS. The formation of new blood vessels is called angiogenesis. Researchers have recognized that many human diseases, such as cancers, rheumatoid arthritis and certain eye diseases, develop pathogenic new blood vessels via angiogenesis. Furthermore, there is already strong experimental evidence that stopping abnormal growth and development of new vessels has therapeutic benefit. Given the wide spectrum of important disease states that depend on angiogenesis for the pathology to occur and progress, an effective anti-angiogenesis drug would have significant applications in many diseases.

    Eos started this program by developing a proprietary model system derived from human tissue that mimics the angiogenesis process. As angiogenesis rarely occurs in healthy adult tissues, other than in the female reproductive tract, Eos' interest lies in identifying new target molecules on the surface of the pathogenic cell in angiogenesis. The cells that line human blood vessels, called endothelial cells, become pathogenic when they undergo angiogenesis. Eos is able to distinguish pathogenic endothelial

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cells from their normal counterparts, as well as other healthy cells, by using
Eos' custom-designed Affymetrix GeneChip-Registered Trademark- arrays and proprietary bioinformatics. Using the targets Eos has identified in these analyses, Eos intends to disable only pathogenic endothelial cells.

    Eos' lead target AAB1 is a cell surface molecule known as an integrin. Eos has filed and in-licensed patent applications on methods of treatment using the integrin as a therapeutic target. This molecule has been validated as being enriched on endothelial cells undergoing angiogenesis, and antibodies targeting AAB1 impede the process of human angiogenesis in preclinical models. Eos has acquired a series of antibodies that bind to the integrin and has selected its lead product candidate for Good Manufacturing Practices manufacturing. In addition to AAB1, Eos has three additional angiogenesis targets in preclinical utility studies currently all in cultured human cell systems.

    In addition to the opportunities to develop therapeutic antibodies against Eos' genome derived targets, opportunities exist for small molecules and vaccine development. In some cases a given target may be appropriate for more than one approach. For example, Eos' lead target, AAB1, could also be a target for small molecule therapeutics, particularly since Eos has already demonstrated that interfering with its function interferes with angiogenesis. As Eos believes it has a strong intellectual property position on this target, Eos sees this as an opportunity to partner the small molecule approach. Eos has licensed to Aventis-Pasteur access to certain angiogenesis targets solely for vaccine therapies, but Eos has retained all rights for antibody and small molecule approaches.

    BREAST CANCER. Breast cancer is the most common type of cancer among women in the United States. According to the American Cancer Society, more than 190,000 women are diagnosed with breast cancer each year; women have a one in eight lifetime risk for the disease. Eos' breast cancer program is focused on developing safe and effective drugs for the broadest range of disease. Eos, in collaboration with a premier comprehensive cancer center, the Peter MacCallum Cancer Institute (PMCI), in Melbourne, Australia, has generated an Eos proprietary gene expression database of breast cancer. High-quality tissue samples were acquired without bias toward age of onset, family history, racial group, stage, tumor subtype or treatment regime and thus should represent the clinical and biological types of breast cancer occurring in the population. Sixty-six primary frozen tumors have been subjected to gene expression profiling on Eos' custom-designed Affymetrix GeneChip-Registered Trademark- arrays. Eos has granted to Biogen an exclusive right to license protein or antibody targets from the breast cancer program. Both Eos and Biogen have conducted preclinical utility experiments on the effects of 12 antibodies against a new breast cancer target in mice. Antibodies against new breast cancer targets are scheduled to be tested in similar studies in 2002.

    COLORECTAL CANCER. Colorectal cancer is the fourth most common cancer, according to the American Cancer Society, and it is projected that more than 135,000 new cases of colorectal cancer will be diagnosed in the United States in 2001. In Eos' program to discover target molecules for antibody therapies in colorectal cancer, Eos collaborates with the Ireland Comprehensive Cancer Center of Case Western Reserve (CWRU) University and University Hospitals of Cleveland. Through this collaboration, Eos has access to a colorectal cancer tumor bank containing a vast collection of well-defined samples. Each of these high quality, fully characterized samples has associated clinical follow up information indicating whether patients relapsed or remained free of disease. In August 2000, Eos' collaboration with CWRU was awarded a $6.7 million, four and one-half year National Cancer Institute grant to identify genes that are activated in aggressive colorectal cancers. Eos retains commercialization rights to therapeutic products Eos develops in this field.

    Eos has identified 200 frozen specimens of primary colorectal cancer that are suitable for DNA array analyses. Eos has reviewed the clinical staging of each of the cases and has confirmed the clinical staging of all 200. The majority of these patients are five years or more from the time of their initial resection. Within three years of initial resection of the primary colorectal cancer, 90% of colorectal cancer relapses occur; and virtually all relapses occur within five years of resection. In addition to the

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200 cases represented in the primary archive, Eos has tumor tissues from a second distinct set of 350 colorectal cancer patients, and for whom five year clinical follow-up after cancer diagnosis is available.

    Eos has profiled to date more than 100 colorectal cancer tumors on Eos' custom-designed Affymetrix GeneChip-Registered Trademark- arrays. One target and antibody combination will be evaluated in mice in preclinical utility studies in the fourth quarter of 2001. Antibodies against two additional targets from colorectal cancer are currently undergoing preclinical utility studies.

    PROSTATE CANCER. Prostate cancer is the most frequently diagnosed cancer in the United States. It accounts for more than 30% of cases diagnosed annually, according to the American Cancer Society. The estimated annual number of new cases of prostate cancer among U.S. men is more than 190,000, and 30,000 men are estimated to die of the disease in the U.S. annually. In collaboration with the Garvan Institute of Medical Research, in Sydney, Australia, Eos has identified novel therapeutic targets for management of aggressive prostate cancer. The Garvan Institute has amassed an extensive prostate cancer tumor collection, containing samples from individuals with median clinical follow-up of over five years. Eos expects such associated information to help Eos discover indicators of which patients have the most aggressive forms of the disease and are most likely to benefit from therapy.

    Eos has identified from the Garvan Institute's tumor archive 250 frozen specimens of primary prostate cancer that are suitable for DNA array analyses. In addition to the 250 cases represented in the primary archive, Eos has identified and retrieved tumor tissues from a second distinct set of 350 prostate cancer cases, which also have five year clinical follow-up after cancer diagnosis.

    Eos has profiled 58 prostate cancer tumors on Eos' custom-designed Affymetrix GeneChip-Registered Trademark- arrays. Antibodies against one target in prostate cancer are currently in preclinical utility studies in cultured human cells. Antibodies against this target will be tested in mice for preclinical utility in 2002.

    CURRENT EOS PIPELINE.

    The following table highlights Eos' current development pipeline of 101 genomics-derived antibody targets from six major cancers and angiogenesis. Structural prediction analysis of these disease specific targets indicates that approximately 40% (second through fifth columns) are also amenable to small molecule drug discovery. Thus, these dual-use targets provide opportunities to achieve synergy between Eos' therapeutic discovery programs and Pharmacopeia's small molecule discovery capabilities. Column headings indicate the molecular structural classification of each target.

                                                                      (A)EOS PIPELINE
                             -------------------------------------------------------------------------------------------------
                                                                                                GROWTH
                                        G PROTEIN                     PROTEINASE/              FACTOR/    OTHER TM     NOVEL
                             TOTAL #     COUPLED    TRANSPORTER/ION   PROTEINASE                GROWTH      AND       UNKNOWN
                             TARGETS    RECEPTOR        CHANNEL        INHIBITOR     KINASE    RECEPTOR   SECRETED   STRUCTURE
                             --------   ---------   ---------------   -----------   --------   --------   --------   ---------
Angiogenesis...............     10          3               1              2           0          1           3          0
Breast Cancer..............     27          0               2              2           0          4          14          5
Colorectal Cancer..........      6          0               1              1           0          1           3          0
Prostate Cancer............     27          2              12              3           0          0           7          3
Lung Cancer................     13          1               3              1           0          2           6          0
Ovarian Cancer.............     10          4               0              1           2          1           2          0
Bladder Cancer.............      8          1               0              1           0          0           3          3
TOTAL......................    101         11              19             11           2          9          38         11

    EOS TOOLS AND TECHNOLOGIES.

    Eos' goal is to acquire, refine and integrate appropriate technologies to accelerate Eos' drug discovery and development process.

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    TISSUE COLLECTIONS.  Eos uses human tissues to create both gene expression databases and tissue arrays. Eos acquires its tissues for both purposes through premier medical research institutions worldwide. Eos' tissue acquisition programs are designed in collaboration with the participating institution to include five major components:

    - collection of frozen specimens of resected primary cancers;

    - for each of these samples a paraffin block of tumor tissue for tissue array construction;

    - acquisition of copies of the pathology reports accompanying each tumor;

    - clinical follow-up data obtained by periodic chart reviews and by the cancer center tumor registry, indicating for each of these cancers whether patients developed or remained free of tumor metastases; and

    - retrospective cancer specimens for construction of tissue arrays allowing independent validation of target molecules.

    Surgical and molecular pathologists at the collaborating institutions identify and characterize tissue samples that are suitable for DNA array based gene expression analyses or for tumor tissue array construction. For the former, the patient materials have been flash frozen within 20 minutes of surgical removal. These samples have subsequently been characterized by standard tissue pathology analysis using internationally accepted criteria. Eos confirms the existence of clinical staging for all specimens. For tumor tissue array construction, Eos' collaborating pathologists identify and retrieve tumor tissues from a second distinct set of cancer patients who have had five-year clinical follow-up after cancer diagnosis.

    EOS' CUSTOM-DESIGNED AFFYMETRIX GENECHIP-REGISTERED TRADEMARK- ARRAYS. Eos' access to most of the gene activity in the human genome is based on the expertise Eos has developed in the design and use of DNA arrays to accurately measure mRNA levels in tissues and cells.

    Eos identifies which small segment of each gene sequence to put on the array so that gene activity can be measured in biological samples. Eos has used the recently released human genome sequence as an important source of information from which Eos has identified gene segments for the design of Eos' custom Affymetrix GeneChip-Registered Trademark- arrays.

    Eos' scientists make extensive use of predictive computational analysis tools to identify genes directly from the human genome sequence. Eos has identified putative coding portions of approximately 40,000 genes, including both known and predicted genes. Eos has used these sequences to create a custom Affymetrix GeneChip-Registered Trademark- array. Eos' proprietary bioinformatics tools and algorithms allowed Eos to change the design so as to increase the number of gene detectors of probes contained in the array. One of these arrays designed by Eos is the Hu03 DNA array, which is Eos' most advanced array design. It contains, on a single array, probes to detect the activities of greater than 90% of all human genes identifiable in the draft human genome sequence. Eos has fully deployed Eos' Hu03 GeneChip-Registered Trademark- array since the first quarter of 2001, to evaluate Eos' extensive collections of human pathological samples, normal tissue samples, and experimental models. Eos anticipates designing and deploying a similar GeneChip-Registered Trademark- array containing essentially all of the mouse genes by the second quarter of 2002.

    BIOINFORMATICS. Eos has bioinformatics expertise in distinct but integrated areas. Eos believes it has the ability to effectively analyze and decipher genome sequence information. Eos' expertise has allowed Eos to predict more than 90% of the genes in the recently released draft of the human genome sequence and is applicable to other complex genomes, such as the mouse.

    A second area of Eos' bioinformatics efforts is Eosurveyor, which encompasses a number of proprietary tools and algorithms for the analysis of the large volumes of data generated from Eos'

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custom-designed Affymetrix GeneChip-Registered Trademark- arrays. Eos has developed a calibration method, called normalization, for comparing gene expression data from numerous and diverse experimental data sets. Eos' approach minimizes the inherent variability in gene expression data and allows for more consistent and reliable results. In addition, Eosurveyor provides for a statistical mining of DNA array datasets. Gene expression data may now be evaluated with known statistical confidence that a gene is changing during a disease versus normal processes, minimizing false negative and false positive results. Eosurveyor was created to take full advantage of the increasing volumes of samples within Eos' proprietary gene expression database and to minimize false interpretation of results.

    HUMAN TISSUE ARRAYS. Tissue array technology allows for a rapid, large-scale analysis of hundreds of disease-derived or normal tissues. The arrays are constructed by acquiring small (0.6mm-2mm) cylindrical core pieces from tens to hundreds of individual tissue samples. These tissue cores are then arranged into a single array block the size of a microscope slide. Many identical sections can be sliced from such a tissue array block and hundreds of tissues probed for mRNA or protein expression on a single microscope slide. A single hybridization reaction of a tissue array with a probe for a specific gene activity provides information on hundreds of specimens in parallel. This molecular approach allows Eos to determine specific gene activity at the level of individual cells. In addition, the large numbers of patient specimens that can be surveyed provide statistically significant conclusions regarding the target incidence within the disease population. Eos has acquired and continues to develop tissue array technology to further characterize the genes identified by its DNA array based analysis. Taken together, DNA arrays and tissue arrays allow for large scale, rapid discovery and validation of pathogenic, cell-type specific gene activity.

    ANTIBODY PRODUCTION. Historically, therapeutic antibodies were made from cloned B cells produced in normal mice. However, when monoclonal antibodies derived from mice were administered to humans, the patients' immune systems recognized the antibody itself as foreign, and the patients' allergic and other immunological responses compromised the safety and effectiveness of the intended therapy. Recently scientists have engineered mouse-derived antibodies so they look more like human antibodies. These antibodies are typically referred to as humanized antibodies. Even more recently scientists have generated, from genetically engineered mice, antibodies that are fully human in character.

    Eos is using a multi-pronged approach to the generation of antibodies. Currently, Eos uses the HuMAb animal from Medarex, via Eos' strategic partnership and alliance. The HuMAb mouse has been genetically engineered such that antibodies produced upon immunization with target proteins are fully human. Additionally, Eos has coupled this technology to technology licensed from Biosite, Inc. that allows for a more efficient method to identify and isolate a larger number of fully human antibodies from the HuMAb animals.

    In addition to Eos' efforts in producing fully human antibodies, Eos also uses genetic engineering approaches to redesign specific mouse antibody molecules to more closely resemble human antibodies and thereby to minimize the recognition of such antibodies by patients as being of non-human origin. Currently, both antibody fragments from MorphoSys and normal mice are used by Eos for the rapid generation of antibodies useful as tools and reagents.

    Collectively, Eos strives to acquire, adapt, and integrate the best technologies for the rapid development of antibodies for Eos' therapeutic programs.

    ANTIBODY PAYLOAD TECHNOLOGIES. The mechanism by which an antibody can disable or destroy the target bearing cell can generally be viewed in two categories. The antibody by itself may bind to the target and affect the target-bearing cell in a therapeutically useful way. However, in many instances, the antibody may bind to the specific target-bearing cell and have no influence over the behavior of the cell. In this case Eos expects to use the antibody as a delivery vehicle to localize potent drugs to the

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target bearing cell type. To do so, Eos has entered into a collaboration with
Seattle Genetics, Inc., whereby Eos has broad access to their proprietary technology for chemically linking a potent drug to an antibody. In addition to the technology provided in this collaboration, Eos is working with other technologies, represented by different linkers and drugs, to provide additional flexibility in choosing a payload strategy for therapeutic antibodies.

    COLLABORATIONS.

    BIOGEN, INC. In September 2000, Eos established a four-year collaboration with Biogen, Inc. for the discovery and validation of targets on the cell surface or secreted for therapeutic antibodies and proteins directed to targets Eos identifies from breast cancer analyses. Eos has agreed to provide Biogen, on an exclusive basis, with antibody targets that have been specificity- and utility-validated on human tissue and in preclinical model systems. At its election, Biogen has the exclusive and perpetual right to develop therapeutic antibodies and proteins against Eos' targets for commercialization and the treatment of any human disease. In connection with this collaboration, Biogen made a $6 million up-front cash payment to Eos, and committed to support Eos' research activities under the collaboration for a period of four years. For each target that Biogen accepts, Eos is entitled to receive a milestone payment. Biogen is obligated to pay Eos additional milestone payments as Biogen's accepted targets progress through additional preclinical, and then clinical, development to market approval. If any product is ultimately developed and marketed, Biogen must make royalty payments for the longer of 12 years or the duration of Eos' patent right. In addition, Eos may agree to generate and co-develop with Biogen therapeutic antibodies against selected breast cancer targets under terms to be negotiated. The four-year research program associated with this collaboration is overseen by a joint research management committee. Biogen has paid Eos $7,000,000 to date under this collaboration. After three years, Biogen may terminate the research program upon 90 days notice. The aggregate amount payable to Eos under this collaboration is contingent upon the number of targets that Biogen elects to license.

    AVENTIS-PASTEUR, INC. In June 2000, Eos established a collaboration with Aventis-Pasteur, Inc. for the discovery and specificity validation of targets inside the cells derived from Eos' analyses of breast cancer and angiogenesis. Eos has agreed to provide Aventis-Pasteur, on an exclusive basis, with specificity-validated targets which, at its election, Aventis-Pasteur has the right to license, on a perpetual and exclusive basis, for commercialization of vaccine therapies for the treatment of any human disease. In connection with this collaboration, Aventis-Pasteur made a $1 million cash payment to Eos and also committed to provide financial support for Eos' target discovery activities for a two-year period. However, if Eos fails to provide a specified number of targets during the first year, Aventis-Pasteur may terminate the collaboration at the end of this period. For each target that Aventis-Pasteur licenses, Eos is entitled to receive a milestone payment. As Aventis-Pasteur progresses accepted targets through preclinical and clinical development to market approval, Aventis-Pasteur is obligated to pay Eos additional milestone payments, and if any product is ultimately developed and marketed, royalty payments. Aventis-Pasteur may terminate the agreement after 24 months from the signing, but will remain obligated to pay Eos milestones and royalties due on any targets it accepted prior to termination for the duration of Eos' patents, if any, on these accepted targets or 15 years from product approval, if any, whichever is longer. There is a joint research management committee that meets several times per year and oversees the program. Aventis has paid Eos $1,590,000 to date under this collaboration. The aggregate amount payable to Eos under this collaboration is contingent upon the number of targets that Aventis elects to license.

    MEDAREX, INC. In April 2001, Eos signed a binding term sheet with Medarex, Inc. providing for Eos' shared development and commercialization of fully human therapeutic antibodies targeting five to nine molecules Eos discovered and validated from its analyses of cancers. After each fully human antibody has been generated by Medarex and accepted for development by Medarex and Eos, Medarex

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and Eos have agreed to share equally in the cost and revenues of development and commercialization of the fully human therapeutic antibody candidates.

    Eos has another agreement with Medarex that provides Eos with rights to a total of 15 licenses for fully human therapeutic antibodies isolated from Medarex's engineered mice.

    KEY SUPPLY AND LICENSE AGREEMENTS.

    AFFYMETRIX, INC. In August 2001, Eos entered into a Chip Supply Agreement with Affymetrix. This agreement allows Eos to purchase custom-designed and commercial GeneChip-Registered Trademark- arrays and to offer for sale exclusively, or non-exclusively, databases generated from Eos' use of such GeneChip-Registered Trademark- arrays. The Chip Supply Agreement expressly provides that it can be assigned to Pharmacopeia.

    In February 1999, Eos acquired from Affymetrix an internal research use license to all Affymetrix existing intellectual properties for the generation of and analysis using synthetic DNA arrays. Eos pays minimum yearly royalties that are dependent upon the number of the arrays Eos makes and uses. In October 2001, Eos informed Affymetrix that it would not automatically renew this license beyond its scheduled termination in January 2002.

    MORPHOSYS, GMBH. In June, 2000, Eos acquired from MorphoSys a license to its proprietary bacteriophage, bacterial virus antibody display libraries, for use in generating and isolating reagent antibodies. Eos paid an upfront license fee and is obligated to pay an annual maintenance fee so long as Eos utilizes the bacteriophage library. There are no royalties for such research use.

    BIOSITE, INC. In the fourth quarter of 2000, Eos signed a collaborative licensing agreement with Biosite, Inc. for its generation in bacteria and delivery to Eos of antibody fragments that originated from animals, that Eos or they have immunized with Eos' specific target molecules. Eos is obligated to pay Biosite a fee for each set of antibodies delivered and an annual maintenance fee from the first anniversary of that delivery date until such an antibody is either approved for marketing or Eos ceases to pursue it. Eos also will owe Biosite cash milestone payments as any antibody provided by Biosite progresses through clinical development and a small royalty on net product sales.

    INTELLECTUAL PROPERTY.

    Eos' intellectual property strategy relies on a combination of patents, trade secrets and licensing agreements to establish and protect Eos' proprietary rights and freedom to operate. Eos seeks patent protection for its key inventions in instrumentation, gene sequences and gene utility. Eos currently owns one issued U.S. patent directed to instrumentation. Eos intends to continually expand and protect its intellectual property rights.


    Eos' intellectual property strategy is to file aggressively on method of use claims for genes and their expressed products based on their association with disease processes, as determined by Eos' specificity validation process. In cases where Eos also believes it has first identified a novel gene sequence, Eos has filed claims for the composition of the gene and the corresponding encoded proteins and antibodies directed against those encoded proteins, as well. Eos intends to accumulate an intellectual property portfolio of issued patents claiming utilities for all those genes that it has identified as being specifically associated with pathogenic cells and processes. As of November 19, 2001, Eos has filed 82 distinct patent applications with the United States Patent and Trademark Office (USPTO) and nine patent applications outside of the U.S., encompassing the identification of thousands of genes for therapeutic treatment of specific disease processes, of which approximately 100 are priority targets. In addition, Eos routinely files new patent applications in the U.S. and abroad.


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    COMPETITION.

    The biotechnology and pharmaceutical industries are highly competitive and characterized by rapid technological change. In particular, Eos faces significant competition from genomics companies focusing on antibody therapeutics, including without limitation, Corixa, Genentech, Human Genome Sciences and Millennium Pharmaceuticals, among others, many of which have substantially greater financial, scientific and human resources than Eos does. Other companies focus on therapeutic antibodies, including without limitation Abgenix, Centocor, CuraGen, Exelixis, IDEC, ImClone, Medarex, MedImmune and Protein Design Labs, and others such as GeneLogic and Incyte Genomics are distributing or intending to distribute for-profit gene expression databases from which therapeutic antibody targets may be identified.

    FACILITIES.

    Eos rents approximately 21,000 square feet of new laboratory and office space at 225A Gateway Blvd., South San Francisco, California, under a sublease from FibroGen, Inc. In March 2000, Eos signed an extension of Eos' sublease through March 31, 2003, with approximately 11,000 square feet of additional space for laboratories and offices in a new, immediately adjacent building that was occupied in the first quarter of 2001. All subleases are extendable beyond March 2003, by mutual agreement on a nine-month advance rolling notice.

    Eos leased and improved, in November 1999, 5,000 square feet of manufacturing space at 870 Dubuque Ave., South San Francisco, for Eos' synthetic DNA reagent business, WebOligos.com, Inc. The lease terminates after five years. Due to the sale of assets of Eos' subsidiary, WebOligos.com, Eos entered into a sublease of the property at 870 Dubuque Avenue on September 28, 2001. In addition, on June 1, 2001, Eos entered into a Build-to-Suit Lease for premises to be built at 1150 Veterans Boulevard, South San Francisco, Building D, with Slough Btc, LLC.

    EMPLOYEES.


    As of November 21, 2001, Eos employed 88 persons including 35 with doctorate degrees and 12 with other advanced degrees. None of Eos' employees is represented by a labor union. Eos considers Eos' relations with its employees to be good.


    LEGAL PROCEEDINGS.

    Eos is not currently a party to any material legal proceedings.

EOS' CAPITAL STOCK


    There is no public market for any class or series of Eos capital stock or debt securities. On November 21, 2001, there were 136 registered holders of Eos common and preferred stock.

   EOS BIOTECHNOLOGY, INC.--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EOS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED HEREIN. THE DISCUSSION IN THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. EOS' ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, WITHOUT LIMITATION, THOSE DISCUSSED IN THIS SECTION AND THE SECTIONS ENTITLED "RISK FACTORS" AND "INFORMATION ABOUT EOS BIOTECHNOLOGY, INC." AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

OVERVIEW

    Eos is using its genomics-based technologies and databases to discover and develop therapeutics for unmet medical needs. Eos derives substantially all of its revenues from collaborations and government grants, and will continue to do so for the foreseeable future.

    Revenues from collaborations and grants are uncertain because Eos' existing agreements have fixed terms or relate to specific projects of limited duration and are subject to cancellation. To date, Eos has generated a substantial portion of its revenues from a limited number of sources.


    Since its inception, Eos has incurred significant losses and, as of September 30, 2001, Eos had an accumulated deficit of $36.0 million. Eos' losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with Eos' operations. Research and development expenses consist primarily of salaries and related personnel costs, material costs and other expenses related to the discovery and validation of candidate therapeutic targets, generation of candidate therapeutic antibodies, generation of Eos' gene expression databases and the inventory of custom DNA arrays for Eos' future use. Eos does not track by program its research and development expenses for internal programs and, because of the speculative nature of drug discovery and development, it is not possible to estimate the time or cost it will take to discover and develop therapeutics from these internal programs or to be certain that existing resources will be sufficient to complete them. In general, however, as of September 30, 2001, Eos has spent approximately $3.5 million (net) on the manufacture and sale of synthetic DNA through Weboligos.com, $18.6 million on the purchase of custom DNA arrays and generation of gene expression databases, and $19.2 million on the validation of candidate therapeutic targets and generation of candidate therapeutic antibodies.


    Eos expenses its research and development costs as they are incurred. General and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, professional fees and other corporate expenses including business development and general legal activities.

    Eos expects to incur increasing research and development and general and administrative costs in connection with the expansion of its therapeutic target discovery and validation efforts, its therapeutic antibody pre-clinical and clinical development activities and the expansion of its gene expression databases. As a result, Eos will need to generate significantly higher revenues to achieve profitability.

    Eos' quarterly operating results will depend upon many factors, including renewal or expiration of research contracts with collaborators or government research grants, the success rate of its discovery efforts leading to milestones and royalties, the timing and willingness of collaborators to commercialize products which would result in royalties, royalties from Eos' sale of the WebOligos.com, Inc. assets and general and industry-specific economic conditions which may affect research and development expenditures. As a consequence, Eos' quarterly operating results have fluctuated in the past and are likely to do so in the future.


    During the nine-month period ended September 30, 2001, Eos recorded deferred stock compensation of $1,024,200. Deferred stock compensation represents the difference between the exercise price and the fair value of Eos' common stock at the date of grant. This amount is being amortized over the respective vesting periods of the individual stock options and restricted stock grants.

Amortization of deferred compensation during the nine months ended September 30, 2001 was $137,550.


LIMITED OPERATING HISTORY


    Due in large part to the significant research and development expenditures required to identify and validate new drug targets, Eos has not been profitable and has generated operating losses since it was incorporated in April 1996. Currently, Eos' revenues are generated solely from research payments from its collaboration agreements and licenses and are insufficient to generate profitable operations. As of September 30, 2001 Eos had an accumulated deficit of $36.0 million. Eos expects to incur losses for at least the next several years and expects that these losses will actually increase as it expands its research and development activities and incurs significant clinical and testing costs on an increasing number of drug product candidates. Moreover, Eos' losses are expected to continue even if its current research projects are able to successfully identify additional potential drug targets. If the time required to generate revenues and achieve profitability is longer than anticipated or if it is unable to obtain necessary capital, Eos may not be able to fund and continue its operations.


RESULTS OF OPERATIONS


    NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000.



    REVENUES. Contract revenues from collaborations were $3.0 million in the nine months ended September 30, 2001 compared to $435,000 in the nine months ended September 30, 2000. Revenues for the nine months ended September 30, 2001 and September 30, 2000 consisted primarily of research support and amortization of fees earned from Eos' collaborations with Biogen, Aventis-Pasteur and Case Western Reserve University.



    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $15.5 million in the nine months ended September 30, 2001 compared to $9.0 million in the nine months ended September 30, 2000, an increase of $6.5 million. This increase is due primarily to the amortization of a prepaid research supply contract and an increase in Eos' scientific headcount.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $3.6 million in the nine months ended September 30, 2001 compared to $2.3 million in the nine months ended September 30, 2000, an increase of $1.3 million. This increase was primarily attributable to higher legal expenses related to the merger with Pharmacopeia and higher employee costs and infrastructure costs to support the growing research and development activities.



    NET INTEREST INCOME. Net interest income in the nine months ended September 30, 2001 was $1.6 million compared to $901,000 in the nine months ended September 30, 2000, an increase of $699,000. The increase in net interest income is due to the increased cash and investment balances resulting from Eos' Series E preferred stock offering in September 2000.



    NET OTHER INCOME. Net other income in the nine months ended September 30, 2001 was $6.9 million compared to net other income of $87,000 in the nine months ended September 30, 2000, an increase of $6.8 million. The increase in net other income is primarily due to the sale of substantially all the assets of Eos' subsidiary, WebOligos.com, Inc. for $6.9 million.


    YEARS ENDED DECEMBER 31, 2000 AND 1999.

    REVENUES. Contract revenues from collaborations were $1.4 million in 2000 compared to zero in 1999. Revenues for 2000 consisted primarily of research support and amortization of fees earned from Eos' collaborations with Biogen, Aventis-Pasteur and Case Western Reserve University.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $13.0 million in 2000 compared to $7.2 million in 1999, an increase of $5.8 million. This increase was primarily attributable to an increase in employee costs as Eos' scientific headcount increased to 60 individuals in 2000 from 39 in 1999, an increase in the amortization of a prepaid research supply contract and an increase in costs incurred for sponsored research agreements and technology licenses.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $3.6 million in 2000 compared to $1.4 million in 1999, an increase of $2.2 million. This increase was primarily attributable to higher employee and infrastructure costs to support the growing research and development activities.


    NET INTEREST INCOME. Net interest income was $1.6 million in 2000 compared to $232,000 in 1999, an increase of $1.4 million. This increase in net interest income is due to increased cash and investment balances.


INCOME TAXES

    As of December 31, 2000, Eos had net operating loss carryforwards for federal and state income tax purposes of $17.0 million and $17.0 million, respectively. The federal net operating loss carryforwards will expire in the years 2010 through 2020. The state net operating loss carryforwards will expire beginning in 2003, if not used. Eos also had federal and state research and development tax credits of approximately $800,000 and $700,000, respectively, that expire in the years 2012 through 2020. Utilization of Eos' net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

LIQUIDITY AND CAPITAL RESOURCES


    Eos has financed its operations from inception primarily through private sales of common and preferred stock, contract payments to Eos under its collaboration agreements and equipment financing arrangements. As of September 30, 2001, Eos had received net proceeds of $71.1 million from issuances of common and preferred stock, $9.1 million in research funding from collaborators, and $6.0 million from leases and loans for the purchase of equipment and leasehold improvements.



    As of September 30, 2001, Eos had $40.3 million in cash, cash equivalents and marketable securities compared to $48.4 million as of December 31, 2000, a decrease of $8.1 million. The decrease is primarily attributable to the use of $15.3 million for the funding of operations, the investment of $1.2 million in capital equipment and the use of $1.2 million for payments associated with Eos' equipment financing agreements. These payments were offset by the receipt of $7.5 million from the sale of Eos' subsidiary, WebOligos.com, $1.9 million from Eos' equipment financing arrangements, and an increase in unrealized gains on investments of $217,000.



    As of September 30, 2001, Eos had $3.5 million in capitalized lease obligations and notes payable in association with Eos' financed purchase of equipment and leasehold improvements. As of September 30, 2001, Eos had $1.1 million available to draw upon through April, 2002. All equipment financing agreements are secured by the equipment financed, bear interest rates ranging from 6% to 18% and are due in monthly installments through 2005. In addition, several of these agreements have balloon payments at the end of each loan term.


    Eos believes that its current cash balances, together with payments from collaborators for the discovery and validation of diagnostic, vaccine and drug targets and, in some cases, the pre-clinical and clinical development of therapeutic antibodies, and government grants, will be sufficient to fund its operations for at least the next two years.

MARKET RISKS


    Eos' cash and cash equivalents, which have maturities not exceeding three months, may be subject to financial market risk. Eos maintains an investment portfolio which consists of U.S. Government debt obligations and investment grade commercial papers and corporate bonds that mature one to 14 months after September 30, 2001, which Eos believes are subject to limited credit risk. Eos currently does not hedge interest rate exposure. Because of the short-term maturities of its investments, Eos does not believe that an increase in market rates would have any negative impact on the realized value of Eos' investment portfolio.


    Eos has operated primarily in the United States and all sales to date have been made in U.S. dollars. Accordingly, Eos has not had any material exposure to foreign currency rate fluctuations.

                     INFORMATION REGARDING FUTURE OFFICERS
                       AND DIRECTORS OF PHARMACOPEIA AND
                             THE SURVIVING COMPANY

DIRECTORS AND EXECUTIVE OFFICERS

    FUTURE PHARMACOPEIA DIRECTORS.

    Upon closing of the merger, Nicholas J. Pritzker and David W. Martin, Jr. will be appointed to Pharmacopeia's board of directors as Class I and II directors, respectively. Their biographical information is set forth below.

NAME                               AGE                        POSITION WITH EOS
----                             --------   -----------------------------------------------------
David W. Martin, Jr., M.D.          60      President and Director

Nicholas J. Pritzker                54      Chairman of the Board of Directors and Director

    FUTURE EOS DIRECTORS.

    Upon closing of the merger, Dr. Joseph A. Mollica, Pharmacopeia's President and Chief Executive Officer, along with Bruce C. Myers, Pharmacopeia's Executive Vice President and Chief Financial Officer, will be the sole directors of Eagle Acquisition Corporation, the surviving company in the merger that will be renamed Eos Biotechnology, Inc. at the time of the merger.

    OFFICERS OF EOS CONTINUING AFTER THE MERGER.

    Upon closing of the merger, the current executive officers of Eos will continue as the executive officers of the surviving company, except that Dr. Mollica will become the surviving company's Chief Executive Officer at the effective time of the merger. Biographical information for the continuing executive officers of Eos is set forth below.

NAME                                   AGE                       POSITION WITH EOS
----                                 --------   ----------------------------------------------------
David W. Martin, Jr., M.D.              60      President and Director

Herbert L. Heyneker, Ph.D.              57      Vice President and Chief Technology Officer

David H. Mack, Ph.D.                    39      Vice President, Genomics Research

Richard Murray, Ph.D.                   42      Vice President, Biological Research

John B. Whelan                          39      Vice President and Chief Financial Officer

Edwin P. Ching, Ph.D., J.D.             48      Vice President, Intellectual Property

Barbara K. Finck, M.D.                  53      Vice President, Clinical Development

Dale E. Johnson, Pharm. D., Ph.D.       59      Vice President, Pre-Clinical and Predictive
                                                  Development

    David W. Martin, Jr., M.D. has served as Eos' President and Chief Executive Officer since June 1997 and has served as a director since July 1997. From December 1996 to May 1997, he served as a biotechnology consultant. From
May 1995 to November 1996, he served as President and Chief Executive Officer of Lynx Therapeutics, Inc. From January 1994 to April 1995, he served as President of Chiron Therapeutics and Senior Vice President of Chiron Corporation. From October 1990 to January 1994, he served as Executive Vice President of Research and Development at The DuPont Merck Pharmaceutical Co. From January 1983 to September 1990, he served as Vice President and Senior Vice President of Research and Development at Genentech, Inc. Dr. Martin was a Professor of Medicine and Biochemistry and a Howard Hughes Investigator at the University of California, San Francisco. Dr. Martin is a director of Varian Medical
Systems, Inc., Cubist Pharmaceuticals, Inc. and Telik, Inc. Dr. Martin holds an M.D. from Duke University.

    Herbert L. Heyneker, Ph.D. founded Array Technologies, Eos' predecessor corporation, in 1996. He served as a director and president until the merger of Array Technologies and Eos. After the merger in 1997, Dr. Heyneker became Vice President and Chief Technology Officer of Eos, the capacity in which he has served to the present. Since January 2001, Dr. Heyneker has been employed by Eos three days per week and by Abingworth Management Inc., Palo Alto, CA, two days per week. From January 1994 to April 1996, he founded and served as Chairman of the Board of Protogene Laboratories, Inc. From January 1992 to January 1994, he served as a visiting scholar in the Department of Genetics at the Stanford University School of Medicine. From March 1990 to November 1991, he founded and served as Chief Executive Officer of GlycoGen, Inc. From April 1984 to
March 1990, he served as Vice President, Research at Genencor
International Inc. From September 1978 to April 1984, he served as Senior Scientist in the Department of Molecular Biology at Genentech Inc. From
December 1977 to August 1978, he served as an Assistant Professor in the Department of Molecular Genetics, University of Leiden. Dr. Heyneker is a Director of Epoch BioSciences, Inc. Dr. Heyneker is the Chairman of the Scientific Advisory Board of Guava Technologies, Inc., the Chairman of the Scientific Advisory Board of Pharming, B.V., an Advisor for Crucell, N.V. and an Advisor for Genencor International, Inc. Dr. Heyneker was a Post-doctoral Fellow in the Department of Biochemistry and Biophysics at the University of California, San Francisco School of Medicine. Dr. Heyneker holds a Ph.D. from the Department of Molecular Genetics, University of Leiden, the Netherlands.

    David H. Mack, Ph.D. has served as Eos' Vice President, Genomics Research since April 1998. From January 1996 to March 1998, Dr. Mack served as head of the Cancer Biology program at Affymetrix, Inc. From December 1992 to
December 1996, Dr. Mack conducted post-doctoral research at the Stanford University School of Medicine in the Department of Microbiology and Immunology and was an American Cancer Society postdoctoral fellow. Dr. Mack was a member of the Polymerase Chain Reaction (PCR) invention group at Cetus Corporation (now Chiron) in the 1980's. Dr. Mack holds a Ph.D. from the University of Chicago in the Department of Molecular Genetics and Cell Biology, where he was a Howard Hughes Fellow. Dr. Mack also holds a B.A. from the Department of Molecular Biology at the University of California, Berkeley.

    Richard Murray, Ph.D. has served as Eos' Vice President, Biological Research since April 1998. From 1991 to 1998, Dr. Murray served as a staff scientist and senior staff scientist at DNAX Research Institute. Dr. Murray holds a Ph.D. from the University of North Carolina at Chapel Hill.

    John B. Whelan has served as Eos' Vice President & Chief Financial Officer since January 2000. From October 1996 to December 1999, Mr. Whelan served as Director, Corporate Development at Hewlett-Packard Company. Mr. Whelan holds a B.S. in Engineering from the University of California, Berkeley and an M.B.A. from the Anderson Graduate School of Management at UCLA.

    Edwin P. Ching, J.D., Ph.D., has served as Vice President, Intellectual Property since December 2000. From June 1992 to December 2000, Dr. Ching was Chief Counsel at DNAX Research Institute. Dr. Ching received an A.B. from the University of California, Berkeley, a Ph.D. from California Institute of Technology, and did post-doctoral research in the laboratory of Dr. Gunter Blobel at the Rockefeller University. After receiving his J.D. from Columbia Law School, he was an associate at the intellectual property law firm of Townsend & Townsend.

    Barbara K. Finck, M.D., has served as Vice President, Clinical Development since July 2001. From 1996 to 2001, Dr. Finck worked at Immunex Corporation as Medical Director where she was responsible for clinical development of the biopharmaceutical Enbrel-Registered Trademark- for rheumatoid arthritis in adults and children. Dr. Finck also worked on the clinical development of multiple drugs while at ALZA Corporation. Dr. Finck received her M.D. from the University of California, San Francisco. After pursuing her post-graduate training in rheumatology at UCSF, she joined the faculty as assistant professor of medicine. She is board certified in internal medicine and rheumatology.

    Dale E. Johnson, Pharm.D., Ph.D. has served as Vice President, Pre-Clinical and Predictive Development since September 2001. From May 2000 to
September 2001, Dr. Johnson worked at ddplatform LLC, an in silico toxicology company that he founded. From June 1993 until May 2000, Dr. Johnson worked at Chiron Corporation, where he was Vice President of Preclinical Development. Prior to working for Chiron, he was Senior Director of Toxicology Research and Preclinical Safety at Lederle Laboratories, and a senior scientist at Hoechst-Roussel Pharmaceuticals. Dr. Johnson received his doctoral degrees at the University of Michigan and is Board certified by the American Board of Toxicology. He is a scientific advisor to and on the board of several small privately held companies. Dr. Johnson has an academic affiliation with the University of California, Berkeley in a new curriculum in the field of computational toxicology.

    Nicholas J. Pritzker has served as Chairman of the Board and Director since June 14, 2000. He is Chairman and Chief Executive Officer of Hyatt Development Corporation, an affiliate of Hyatt Hotels Corporation, both headquartered in Chicago, Illinois. Before he became president of Hyatt Development Corp., he was Executive Vice President, Development for Hyatt Corp., where he has been an employee since 1978. In February of 1997, Mr. Pritzker was named president of Hyatt Equities, L.L.C., a newly formed real estate acquisition company.
Mr. Pritzker is also Vice Chairman of Hyatt International and Chairman of the Executive Committee of Hyatt Corporation and serves on the board of Conservation International as well as numerous privately held companies. In 1968
Mr. Pritzker received a B.A. from Lake Forest College, Lake Forest, Illinois, and in 1974 Mr. Pritzker received a J.D. from the University of Chicago Law School. He was admitted to the Illinois bar in 1975.

EXECUTIVE COMPENSATION

    The following table provides certain summary information concerning the compensation earned for services rendered to Eos during the fiscal year ended December 31, 2000 by Eos' Chief Executive Officer and Eos' four other most highly compensated executive officers. These individuals are collectively referred to as the named executive officers.

                                                                                   RESTRICTED    SECURITIES
                                                                  OTHER ANNUAL       STOCK       UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR     SALARY($)   BONUS($)   COMPENSATION ($)   AWARDS ($)    OPTIONS(#)   COMPENSATION ($)
---------------------------   --------   ---------   --------   ----------------   ----------    ----------   ----------------
David W. Martin, Jr.,           2000      285,148         --            --          199,200(i)       --                 --
  M.D. .....................
  President, Chief Executive
  Officer and Director

Herbert L. Heyneker,            2000      158,965         --            --           24,900(ii)      --                 --
  Ph.D. ....................
  Vice President and Chief
  Technical Officer

David H. Mack, Ph.D. .......    2000      183,667         --            --           31,125(iii)     --                 --
  Vice President, Genomics
  Research

Richard Murray, Ph.D. ......    2000      195,769         --            --           31,125(iv)      --             11,652(v)
  Vice President, Biological
  Research

John B. Whelan .............    2000      194,744     20,000            --           88,722(vi)      --                 --
  Vice President and Chief
  Financial Officer

--------------------------

 (i) During the last fiscal year, Dr. Martin received 800,000 shares of restricted stock valued at $199,200 pursuant to a Restricted Stock Purchase Agreement, dated August 26, 2000, for 400,000 shares and a Restricted Stock Purchase Agreement, dated August 28, 2000 for 400,000 shares. Twenty-five percent of the shares granted under the August 26, 2000 Restricted Stock Purchase Agreement vested on June 14, 2001, and an additional 1/48th of the total number of shares will vest each month thereafter. All shares granted under the August 28, 2000 Restricted Stock Purchase Agreement will vest by December 31, 2005. However, the Eos board of directors may accelerate the vesting of the shares granted under the August 28, 2000 Restricted Stock Purchase Agreement based on the attainment by Dr. Martin of certain performance objectives. Dr. Martin also received a restricted stock grant for 960,000 shares of restricted stock valued at $48,000 pursuant to a Common Stock Purchase Agreement, dated June 24, 1997. All 960,000 shares are fully vested.

 (ii) During the last fiscal year, Dr. Heyneker received 100,000 shares of restricted stock valued at $24,900 pursuant to a Restricted Stock Purchase Agreement, dated August 26, 2000. Twenty-five percent of the shares vested on June 14, 2001, and an additional 1/48th of the total number of shares will vest each month thereafter. Dr. Heyneker also received a restricted stock grant for 544,250 shares of restricted stock valued at $27,213 pursuant to a Common Stock Purchase Agreement, dated June 24, 1997. All 544,250 shares are fully vested.

(iii) During the last fiscal year, Dr. Mack received 125,000 shares of restricted stock valued at $31,125 pursuant to a Restricted Stock Purchase Agreement, dated August 24, 2000. Twenty-five percent of the shares vested on June 14, 2001, and an additional 1/48th of the total number of shares will vest each month thereafter. Dr. Mack also received a restricted stock grant for 925,000 shares of restricted stock valued at $147,075 pursuant to a Common Stock Purchase Agreement, dated November 2, 1998.

 (iv) During the last fiscal year, Dr. Murray received 125,000 shares of restricted stock valued at $31,125 pursuant to a Restricted Stock Purchase Agreement, dated August 24, 2000. Twenty-five percent of the shares vested on June 14, 2001, and an additional 1/48th of the total number of shares will vest each month thereafter. Dr. Mack also received a restricted stock grant for 925,000 shares of restricted stock valued at $147,075 pursuant to a Common Stock Purchase Agreement, dated November 2, 1998.

 (v) This amount includes the forgiveness of a portion of that certain Promissory Note dated November 3, 1998 issued by Dr. Murray to Eos.

 (vi) During the last fiscal year, Mr. Whelan received 558,000 shares of restricted stock valued at $88,722 pursuant to a Restricted Stock Purchase Agreement, dated February 7, 2000. Twenty-five percent of the shares vested on January 1, 2001, and an additional 1/48th of the total number of shares will vest each month thereafter. In addition, all shares will be released from Eos' repurchase option following the merger if the holder of the shares is constructively terminated or terminated without cause.

DIRECTOR COMPENSATION

    The following table sets forth the compensation arrangements between Eos and its directors during the fiscal year ended December 31, 2000:

    ARRANGEMENT             DIRECTOR            NATURE          AMOUNT         DATE
--------------------  --------------------   ------------   --------------   --------
Standard              None                   None           None             None

Other                 Stephen Goldby         Option grant   25,000 options   9/13/00

                      Nicholas J. Pritzker   Option grant   25,000 options   12/1/00

STOCK PLANS

    1997 STOCK PLAN.

    ADOPTION AND INITIAL RESERVE. Eos' 1997 stock plan was originally adopted by the Eos board of directors and approved by Eos stockholders in June 1997. As of December 31, 2000, an aggregate of 7,435,000 shares were reserved for issuance under the 1997 stock plan, options to purchase approximately 645,000 shares of common stock were exercisable, 2,758,495 shares of common stock have been issued at purchase prices ranging between $0.05 and $0.54, and 2,358,512 shares of common stock remained available for future issuance under the 1997 stock plan.

    PURPOSES OF THE 1997 STOCK PLAN. The purposes of the 1997 stock plan are to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to employees and consultants of Eos and its subsidiaries to promote the success of Eos' business.

    ELIGIBLE PERSONS AND TYPES OF OPTIONS. The 1997 stock plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The 1997 stock plan also provides for the granting to employees and consultants, including non-employee directors, of nonstatutory stock options and stock purchase rights.

    ADMINISTRATION. The 1997 stock plan may be administered by the Eos board of directors or a committee of the board, each known as the administrator. The administrator determines the terms of options and stock purchase rights granted under the 1997 stock plan, including the number of shares subject to the award, the exercise or purchase price, the term and the vesting and exercisability of the award and other conditions to which the award is subject. Decisions of the administrator are final and binding on all 1997 stock plan participants.

    EXERCISE PRICE. The exercise price of all incentive stock options granted under the 1997 stock plan must be at least equal to the fair market value of Eos' common stock on the date of grant. The exercise price of any incentive stock option granted to a person who owns stock representing more than 10% of the total combined voting power of all classes of Eos' outstanding capital stock or the stock of Eos' parent or subsidiary corporations must equal at least 110% of the fair market value of the common stock on the date of grant. Before this offering, the exercise price of nonstatutory stock options and the purchase price of stock purchase rights granted under the 1997 stock plan must have been at least equal to 85% of the fair market value of Eos common stock on the date of grant. After the date of this offering, the exercise price of nonstatutory stock options and the purchase price of stock purchase rights will no longer be subject to these limitations. However, the exercise price of incentive stock options and the purchase price of stock purchase rights granted to Eos' Chief Executive Officer and Eos' four other most highly compensated officers will be at least 100% of the fair market value of the common stock on the date of grant if the award is intended to qualify as performance based compensation under
Section 162(m) of the Internal Revenue Code. Payment of the exercise price may be made in cash or other consideration as determined by the administrator.

    OTHER OPTION TERMS. The administrator determines the term of options, which may not exceed 10 years, or 5 years in the case of an incentive stock option granted to an employee who owns stock representing more than 10% of the total voting power of Eos' outstanding capital stock or a parent or subsidiary's stock. Generally, an option may not be transferred by the option holder other than by will or the laws of descent or distribution and may be exercised during the lifetime of the option holder only by such option holder. The administrator determines when options become exercisable. Options granted under the 1997 stock plan are generally subject to vesting at a rate of 25% of the shares granted on the first anniversary of the date of grant and 1/48th of the shares granted each month thereafter. Stock purchased pursuant to stock purchase rights granted under the 1997 stock plan is generally subject to a repurchase right at the purchaser's original purchase price. This repurchase right will lapse according to the terms of the stock purchase right determined by the administrator and is exercisable by Eos upon termination of the purchaser's employment or consulting relationship with Eos, for any reason, including death or disability. Stock options under the 1997 stock plan generally remain exercisable for a period of sixty days following termination of the optionee's employment or consulting relationship with Eos (with longer periods applying in the event such termination occurs as a result of death or disability).

    AMENDMENT AND TERMINATION. The administrator has the authority to amend or terminate the 1997 stock plan as long as this action does not adversely affect any outstanding option and provided that stockholder approval shall be obtained as required by applicable law. The 1997 stock plan will terminate in June 2007 unless the board of directors terminates it earlier.

EMPLOYEE BENEFIT PLANS

    Eos maintains a 401(k) tax-qualified employee savings and retirement plan covering all employees who satisfy eligibility requirements relating to minimum age and length of service. Pursuant to Eos' 401(k) plan, eligible employees may elect to contribute up to 15% of their cash compensation to the 401(k) plan. The 401(k) plan is intended to qualify under applicable law, so that contributions to the 401(k) plan and income earned on the 401(k) plan contributions are not taxable until withdrawn. The 401(k) plan is available to Eos executive officers on terms not more favorable than those offered to other employees. Eos may elect to make contributions to the 401(k) plan at the discretion of the Eos board of directors. No contributions have been made by Eos since the inception of the plan. All employee contributions are 100% vested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
  DECISIONS

    The members of the compensation committee of the Eos board of directors are currently Stephen D. Goldby, Nicholas J. Pritzker and Albert L. Zesiger. None of them has at any time been an officer or employee of Eos or any subsidiary of Eos. However, Eos has issued and sold in private placement transactions shares of preferred stock to Albert L. Zesiger and persons or entities affiliated with Zesiger Capital Group LLC, an investment advisor, for which Mr. Zesiger is Managing Director. Mr. Zesiger, in his capacity as Managing Director of Zesiger Capital Group LLC, has voting and investment power with respect to these shares but disclaims beneficial ownership with respect to them. The following is a summary of the stock purchase transactions between Eos and persons or entities affiliated with Zesiger Capital Group LLC.

    - September 10, 1999: Eos issued and sold to Albert L. Zesiger 200,000 shares of Series D preferred stock at $1.30 per share. Eos also issued and sold to persons or entities affiliated with Zesiger Capital Group LLC 5,920,000 shares of Series D preferred stock at a purchase price of $1.30 per share.

    - September 7, 2000: Eos issued and sold to persons or entities affiliated with Zesiger Capital Group LLC 370,370 shares of Series E preferred stock at a purchase price of $2.70 per share.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    Eos has entered into the following employment and change of control arrangements with Eos' current officers.

    David W. Martin, Jr. is Eos' President and Chief Executive Officer.
Dr. Martin receives an annual salary of $300,000. Eos has issued and sold to Dr. Martin 960,000 shares of common stock at a purchase price of $0.05 per share, which shares are subject to Eos' repurchase option at the original purchase price in the event that Dr. Martin's employment with Eos terminates. In connection with the purchase of the shares, Dr. Martin issued a promissory note to Eos in the amount of $48,000. This note has been fully paid with interest. All shares are fully vested and are no longer subject to repurchase rights.

    Eos has issued and sold to Dr. Martin 400,000 shares of common stock at a purchase price of $0.25 per share, which shares are subject to Eos' repurchase option at the original purchase price in the event that Dr. Martin's employment with Eos terminates. In connection with the purchase of the shares, Dr. Martin issued a promissory note to Eos in the amount of $99,600. Shares are released from Eos' repurchase option in accordance with the following schedule: 25% of the shares were released from Eos' repurchase option on June 14, 2001 and 1/48th of the total number of shares are released each month thereafter.

    Eos has issued and sold to Dr. Martin 400,000 shares of common stock at a purchase price of $0.25 per share, which shares are subject to Eos' repurchase option at the original purchase price in the event that Dr. Martin's employment with Eos terminates. In connection with the purchase of the shares, Dr. Martin issued a promissory note to Eos in the amount of $99,600. All of the shares will be released from Eos' repurchase option on December 31, 2005. The Eos board of directors may accelerate the release of shares from Eos' repurchase option based on the attainment by Dr. Martin of certain performance objectives as set forth in the Restricted Stock Purchase Agreement between Eos and Dr. Martin dated August 28, 2000.

    Herbert L. Heyneker is Eos' Vice President and Chief Technology Officer. Dr. Heyneker receives an annual salary of $115,000 for 60% time. Eos has issued and sold to Dr. Heyneker 450,000 shares of common stock at a purchase price of $0.01 per share, which are not subject to any repurchase option.

    Eos has issued and sold to Dr. Heyneker 544,250 shares of common stock at a purchase price of $0.05 per share, which shares were subject to Eos' repurchase option at the original purchase price in the event that Dr. Heyneker's employment with Eos terminates. In connection with the purchase of the shares, Dr. Heyneker issued a promissory note to Eos in the amount of $27,213; this note has been fully paid with interest. All shares are fully vested and are no longer subject to repurchase rights.

    Eos has issued and sold to Dr. Heyneker 100,000 shares of common stock at a purchase price of $0.25 per share, which shares are subject to Eos' repurchase option at the original purchase price in the event that Dr. Heyneker's employment with Eos terminates. In connection with the purchase of the shares, Dr. Heyneker issued a promissory note to Eos in the amount of $24,900. Shares are released from Eos' repurchase option in accordance with the following schedule: 25% of the shares were released from Eos' repurchase option on June 14, 2001 and 1/48th of the total number of shares are released each month thereafter.

    On March 4, 1998, Eos delivered an offer letter to David H. Mack, Eos' Vice President, Genomics Research. Dr. Mack receives an annual salary of $225,000. Eos has issued and sold to Dr. Mack 925,000 shares of common stock at a purchase price of $0.16 per share, which shares are subject to Eos' repurchase option at the original purchase price in the event that Dr. Mack's employment with Eos terminates. In connection with the purchase of the shares, Dr. Mack issued a promissory note to Eos in the amount of $147,075. Shares are released from Eos' repurchase option in accordance with the following schedule: 25% of the shares were released from Eos' repurchase option on February 2, 1999 and 1/48th of the total number of shares are released each month thereafter.

    Eos has issued and sold to Dr. Mack 125,000 shares of common stock at a purchase price of $0.25 per share, which shares are subject to Eos' repurchase option at the original purchase price in the event that Dr. Mack's employment with Eos terminates. In connection with the purchase of the shares, Dr. Mack issued a promissory note to Eos in the amount of $31,125. Shares are released from Eos' repurchase option in accordance with the following schedule: 25% of the shares were released from Eos' repurchase option on June 14, 2001 and 1/48th of the total number of shares are released each month thereafter.

    On March 15, 1998, Eos delivered an offer letter to Richard Murray, Eos' Vice President, Biological Research. Dr. Murray receives an annual salary of $227,100. Eos has issued and sold to Dr. Murray 925,000 shares of common stock at a purchase price of $0.16 per share, which shares are subject to Eos' repurchase option at the original purchase price in the event that Dr. Murray's employment with Eos terminates. In connection with the purchase of the shares, Dr. Murray issued a promissory note to Eos in the amount of $147,075.

    Eos has issued and sold to Dr. Murray 125,000 shares of common stock at a purchase price of $0.25 per share, which shares are subject to Eos' repurchase option at the original purchase price in the event that Dr. Murray's employment with Eos terminates. In connection with the purchase of the shares, Dr. Murray issued a promissory note to Eos in the amount of $31,125. Shares are released from Eos' repurchase option in accordance with the following schedule: 25% of the shares shall be released from Eos' repurchase option on June 14, 2001 and 1/48th of the total number of shares shall be released each month thereafter. Eos has loaned to Dr. Murray $100,000, with $10,000 forgivable per year for five years. At the end of five years, the principal and interest still due will be forgiven if greater than 5% of Dr. Murray's original 925,000 share stock purchase would need to be liquidated to pay off the balance.


    On December 8, 1999, Eos delivered an offer letter to John B. Whelan, Eos' Vice President and Chief Financial Officer. Mr. Whelan receives an annual salary of $220,000. Eos has issued and sold to Mr. Whelan 558,000 shares of common stock at a purchase price of $0.16 per share, which shares are subject to Eos' repurchase option at the original purchase price in the event that Mr. Whelan's employment with Eos terminates. In connection with the purchase of the shares, Mr. Whelan issued a promissory note to Eos in the amount of $88,722. Shares are released from Eos' repurchase option in accordance with the following schedule:
25% of the shares were released from Eos' repurchase option on January 1, 2001 and 1/48th of the total number of shares are released each month thereafter. In addition, all shares subject to Eos' repurchase option will be released from Eos' repurchase option upon completion of the merger if Dr. Johnson is constructively terminated or terminated without cause.


    On November 19, 2000, Eos delivered an offer letter to Edwin P. Ching, Eos' Vice President, Intellectual Property. Dr. Ching receives an annual salary of $160,000. Eos has issued and sold to Dr. Ching 180,000 shares of common stock at a purchase price of $1.00 per share, which shares are subject to Eos' repurchase option at the original purchase price in the event that Dr. Ching's employment with Eos terminates. In connection with the purchase of the shares, Dr. Ching issued a promissory note to Eos in the amount of $179,820. Shares are released from Eos' repurchase option in accordance with the following schedule: 25% of the shares will be released from Eos' repurchase option on December 1, 2001 and 1/48th of the total number of shares will be released each month thereafter. In addition, all shares subject to Eos' repurchase option will be released from Eos' repurchase option upon completion of the merger if Dr. Ching is constructively terminated or terminated without cause.

    On July 9, 2001, Eos delivered an offer letter to Barbara K. Finck, Eos' Vice President, Clinical Development. Dr. Finck receives an annual salary of $225,000. Eos has issued and sold to Dr. Finck 500,000 shares of common stock at a purchase price of $1.00 per share, which shares are subject to Eos' repurchase option at the original purchase price in the event that Dr. Finck's employment with Eos terminates. In connection with the purchase of the shares, Dr. Finck issued a promissory note to Eos in the amount of $499,500. Shares are released from Eos' repurchase option in accordance with the following schedule: 25% of the shares will be released from Eos' repurchase option on July 27, 2002 and 1/48th of the total number of shares will be released each month thereafter. In addition, all shares subject to Eos' repurchase option will be released from Eos' repurchase option upon completion of the merger if Dr. Finck is constructively terminated or terminated without cause.


    Dale E. Johnson is Eos' Vice President, Pre-Clinical and Predictive Development. Dr. Johnson receives an annual salary of $220,000. On November 19, 2001, Eos issued and sold to Dr. Johnson

250,000 shares of common stock at a purchase price of $2.70 per share, which shares are subject to Eos' repurchase option at the original purchase price in the event that Dr. Johnson's employment with Eos terminates. In connection with the purchase of the shares, Dr. Johnson issued a promissory note to Eos in the amount of $674,325. Shares are released from Eos' repurchase option in accordance with the following schedule: 25% of the shares will be released from Eos' repurchase option on September 4, 2002 and 1/48th of the total number of shares will be released each month thereafter.


CERTAIN TRANSACTIONS

    Certain officers have issued promissory notes to Eos on the dates and in the amounts set forth below. Each note is full recourse, accrues interest at the rate set forth below with respect to such note, is compounded semiannually, and matures four years after the date of the note or upon termination of the respective officer's employment. Certain officers used the proceeds from the notes to purchase shares of Eos' common stock. In those cases, each promissory note was secured by a pledge of the shares of common stock purchased in connection with the issuance of such note. In two other instances, officers received loans from Eos. Dr. Murray obtained a loan secured by his residence and Mr. Whelan received a loan secured by shares of Eos.


                             RESTRICTED                         DATE OF                     CURRENT
                               SHARES        PRINCIPAL        PROMISSORY       INTEREST    PRINCIPAL
NAME                         PURCHASED        AMOUNT             NOTE            RATE       AMOUNT
----                        ------------   -------------   -----------------   --------   -----------
David W. Martin, Jr.......  960,000        $   48,000      June 24, 1997        6.69%            0
                            400,000        $   99,600      August 26, 2000      6.23%     $ 99,600
                            400,000        $   99,600      August 28, 2000      6.23%     $ 99,600

Herbert L. Heyneker.......  544,250        $   27,213      June 24, 1997        6.69%            0
                            100,000        $   24,900      August 26, 2000      6.23%     $ 24,900

David H. Mack.............  925,000        $  147,075      November 2, 1998     4.46%     $147,075
                            125,000        $   31,125      August 24, 2000      6.23%     $ 31,125

Richard Murray............  925,000        $  147,075      November 2, 1998     4.46%     $147,075
                                 --        $  100,000      November 3, 1998     5.41%     $ 70,000
                            125,000        $   31,125      August 24, 2000      6.23%     $ 31,125

John B. Whelan............  558,000        $   88,722      February 7, 2000     6.46%     $ 88,722
                                 --        $   10,000      April 6, 2000        6.46%            0

Edwin P. Ching............  180,000        $  179,820      January 3, 2001      5.53%     $179,820

Barbara K. Finck..........  500,000        $  499,500      July 27, 2001        7.06%     $499,500

Dale E. Johnson...........  250,000        $  674,325      November 19, 2001    6.09%     $674,325


    Each of the related party transactions described in this section was negotiated at "arms-length" and Eos believes that each of the foregoing transactions has been made pursuant to terms that are no less favorable to Eos than would have been reasonably available from non-affiliated third parties.

INDEMNIFICATION AGREEMENTS

    Eos has entered into indemnification agreements with Eos' officers and directors that contain provisions which may require Eos, among other things, to indemnify Eos' officers and directors against liabilities that may arise by reason of their status or service as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

       SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF EOS


    The following table sets forth the number of securities and the percentage holdings of the designated class of securities and certain other information regarding the beneficial ownership of Eos' common stock and preferred stock as of November 26, 2001 by each person or entity that Eos knows to beneficially own 5% or more of its stock, Eos' chief executive officer and the four other most highly compensated executive officers during 2000, and all of Eos' current directors and directors and officers as a group.


                                                    SERIES A                SERIES B               SERIES C         SERIES D
                                              ---------------------   --------------------   --------------------   ---------
                                                SHARES        %        SHARES        %        SHARES        %       WARRANTS
                                              ----------   --------   ---------   --------   ---------   --------   ---------
Affymetrix, Inc.............................          --                     --              3,750,000    75.00           --
  c/o Stephen Fodor, Ph.D.
  3380 Central Expressway
  Santa Clara, CA 95051
Entities Affiliated with Venrock                      --              4,321,429    41.84            --                    --
  Associates................................
  30 Rockefeller Plaza, Room 5508
  New York, NY 10112 (i)
Entities Affiliated with Bay City...........          --              3,247,500    31.44     1,250,000    25.00      662,073
  Capital Fund I, L.P.
  750 Battery Street, Suite 600
  San Francisco, CA 94111 (ii)
Entities Affiliated with Proquest...........          --                     --                     --                    --
  Investments, L.P
  1 Palmer Square, 5th Floor
  Princeton, NJ 08542(iii)
Albert L. Zesiger (DIRECTOR) and Entities...
Affiliated with Zesiger                               --                     --                     --                    --
  Capital Group LLC
  320 Park Avenue
  New York, NY 10022(iv)
David W. Martin, Jr. (OFFICER &                       --                176,071     1.7             --                    --
  DIRECTOR)(v)..............................
Herbert L. Heyneker (OFFICER)(vi)...........     275,000    28.95        66,250     0.64            --                    --
David H. Mack (OFFICER).....................          --                     --                     --                    --
Richard Murray, Ph.D. (OFFICER).............          --                     --                     --                    --
Edwin P. Ching (OFFICER)....................          --                     --                     --                    --
Barbara K. Finck (OFFICER)..................          --                     --                     --                    --
John B. Whelan (OFFICER)....................          --                     --                     --                    --
Dale E. Johnson (OFFICER)...................          --                     --                     --                    --
Stephen D. Goldby...........................          --                     --                     --                    --
  Symyx Technologies
  3100 Central Expressway
  Santa Clara, CA 95051 (DIRECTOR)
Nicholas J. Pritzker (CHRM. OF BOARD).......          --                     --                     --                    --
Stephen Fodor, Ph.D.........................          --                 31,250      .30            --                    --
  3380 Central Expressway
  Santa Clara, CA 95051 (AFFYMETRIX)
  (DIRECTOR)
Jeremy P. Goldberg..........................      No
  1 Palmer Square, 5th Floor                  individual
  Princeton, NJ 08542 (PROQUEST) (DIRECTOR)    shares.
Patrick F. Latterell........................      No
  30 Rockefeller Plaza, Room 5508             individual
  New York, NY 10112 (VENROCK ASSOCIATES)      shares.
  (DIRECTOR)
Fred Craves, Ph.D...........................      No
  750 Battery Street, Suite 600               individual
  San Francisco, CA 94111 (DIRECTOR)           shares.
All executive officers and directors as a
  group (14 persons)........................     275,000    28.95       273,571     2.64            --       --
                                              ==========    =====     =========    =====     =========    =====      =======

                                                    SERIES D               SERIES E              PREFERRED
                                              --------------------   --------------------   --------------------
                                               SHARES        %        SHARES        %        SHARES        %
                                              ---------   --------   ---------   --------   ---------   --------
Affymetrix, Inc.............................     76,923     0.37        37,037     0.36     3,863,960     8.18
  c/o Stephen Fodor, Ph.D.
  3380 Central Expressway
  Santa Clara, CA 95051
Entities Affiliated with Venrock              2,148,958    10.35     1,407,408    13.82     7,877,795    16.68
  Associates................................
  30 Rockefeller Plaza, Room 5508
  New York, NY 10112 (i)
Entities Affiliated with Bay City...........  2,236,519    13.52     1,463,052    14.36     8,197,071    18.49
  Capital Fund I, L.P.
  750 Battery Street, Suite 600
  San Francisco, CA 94111 (ii)
Entities Affiliated with Proquest...........  3,461,538    16.67       752,063     7.38     4,213,601     8.92
  Investments, L.P
  1 Palmer Square, 5th Floor
  Princeton, NJ 08542(iii)
Albert L. Zesiger (DIRECTOR) and Entities...
Affiliated with Zesiger                       6,120,000    29.47       370,370     3.64     6,490,370    13.74
  Capital Group LLC
  320 Park Avenue
  New York, NY 10022(iv)
David W. Martin, Jr. (OFFICER &                  87,560     0.42        42,811     0.42       306,442     0.65
  DIRECTOR)(v)..............................
Herbert L. Heyneker (OFFICER)(vi)...........         --                     --                341,250     0.72
David H. Mack (OFFICER).....................         --                     --                     --
Richard Murray, Ph.D. (OFFICER).............         --                     --                     --
Edwin P. Ching (OFFICER)....................         --                     --                     --
Barbara K. Finck (OFFICER)..................         --                     --                     --
John B. Whelan (OFFICER)....................         --                     --                     --
Dale E. Johnson (OFFICER)...................         --                     --                     --
Stephen D. Goldby...........................         --                     --                     --
  Symyx Technologies
  3100 Central Expressway
  Santa Clara, CA 95051 (DIRECTOR)
Nicholas J. Pritzker (CHRM. OF BOARD).......         --                     --                     --
Stephen Fodor, Ph.D.........................         --                     --                 31,250      .07
  3380 Central Expressway
  Santa Clara, CA 95051 (AFFYMETRIX)
  (DIRECTOR)
Jeremy P. Goldberg..........................
  1 Palmer Square, 5th Floor
  Princeton, NJ 08542 (PROQUEST) (DIRECTOR)
Patrick F. Latterell........................
  30 Rockefeller Plaza, Room 5508
  New York, NY 10112 (VENROCK ASSOCIATES)
  (DIRECTOR)
Fred Craves, Ph.D...........................
  750 Battery Street, Suite 600
  San Francisco, CA 94111 (DIRECTOR)
All executive officers and directors as a
  group (14 persons)........................    287,560     1.38        42,811     0.42       878,942     1.86
                                              =========    =====     =========    =====     =========    =====

                                                           COMMON
                                              --------------------------------
                                               OPTIONS     SHARES      %(VII)
                                              ---------   ---------   --------
Affymetrix, Inc.............................         --          --    31.05
  c/o Stephen Fodor, Ph.D.
  3380 Central Expressway
  Santa Clara, CA 95051
Entities Affiliated with Venrock                110,000          --    48.22
  Associates................................
  30 Rockefeller Plaza, Room 5508
  New York, NY 10112 (i)
Entities Affiliated with Bay City...........         --          --    50.80
  Capital Fund I, L.P.
  750 Battery Street, Suite 600
  San Francisco, CA 94111 (ii)
Entities Affiliated with Proquest...........         --          --    32.94
  Investments, L.P
  1 Palmer Square, 5th Floor
  Princeton, NJ 08542(iii)
Albert L. Zesiger (DIRECTOR) and Entities...
Affiliated with Zesiger                              --          --    43.07
  Capital Group LLC
  320 Park Avenue
  New York, NY 10022(iv)
David W. Martin, Jr. (OFFICER &                      --   1,760,000    23.26
  DIRECTOR)(v)..............................
Herbert L. Heyneker (OFFICER)(vi)...........         --   1,094,250    16.09
David H. Mack (OFFICER).....................         --   1,050,000    12.24
Richard Murray, Ph.D. (OFFICER).............         --   1,050,000    12.24
Edwin P. Ching (OFFICER)....................         --     180,000     2.09
Barbara K. Finck (OFFICER)..................         --     500,000     5.83
John B. Whelan (OFFICER)....................         --     558,000      6.5
Dale E. Johnson (OFFICER)...................         --     250,000     2.91
Stephen D. Goldby...........................    122,916          --     1.41
  Symyx Technologies
  3100 Central Expressway
  Santa Clara, CA 95051 (DIRECTOR)
Nicholas J. Pritzker (CHRM. OF BOARD).......     25,000          --     0.29
Stephen Fodor, Ph.D.........................         --          --     0.36
  3380 Central Expressway
  Santa Clara, CA 95051 (AFFYMETRIX)
  (DIRECTOR)
Jeremy P. Goldberg..........................
  1 Palmer Square, 5th Floor
  Princeton, NJ 08542 (PROQUEST) (DIRECTOR)
Patrick F. Latterell........................
  30 Rockefeller Plaza, Room 5508
  New York, NY 10112 (VENROCK ASSOCIATES)
  (DIRECTOR)
Fred Craves, Ph.D...........................
  750 Battery Street, Suite 600
  San Francisco, CA 94111 (DIRECTOR)
All executive officers and directors as a
  group (14 persons)........................    147,916   6,442,250    77.76
                                              =========   =========    =====

----------------------------------

(i) Amounts include 2,463,215 shares of Series B preferred stock, 1,267,885 shares of Series D preferred stock and 553,956 shares of Series E preferred stock owned by Venrock Associates II, L.P.; 1,858,214 shares of Series B preferred stock, 881,073 shares of Series D preferred stock and 797,156 shares of Series E preferred stock owned by Venrock Associates; and 56,296 shares of Series E preferred stock owned by Venrock Associates Entrepreneur's Fund.

(ii) Amounts include 2,468,750 shares of Series B preferred stock, 1,250,000 shares of Series C preferred stock, 2,236,519 shares of Series D preferred stock, warrants for 662,073 shares of Series D preferred stock and 731,526 shares of Series E preferred stock owned by Bay City Capital Fund I., L.P.; 778,750 shares of Series B preferred stock owned by Bay City Capital Fund I, LLC; 686,626 shares of Series E preferred stock owned by Bay City Capital Fund II, L.P.; and 44,904 shares of Series E preferred stock owned by Bay City Capital Fund II Investment Fund, L.P.

(iii) Amounts include 3,417,230 shares of Series D preferred stock and 742,437 shares of Series E preferred stock owned by Proquest Investments, L.P.; and 44,308 shares of Series D preferred stock and 9,626 shares of Series E preferred stock owned by Proquest Companion Fund LLC.


(iv) Amounts include 100,000 shares of Series D preferred stock owned by Alza Corporation Retirement Plan; 250,000 shares of Series D preferred stock owned by City of Milford Pension & Retirement Fund; 160,000 shares of
    Series D preferred stock owned by NFIB Corporate Account; 1,200,000 shares of Series D preferred stock owned by PERSI--Zesiger Capital; 125,000 shares of Series D preferred stock owned by City of Stamford Firemen's Pension Fund; 3,400,000 shares of Series D preferred stock owned by State of Oregon PERS; 100,000 shares of Series D preferred stock owned by Dean Witter Foundation; 175,000 shares of Series D preferred stock owned by Domenic J. Mizio; 100,000 shares of Series D preferred stock owned by Morgan Trust Co. of the Bahamas Ltd.; 250,000 shares of Series D preferred stock owned by Wells Family LLC; 60,000 shares of Series D preferred stock owned by Wolfson Investment Partners L.P.; 200,000 shares of Series D preferred stock owned by Albert Zesiger; 18,500 shares of Series E preferred stock owned by The Ferris Family Trust; 18,500 shares of Series E preferred stock owned by Mary Ann S. Hamilton Trust; 18,370 shares of Series E preferred stock owned by Peter Looram; 37,000 shares of Series E preferred stock owned by Barrie Ramsay Zesiger; 74,000 shares of Series E preferred stock owned by The Jenifer Altman Foundation; 74,000 shares of Series E preferred stock owned by Winsal & Co. Roanoke College; 130,000 shares of Series E preferred stock owned by Norwalk Employees Pension Plan. Mr. Zesiger may be deemed the beneficial owner of all of the foregoing shares because he possesses investment and voting control with respect thereto. However, except for shares held in his name, Mr. Zesiger disclaims any such beneficial ownership.


(v) Amounts include 300,000 shares of common stock held in Martin's Children's Trust Dated 12/10/90 and 1,460,000 shares of common stock held in David W. Martin & Kathleen M. Martin Revocable Trust DTD 6/19/87.

(vi) Amounts include 50,000 shares of common stock and 25,000 shares of Series A preferred stock held in Marc L. Heyneker Irrevocable Trust; 50,000 shares of common stock and 25,000 shares of Series A preferred stock held in Philip H. Heyneker Irrevocable Trust; 50,000 shares of common stock and 25,000 shares of Series A preferred stock held in Thys M. Heyneker Irrevocable Trust.

(vii) Calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

         APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

    Pharmacopeia stockholders are being asked to approve an amendment to Pharmacopeia's Restated Certificate of Incorporation.


    Pharmacopeia's authorized capital stock includes 40,000,000 shares of common stock. At November 27, 2001, there were:



    - 23,887,248 shares of common stock outstanding; and



    - options outstanding to purchase an aggregate of 4,947,330 shares of common stock.



    Assuming that before the closing of the merger Eos issues all the options and restricted stock that it is permitted to issue subject to Pharmacopeia's consent, up to approximately 10,918,491 shares of Pharmacopeia common stock (of which up to 10,324,254 shares would be issued to Eos stockholders upon consummation of the merger and up to 594,237 shares would be issuable after the merger upon the exercise of Eos options and warrants outstanding on the date of this proxy statement/prospectus and that Eos may issue prior to consummation of the merger), plus any additional shares of Pharmacopeia common stock issuable under the merger agreement to holders of Eos options and warrants in lieu of cash payments, if any, will be issued to holders of Eos common stock, options, and warrants in connection with the merger.


    Depending on the number of shares of common stock that Pharmacopeia issues in the merger, Pharmacopeia will either not have enough authorized shares to consummate the merger or will have so few remaining shares that it would not be able to conduct its business in the ordinary course. Therefore, Pharmacopeia is asking its stockholders to approve an amendment to Pharmacopeia's certificate of incorporation to increase the authorized number of shares of common stock from 40,000,000 to 60,000,000. Approval of the increase is a condition to the consummation of the merger.

    The Pharmacopeia board of directors would have the sole discretion to issue the additional shares of Pharmacopeia common stock from time to time for any corporate purpose without further action by Pharmacopeia stockholders, except as the Nasdaq National Market rules may require, and without first offering the shares to Pharmacopeia stockholders. There are no preemptive rights available to Pharmacopeia stockholders in connection with the issuance of Pharmacopeia common stock. The issuance of additional Pharmacopeia shares could have a dilutive effect on Pharmacopeia's per share earnings and on each Pharmacopeia stockholder's voting power in Pharmacopeia.

    The Pharmacopeia board of directors is not proposing the increase in authorized Pharmacopeia common stock as an additional takeover defense. The additional authorized, but unissued, Pharmacopeia common stock, however, could be viewed as deterring a takeover of Pharmacopeia.

    If approved, the proposal to amend Pharmacopeia's Restated Certificate of Incorporation would become effective immediately before completion of the merger.

    The Pharmacopeia board of directors unanimously recommends that the Pharmacopeia stockholders vote FOR the proposal to amend Pharmacopeia's Restated Certificate of Incorporation.

                             STOCKHOLDER PROPOSALS


    Under Rule 14a-8 of the Exchange Act, Pharmacopeia stockholders may present proper proposals for inclusion in Pharmacopeia's proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to Pharmacopeia in a timely manner. In order to be so included for the 2002 annual meeting, stockholder proposals must have been received by Pharmacopeia no later than December 4, 2001, and must have otherwise complied with the requirements of Rule 14a-8.


                                 LEGAL MATTERS

    The validity of the shares of Pharmacopeia common stock offered by this proxy statement/ prospectus will be passed upon for Pharmacopeia by Dechert, Princeton, New Jersey, counsel for Pharmacopeia. James J. Marino, who is a stockholder of Pharmacopeia and serves on its board of directors, is a Dechert partner. Debevoise & Plimpton, New York, New York, is special counsel to Eos. It is a condition to the completion of the merger that Eos receive an opinion from Debevoise & Plimpton and that Pharmacopeia receive an opinion from Dechert to the effect that, among other things, the merger will be a reorganization for federal income tax purposes.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedule appearing in Pharmacopeia's Annual Report on Form 10-K for the year ended December 31, 2000, incorporated in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated by reference in this proxy statement/prospectus. Such consolidated financial statements and related financial statement schedule are incorporated by reference in this proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Eos at December 31, 2000 and 1999, and for the years then ended, included in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The financial statements of Synomics Limited at September 30, 2000 and 1999, and for each of the years in the two-year period ended September 30, 2000, incorporated by reference in this proxy statement/prospectus have been audited by Arthur Andersen, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The combined financial statements of Oxford Molecular Limited's software division, Oxford Molecular Group, Inc. and Chemical Design Holdings PLC at December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein, and in the registration statement of which the proxy statement/prospectus forms a part, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Synopsys Scientific Systems Limited at
March 31, 1999 and for the year ended March 31, 1999, incorporated by reference in this proxy statement/prospectus, have been audited by PKF (formerly Pannell Kerr Forster), independent auditors, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                           FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of Pharmacopeia both before and after the merger. Certain forward-looking statements use the words:

    - "believe";

    - "expect";

    - "anticipate";

    - "estimate"; or

    - similar expressions.

These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities:

    - failure to achieve drug discovery and development success;

    - failure to successfully market developed drugs;

    - failure to access sufficient financial and other resources necessary to carry out the proposed drug discovery and development business plan;

    - failure to achieve the synergies and other benefits that Pharmacopeia and Eos believe may result from the merger;

    - heightened competition, the entry of new competitors and the formation of new products by new and existing competitors;

    - failure to obtain new customers or retain existing customers;

    - inability to carry out marketing and/or expansion plans;

    - loss of key executives or employees;

    - general economic, political and business conditions which are less favorable than expected;

    - unanticipated changes in industry trends;

    - greater than expected costs or difficulties relating to the integration of Pharmacopeia and Eos;

    - greater than expected costs or difficulties in developing, enforcing and maintaining rights in proprietary and patented technologies;

    - greater than expected costs or difficulties in obtaining any regulatory approvals required for the marketing of products; and

    - the factors discussed under the heading "Risk Factors" beginning on page 15 and elsewhere in this proxy statement/prospectus.

Except as otherwise required by law, Pharmacopeia does not undertake any obligation to update any forward-looking statements.

                      WHERE YOU CAN FIND MORE INFORMATION

    Pharmacopeia files annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the following public reference facilities maintained by the SEC:

Judiciary Plaza                        Citicorp Center
Room 1024                              500 West Madison Street
450 Fifth Street, N.W.                 Suite 1400
Washington, D.C. 20549                 Chicago, Illinois 60661

    Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy statements and other information regarding Pharmacopeia. The address of the SEC web site is www.sec.gov. These materials may also be inspected at the offices of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

    Pharmacopeia filed a registration statement on Form S-4 to register with the SEC the issuance of Pharmacopeia common stock in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Pharmacopeia in addition to being a proxy statement of Pharmacopeia for its special meeting. As permitted by SEC rules, this proxy statement/ prospectus does not contain all the information that you can find in the registration statement or the exhibits to that registration statement.

    The SEC allows Pharmacopeia to "incorporate by reference" information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This proxy statement/prospectus incorporates by reference the documents set forth below that Pharmacopeia has previously filed with the SEC. These documents contain important information about Pharmacopeia and its financial performance.


PHARMACOPEIA SEC FILINGS (FILE NO.0-27188)     PERIOD
------------------------------------------     ---------------------------------------------
Annual Report on Form 10-K                     Fiscal year ended December 31, 2000

Quarterly Reports on Form 10-Q                 Quarters ended March 31, 2001, June 30, 2001
                                               and September 30, 2001

Current Reports on Form 8-K                    Filed on August 16, 2000, September 20, 2000,
                                               November 13, 2000, July 13, 2001, August 13,
                                               2001, August 24, 2001, September 20, 2001 and
                                               November 8, 2001

Definitive Proxy Statement on Schedule 14A     Filed on April 6, 2001

Description of Pharmacopeia Common Stock from  Dated November 8, 1995
  Registration Statement on Form 8-A


    Pharmacopeia is also incorporating by reference additional documents that it files with the SEC between the date of this proxy statement/prospectus and the date of the special meeting of Pharmacopeia's stockholders.

    Pharmacopeia's directors and executive officers may be deemed to be participants in the solicitation of proxies of Pharmacopeia's stockholders to approve the proposed acquisition of Eos. Such individuals may have interests in the acquisition, including as a result of holding shares or options of Pharmacopeia. Information regarding these individuals can be found in Pharmacopeia's Definitive Proxy Statement on
Schedule 14A as filed with the SEC on April 6, 2001, which is incorporated herein by reference.

    You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits, unless Pharmacopeia has specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from Pharmacopeia at the following address:

                               Pharmacopeia, Inc.
                                    CN 5350
                        Princeton, New Jersey 08543-5350
                                 (609) 452-3600
                         Attention: Investor Relations


    If you would like to request documents from us, please do so by [      ],
2002, to receive them before the special meeting.


    WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED MERGER INVOLVING OUR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS, OR IN THE DOCUMENTS PHARMACOPEIA HAS PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

    IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR TO ASK FOR PROXIES, OR, IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS INFORMATION STATEMENT/PROSPECTUS DOES NOT EXTEND TO YOU.

    THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                            EOS BIOTECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       CONSOLIDATED FINANCIAL STATEMENTS


                    YEARS ENDED DECEMBER 31, 1999 AND 2000,
     THE PERIOD FROM INCEPTION (APRIL 16, 1996) THROUGH DECEMBER 31, 2000,
               THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001,
   AND THE PERIOD FROM INCEPTION (APRIL 16, 1996) THROUGH SEPTEMBER 30, 2001


                                    CONTENTS

Report of Independent Auditors..............................    F-2

Audited Financial Statements

Consolidated Balance Sheets.................................    F-3

Consolidated Statements of Operations.......................    F-4

Consolidated Statement of Stockholders' Equity..............    F-5

Consolidated Statements of Cash Flows.......................    F-7

Notes to Consolidated Financial Statements..................    F-9

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Eos Biotechnology, Inc.

We have audited the accompanying consolidated balance sheets of Eos Biotechnology, Inc. (a development stage company) as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended and for the period from inception (April 16, 1996) through December 31, 2000. These financial statements are the responsibility of Eos' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eos Biotechnology, Inc. at December 31, 1999 and 2000, and the results of its operations and its cash flows for the years then ended and for the period from inception (April 16, 1996) through December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Palo Alto, California
January 12, 2001

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                 DECEMBER 31,       SEPTEMBER 30,
                                                              -------------------   -------------
                                                                1999       2000         2001
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  9,762   $  5,975     $ 11,677
  Available-for-sale investments............................     7,539     26,766       26,585
  Accounts receivable.......................................        --         82           --
  Contract receivable.......................................        --        348          156
  Other receivables.........................................       334        800          628
  Prepaid expenses and other current assets.................       216        503          939
                                                              --------   --------     --------
Total current assets........................................    17,851     34,474       39,985

Available-for-sale investments, noncurrent..................     6,293     15,661        2,086
Property and equipment, net.................................     2,391      4,362        3,981
Prepaid research supply contract............................     4,408      2,640           --
Other assets................................................       243        736          442
                                                              --------   --------     --------
Total assets................................................  $ 31,186   $ 57,873     $ 46,494
                                                              ========   ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    146   $    202     $  1,172
  Accrued liabilities.......................................       419      1,036        1,187
  Current portion of notes payable..........................        43         46          497
  Current portion of capital lease obligations..............       579      1,071          904
                                                              --------   --------     --------
Total current liabilities...................................     1,187      2,355        3,760

Notes payable...............................................       237        204        1,370
Capital lease obligations...................................     1,094      1,584          908
Deferred rent...............................................        --         83           87
Deferred revenue............................................     1,000     11,242        4,981

Commitments

Stockholders' equity:
  Preferred stock, $0.001 par value, 42,000, 50,357, and
    50,357 shares authorized at December 31, 1999 and 2000
    and September 30, 2001, issuable in series; 37,048,
    47,233, and 47,233 shares issued and outstanding at
    December 31, 1999 and 2000 and September 30, 2001;
    aggregate liquidation preference of $43,643, $71,143 and
    71,143 at December 31, 1999 and 2000 and September 30,
    2001....................................................        37         47           47
  Common stock, $0.001 par value, 50,000, 75,000, and 75,000 shares authorized at December 31, 1999 and 2000 and
    September 30, 2001; 5,565, 7,710, and 8,301 shares
    issued and outstanding at December 31, 1999 and 2000 and
    September 30, 2001......................................         6          7            8
  Additional paid-in capital................................    43,335     71,580       73,434
  Notes receivable from stockholders........................      (521)      (867)      (1,484)
  Deferred compensation.....................................        --         --         (887)
  Accumulated other comprehensive (loss) income.............       (23)       163          380
  Deficit accumulated during the development stage..........   (15,166)   (28,525)     (36,110)
                                                              --------   --------     --------
Total stockholders' equity..................................    27,668     42,405       35,388
                                                              --------   --------     --------
Total liabilities and stockholders' equity..................  $ 31,186   $ 57,873     $ 46,494
                                                              ========   ========     ========


                            SEE ACCOMPANYING NOTES.

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                       PERIOD FROM                              PERIOD FROM
                                                        INCEPTION                                INCEPTION
                                                     (APRIL 16, 1996)                         (APRIL 16, 1996)
                                   YEARS ENDED           THROUGH         NINE MONTHS ENDED        THROUGH
                                  DECEMBER 31,         DECEMBER 31,        SEPTEMBER 30,       SEPTEMBER 30,
                               -------------------   ----------------   -------------------   ----------------
                                 1999       2000           2000           2000       2001           2001
                               --------   --------   ----------------   --------   --------   ----------------
                                                                            (UNAUDITED)         (UNAUDITED)
Revenues:
  Research and product
    revenues.................  $    16    $    128       $    144       $    82    $    --        $    144
  Contract revenues from
    collaborations...........       --       1,356          1,356           435      2,970           4,326
                               -------    --------       --------       -------    -------        --------
Total revenues...............       16       1,484          1,500           517      2,970           4,470
                               -------    --------       --------       -------    -------        --------
Operating expenses:
  Research and development...    7,168      12,999         25,983         9,023     15,488          41,471
  General and
    administrative...........    1,402       3,558          6,388         2,261      3,601           9,989
                               -------    --------       --------       -------    -------        --------
Total operating expenses.....    8,570      16,557         32,371        11,284     19,089          51,460
                               -------    --------       --------       -------    -------        --------

Loss from operations.........   (8,554)    (15,073)       (30,871)      (10,767)   (16,119)        (46,990)

Interest income..............      422       1,932          2,680         1,095      2,172           4,852

Interest expense.............     (190)       (307)          (497)         (194)      (527)         (1,024)

Other income, net............       74          89            163            87      6,889           7,052
                               -------    --------       --------       -------    -------        --------
Net loss.....................  $(8,248)   $(13,359)      $(28,525)      $(9,779)   $(7,585)       $(36,110)
                               =======    ========       ========       =======    =======        ========
Basic and diluted net loss
  per common share
  (unaudited)................  $ (3.96)   $  (3.52)      $ (15.21)      $ (2.73)   $ (1.42)       $ (15.13)
Shares used in computing
  basic and diluted net loss
  per common share
  (unaudited)................    2,083       3,792          1,876         3,578      5,332           2,386


                            SEE ACCOMPANYING NOTES.

                            EOS BIOTECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
       PERIOD FROM INCEPTION (APRIL 16, 1996) THROUGH SEPTEMBER 30, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                NOTES
                                      PREFERRED STOCK        COMMON STOCK       ADDITIONAL    RECEIVABLE
                                    -------------------   -------------------    PAID-IN         FROM         DEFERRED
                                     SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL     STOCKHOLDERS   COMPENSATION
                                    --------   --------   --------   --------   ----------   ------------   ------------
Balance at inception (April 16,
  1996)...........................       --      $ --         --       $ --      $    --        $  --          $  --
Issuance of common stock in August
  1996 for cash at $0.01 per
  share...........................       --        --        850          1            8           --             --
Issuance of Series A preferred
  stock in November 1996 in
  exchange for cash at $0.40 per
  share, net of issuance costs of
  $1..............................      950         1         --         --          378           --             --
Comprehensive and net loss........       --        --         --         --           --           --             --
                                     ------      ----      -----       ----      -------        -----          -----
Balance at December 31, 1996......      950         1        850          1          386           --             --
Repurchase of common stock at
  $0.01 per share.................       --        --       (280)        --           (3)          --             --
Issuance of Series B preferred
  stock in July 1997 in exchange
  for cash and technology rights
  at $0.80 per share, net of
  issuance costs of $85...........    6,110         6         --         --        4,797           --             --
Issuance of common stock at $0.05
  per share in exchange for cash
  and promissory notes............       --        --      2,716          3          133         (132)            --
Interest accrued on notes
  receivable from stockholders....       --        --         --         --           --           (4)            --
Comprehensive and net loss........       --        --         --         --           --           --             --
                                     ------      ----      -----       ----      -------        -----          -----
Balance at December 31, 1997......    7,060         7      3,286          4        5,313         (136)            --
Issuance of Series B preferred
  stock in July 1998 in exchange
  for cash at $0.80 per share.....    4,219         4         --         --        3,371           --             --
Issuance of Series C preferred
  stock in April 1998 in exchange
  for cash, technology rights, and
  a supply contract at $1.60 per
  share, net of issuance costs of
  $40.............................    5,000         5         --         --        7,955           --             --
Issuance of common stock in
  exchange for cash and promissory
  notes upon the exercise of stock
  options.........................       --        --        381         --           59          (56)            --
Issuance of common stock in
  exchange for cash and promissory
  notes...........................       --        --      1,850          2          295         (294)            --
Interest accrued on notes
  receivable from stockholders....       --        --         --         --           --          (11)            --
Comprehensive and net loss........       --        --         --         --           --           --             --
                                     ------      ----      -----       ----      -------        -----          -----
Balance at December 31, 1998......   16,279        16      5,517          6       16,993         (497)            --
Issuance of Series D preferred
  stock in September 1999 in
  exchange for cash and conversion
  of bridge loan at $1.30 per
  share, net of issuance costs of
  $766............................   20,769        21         --         --       26,213           --             --
Issuance of common stock in
  exchange for cash upon the
  exercise of stock options.......       --        --         48         --            3           --             --
Issuance of warrants in connection
  with a bridge loan and a master
  lease agreement.................       --        --         --         --          126           --             --
Interest accrued on notes
  receivable from stockholders....       --        --         --         --           --          (24)            --
Comprehensive loss:...............                                                                                --
  Unrealized loss on
    available-for-sale
    securities....................       --        --         --         --           --           --             --
  Net loss........................       --        --         --         --           --           --             --
Total comprehensive loss..........
                                     ------      ----      -----       ----      -------        -----          -----
Balance at December 31, 1999
  (carried forward)...............   37,048        37      5,565          6       43,335         (521)            --

                                     ACCUMULATED         DEFICIT
                                        OTHER          ACCUMULATED          TOTAL
                                    COMPREHENSIVE      DURING THE       STOCKHOLDERS'
                                    (LOSS) INCOME   DEVELOPMENT STAGE      EQUITY
                                    -------------   -----------------   -------------
Balance at inception (April 16,
  1996)...........................      $ --            $     --           $    --
Issuance of common stock in August
  1996 for cash at $0.01 per
  share...........................        --                  --                 9
Issuance of Series A preferred
  stock in November 1996 in
  exchange for cash at $0.40 per
  share, net of issuance costs of
  $1..............................        --                  --               379
Comprehensive and net loss........        --                (151)             (151)
                                        ----            --------           -------
Balance at December 31, 1996......        --                (151)              237
Repurchase of common stock at
  $0.01 per share.................        --                  --                (3)
Issuance of Series B preferred
  stock in July 1997 in exchange
  for cash and technology rights
  at $0.80 per share, net of
  issuance costs of $85...........        --                  --             4,803
Issuance of common stock at $0.05
  per share in exchange for cash
  and promissory notes............        --                  --                 4
Interest accrued on notes
  receivable from stockholders....        --                  --                (4)
Comprehensive and net loss........        --              (1,089)           (1,089)
                                        ----            --------           -------
Balance at December 31, 1997......        --              (1,240)            3,948
Issuance of Series B preferred
  stock in July 1998 in exchange
  for cash at $0.80 per share.....        --                  --             3,375
Issuance of Series C preferred
  stock in April 1998 in exchange
  for cash, technology rights, and
  a supply contract at $1.60 per
  share, net of issuance costs of
  $40.............................        --                  --             7,960
Issuance of common stock in
  exchange for cash and promissory
  notes upon the exercise of stock
  options.........................        --                  --                 3
Issuance of common stock in
  exchange for cash and promissory
  notes...........................        --                  --                 3
Interest accrued on notes
  receivable from stockholders....        --                  --               (11)
Comprehensive and net loss........        --              (5,678)           (5,678)
                                        ----            --------           -------
Balance at December 31, 1998......        --              (6,918)            9,600
Issuance of Series D preferred
  stock in September 1999 in
  exchange for cash and conversion
  of bridge loan at $1.30 per
  share, net of issuance costs of
  $766............................        --                  --            26,234
Issuance of common stock in
  exchange for cash upon the
  exercise of stock options.......        --                  --                 3
Issuance of warrants in connection
  with a bridge loan and a master
  lease agreement.................        --                  --               126
Interest accrued on notes
  receivable from stockholders....        --                  --               (24)
Comprehensive loss:...............
  Unrealized loss on
    available-for-sale
    securities....................       (23)                 --               (23)
  Net loss........................        --              (8,248)           (8,248)
Total comprehensive loss..........                                          (8,271)
                                        ----            --------           -------
Balance at December 31, 1999
  (carried forward)...............       (23)            (15,166)           27,668

                            SEE ACCOMPANYING NOTES.

                            EOS BIOTECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)
           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (CONTINUED)
       PERIOD FROM INCEPTION (APRIL 16, 1996) THROUGH SEPTEMBER 30, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                NOTES
                                      PREFERRED STOCK        COMMON STOCK       ADDITIONAL    RECEIVABLE
                                    -------------------   -------------------    PAID-IN         FROM         DEFERRED
                                     SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL     STOCKHOLDERS   COMPENSATION
                                    --------   --------   --------   --------   ----------   ------------   ------------
Balance at December 31, 1999
  (brought forward)...............   37,048      $ 37      5,565       $  6      $43,335       $  (521)       $    --
Issuance of Series E preferred
  stock in September 2000 in
  exchange for cash at $2.70 per
  share, net of issuance costs of
  $28.............................   10,185        10         --         --       27,462            --             --
Issuance of common stock in
  exchange for cash and promissory
  notes...........................       --        --      2,505          1          490          (424)            --
Repayment of promissory notes and
  forfeiture of unvested common
  stock...........................       --        --       (360)        --          (37)           91             --
Revaluation of research supply
  agreement.......................       --        --         --         --          208            --             --
Interest accrued on notes
  receivable from stockholders....       --        --         --         --           --           (13)            --
Issuance of stock options to
  consultants for services........       --        --         --         --           54            --             --
Beneficial conversion feature
  related to bridge loan..........       --        --         --         --           68            --             --
Comprehensive loss:...............                                                                                 --
  Unrealized gain on
    available-for-sale
    securities....................       --        --         --         --           --            --             --
  Net loss........................       --        --         --         --           --            --             --
Total comprehensive loss..........
                                     ------      ----      -----       ----      -------       -------        -------
Balance at December 31, 2000......   47,233        47      7,710          7       71,580          (867)            --
Issuance of common stock in
  exchange for cash upon the
  exercise of stock options
  (unaudited).....................       --        --         92         --           16            --             --
Issuance of common stock in
  exchange for promissory notes
  (unaudited).....................       --        --        680          1          679          (679)            --
Repayment of promissory notes for
  cash and forfeiture of unvested
  common stock (unaudited)........       --        --       (181)        --          (35)          147             --
Issuance of warrants in connection
  with a lease agreement
  (unaudited).....................       --        --         --         --          168            --             --
Interest accrued on notes
  receivable from stockholders
  (unaudited).....................       --        --         --         --           --           (85)            --
Deferred compensation
  (unaudited).....................       --        --         --         --        1,024            --         (1,024)
Amortization of deferred
  compensation (unaudited)........       --        --         --         --           --            --            137
Issuance of stock options to
  consultants for services
  (unaudited).....................       --        --         --         --            2            --             --
Comprehensive loss:...............                                                                                 --
  Unrealized gain on
    available-for-sale securities
    (unaudited)...................       --        --         --         --           --            --             --
  Net loss (unaudited)............       --        --         --         --           --            --             --
Total comprehensive loss
  (unaudited).....................
                                     ------      ----      -----       ----      -------       -------        -------
Balance at September 30, 2001
  (unaudited).....................   47,233      $ 47      8,301       $  8      $73,434       $(1,484)       $  (887)
                                     ======      ====      =====       ====      =======       =======        =======

                                     ACCUMULATED         DEFICIT
                                        OTHER          ACCUMULATED          TOTAL
                                    COMPREHENSIVE      DURING THE       STOCKHOLDERS'
                                    (LOSS) INCOME   DEVELOPMENT STAGE      EQUITY
                                    -------------   -----------------   -------------
Balance at December 31, 1999
  (brought forward)...............      $(23)           $(15,166)          $27,668
Issuance of Series E preferred
  stock in September 2000 in
  exchange for cash at $2.70 per
  share, net of issuance costs of
  $28.............................        --                  --            27,472
Issuance of common stock in
  exchange for cash and promissory
  notes...........................        --                  --                67
Repayment of promissory notes and
  forfeiture of unvested common
  stock...........................        --                  --                54
Revaluation of research supply
  agreement.......................        --                  --               208
Interest accrued on notes
  receivable from stockholders....        --                  --               (13)
Issuance of stock options to
  consultants for services........        --                  --                54
Beneficial conversion feature
  related to bridge loan..........        --                  --                68
Comprehensive loss:...............
  Unrealized gain on
    available-for-sale
    securities....................       186                  --               186
  Net loss........................        --             (13,359)          (13,359)
Total comprehensive loss..........                                         (13,173)
                                        ----            --------           -------
Balance at December 31, 2000......       163             (28,525)           42,405
Issuance of common stock in
  exchange for cash upon the
  exercise of stock options
  (unaudited).....................        --                  --                16
Issuance of common stock in
  exchange for promissory notes
  (unaudited).....................        --                  --                 1
Repayment of promissory notes for
  cash and forfeiture of unvested
  common stock (unaudited)........        --                  --               112
Issuance of warrants in connection
  with a lease agreement
  (unaudited).....................        --                  --               168
Interest accrued on notes
  receivable from stockholders
  (unaudited).....................        --                  --               (85)
Deferred compensation
  (unaudited).....................        --                  --                --
Amortization of deferred
  compensation (unaudited)........        --                  --               137
Issuance of stock options to
  consultants for services
  (unaudited).....................        --                  --                 2
Comprehensive loss:...............
  Unrealized gain on
    available-for-sale securities
    (unaudited)...................       217                  --               217
  Net loss (unaudited)............        --              (7,585)           (7,585)
Total comprehensive loss
  (unaudited).....................                                          (7,368)
                                        ----            --------           -------
Balance at September 30, 2001
  (unaudited).....................      $380            $(36,110)          $35,388
                                        ====            ========           =======


                            SEE ACCOMPANYING NOTES.

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                          PERIOD FROM                              PERIOD FROM
                                                                           INCEPTION                                INCEPTION
                                                                        (APRIL 16, 1996)                         (APRIL 16, 1996)
                                                      YEARS ENDED           THROUGH         NINE MONTHS ENDED        THROUGH
                                                     DECEMBER 31,         DECEMBER 31,        SEPTEMBER 30,       SEPTEMBER 30,
                                                  -------------------   ----------------   -------------------   ----------------
                                                    1999       2000           2000           2000       2001           2001
                                                  --------   --------   ----------------   --------   --------   ----------------
                                                                                               (UNAUDITED)         (UNAUDITED)
OPERATING ACTIVITIES
Net loss........................................  $ (8,248)  $(13,359)      $(28,525)      $ (9,779)  $ (7,585)      $(36,110)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Gain on sale of subsidiary....................        --         --             --             --     (6,916)        (6,916)
  Amortization of prepaid research supply
    contract....................................       933      1,976          3,568          1,433      2,640          6,208
  Amortization of deferred compensation.........        --         --             --             --        137            137
  Depreciation and amortization.................       515        936          1,748            752      1,621          3,369
  Issuance of stock options to consultants for
    services....................................        --         54             54             --          2             56
  Beneficial conversion feature related to
    bridge loan.................................        --         68             68             --         --             68
  Acquired technology and patent rights for
    preferred stock.............................        --         --            113             --         --            113
  Accrued interest income on notes receivable...       (24)       (13)           (52)            --        (85)          (137)
  Value of warrants issued for bridge loan and
    lease agreement.............................        73         --             73             --         --             73
  Loss on disposal of capital equipment.........         9         --             16             --         --             16
  Changes in operating assets and liabilities:
    Accounts receivable.........................        --        (82)           (82)           (82)        82             --
    Contract receivable.........................        --       (348)          (348)        (6,250)       192           (156)
    Other receivables...........................      (135)      (466)          (747)           (41)       172           (575)
    Prepaid expenses and other current assets...      (216)      (287)          (503)          (727)      (436)          (939)
    Other assets................................       (27)      (493)          (736)          (633)      (132)          (868)
    Accounts payable and accrued liabilities....       311        673          1,238          1,384      1,121          2,359
    Deferred rent...............................        --         83             83             --          4             87
    Deferred revenue............................     1,000     10,242         11,242         10,875     (6,261)         4,981
                                                  --------   --------       --------       --------   --------       --------
Net cash provided by (used in) operating
  activities....................................    (5,809)    (1,016)       (12,790)        (3,068)   (15,444)       (28,234)
                                                  --------   --------       --------       --------   --------       --------
INVESTING ACTIVITIES
Purchase of available-for-sale investments......   (13,855)   (39,114)       (59,952)       (17,143)    (7,642)       (67,594)
Maturities of available-for-sale investments....     1,650     10,705         17,688         10,705     21,615         39,303
Capital expenditures............................      (517)    (1,110)        (2,133)          (833)    (1,207)        (3,340)
Proceeds from sale of subsidiary................        --         --             --             --      7,479          7,479
                                                  --------   --------       --------       --------   --------       --------
Net cash provided by (used in) investing
  activities....................................   (12,722)   (29,519)       (44,397)        (7,271)    20,245        (24,152)
                                                  --------   --------       --------       --------   --------       --------
FINANCING ACTIVITIES
Proceeds from notes payable.....................        --         --            336             --      1,924          2,260
Payments on notes payable.......................       (40)       (30)          (231)           (23)      (307)          (538)
Principal payments on capital leases............      (378)      (815)        (1,193)          (635)      (844)        (2,087)
Repayments on stockholder notes.................        --         54             55             52        112            167
Net proceeds from issuance of common stock......         3         67             86             14         16            102
Net proceeds from issuance of preferred stock...    26,234     27,472         64,109         27,472         --         64,109
                                                  --------   --------       --------       --------   --------       --------
Net cash provided by (used in) financing
  activities....................................    25,819     26,748         63,162         26,880        901         64,063
                                                  --------   --------       --------       --------   --------       --------

Net increase (decrease) in cash and cash
  equivalents...................................     7,288     (3,787)         5,975         16,541      5,702         11,677
Cash and cash equivalents at beginning of
  period........................................     2,474      9,762             --          9,762      5,975             --
                                                  --------   --------       --------       --------   --------       --------
Cash and cash equivalents at end of period......  $  9,762   $  5,975       $  5,975       $ 26,303   $ 11,677       $ 11,677
                                                  ========   ========       ========       ========   ========       ========


                            SEE ACCOMPANYING NOTES.

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                 (IN THOUSANDS)


                                                                          PERIOD FROM                              PERIOD FROM
                                                                           INCEPTION                                INCEPTION
                                                                        (APRIL 16, 1996)                         (APRIL 16, 1996)
                                                      YEARS ENDED           THROUGH         NINE MONTHS ENDED        THROUGH
                                                     DECEMBER 31,         DECEMBER 31,        SEPTEMBER 30,       SEPTEMBER 30,
                                                  -------------------   ----------------   -------------------   ----------------
                                                    1999       2000           2000           2000       2001           2001
                                                  --------   --------   ----------------   --------   --------   ----------------
                                                                                               (UNAUDITED)         (UNAUDITED)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest........  $    190   $    239       $    482       $    100   $    527       $  1,009
                                                  ========   ========       ========       ========   ========       ========
SCHEDULE OF NONCASH TRANSACTIONS
Research supply contract acquired in exchange
  for Series C preferred stock..................  $     --   $    208       $  6,208       $     --   $     --       $  6,208
                                                  ========   ========       ========       ========   ========       ========
Property and equipment acquired under capital
  lease arrangements............................  $  1,797   $  1,055       $  3,993       $    861   $     --       $  3,993
                                                  ========   ========       ========       ========   ========       ========
Warrants issued in connection with debt
  financing and facility lease..................  $     --   $    126       $    126       $     --   $    168       $    294
                                                  ========   ========       ========       ========   ========       ========
Issuance of stock for notes receivable..........  $     --   $    424       $  1,086       $     --   $    680       $  1,766
                                                  ========   ========       ========       ========   ========       ========
Deferred stock-based compensation...............  $     --   $     --       $     --       $     --   $  1,024       $  1,024
                                                  ========   ========       ========       ========   ========       ========
Conversion of bridge loan to Series D preferred
  stock.........................................  $     --   $  1,005       $  1,005       $     --   $     --       $  1,005
                                                  ========   ========       ========       ========   ========       ========

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

    Eos Biotechnology, Inc. (Eos) was originally incorporated in the state of California as Array Technologies, Inc. (Array) on April 16, 1996, and on
July 7, 1997 merged with and into its wholly owned subsidiary, Eos, a Delaware corporation. Eos is engaged in drug discovery and development and makes use of proprietary genomics tools and databases to identify disease targets to develop therapeutic antibodies and small molecule drugs.

BASIS OF PRESENTATION

    Eos' principal activities to date have been conducting research and development, recruiting personnel, focusing on business development, raising capital, and acquiring assets. Accordingly, Eos is considered to be a development stage company. Eos expects increasing losses over the next several years as development efforts continue. Eos plans to meet its capital requirements primarily through issuances of equity securities, research and development contract revenue, capital lease financing, and in the longer term, revenue from product sales and services. If the financing arrangements contemplated by management are not realized, Eos may have to seek other sources of capital or re-evaluate operating plans.

UNAUDITED INTERIM FINANCIAL STATEMENTS


    The financial information at September 30, 2001 and for the nine months ended September 30, 2000 and 2001 is unaudited, but has been prepared on the same basis as the annual financial statements and, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments), that Eos considers necessary for the fair presentation of its financial position at that date and its results of operations and cash flows for those periods. Operating results for the interim periods are not necessarily indicative of results that may be expected for any future periods.


WHOLLY OWNED SUBSIDIARY AND PRINCIPLES OF CONSOLIDATION

    In March 2000, Eos incorporated a wholly owned subsidiary, Weboligos.com, Inc. (Weboligos), to develop and manufacture synthetic DNA. The consolidated financial statements include the accounts of Eos and Weboligos. All significant intercompany balances and transactions have been eliminated.


    On March 27, 2001, Eos sold substantially all the assets of Weboligos for approximately $5.9 million. Additionally, in September 2001 Eos received
$1.5 million due to the granting of a patent, assigned to the purchaser of Weboligos' assets, by the U.S. Patent and Trademark Office. Eos will also receive royalties on the sale of oligonucleotides through 2004 from the purchaser of Weboligos' assets.


RECLASSIFICATIONS

    Certain prior-year amounts have been reclassified to conform to the current-year presentation.

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NET LOSS PER SHARE

    Basic earnings (loss) per share is calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings per share also give effect to the dilutive effect of stock options, warrants and convertible preferred stock (calculated based on the treasury stock method). The Company does not present diluted earnings per share for years on which it incurred net losses as the effect of potentially dilutive shares from stock options, warrants and preferred stock, is antidilutive.

USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RESEARCH AND DEVELOPMENT

    Internal research and development, research and development conducted for others including collaborative agreements, and research and development outsourced to others, are charged to expense as incurred. Expenditures include direct costs such as salaries, lab supplies, consulting and outside services, and indirect costs such as allocations of rent, depreciation and telephone. Expenditures do not include corporate costs such as legal, accounting and finance.

REVENUE RECOGNITION

    Revenue consists of sales of certain research materials and revenue related to research and collaboration agreements as described below.

    Nonrefundable up-front payments received in connection with research and development collaboration agreements, including technology access fees, are deferred and recognized as research revenues on a straight-line basis over the relevant periods specified in the agreement, generally the research term.

    Payments for research services received from Eos' corporate collaborators are recognized as contract revenues as research services are performed over the related funding periods for each contract. Under these agreements, Eos is required to perform research and development activities as specified in each respective agreement. The payments received under each agreement are not refundable. Research and development expenses under the collaborative research agreements approximate or exceed the revenue recognized under such agreements over the term of the respective agreements. Deferred revenue may result if a contract with a customer or a collaborator requires an upfront payment for services to be provided in future periods. Payments, if any, related to the achievement of substantive, at-risk research milestones will be recognized upon the completion of the milestone events. Royalties will be recognized pursuant to the collaborative agreements as products are sold.

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In December 1999, the Security and Exchange Commission issued Staffing Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB
101), and amended it in March and June 2000. SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements for all public registrants. Eos adopted SAB 101 in 2000 and the adoption did not have a material impact on the financial position or results of operations of Eos.

CASH EQUIVALENTS AND INVESTMENTS


    Eos considers all highly liquid investments in debt securities with an original maturity from the date of purchase of 90 days or less to be cash equivalents. At December 31, 1999 and 2000 and for the nine months ended September 30, 2001, cash equivalents consist of money market funds and commercial paper.



    All cash equivalents and investments are classified as available-for-sale and are carried at fair value based on available quoted market information. Material unrealized gains and losses, if any, are reported in accumulated other comprehensive income (loss) in stockholders' equity. The cost of securities sold is based on the specific identification method. Unrealized gains and losses have not been material. Realized gains or losses and declines in value judged to be other than temporary for available-for-sale securities in 1999 and 2000 and the nine months ended September 30, 2001 were not material. At December 31, 2000 and September 30, 2001, the remaining contractual period until maturity of marketable securities ranged from 1 to 17 months. By policy, Eos limits concentration of credit exposure to any one entity or financial institution and to any one type of investment other than securities issued by the U.S. government.



    Securities classified as available-for-sale as of December 31, 1999 and 2000 and September 30, 2001 are summarized below.


                                              AMORTIZED     UNREALIZED     ESTIMATED
DECEMBER 31, 1999                               COST      GAINS (LOSSES)   FAIR VALUE
-----------------                             ---------   --------------   ----------
                                                          (IN THOUSANDS)
Money market funds..........................   $ 2,155         $ --         $ 2,155
Commercial paper............................     8,958            8           8,966
U.S. corporate debt securities..............    10,374          (31)         10,343
Foreign corporate debt securities...........     1,999           --           1,999
                                               -------         ----         -------
                                               $23,486         $(23)        $23,463
                                               =======         ====         =======

Included in cash and cash equivalents.......   $ 9,626         $  5         $ 9,631
Included in short-term available-for-sale
  investments...............................     7,545           (6)          7,539
Included in long-term available-for-sale
  investments...............................     6,315          (22)          6,293
                                               -------         ----         -------
                                               $23,486         $(23)        $23,463
                                               =======         ====         =======

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                              AMORTIZED     UNREALIZED     ESTIMATED
DECEMBER 31, 2000                               COST      GAINS (LOSSES)   FAIR VALUE
-----------------                             ---------   --------------   ----------
                                                          (IN THOUSANDS)
Money market funds..........................   $ 3,916         $ --         $ 3,916
Commercial paper............................     1,738            2           1,740
U.S. corporate debt securities..............    42,266          161          42,427
                                               -------         ----         -------
                                               $47,920         $163         $48,083
                                               =======         ====         =======

Included in cash and cash equivalents.......   $ 5,654         $  2         $ 5,656
Included in short-term available-for-sale
  investments...............................    26,704           62          26,766
Included in long-term available-for-sale
  investments...............................    15,562           99          15,661
                                               -------         ----         -------
                                               $47,920         $163         $48,083
                                               =======         ====         =======


                                              AMORTIZED     UNREALIZED     ESTIMATED
SEPTEMBER 30, 2001 (UNAUDITED)                  COST      GAINS (LOSSES)   FAIR VALUE
------------------------------                ---------   --------------   ----------
                                                          (IN THOUSANDS)
Money market funds..........................   $11,784         $ --         $11,784
U.S. corporate debt securities..............    28,291          380          28,671
                                               -------         ----         -------
                                               $40,075         $380         $40,455
                                               =======         ====         =======

Included in cash and cash equivalents.......   $11,784         $ --         $11,784
Included in short-term available-for-sale
  investments...............................    26,240          345          26,585
Included in long-term available-for-sale
  investments...............................     2,051           35           2,086
                                               -------         ----         -------
                                               $40,075         $380         $40,455
                                               =======         ====         =======


CONCENTRATION OF CREDIT RISKS

    Financial instruments that potentially subject Eos to a concentration of credit risk (other than cash and cash equivalents previously described above) consist of accounts, contracts, and other receivables. Eos' receivables are derived primarily from transactions with customers located in the United States. Eos performs ongoing credit evaluations of its customer's financial condition and generally requires no collateral from its customers. Eos evaluates the necessity of an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

PROPERTY AND EQUIPMENT

    Property and equipment, including those acquired under capital leases, are stated at cost and depreciated by the straight-line method over the estimated useful lives of the assets, which generally range from three to five years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the remaining period of the lease.

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STOCK-BASED COMPENSATION

    Eos accounts for grants of stock options to employees in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations. Accordingly, Eos does not recognize compensation cost in accounting for its stock option plan for awards which have an exercise price equal to the fair market value of Eos' common stock on the date of grant. Information regarding pro forma net loss, as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), is included in Note 7.

FAIR VALUE OF FINANCIAL INVESTMENTS

    Financial investments, including cash, cash equivalents and investments, accounts receivable, accounts payable, and accrued liabilities are carried at cost, which management believes approximates fair value given their short-term nature.

COMPREHENSIVE LOSS

    Comprehensive loss is comprised of net loss and other comprehensive loss. Other comprehensive loss includes certain changes in equity of Eos that are excluded from net loss. Specifically, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," requires unrealized holding gains and losses on Eos' available-for-sale securities, which were reported separately in the consolidated statement of stockholders' equity, to be included in accumulated other comprehensive loss. The components of comprehensive net loss have been reflected in the consolidated statement of stockholders' equity.

IMPAIRMENT OF LONG-LIVED ASSETS


    In accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121), Eos reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using the discounted cash flows. Through September 30, 2001, there have been no such losses.


SEGMENT INFORMATION


    Effective January 1, 1999, Eos adopted the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Eos has determined that it did not have any separately reportable business segments during any of the periods from inception (April 16, 1996) through September 30, 2001.

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

    Income taxes are accounted for using an asset and liability approach that requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in Eos' financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

RECENT ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. Eos adopted SFAS 133 effective January 1, 2001, which has not had an impact on Eos' results of operations or financial condition.


    In July 2001 the Emerging Issues Task Force (EITF) issued EITF Topic D-98, "Classification and Measurement of Redeemable Securities" which requires certain securities with redeemable features to be classified outside of stockholders' equity in the balance sheet. The guideline is to be applied retroactively in the first quarter ending after December 15, 2001. The Company will adopt the provisions of this guidance in the quarter ending December 31, 2001 and will be required to reclassify approximately $71,143,000 of preferred stock from stockholders' equity to a line item above stockholders' equity. Upon the completion of the merger with Pharmacopeia all outstanding preferred stock will be converted into common stock.


2. RESEARCH, RESEARCH SUPPLY, AND COLLABORATION ARRANGEMENTS


    In April 1998, Eos entered into a Chip Supply Agreement with
Affymetrix, Inc. (Affymetrix), to purchase a specified number of expression arrays at a modified price for use in Eos' research and development activities over the following 30 months. In connection with this transaction, Eos issued 3,750,000 shares of Series C preferred stock at $1.60 per share and recorded prepaid research expense of $6,000,000, which will be recognized as research and development expenses as the expression arrays are received. As the shares of Series C preferred stock were subject to Eos' lapsing right of repurchase through September 2000 in the event Affymetrix does not perform under the supply agreement, the value of the prepaid research expense is subject to revaluation based on changes in Eos' stock price over the life of the agreement. No changes in the initial valuation had been made as of December 31, 1999. In August and September 2000, Eos revalued the remaining shares subject to repurchase and recorded additional prepaid research expense of $208,000, which will be recognized as the remaining expression arrays are received. Eos recorded research and development expenses of $933,000, $1,976,000, and $3,568,000 for the years ended December 31, 1999 and 2000, and for the period from inception (April 16, 1996) through December 31, 2000, relating to this agreement. Concurrently, Eos entered into a Technology Exchange Agreement with Affymetrix to license certain Affymetrix databases. Affymetrix will be entitled to receive royalty payments from revenue earned by Eos from

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)


2. RESEARCH, RESEARCH SUPPLY, AND COLLABORATION ARRANGEMENTS (CONTINUED)

products or licenses which are derived from the Affymetrix databases. In September 2000, Eos and Affymetrix extended the term of the Chip Supply Agreement to January 2001. In conjunction with the extended terms, Eos purchased certain nontransferable software and licenses from Affymetrix for cash of approximately $540,000. In March 2001, Eos and Affymetrix extended the term of the Chip Supply Agreement to June 2001. The prepaid research expense balance of $2,640,000 at December 31, 2000 was amortized to expense as the remaining expression arrays were delivered and utilized through June 30, 2001. The Chief Executive Officer of Affymetrix is a member of Eos' board of directors.



    In February 2000, Eos entered into a binding letter of intent with Medarex, Inc. (Medarex), which the parties intended to be the basis for a definitive agreement. Under the terms of the letter of intent, Medarex paid $5,000,000 to Eos and deposited $20,000,000 into an escrow account from which Eos was to be paid specified amounts as certain milestones are achieved. Medarex also agreed to provide Eos with the use of their genetically engineered mice under various other agreements (see below). In exchange, Eos agreed to grant Medarex a 50% interest in alternating successful Phase IIa drug candidates developed in specific research programs. In the event that after a specified period Eos has not provided Medarex with at least nine opportunities for accepting successful candidates, Eos must refund Medarex the amounts received plus interest up to a maximum of $27,000,000. As of December 31, 2000, Eos had not recognized any revenue related to this agreement. In April 2001, Eos entered into a new binding term sheet with Medarex. Under this new binding term sheet, Medarex will use its HuMAb-Mice to create fully human antibodies against antigen targets Eos supplies to Medarex. Eos and Medarex will jointly develop any antibody therapeutics that come from the collaboration. The new binding term sheet supersedes the letter of intent entered into in February 2000 as described above, and Eos refunded the $5,000,000 Medarex paid Eos per that agreement. Eos and Medarex also released the $20,000,000 from the escrow account to Medarex.


    In March 2000, Eos entered into an Amended and Restated Research and Commercialization Agreement with GenPharm International, Inc., a wholly owned subsidiary of Medarex. Under the agreement, Medarex will supply Eos with antigen immunized mice for the identification of antibodies to be evaluated for commercial development. Eos will pay a one time, up-front technology access fee of $100,000, which was recorded as research and development expense. Eos must pay commercial license fees for each antigen Eos elects to obtain an exclusive license for and milestone payments as products are developed. Also, Eos must pay royalties to Medarex for sales of products developed with the selected antigens. No commercial license fees or royalties have been paid to Medarex.


    In June 2000, Eos entered into a Collaboration and License Agreement with Aventis Pasteur Limited (Aventis), to identify and discover active immunotherapy targets. Eos granted Aventis an exclusive license to develop, market, sell, and distribute active immunotherapy products resulting from the discovered targets. Upon signing the agreement, Aventis paid a one time, nonrefundable, noncreditable technology access fee of $1,000,000. Upon the one-year anniversary of the agreement, Eos received an additional nonrefundable, noncancelable technology access fee of $500,000 in June 2001. Under the terms of the contract, Eos is to provide candidate targets to Aventis for their validation over a two-year term. Additionally, Aventis is obligated to make various milestone and royalty payments as certain conditions are met. Eos is recognizing revenue related to the technology access fee over the term of the agreement. For the periods ended December 31, 2000 and

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)


2. RESEARCH, RESEARCH SUPPLY, AND COLLABORATION ARRANGEMENTS (CONTINUED)

September 30, 2001, Eos recognized approximately $340,000 and $587,000 of revenue related to this agreement.



    In September 2000, Eos entered into a Collaborative Research Agreement with Biogen, Inc. (Biogen), to identify specific disease causing pathogenic cell molecules and biologically active compounds with the potential for treating such diseases. Under the terms of the contract, Biogen paid a nonrefundable, noncreditable technology access fee of $6,000,000 and agreed to pay annual research support fees aggregating up to an additional $6,000,000 over the four-year term of the agreement. Biogen is also required to make various milestone and royalty payments as certain conditions are met. Eos is recognizing revenue related to the technology access fee over the term of the agreement and the research support fees as the research is performed. For the periods ended December 31, 2000 and September 30, 2001, Eos recognized approximately $780,000 and $1,908,000 of revenue related to this agreement.


    In August 1999, Eos entered into a collaboration agreement with Incyte Genomics (Incyte) (formerly Incyte Pharmaceuticals) to work together in developing synthetic DNA. In accordance with the agreement, Incyte made a one-time payment of $1,000,000 to Eos for the purpose of establishing production capacity for commercial sale of synthetic DNA products. Eos applied the $1,000,000 payment as a credit to the amount invoiced to Incyte for synthetic DNA purchases. At the end of the second year of the contract, Eos was required to pay back to Incyte the unused portion (if any remaining) of the one-time payment. No revenue was recognized pursuant to this arrangement in 1999 or 2000. In September 2000, Eos repaid the $1,000,000 plus interest and the agreement was terminated.


    In August 2000, Eos entered into a research agreement with Case Western Reserve University (CWRU), to perform subcontract research, over a five-month period starting September 2000, related to a federal grant to CWRU from the National Institutes of Health. In February 2001, the contract term was extended for an additional year. For the periods ended December 31, 2000 and September 30, 2001, Eos recognized approximately $240,000 and $479,000 in revenue from CWRU.


    In December 2000, Eos entered into two separate binding letters of intent with INCMZSZ Medical Center and INCAN Medical Center. The agreements are focused on the identification of enabling human pathological tissues for further analysis by Eos or the collaborator. Compensation in the form of milestone payments and a prepaid royalty will be provided by Eos to both parties contingent upon certain trigger events taking place, regardless of whether the institutions' specimens contributed directly to the identification and validation of commercially successful targets, as long as the target is identified subsequent to the provision of samples by INCMZSZ and INCAN for the given disease. All parties may terminate the collaborations upon 30 days written notice.

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)


3. SPONSORED RESEARCH AND LICENSE AGREEMENTS


    Eos has entered into various agreements with research institutions, universities, and other entities for the performance of research and development activities and for the acquisition of licenses related to those activities. Expenses under these agreements totaled approximately $275,000, $830,000, and $1,958,000 in the years ended December 31, 1999 and 2000 and the nine-month period ended September 30, 2001.



    At September 30, 2001, the approximate aggregate commitments Eos has under these agreements, including minimum license payments are as follows:



2001..       $223,000
2002..       $691,000


4. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following (in thousands):


                                                    DECEMBER 31,
                                                 -------------------   SEPTEMBER 30,
                                                   1999       2000         2001
                                                 --------   --------   -------------
                                                             (UNAUDITED)
Machinery and equipment........................   $3,002    $ 5,291       $ 5,671
Office furniture and leasehold improvements....      197        815           992
                                                  ------    -------       -------
                                                   3,199      6,106         6,663
Accumulated depreciation.......................     (808)    (1,744)       (2,682)
                                                  ------    -------       -------
Property and equipment, net....................   $2,391    $ 4,362       $ 3,981
                                                  ======    =======       =======



    Property and equipment held under capital lease arrangements at December 31, 1999 and 2000 and September 30, 2001 was $2,187,000, $3,989,000,
and $3,906,000. Amortization of assets recorded under capital leases is included in depreciation expense as of December 31, 1999 and 2000 and September 30, 2001.


5. FINANCING ARRANGEMENTS AND LEASE COMMITMENTS


    In October 1997, Eos entered into a lease line of credit and a loan facility with a financial institution for $1,600,000 and $200,000. The loan facility bears interest at 7.5% with a final interest payment equal to 10% of the amount drawn due upon repayment. In August 1999, Eos entered into an additional lease line of credit for $2,000,000. Outstanding balances under the lease lines are secured by the related equipment purchased. At September 30, 2001, Eos had no available borrowings under the lease lines of credit and the loan facility. In connection with these arrangements, Eos issued three warrants to purchase preferred stock (see Note 7). In December 2000, Eos entered into an equipment financing agreement for $3,000,000 of which $1,076,000 was available for borrowing at September 30, 2001. This equipment financing agreement expires in April 2002.

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)


5. FINANCING ARRANGEMENTS AND LEASE COMMITMENTS (CONTINUED)
    Eos borrowed $175,000 under a note payable in October 1998 to finance two loans issued to officers of Eos (see Note 6). The promissory note bears interest of 9.0% per annum from the date of the note until maturity, October 2003, and requires monthly interest payments for the term of the loan and the payment of the principal upon maturity.


    In December 1997, Eos entered into a 30-month facilities operating lease which commenced in February 1998. In March 2000, Eos extended the term of the original lease until March 31, 2003 and entered into another operating lease for additional space which also expires on March 31, 2003. Rent expense under operating leases totaled $623,600, $1,051,000, and $2,268,000 for the years ended December 31, 1999 and 2000, and for the period from inception (April 16, 1996) through December 31, 2000. Rent expense for the nine-month periods ended September 30, 2000 and 2001 and the period from inception (April 16, 1996) through September 30, 2001 totaled $666,000, $1,261,000, and $3,529,000.



    In June 2001, Eos signed a lease agreement to lease additional space in South San Francisco, California. The lease is scheduled to commence in January 2003 for a period of 15 years. Upon execution of the lease, Eos provided the landlord a warrant for 200,000 shares of common stock at an exercise price equal to $2.70 per share. The warrant expires on the later of seven years after the lease execution or five years after an initial public offering by Eos (see
Note 7). In conjunction with the lease agreement, Eos entered into a letter-of-credit with a commercial bank in lieu of a cash deposit for approximately $800,000 with a one-year term which automatically renews. Upon execution of the lease agreement, Eos delivered the letter-of-credit to the landlord. As of September 30, 2001, no amount had been drawn against this letter-of-credit.



    At December 31, 2000 and September 30, 2001, noncancelable future minimum payments under Eos' capital leases, notes payable, and operating leases are as follows:


                                                    CAPITAL     NOTES     OPERATING
DECEMBER 31, 2000                                    LEASES    PAYABLE     LEASES
-----------------                                   --------   --------   ---------
                                                            (IN THOUSANDS)
Years ended December 31,
  2001............................................  $ 1,297      $ 46      $1,754
  2002............................................      954        29       1,874
  2003............................................      584       175         536
  2004............................................      161        --          38
  2005 and thereafter.............................       --        --          --
                                                    -------      ----      ------
                                                      2,996       250      $4,202
                                                                           ======
Less amounts representing interest................     (341)       --
                                                    -------
Present value of future payments..................    2,655        --
Less current portion..............................   (1,071)      (46)
                                                    -------      ----
Noncurrent portion................................  $ 1,584      $204
                                                    =======      ====

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)


5. FINANCING ARRANGEMENTS AND LEASE COMMITMENTS (CONTINUED)


                                                    CAPITAL     NOTES     OPERATING
SEPTEMBER 30, 2001 (UNAUDITED)                       LEASES    PAYABLE     LEASES
------------------------------                      --------   --------   ---------
                                                            (IN THOUSANDS)
Three-month period ended
  December 31, 2001...............................   $  305     $  122     $   439
Years ended December 31,
  2002............................................      922        499       1,758
  2003............................................      585        724       4,861
  2004............................................      161        394       4,607
  2005 and thereafter.............................       --        128      79,631
                                                     ------     ------     -------
                                                      1,973      1,867     $91,296
                                                                           =======
Less amounts representing interest................     (161)        --
                                                     ------
Present value of future payments..................    1,812         --
Less current portion..............................     (904)      (497)
                                                     ------     ------
Noncurrent portion................................   $  908     $1,370
                                                     ======     ======


6. RELATED PARTY TRANSACTIONS

    In October and November 1998, Eos received full-recourse promissory notes from two officers totaling $175,000, which bear interest at 5.8% compounded annually. The notes are secured by a pledge of certain shares of common stock owned by one borrower and by a Deed of Trust on the other borrower's primary residence. Such principal and interest are due and payable in October and November 2003. For each of the years 1998, 1999, and 2000, $10,000 of one of the notes payable was forgiven and recorded as compensation expense to the respective officer. In September 2000, one of the officers terminated employment with Eos, which resulted in the officer repaying the promissory note related to his vested shares and forfeiting the remaining unvested shares.

    In August 1999, in connection with a Series D preferred stock financing, Eos issued warrants to Bay City Capital, a significant investor in Eos, and an entity in which a member of Eos' board of directors is a partner (see Note 7). Further, in connection with the Series D financing, Bay City Capital acted as an advisor and received cash remuneration of $766,000.

7. STOCKHOLDERS' EQUITY

PREFERRED STOCK

    In September 2000, Eos amended its Articles of Incorporation to authorize 75,000,000 shares of common stock and 50,356,750 shares of preferred stock, and issued 10,185,186 shares of Series E preferred stock at a purchase price of $2.70 per share in exchange for proceeds totaling $27,500,000.


    Preferred stock is issuable in series, with rights and preferences designated by series. Each outstanding share of the Series A, B, C, D, and E preferred stock is entitled to one vote on each

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)


7. STOCKHOLDERS' EQUITY (CONTINUED)

matter submitted to a vote of the stockholders. Holders of Series A, B, C, D, and E preferred stock are entitled to noncumulative dividends payable quarterly when, as, and if declared by the board of directors prior to and in preference to the payment of dividends to holders of common stock. Noncumulative dividends are payable at a rate of $0.05, $0.10, $0.20, $0.1625, and $0.3375 per share per annum on each outstanding share. As of September 30, 2001, Eos has not declared any dividends.


    Each share of Series A, B, C, D, and E convertible preferred stock is convertible, at the option of the holder, into one share of common stock. Also, the Series A, B, C, D, and E convertible preferred stock automatically convert into common stock upon (i) the closing of a firm commitment for an underwritten public offering under the Securities Act of 1933 in which the prepublic market capitalization is greater than $75,000,000, the aggregate offering proceeds are greater than $15,000,000, and the public offering price is not less than $1.75 per share, or (ii) upon terms and conditions approved by two-thirds majority of the outstanding shares of Series A, B, C, D, and E preferred stock, voting together as a class.

    Liquidation preference value of Series A, B, C, D, and E preferred stock is $0.40, $0.80, $1.60, $1.30, and $2.70 per share, plus declared but unpaid dividends. After liquidation preference distributions to Series A, B, C, D, and E preferred stockholders have been paid, the remaining assets of Eos available for distribution to stockholders shall be distributed among the holders of common stock and Series A, B, C, and D preferred stock until the Series A, B, C, and D preferred stockholders have received an aggregate of $1.20, $2.40, $2.40, and $2.40 per share in total. The remaining assets of Eos shall be distributed to holders of common stock.

    The authorized, issued, and outstanding Series A, B, C, D, and E shares of convertible preferred stock and their aggregate liquidation preference were as follows (in thousands):

                                                          SHARES ISSUED    AGGREGATE
                                               SHARES          AND        LIQUIDATION
AT DECEMBER 31, 1999                         AUTHORIZED    OUTSTANDING    PREFERENCE
--------------------                         ----------   -------------   -----------
Series A...................................       950           950         $   380
Series B...................................    10,407        10,329           8,263
Series C...................................     5,000         5,000           8,000
Series D...................................    22,000        20,769          27,000
Series E...................................        --            --              --
Undesignated...............................     3,643            --              --
                                               ------        ------         -------
                                               42,000        37,048         $43,643
                                               ======        ======         =======

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)


7. STOCKHOLDERS' EQUITY (CONTINUED)


                                                          SHARES ISSUED    AGGREGATE
AT DECEMBER 31, 2000 AND                       SHARES          AND        LIQUIDATION
SEPTEMBER 30, 2001 (UNAUDITED)               AUTHORIZED    OUTSTANDING    PREFERENCE
------------------------------               ----------   -------------   -----------
Series A...................................       950           950         $   380
Series B...................................    10,407        10,329           8,263
Series C...................................     5,000         5,000           8,000
Series D...................................    22,000        20,769          27,000
Series E...................................    12,000        10,185          27,500
                                               ------        ------         -------
                                               50,357        47,233         $71,143
                                               ======        ======         =======


COMMON STOCK


    Certain shares of common stock issued to members of management in 1997, 1998, 2000, and 2001 are subject to repurchase by Eos at prices ranging from $0.05 to $1.00 per share. The majority of the above shares vest over a period of four years as specified by the board of directors. A portion of the shares issued to one member of management vest on December 31, 2005 with the acceleration of vesting as specific Company objectives are attained as determined by the board of directors. Certain of these shares were purchased by the signing of promissory notes totaling $132,000, $349,800, $423,822 and $680,000 in 1997, 1998, 2000, and the nine months ending September 30, 2001, which bear interest ranging from 4.46% to 7.06%. At December 31, 2000 and for the nine months ended September 30, 2001, 2,469,276 and 2,113,836 shares, respectively, remained subject to Eos' right of repurchase.


PREFERRED STOCK WARRANTS

    In October 1997, in connection with the negotiation of a master lease agreement and related loan credit facility, Eos issued two warrants to purchase a total of 78,000 shares of Series B preferred stock at a price of $0.80 per share. These warrants expire on the later of October 2004 or three years subsequent to Eos effecting a public offering. The fair value of the warrants was determined to be immaterial for financial statement purposes.


    In August 1999, Eos issued a warrant to purchase 65,385 shares of Series D preferred stock for $1.30 per share to a lessor in connection with a lease agreement with a total available lease line of credit of $2,000,000. The warrant is exercisable until the earlier of August 2006, or three years from the initial public offering date. Since the related warrant is a consideration of the lease agreement, the value of the warrant is treated as interest expense and amortized over the term of the lease line. Eos valued the warrant using the Black-Scholes model at $58,000 of which $5,000, $13,800, and $18,800 was recognized as interest expense for the years ended December 31, 1999 and 2000, and for the period from inception (April 16, 1996) through December 31, 2000. For the nine-month periods ended September 30, 2000 and 2001 and the period from inception (April 16, 1996) through September 30, 2001, interest expense of $10,350, $10,350, and $29,150 was recognized.


    In August 1999, Eos issued to Bay City Capital a warrant for $100 to purchase 76,923 shares of Series D preferred stock at an exercise price of $1.30 per share in connection with a $1,000,000 bridge

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)


7. STOCKHOLDERS' EQUITY (CONTINUED)
loan. The entire principal amount and accrued interest on this bridge loan was converted into shares of Eos' Series D preferred stock in September 1999. The warrant expires on the later of August 2009 or five years subsequent to Eos effecting a public offering. Eos valued the warrant using the Black-Scholes model at $68,000, which was recorded as interest expense over the period the bridge loan was outstanding. In addition, after deducting the fair value of these warrants from the proceeds of the notes issuance, the notes payable were subject to a beneficial conversion feature valued at $68,000 that was expensed during fiscal 2000 as interest expense.

    In September 1999, in connection to the offering of Series D preferred stock, Eos also issued a warrant to purchase 585,150 shares of Series D preferred stock at an exercise price of $1.30 per share to Bay City Capital in consideration for services related to the offering. The warrant is exercisable until the earlier of September 2009, the closing of a sale of Eos, or five years subsequent to an initial public offering of Eos' common stock. The fair value of the warrant was deducted from the proceeds of the offering.

COMMON STOCK WARRANTS


    In June 2001, in connection with the negotiation of a facility lease agreement, Eos issued warrants to purchase a total of 200,000 shares of common stock at a price of $2.70 per share. These warrants expire on the later of seven years after the lease execution or five years after an initial public offering by Eos. The fair value of the warrants was determined using the Black-Scholes model to be $168,000. The value of the warrant will be recognized over the 15-year lease term as rent expense. No rent expense has been recognized through September 30, 2001.


STOCK OPTION PLANS

    In August 1996, Eos' board of directors and stockholders adopted the 1996 Stock Option Plan (the 1996 Plan). Under the 1996 Plan, Eos authorized 650,000 shares of common stock to be reserved for future issuance. On June 2, 1997, Eos' board of directors terminated the 1996 Plan and adopted the 1997 Stock Option Plan (the 1997 Plan). In connection with the 1996 Plan's termination, the 650,000 shares authorized and the outstanding options to purchase 183,000 shares that were granted under the plans were canceled. In December 1999 and March 2000, Eos' board of directors authorized an additional 2,000,000 and 3,000,000 shares of common stock to be reserved for future issuance under the 1997 Plan. Total shares of common stock reserved for issuance under the 1997 Plan are 7,435,000.

    The 1997 Plan provides for the issuance of common stock and the granting of incentive stock options to employees, officers, and directors, and the granting of nonstatutory stock options to consultants of Eos. Eos grants incentive stock options with exercise prices of not less than the fair value of the stock on the date of grant (85% of fair value for nonstatutory stock options). If, at the time Eos grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of Eos, the option price will be set at least at 110% of the fair value and will not be exercisable more than five years after the date of grant. Options granted under the 1997 Plan vest at varying rates determined on an individual basis by the board of

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)


7. STOCKHOLDERS' EQUITY (CONTINUED)
directors, generally over four years. Except as noted above, options expire no more than 10 years after the date of grant or earlier if employment is terminated. Options may be exercised prior to vesting with the underlying shares subject to Eos' right of repurchase, which lapses over the vesting term. No exercise of unvested options have occurred to date. A summary of activity under the Plans is as follows:


                                                              OPTIONS OUTSTANDING
                                                            ------------------------     WEIGHTED-
                                                 SHARES       NUMBER        PRICE         AVERAGE
                                               AVAILABLE    OF SHARES     PER SHARE    EXERCISE PRICE
                                               ----------   ----------   -----------   --------------
Balance at December 31, 1997.................   1,480,000      955,000   $0.05-$0.08        $0.08
  Granted....................................  (1,060,000)   1,060,000   $0.08-$0.16        $0.15
  Exercised..................................          --     (381,250)  $0.08-$0.16        $0.15
  Canceled...................................     333,750     (333,750)     $0.08           $0.08
                                               ----------   ----------
Balance at December 31, 1998.................     753,750    1,300,000   $0.05-$0.16        $0.11
  Authorized.................................   2,000,000           --       --                --
  Granted....................................    (453,500)     453,500      $0.16           $0.16
  Exercised..................................          --      (47,000)  $0.05-$0.08        $0.06
  Canceled...................................      58,000      (58,000)  $0.05-$0.16        $0.09
                                               ----------   ----------
Balance at December 31, 1999.................   2,358,250    1,648,500   $0.05-$0.16        $0.13
  Authorized.................................   3,000,000           --       --                --
  Granted....................................  (3,230,000)   3,230,000   $0.16-$1.00        $0.32
  Exercised..................................          --   (2,443,460)  $0.05-$0.25        $0.20
  Canceled...................................     112,039     (112,039)  $0.08-$0.16        $0.15
                                               ----------   ----------
Balance at December 31, 2000.................   2,240,289    2,323,001   $0.05-$1.00        $0.32
  Granted (unaudited)........................  (1,066,200)   1,066,200   $1.00-$2.70        $1.45
  Exercised (unaudited)......................          --     (834,816)  $0.08-$1.00        $0.81
  Canceled (unaudited).......................     116,385     (116,385)  $0.08-$1.00        $0.36
                                               ----------   ----------
Balance at September 30, 2001 (unaudited)....   1,290,474    2,438,000   $0.05-$2.70        $0.64
                                               ==========   ==========



    The weighted-average fair value of options granted during 1999 and 2000, was $0.04 and $0.08, respectively. At December 31, 2000 and September 30, 2001, options to purchase 643,696 and 1,016,962 shares of common stock were exercisable at a weighted-average exercise price of $0.19 and $0.29. At
December 31, 2000, the weighted-average remaining contractual life of outstanding options was 8.82 years.


    Pro forma net loss information required by SFAS 123 has been determined as if Eos had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the minimum value method and the following assumptions for 1999, 2000, and 2001: risk-free interest rates of 5.50%, 6.00%, and 5.30%, an expected life of five years, and no dividends.

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)


7. STOCKHOLDERS' EQUITY (CONTINUED)

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options using the straight-line method. Eos' pro forma net loss for the years ended December 31, 1999 and 2000 and the nine-month period ended September 30, 2001 is not materially different from the net loss reported. The effects of applying
SFAS 123 for pro forma disclosures are not likely to be representative of the effects on reported net loss for future years.



    In connection with options and restricted stock granted in the nine-month period ended September 30, 2001, Eos recorded deferred stock-based compensation of $1,024,200, representing the difference between the exercise price and the deemed fair value of Eos' common stock at the date of grant. The amount is being amortized over the vesting period for the individual options. Amortization of deferred stock based compensation for the nine months ended September 30, 2001 was approximately $137,000.



    During the year ended December 31, 2000 and the nine-month period ended September 30, 2001, Eos recorded compensation expense of approximately $54,000 and $2,300 related to fully vested options to purchase 120,500 and 10,000 shares of common stock granted to consultants. Eos valued these options issued during fiscal 2000 and the nine-month period ending September 30, 2001 using the Black-Scholes valuation model and recorded $54,000 and $2,300, respectively, as stock-based compensation expense.


RESERVED SHARES

    Eos has reserved shares of common stock for future issuance as follows:


                                                      DECEMBER 31,   SEPTEMBER 30,
                                                          2000           2001
                                                      ------------   -------------
                                                                      (UNAUDITED)
Options:
  Outstanding.......................................    2,323,001      2,438,000
  Available for grant...............................    2,240,289      1,290,474
Warrants to purchase capital stock..................      805,458      1,005,458
Preferred stock -- issued...........................   47,233,169     47,233,169
                                                       ----------     ----------
                                                       52,601,917     51,967,101
                                                       ==========     ==========

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)


8. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Eos' deferred tax assets are as follows:

                                                              DECEMBER 31,
                                                          --------------------
                                                            1999       2000
                                                          --------   ---------
                                                             (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards......................  $ 5,700    $  6,800
  Research credits......................................      500       1,350
  Deferred revenue and other............................       --       4,570
                                                          -------    --------
Total deferred tax assets...............................    6,200      12,720

Valuation allowance.....................................   (6,200)    (12,720)
                                                          -------    --------
Net deferred tax assets.................................  $    --    $     --
                                                          =======    ========

    Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $3,400 and $6,520 during 1999 and 2000.

    As of December 31, 2000, Eos had net operating loss carryforwards for federal and state income tax purposes of approximately $17,000,000 and $17,000,000. The federal net operating loss carryforwards will expire in the years 2010 through 2020. The state net operating loss carryforwards will expire beginning in 2003, if not utilized. Eos also had federal and state research and development tax credits of approximately $800,000 and $700,000 that expire in the years 2012 through 2020.

    Utilization of Eos' net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

9. SUBSEQUENT EVENTS

    In July 2001, 500,000 shares of common stock were issued to a member of management at a purchase price of $1.00 per share. The shares are subject to repurchase by Eos at a price of $1.00 per share. The shares vest over a period of four years as specified by the board of directors. These shares were purchased by the signing of a promissory note totaling $499,500, which bears interest at a rate of 7.06%.

    In August 2001, Eos entered into a Supply Agreement with Affymetrix, Inc., to purchase standard and custom designed GeneChip-Registered Trademark- arrays for its internal use and for the creation of databases and services for third-parties. Under the agreement, Eos will specify to Affymetrix proprietary designs for the manufacture of GeneChip-Registered Trademark- arrays to be supplied directly to Eos. Eos will pay Affymetrix an annual fee and price per array based upon its anticipated annual usage.

                            EOS BIOTECHNOLOGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


    (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)


9. SUBSEQUENT EVENTS (CONTINUED)
    On August 21, 2001, Eos and Pharmacopeia, Inc. (Pharmacopeia) entered into an Agreement and Plan of Merger and Reorganization whereby Pharmacopeia would effectively acquire all the outstanding stock and assume all outstanding options and warrants of Eos for shares, options, and warrants of Pharmacopeia valued at approximately $200,000,000 subject to certain adjustments based on Pharmacopeia's stock price. The merger is subject to stockholders' approval.

                                                                         ANNEX 1

                  AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                     among:
                               PHARMACOPEIA, INC.
                            a Delaware corporation;
                         EAGLE ACQUISITION CORPORATION,
                          a Delaware corporation; and
                            EOS BIOTECHNOLOGY, INC.
                             a Delaware corporation

                            ------------------------

                          Dated as of August 21, 2001

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                   PAGE
                                                                                                 --------
SECTION 1.                         Description Of Transaction..................................      1

                           1.1.    Merger of the Company into Merger Sub.......................      1
                           1.2.    Effect of the Merger........................................      1
                           1.3.    Closing; Effective Time.....................................      1
                                   Certificate of Incorporation and Bylaws; Directors and
                           1.4.    Officers....................................................      2
                           1.5.    Conversion of Shares........................................      2
                           1.6.    Closing of the Company's Transfer Books.....................      3
                           1.7.    Exchange of Certificates....................................      3
                           1.8.    Appraisal Rights............................................      5
                           1.9.    Escrow......................................................      6
                          1.10.    Tax Consequences............................................      6
                          1.11.    Accounting Consequences.....................................      6
                          1.12.    Further Action..............................................      6

SECTION 2.                         Representations And Warranties Of The Company...............      7
                           2.1.    Due Organization, Standing and Power........................      7
                           2.2.    Capitalization, Etc.........................................      7
                           2.3.    Financial Statements........................................      8
                           2.4.    Absence of Changes..........................................      9
                           2.5.    Title to Assets; Equipment; Real Property...................      9
                           2.6.    Proprietary Assets..........................................      9
                           2.7.    Contracts...................................................     11
                           2.8.    Compliance with Legal Requirements..........................     11
                           2.9.    Governmental Authorizations.................................     11
                          2.10.    Tax Matters.................................................     12
                          2.11.    Employee Benefit Plans......................................     13
                          2.12.    Environmental Matters.......................................     14
                          2.13.    Insurance...................................................     15
                          2.14.    Related Party Transactions..................................     15
                          2.15.    Legal Proceedings; Orders...................................     16
                          2.16.    Authority; Binding Nature of Agreement......................     16
                          2.17.    Vote Required...............................................     16
                          2.18.    Non-Contravention; Consents.................................     17
                          2.19.    Broker's Fees...............................................     17
                          2.20.    Employees...................................................     17
                          2.21.    Relationship with Customers and Suppliers...................     18
                          2.22.    Accounting Matters; Reorganization..........................     18
                          2.23.    Opinion of Financial Advisor................................     18

SECTION 3.                         Representations And Warranties Of Parent And Merger Sub.....     18

                           3.1.    Due Organization, Standing and Power........................     18
                           3.2.    SEC Filings; Financial Statements...........................     18
                           3.3.    Authority; Binding Nature of Agreement......................     19
                           3.4.    Vote Required...............................................     19
                           3.5.    Non-Contravention; Consents.................................     20

                                                                                                   PAGE
                                                                                                 --------
                           3.6.    Valid Issuance..............................................     20
                           3.7.    Accounting Matters; Reorganization..........................     20
                           3.8.    Capitalization, Etc.........................................     21
                           3.9.    Absence of Changes..........................................     21
                           3.10    Compliance with Legal Requirements..........................     22
                          3.11.    Governmental Authorizations.................................     22
                          3.12.    Legal Proceedings; Orders...................................     22
                          3.13.    Proprietary Assets..........................................     22
                          3.14.    Broker's Fees...............................................     23

SECTION 4.                         Certain Covenants...........................................     23

                           4.1.    Access and Investigation....................................     23
                           4.2.    Operation of the Company's Business.........................     23
                           4.3.    Operation of Parent's Business..............................     26
                           4.4.    No Negotiation..............................................     27
                           4.5.    No Solicitation.............................................     28

SECTION 5.                         Additional Covenants Of The Parties.........................     28

                           5.1.    Registration Statement; Proxy Statement/Prospectus..........     28
                           5.2.    Parent Stockholders' Meeting................................     29
                           5.3.    Regulatory Approvals........................................     30
                           5.4.    Stock Options; Company Securities...........................     30
                           5.5.    Indemnification of Officers and Directors...................     32
                           5.6.    Tax Free Reorganization.....................................     32
                           5.7.    Additional Agreements.......................................     33
                           5.8.    Disclosure..................................................     33
                           5.9.    Tax Matters.................................................     34
                          5.10.    Parent Plans and Benefit Arrangements.......................     34
                          5.11.    Nasdaq Listing..............................................     34
                          5.12.    Election to Board of Directors..............................     35
                          5.13.    FIRPTA Matters..............................................     35
                          5.14.    Transfer Restriction Agreements.............................     35
                          5.15.    Employment Contracts........................................     35

                                   Conditions Precedent to Obligations of Parent and Merger
SECTION 6.                         Sub.........................................................     35

                           6.1.    Accuracy of Representations.................................     35
                           6.2.    Performance of Covenants....................................     35
                           6.3.    Effectiveness of Registration Statement.....................     35
                           6.4.    Stockholder Approval........................................     35
                           6.5.    Agreements and Documents....................................     35
                           6.6.    Nasdaq Listing..............................................     36
                           6.7.    No Restraints...............................................     36
                           6.8.    HSR Act.....................................................     36
                           6.9.    Material Adverse Change.....................................     36
                          6.10.    Compliance Certificate......................................     36
                          6.11.    No Other Litigation.........................................     36
                          6.12.    Appraisal Rights............................................     36

                                                                                                   PAGE
                                                                                                 --------
SECTION 7.                         Conditions Precedent to Obligations of the Company..........     36

                           7.1.    Accuracy of Representations.................................     36
                           7.2.    Performance of Covenants....................................     37
                           7.3.    Effectiveness of Registration Statement.....................     37
                           7.4.    Stockholder Approval........................................     37
                           7.5.    Legal Opinions..............................................     37
                           7.6.    Nasdaq Listing..............................................     37
                           7.7.    No Restraints...............................................     37
                           7.8.    HSR Act.....................................................     37
                           7.9.    Material Adverse Change.....................................     37
                          7.10.    Compliance Certificate......................................     37
                          7.11.    Board of Directors..........................................     37

SECTION 8.                         Termination.................................................     38

                           8.1.    Termination.................................................     38
                           8.2.    Effect of Termination.......................................     39
                           8.3.    Termination Fee; Expenses...................................     39

SECTION 9.                         Indemnification.............................................     39
                           9.1.    Survival of Representations.................................     39
                           9.2.    Indemnification.............................................     40
                           9.3.    Threshold...................................................     40
                           9.4.    Offset Against Escrow Shares and Cash; Sole Remedy..........     40
                           9.5.    No Contribution.............................................     41
                                   Exercise of Remedies by Parent Indemnitees Other Than
                           9.6.    Parent......................................................     41

SECTION 10.                        Miscellaneous Provisions....................................     42

                          10.1.    Company Stockholders' Representatives.......................     42
                          10.2.    Amendment...................................................     42
                          10.3.    Waiver......................................................     43
                          10.4.    Entire Agreement; Counterparts; Applicable Law..............     43
                          10.5.    Assignability...............................................     43
                          10.6.    Notices.....................................................     43
                          10.7.    Cooperation.................................................     45
                          10.8.    Construction................................................     45
                          10.9.    Titles......................................................     45
                         10.10.    Sections and Exhibits.......................................     45
                         10.11.    Rights and Remedies.........................................     45

                                    EXHIBITS

EXHIBIT A                   --              CERTAIN DEFINITIONS

EXHIBIT B                   --              FORM OF VOTING AGREEMENT

EXHIBIT C                   --              FORM OF CERTIFICATE OF INCORPORATION

EXHIBIT D                   --              FORM OF ESCROW AGREEMENT

EXHIBIT E                   --              FORM OF TAX REPRESENTATION LETTERS

EXHIBIT F                   --              FORM OF TRANSFER RESTRICTION AGREEMENT

EXHIBIT G                   --              FORM OF OPINION OF DEBEVOISE & PLIMPTON

EXHIBIT H                   --              FORM OF OPINION OF DECHERT

                                                                         ANNEX 1

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

    THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of August 21, 2001, by and among PHARMACOPEIA, INC., a Delaware corporation ("Parent"); EAGLE ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); and EOS BIOTECHNOLOGY, INC., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

    A. Parent, Merger Sub and the Company intend to effect a merger (the "Merger") of the Company with and into Merger Sub in accordance with this Agreement and the Delaware General Corporation Law (the "DGCL"). Upon consummation of the Merger, the Company will cease to exist, and Merger Sub will survive as a wholly-owned subsidiary of Parent.

    B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

    C. Simultaneously with the execution of this Agreement, and as an inducement to Parent to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements with Parent in the form of Exhibit B (the "Voting Agreement") pursuant to which each stockholder has, among other things, agreed, upon the terms and subject to the conditions thereof, to vote his Company Capital Stock in favor of the Merger.

    D. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated under the purchase method.

                                   AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.  DESCRIPTION OF TRANSACTION.

1.1. MERGER OF THE COMPANY INTO MERGER SUB. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable law, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall cease. Merger Sub will continue as the surviving corporation in the Merger (the "Surviving Corporation").

1.2. EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3. CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dechert, Princeton, New Jersey, or at such other place as the parties may agree, at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which (subject to the satisfaction or waiver of the conditions set forth in Sections 6 and 7) shall be no later than the second business day after the latest to occur of the satisfaction or waiver of the conditions set forth in Sections 6 and 7. Contemporaneously with the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL (the "Certificate of Merger") shall be filed with the Secretary of State of the State of Delaware. The Merger shall take effect at the later

                                      1-1
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of (a) the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware and (b) such later time as may be specified in the Certificate of Merger (the "Effective Time").

1.4.  CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS.

    (a) Subject to Section 5.5, the certificate of incorporation of Merger Sub, a copy of which is attached hereto as Exhibit C, shall be the certificate of incorporation of the Surviving Corporation immediately after the Effective Time, except that the name of the Surviving Corporation will be Eos
Biotechnology, Inc.;

    (b) subject to Section 5.5, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation immediately after the Effective Time;

    (c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time; and

    (d) the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of the Company immediately prior to the Effective Time, except that Joseph A. Mollica shall be the Chief Executive Officer of the Surviving Corporation.

1.5.  CONVERSION OF SHARES.

    (a) Subject to Sections 1.5(b), 1.5(c), 1.8 and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

        (i) any shares of Company Common Stock then held by the Company (or held in the Company's treasury) shall be canceled and shall cease to exist;

        (ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other subsidiary of Parent shall be canceled and shall cease to exist;

       (iii) except as provided in clauses (i) and (ii) above, each share of Company Common Stock then outstanding shall be converted into the right to receive 0.18136927 (as adjusted pursuant to clause (iv) below or pursuant to Section 1.5(b), the "Exchange Ratio") shares of Parent Common Stock (the "Stock Consideration") and shall be exchanged for such number of shares of Parent Common Stock upon surrender of the certificate representing such share of Company Common Stock (or a certificate representing Company Preferred Stock that has been converted into Company Common Stock) in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 1.7); provided, however, that if the Fair Market Value of the Parent Common Stock shall be less than $14.887 per share, then each share of Company Common Stock then outstanding shall be converted into the right to receive (A) the Stock Consideration and (B) a cash payment (the "Cash Consideration") in United States dollars equal to the product of (x) the Exchange Ratio multiplied by (y) the difference between $14.887 and the Fair Market Value of the Parent Common Stock.

        (iv) Notwithstanding the foregoing, if the Fair Market Value of the Parent Common Stock exceeds $20.00, then the Exchange Ratio shall be recomputed by dividing $213,000,000 by the Fair Market Value of the Parent Common Stock and then dividing the resulting quotient by 58,713,612.

        (v) Each share of common stock of Merger Sub, par value $.01 per share, that is issued and outstanding immediately prior to the Effective Time shall continue to be one share of common stock of the Surviving Corporation, par value $.01 per share, and each certificate evidencing ownership of any such shares of Merger Sub shall evidence ownership of the same number of shares of the common stock of the Surviving Corporation.

                                      1-2

    (b) Subject to Section 4.2, if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the applicable Exchange Ratio shall be appropriately adjusted.

    (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder and allocating the initial distribution of such shares between such holder and the Escrow Agent in accordance with Section 1.7(b)) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount set forth in Section 1.7(b).

    (d) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then (subject to the terms of any agreement between the Company and a holder of such shares) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option (except that the repurchase price will be the quotient of the original repurchase price divided by the Exchange Ratio), risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

1.6. CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Conversion Vote) shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the consideration described in
Section 1.5(a); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Capital Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7.  EXCHANGE OF CERTIFICATES.

    (a) Prior to the Closing Date, Parent shall select a reputable bank, stock transfer agent or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing 90% of the shares of Parent Common Stock issuable pursuant to this Section 1 and (ii) cash sufficient to pay 90% of the Cash Consideration, if applicable, and to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

    (b) As soon as practicable after the Effective Time, the Exchange Agent will mail to the registered holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that

                                      1-3
delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock and Cash Consideration, if applicable. Subject to Section 1.5(c), upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing 90% of the number of shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a), and the remaining 10% of that number of shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a) shall be held by the Escrow Agent (as defined below) subject to the terms hereof and of the Escrow Agreement (as defined below), provided that the certificates representing Parent Common Stock to be delivered to the holder of a Company Stock Certificate and to the Escrow Agent shall, in each case, represent only whole shares of Parent Common Stock; (B) the Company Stock Certificate so surrendered shall be canceled; and
(C) the holder of such Company Stock Certificate shall be entitled to receive 90% of the Cash Consideration, if any, that such holder has the right to receive pursuant to the provisions of Section 1.5(a), and the remaining 10% of the Cash Consideration, if any, that such holder has the right to receive pursuant to the provisions of Section 1.5(a) shall be held by the Escrow Agent subject to the terms hereof and of the Escrow Agreement. In lieu of any fractional shares to which such holder would otherwise be entitled, after combining any fractional interests of such holder into as many whole shares as is possible, the holder of such Company Stock Certificate shall be paid in cash an amount equal to the sum of (1) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Fair Market Value of the Parent Common Stock by the fraction of a share of Parent Common Stock that would otherwise be deliverable to such holder under clause (ii)(A) above and (2) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Fair Market Value of the Parent Common Stock by the fraction of a share of Parent Common Stock that would otherwise be deliverable to the Escrow Agent under clause (ii)(A) above. Parent may deliver to the Escrow Agent one certificate representing the total number of shares of Parent Common Stock to be held in escrow pursuant to Section 1.9 in lieu of issuing separate certificates representing each such holder's Escrow Shares (as defined in Section 1.9). Until surrendered as contemplated by this
Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) and Cash Consideration, if any, as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock and Cash Consideration, if any, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate. In the event of a transfer of ownership of Company Capital Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, and Cash Consideration, if any, may be issued to a transferee if the certificate representing such Company Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid.

    (c) Any portion of the Exchange Fund that remains undistributed to former stockholders of the Company 180 days after the Effective Time shall be delivered by the Exchange Agent to Parent upon demand, and any former stockholders of the Company who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent

                                      1-4

Common Stock, any dividends or distributions with respect to Parent Common Stock and Cash Consideration, if any.

    (d) Each of the Exchange Agent, the Escrow Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

    (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

    (f) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled to receive all such dividends and distributions, without interest).

    (g) No interest shall accrue on the Cash Consideration.

1.8.  APPRAISAL RIGHTS.

    (a) Notwithstanding anything to the contrary contained in this Agreement, Appraisal Shares (as defined in Section 1.8(c)) shall not be converted into or represent the right to receive Parent Common Stock and Cash Consideration, if any, in accordance with Section 1.5(a) (or cash in lieu of fractional shares in accordance with Section 1.5(c)), and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder in Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall waive, rescind, withdraw or otherwise lose such holder's right of appraisal under Section 262 of the DGCL, then (i) any right of such holder to require the Company to purchase the Appraisal Shares for cash shall be extinguished and (ii) such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock and Cash Consideration, if any, in accordance with Section 1.5(a) (and cash in lieu of any fractional share in accordance with Section 1.5(c)).

    (b) The Company (i) shall give Parent prompt written notice of any demand by any stockholder of the Company for appraisal of such stockholder's shares of Company Common Stock pursuant to the DGCL and of any other notice, demand or instrument delivered to the Company pursuant to the DGCL, and (ii) shall give Parent's Representatives the opportunity to participate in all negotiations and proceedings with respect to any such notice, demand or instrument. The Company shall not make any payment or settlement offer with respect to any such notice or demand unless Parent shall have consented in writing to such payment or settlement offer.

    (c) For purposes of this Agreement, "Appraisal Shares" shall refer to any shares of Company Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Conversion Vote) that are held by stockholders who are entitled to demand and who properly demand appraisal of such shares pursuant to, and who comply with the applicable provisions of, Section 262 of the DGCL.

                                      1-5

1.9.  ESCROW.

    (a) Upon the Closing, Parent shall withhold 10% of the shares of Parent Common Stock (the "Escrow Shares") and 10% of the Cash Consideration, if applicable (the "Escrow Cash") payable by Parent hereunder in respect of Company Capital Stock outstanding on the date hereof, and deliver such shares and cash to Chase Manhattan Trust Company, National Association as escrow agent (the "Escrow Agent"), to be held by the Escrow Agent as collateral to secure the rights of the Parent Indemnitees under Section 9 hereof. The Escrow Shares and Escrow Cash shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit D (the "Escrow Agreement"). The Escrow Shares will be represented by a certificate or certificates issued in the name of the Escrow Agent, and the Escrow Shares and Escrow Cash will be held by the Escrow Agent for a period to end 90 days from the Closing Date (the "Escrow Period"); provided, however, that in the event any Parent Indemnitee has made a claim under Section 9 prior to the end of the Escrow Period, then the Escrow Period shall continue (and the Escrow Agent will continue to hold, in accordance with the Escrow Agreement, a certain portion of the Escrow Shares and Escrow
Cash) until such claim is fully and finally resolved. In the event that this Agreement is adopted by the Company's stockholders, then all such stockholders shall, without any further act of any Company stockholder, be deemed to have consented to and approved (i) the use of the Escrow Shares and Escrow Cash as collateral to secure the rights of the Parent Indemnitees under Section 9 in the manner set forth herein and in the Escrow Agreement, and (ii) the appointment of the Company Stockholders' Representatives (as defined in Section 10.1) as the representatives under the Escrow Agreement of the stockholders receiving shares of Parent Common Stock under this Agreement (and Cash Consideration, if applicable) and as the attorneys-in-fact and agents for and on behalf of each of such stockholders (other than holders of Appraisal Shares).

    (b) The Escrow Agreement shall require that:

        (i) all dividends paid on the Escrow Shares be distributed promptly by the Escrow Agent to the Company stockholders who contributed the Escrow Shares or on whose behalf the Escrow Shares were contributed under the Escrow Agreement; and

        (ii) all voting rights of the Escrow Shares be exercisable on behalf of the Company stockholders who contributed the Escrow Shares or on whose behalf the Escrow Shares were contributed under the Escrow Agreement or their authorized agent disclosed in writing to the Escrow Agent.

1.10. TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 354(a) and 361(a) of the Code and Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.11. ACCOUNTING CONSEQUENCES. For accounting purposes, the Merger is intended to be treated under the purchase method.

1.12. FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

                                      1-6

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

    The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the "Company Disclosure Schedule"):

2.1.  DUE ORGANIZATION, STANDING AND POWER.

    (a) Except as described in Part 2.1(a) of the Company Disclosure Schedule, the Company does not own any shares of capital stock of, or equity interest of any nature in, any Entity. The Company is not obligated to make any future investment in or capital contribution to any Entity.

    (b) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and
(iii) to perform its obligations under all Contracts by which it is bound.

    (c) The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of the jurisdictions where the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on the Company. Each such jurisdiction is listed in Part 2.1(c) of the Company Disclosure Schedule.

    (d) The organizational documents of the Company as in effect on the date hereof are attached as Part 2.1(d) of the Company Disclosure Schedule. The Company has made available to Parent materially accurate and materially complete copies of the minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company and the Board of Directors and all committees of the Board of Directors of the Company, which meetings and proceedings took place between June 2, 1997 and May 18, 2001.

2.2.  CAPITALIZATION, ETC.

    (a) The authorized capital stock of the Company consists of: (i) 75,000,000 shares of Company Common Stock, of which 8,299,015 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 50,356,750 shares of Company Preferred Stock, (A) of which 950,000 shares are designated as Series A Preferred Stock and of which 950,000 have been issued and are outstanding as of the date of this Agreement; (B) of which 10,406,750 shares are designated as Series B Preferred Stock and of which 10,328,750 have been issued and are outstanding as of the date of this Agreement; (C) of which 5,000,000 shares are designated as Series C Preferred Stock and of which 5,000,000 have been issued and are outstanding as of the date of this Agreement; (D) of which 22,000,000 shares are designated as Series D Preferred Stock and of which 20,769,233 have been issued and are outstanding as of the date of this Agreement; and (E) of which 12,000,000 shares are designated as Series E Preferred Stock and of which 10,185,186 have been issued and are outstanding as of the date of this Agreement. There are no shares of Company Capital Stock held in treasury. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

    (b) As of the date of this Agreement: 2,175,970 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding. (Stock options granted by the Company pursuant to its stock option plans and any stock options granted outside of the Company stock option plans are referred to in this Agreement as "Company Options.") The Company has delivered or made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company (or any of its predecessors) has ever granted stock options. Part 2.2(b) of the Company Disclosure Schedule accurately sets forth as of August 21, 2001 the names of all persons who

                                      1-7
held outstanding Company Options, and sets forth for each person as of August 21, 2001 (i) the plans under which Company Options have been issued to such person (or indication that such Company Options were issued outside of the Company's stock option plans), (ii) the number of vested Company Options held by such person, (iii) a vesting schedule for the unvested Company Options held by such person, and (iv) the exercise prices for such Company Options.

    (c) Except for the Company Options and the Company Preferred Stock, and except as described in Part 2.2(c) of the Company Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or other right to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or will become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) Contract under which the Company is or will become obligated to sell or otherwise issue any shares of its capital stock or any other securities. The Company has amended the terms of each security described in Part 2.2(c) of the Company Disclosure Schedule to the extent necessary in order to permit its conversion into a subscription, option, call, warrant or other right to acquire shares of capital stock or other securities, or security, instrument or obligation that is or will become convertible into or exchangeable for any shares of the capital stock or other securities, or Contract to sell or otherwise issue any shares of capital stock or any other securities, as the case may be, of Parent at Closing.

    (d) Except as set forth in Part 2.2(d) of the Company Disclosure Schedule, none of the awards, grants or other agreements pursuant to which the Company Options were issued have provisions which accelerate the vesting or right to exercise such options upon the execution of this Agreement, the consummation of the transactions contemplated hereby or any other change of control.

    (e) The Company is not party to any Company Contract that obligates it to, and is not otherwise obligated to, repurchase or redeem any of its issued securities. Except as set forth in Part 2.2(e) of the Company Disclosure Schedule, there is no voting trust or other arrangement to which the Company is a party, or of which the Company is aware, with respect to the voting of the Company Capital Stock.

    (f) There are no declared but unpaid dividends with respect to any shares of the Company Capital Stock.

    (g) Each of the Company's stockholders listed in Part 2.2(g) of the Company Disclosure Schedule is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933, as amended.

2.3.  FINANCIAL STATEMENTS.

    (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

        (i) the audited consolidated balance sheets of the Company as of December 31, 2000 and 1999, the related consolidated statement of stockholders' equity of the Company from April 16, 1996 through December 31, 2000, and the related audited consolidated statements of operations and statements of cash flows of the Company for the years ended December 31, 2000 and 1999 and from April 16, 1996 through December 31, 2000, together with the notes thereto and the unqualified report of Ernst & Young LLP relating thereto; and

        (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2001, and the related unaudited consolidated statement of operations and a statement of cash flows of the Company for the six months then ended.

    (b) The Company Financial Statements present fairly, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a

                                      1-8
consistent basis throughout the periods covered, except that unaudited Company Financial Statements do not have footnotes and are subject to customary year-end adjustments.

    (c) The Company has no liabilities or obligations (accrued or contingent), except for liabilities or obligations (i) that are accrued or reserved in the Company Financial Statements (or reflected in the notes thereto), (ii) that were incurred after December 31, 2000 in the ordinary course of business, (iii) that were incurred in connection with this Agreement or (iv) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

2.4. ABSENCE OF CHANGES. Except as disclosed in Part 2.4 of the Company Disclosure Schedule or as permitted by Section 4.2, since December 31, 2000, no event has occurred that has had or would reasonably be expected to have a Material Adverse Effect on the Company, and the Company has not:

    (a) sold or transferred any material portion of its assets or any material portion of the interests in such portion other than sales of the Company's products in the ordinary course of business;

    (b) suffered any material loss, damage or destruction to, or material interruption in use of, any material asset or property (whether or not covered by insurance);

    (c) made any material change in the nature of its business or operations;

    (d) entered into any material transaction on or prior to the date hereof, other than this Agreement;

    (e) incurred any liabilities other than in the ordinary course of business, in connection with this Agreement, or that would not reasonably be expected to have a Material Adverse Effect on the Company;

    (f) on or prior to the date hereof made any capital expenditures or leased any properties in excess of $200,000 individually or $1,500,000 in the aggregate;

    (g) changed any of its methods of accounting or accounting practices in any respect, except as required by GAAP; or

    (h) agreed or committed to take any action referred to in clauses
(a) through (g) above.

2.5. TITLE TO ASSETS; EQUIPMENT; REAL PROPERTY. The Company owns, and has good, valid and marketable title to, the assets purported to be owned by it and which are material to it or to the conduct of its business. Such assets are owned by the Company free and clear of any Encumbrances, except for (x) any lien for current taxes not yet due and payable and (y) liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company ("Permitted Liens"). The material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put and are in good condition and repair (ordinary wear and tear excepted). Except as set forth in Part 2.5 of the Company Disclosure Schedule, the Company is not bound by any material Contract for the lease of personal property to or from any Person, except for those Contracts included within the Company Contracts. The Company does not own or lease any real property or any material interest in real property, except for the leaseholds created under the real property leases included in Part 2.5 of the Company Disclosure Schedule.

2.6.  PROPRIETARY ASSETS.

    (a) The Company owns or has a valid right to use the intellectual property in the Company Proprietary Assets. Except as set forth in Part 2.6(a)(i) of the Company Disclosure Schedule, as of the date hereof, the Company does not jointly own any Company Proprietary Asset with any other Person or license any owned Company Proprietary Asset to any other Person. Except as set forth in
Part 2.6(a)(ii) of the Company Disclosure Schedule, as of the date hereof, there is no Company

                                      1-9
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Contract pursuant to which the Company has granted any Person any right (whether or not currently exercisable) to use, sublicense, commercially distribute or otherwise exploit any Company Proprietary Asset.

    (b) The Company has taken commercially reasonable measures and precautions to protect and maintain the confidentiality of the Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure). Except as set forth in Schedule 2.6(b), no current or former officer, director, stockholder, employee, consultant or independent contractor of the Company has any ownership right with respect to any owned Company Proprietary Asset.

    (c) Except as set forth in Part 2.6(c)(i) of the Company Disclosure Schedule, the Company Proprietary Assets owned by the Company are held of record in the name of the Company free and clear of all liens, encumbrances and other claims other than Permitted Liens. Except as set forth in part 2.6(c)(i) of the Company Disclosure Schedule, the owned Company Proprietary Assets are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity that would reasonably be expected to have a Material Adverse Effect on the Company, and all necessary registration, maintenance and renewal fees in connection with such owned Company Proprietary Assets have been paid and all necessary documents and certificates in connection with such owned Company Proprietary Assets have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining any such patents, applications and registrations. Except as set forth in
Part 2.6(c)(ii) of the Company Disclosure Schedule, the Company is the applicant of record in all patent applications, and applications for trademark, service mark, trade dress, industrial design, copyright and mask work registrations indicated in Part 2.6(f) of the Company Disclosure Schedule, and no opposition, extension of time to oppose, interference, final rejection, or final refusal to register has been received in connection with any such application that would reasonably be expected to have a Material Adverse Effect on the Company. To the Company's Knowledge, the use of the Company Proprietary Assets in the Company's current business activities or the conduct of the Company's business as currently conducted by the Company, does not infringe, misappropriate or otherwise violate the intellectual property rights of any third party, where such infringement, misappropriation or violation would reasonably be expected to have a Material Adverse Effect on the Company and no claim has been made, notice given or dispute arisen to that effect. To the Knowledge of the Company, as of the date hereof, no other Person is infringing any owned Company Proprietary Asset.

    (d) The Company Proprietary Assets, together with agreements for the license to the Company of software generally available to the public, constitute all the material Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted. Except as set forth in Part 2.6(d) of the Company Disclosure Schedule, the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis. Except as set forth in Part 2.6(d) of the Company Disclosure Schedule, as of the date hereof, the Company has not entered into any covenant not to compete that would, individually or in the aggregate, materially limit the ability of the Company to conduct its business as presently conducted or as proposed to be conducted, or any Company Contract (A) providing a field of use restraint on the Company's exploitation of a Company Proprietary Asset or
(B) limiting its ability to transact business in any market or geographical area or with any Person.

    (e) The Company's material information technology assets that are owned, leased or licensed by the Company and used by the Company in its business (including all material software, hardware, and firmware) perform in material conformance with their applicable specifications and/or documentation, and, to Company's Knowledge, contain no viruses, "worms", "Trojan horses" or other malicious or disabling code that would materially impair the performance of such software, hardware and firmware.

                                      1-10

    (f) Part 2.6(f) of the Company Disclosure Schedule sets forth all patents that have been issued to the Company on or prior to the date hereof, patent applications that have been filed by the Company on or prior to the date hereof and material copyrights and trademarks that have been applied for or registered by the Company on or prior to the date hereof and the jurisdictions in which such patents have been issued, patent applications have been filed and such copyrights and trademarks have been registered.

2.7.  CONTRACTS.

    (a) Part 2.7 of the Company Disclosure Schedule identifies each of the Company Contracts as of the date hereof. The Company has delivered or made available to Parent accurate and complete copies of such Company Contracts, including the amendments thereto. Each Company Contract is in full force and effect as to the Company, with such exceptions as would not reasonably be expected to have a Material Adverse Effect on the Company.

    (b) The Company has not violated or breached and is not in default under, and no event or condition has occurred that with the passage of time or giving of notice would constitute a default by the Company under or permit termination as against the Company of, any Company Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or is in any default under, any Company Contract, in each case except where such violations, breaches, defaults or terminations have not had and will not have a Material Adverse Effect on the Company.

    (c) Except as set forth in Part 2.7(c) of the Company Disclosure Schedule, the Company has not executed any written amendment of, or waived in writing any of its material rights under, any Company Contract.

    (d) No Person that is a party to a Company Contract has terminated or, to the Knowledge of the Company, threatened to terminate a Company Contract.

2.8. COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is in compliance with applicable Legal Requirements, except where the failure to comply with such Legal Requirements will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.8 of the Company Disclosure Schedule, the Company has not received (a) at any time since January 1, 1999, any notice or written communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement or
(b) prior to January 1, 1999, any such notice or communication that remains pending. To the Knowledge of the Company, no investigation or review of the Company by any Governmental Body is pending or threatened.

2.9. GOVERNMENTAL AUTHORIZATIONS. The Company holds the Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted and in compliance with applicable Legal Requirements, except where failure to hold such Governmental Authorizations will not have a Material Adverse Effect on the Company. Such Governmental Authorizations are valid and in full force and effect with such exceptions which, individually or in the aggregate, will not have a Material Adverse Effect on the Company. The Company is in compliance with the terms and requirements of such Governmental Authorizations except where failure to be in compliance will not have a Material Adverse Effect on the Company. The Company has not received (a) at any time since January 1, 1999, any written notice or other written communication from any Governmental Body regarding
(i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization or (b) prior to January 1, 1999, any such notice or communication that remains pending.

                                      1-11

2.10.  TAX MATTERS.

    (a) The Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date) and
(ii) have been, or will be when filed, prepared in compliance with applicable Legal Requirements, except where failure to be in such compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All material amounts shown on the Company Returns to be due and on all material notices of assessment or demand for payment received by the Company have been paid or accrued or are being contested in good faith by appropriate proceedings. Any such proceedings contesting any amounts have been disclosed in Part 2.10(a) of the Company Disclosure Schedule.

    (b) As of the date hereof, there are no examinations or audits of any Company Return currently under way (and none are pending or, to the Knowledge of the Company, threatened or proposed). Except as set forth in Part 2.10(b) of the Company Disclosure Schedule, there are no assessed claims with respect to any Company Return (which have not been paid), and no extension or waiver of the limitation period applicable to any Company Return is in effect. Except as set forth in Part 2.10(b) of the Company Disclosure Schedule, no claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to taxation by that jurisdiction.

    (c) As of the date hereof, no written proposed adjustment, claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened (in writing or otherwise) against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any material Tax. As of the date hereof, there are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

    (d) Except as set forth in Part 2.10(d) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that could reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. The Company is not and the Company has never been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. Except as set forth in Part 2.10(d) of the Company Disclosure Schedule, the Company has never been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing any combined, consolidated or unitary Tax Return. Except as set forth in Part 2.10(d) of the Company Disclosure Schedule, the Company has no liability for the Taxes of any Person (other than the Company) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or
(iv) otherwise.

    (e) Except as set forth in Part 2.10(e) of the Company Disclosure Schedule, all Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. There are no outstanding rulings or requests for rulings from any tax authority with respect to the Company. The Company has not been the subject of a closing agreement with any taxing authority that has continuing effect. The Company has not agreed to make nor, to the Knowledge of the Company, is it required to make any adjustment under Code Section 481 by reason of a change in accounting method or otherwise.

                                      1-12

    (f) The Company has never been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

    (g) True and complete copies of all Company tax audits or notices of examination, and of all Company United States federal income tax returns, have been provided or made available to Parent by the Company.

2.11.  EMPLOYEE BENEFIT PLANS.

    (a) Set forth in Part 2.11(a) of the Company Disclosure Schedule is a true and complete list of each (i)"employee benefit plan," as defined in
Section 3(3) of ERISA, and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, restricted stock, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program or arrangement (each such plan, program or arrangement described in the foregoing clauses (i) and (ii), a "Plan") currently maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate of the Company or under which the Company or any ERISA Affiliate of the Company have any liability (collectively the "Company Plans").

    (b) Each Company Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination from the IRS or is a prototype plan that has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Company Plan is so qualified.

    (c) Except as otherwise disclosed in Part 2.11(c) of the Company Disclosure
Schedule:

        (i) The Company and all ERISA Affiliates of the Company are in compliance in all material respects with the provisions of ERISA and the Code applicable to the Company Plans. Each Company Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA and the Code.

        (ii) No Company Plan is subject to Title IV of ERISA and no Company Plan is a "multiemployer plan" as defined in Section 3(37) of ERISA. Neither the Company nor any of its ERISA Affiliates has ever been required to contribute to a "multiemployer plan" as defined in Section 3(37) of ERISA.

       (iii) The Company Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code now meet in all material respects, and at all times since their inception have met in all material respects, the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code.

        (iv) Except for claims for benefits in the normal operation of the Company Plans, there is no pending or, to the Knowledge of the Company, threatened audit, assessment, complaint, proceeding or investigation of any kind in any court or governmental agency with respect to any Company Plan.

        (v) Neither a non-exempt "prohibited transaction" within the meaning of
    Section 406 of ERISA or Section 4975 of the Code nor any material breach of any duty imposed by Title I of ERISA has occurred with respect to any Company Plan.

                                      1-13

        (vi) With respect to each Company Plan that is a "group health plan" within the meaning of ERISA Section 607(l) and that is subject to Code
    Section 4980B, such Company Plan complies in all material respects with the continuation coverage requirements of those provisions and Part 6 of Title I of ERISA.

       (vii) No Company Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than coverage mandated by law, including without limitation as may be required under Code Section 4980B.

      (viii) Except as set forth in Part 2.11(c) of the Company Disclosure Schedule, the transactions contemplated by this Agreement will not constitute an event under any Company Plan or other arrangement or agreement entered into by the Company that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits or compensation with respect to any person.

2.12. ENVIRONMENTAL MATTERS. Except as set forth in Part 2.12 of the Company Disclosure Schedule and with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the
Company:

    (a) The Company is not liable or potentially liable for any material investigation, clean-up or other response cost or natural resources damages under any Environmental Law, at or with respect to any site, whether or not owned, leased, controlled or operated by the Company.

    (b) The Company is and has been in compliance with all applicable Environmental Laws. The Company possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and the Company is and has been in compliance with the terms and requirements of all such Governmental Authorizations. The Company has not received or given, and to the Knowledge of the Company, no other person has received or given any notice, citation, summons, order, complaint, penalty, assessment, request for information, demand or other communication (in writing) to or from any Governmental Body or other Person regarding any actual, alleged, possible or potential material liability or responsibility of the Company arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Material of Environmental Concern or violation of Environmental Law that has not already been paid or fully resolved without any outstanding obligations. No Person has ever commenced or, to the Knowledge of the Company, threatened to commence any contribution action or other Legal Proceeding against the Company in connection with any such actual, alleged, possible or potential liability or responsibility and, to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists that would reasonably be expected to directly or indirectly give rise to, or result in the Company becoming subject to, any such liability or responsibility.

    (c) The Company has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Material of Environmental Concern, except in compliance with all applicable Environmental Laws and in a manner which would not reasonably be expected to directly or indirectly give rise to or result in the Company becoming subject to liability or responsibility. The Company has not permitted (knowingly or otherwise) any Material of Environmental Concern to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully):

        (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by the Company;

        (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or

                                      1-14

       (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or operated by the Company, which requires reporting, investigation, remediation or other response actions or which constitutes a violation of applicable Environmental Laws or poses a risk to public or employee health or safety.

    (d) To the Knowledge of the Company, no property that is owned by, leased to, controlled by or operated by the Company, or any surface water, groundwater, soil and air associated with or adjacent to such property:

        (i) contains any Materials of Environmental Concern or any harmful chemical or physical conditions; or

        (ii) contains any environmental contamination of any nature, which requires reporting, investigation, remediation or other response actions or which constitutes a violation of applicable Environmental Laws or poses a risk to public or employee health or safety.

    (e) To the Knowledge of the Company, there is no storage tank or other storage container that is or has been owned by, leased to, controlled by or operated by the Company, or that is located on or beneath the surface of any real property owned by, leased to, controlled by or used by the Company.

    (f) Except for copies of such inspections, investigations, studies, audits, tests, reviews or other analyses which previously have been provided to Parent and which are listed on Part 2.12(f) of the Company Disclosure Schedule, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted by, for or at the request of the Company, or to the Knowledge of the Company, by any other Person in relation to any property or business now or previously owned, operated or leased by the Company.

2.13. INSURANCE. The Company has delivered or made available to Parent a copy of each material insurance policy relating to the business, assets or operations of the Company and each such insurance policy is in full force and effect. Since January 1, 1999, the Company has not received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any such insurance policy, (b) refusal of any coverage or rejection of any material claim under any such insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any such insurance policy. There is no pending material claim (including any workers' compensation claim) under or based upon any insurance policy of the Company. Since January 1, 1999, the Company has had in effect insurance in scope and amount customary for the business in which it is engaged and the liabilities it has incurred.

2.14. RELATED PARTY TRANSACTIONS. To the Company's Knowledge, no Related Party (as defined below) has any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company. To the Company's Knowledge, no Related Party has any direct or indirect financial interest in any Company Contract, transaction or business dealing involving the Company, except as set forth in Part 2.14 of the Company Disclosure Schedule. To the Company's Knowledge, no Related Party is competing directly or indirectly with the Company. To the Company's Knowledge, no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). For purposes of this Section 2.14 each of the following shall be deemed to be a "Related Party": (i) each individual who is an officer or a director of the Company and each individual or Entity that holds, beneficially or otherwise, in excess of 5% of any class of the Company's voting securities, (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above, and (iii) any trust or other Entity (other than the Company) in which any one of the individuals or Entities referred to in

                                      1-15
clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

2.15.  LEGAL PROCEEDINGS; ORDERS.

    (a) Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened Legal
Proceeding: (i) that (x) if pending or threatened on or prior to the date hereof, involves the Company or any of the Company Proprietary Assets or other assets owned or used by the Company and that, if adversely decided, would reasonably be expected to have a Material Adverse Effect on the Company, or
(y) if first arising or threatened after the date hereof, involves the Company or any of the Company Proprietary Assets or other assets owned or used by the Company that has a reasonable chance of success on the merits and that if adversely decided, would reasonably be expected to have a Material Adverse Affect on the Company; or (ii) that is pending as of the date hereof or, to the Knowledge of the Company, threatened as of the date hereof that challenges the Merger or any of the other transactions contemplated by this Agreement.

    (b) There is no order, writ, injunction, judgment or decree to which the Company, or any assets owned or used by the Company, is subject.

2.16. AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the corporate right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has by a unanimous vote of the directors present (a) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) approved the execution, delivery and performance of this Agreement by the Company, and (c) recommended the adoption and approval of this Agreement and the Merger by the holders of Company Capital Stock (the "Company Board Recommendation") and has submitted this Agreement and the Escrow Agreement for consideration by the Company's stockholders. The Company Board Recommendation has not been withdrawn, revoked or modified. No other corporate proceedings by the Company are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (x) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (y) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.17. VOTE REQUIRED. The Company Required Vote (as hereinafter defined) is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement. For purposes of this Agreement, "Company Required Vote" shall mean, collectively, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the applicable record date and of a majority of the shares of Company Preferred Stock outstanding on the applicable record date regarding this Agreement, the Merger and the transactions contemplated hereby and thereby (the "Merger Vote") and the affirmative vote of the holders of sixty-six and two-thirds percent of the Company Preferred Stock outstanding on the applicable record date regarding the conversion (the "Conversion"), immediately prior to the Effective Time, of all Company Preferred Stock into Company Common Stock in accordance with
Article IV, Section (B)(4)(b)(ii) of the Company's Sixth Amended and Restated Certificate of Incorporation (the "Conversion Vote"). The affirmative written consent of: (i) the holders of at least a majority of the shares of the outstanding Company Common Stock and at least sixty-six and two-thirds percent of the shares of the outstanding Company Preferred Stock with respect to the Merger Vote, and (ii) the holders of at least sixty-six and two-thirds percent of the shares of the outstanding Company Preferred Stock with respect to the Conversion Vote, have been duly and validly obtained. True and accurate copies of all such consents have been provided to Parent. No

                                      1-16
further action of the holders of any class or series of the Company's Capital Stock is necessary to approve the Merger or the Conversion. Promptly after the date hereof, the Company will deliver to its non-consenting holders the notice required by Section 228(e) of the DGCL in respect of such Consent.

2.18. NON-CONTRAVENTION; CONSENTS. None of (1) the execution, delivery or performance of this Agreement by the Company, or (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

    (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of the Company;

    (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any material assets owned or used by the Company, is subject, except for such contravention, conflicts, violations, breaches or defaults as will not, individually or in the aggregate, have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated hereby;

    (c) contravene, conflict with, result in a violation of any of the terms or requirements of or result in the termination of, modification of or the loss of a material benefit under any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any material assets owned or used by the Company, except for such contravention, conflicts, violations, breaches or defaults as will not, individually or in the aggregate, have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated hereby; or

    (d) contravene, conflict with or result in a violation, breach, acceleration or termination of, or result in a loss of a material benefit or default under, or result in the creation of any lien or encumbrance with respect to the Company's assets pursuant to, or require the giving of notice under, any provision of any Contract, except for any such violations, liens, encumbrances, breaches or defaults, or failures to give notice that, individually or in the aggregate, will not have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated hereby.

    Except as contemplated by this Agreement or as may be required by the DGCL or under the HSR Act, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or
(y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except where the failure to take such actions will not have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated hereby.

2.19. BROKER'S FEES. Except as disclosed in Part 2.19 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.20. EMPLOYEES. Part 2.20 of the Company Disclosure Schedule contains an accurate list of: (a) all written agreements providing for a term of employment between the Company and any current employee; (b) all collective bargaining agreements to which the Company is a party; (c) the name, office location and salary of all full- and part-time employees of the Company as of August 21, 2001; and (d) a description of personal perquisites and other personal benefits paid to or on behalf of any employee of the Company during 2000, the aggregate amount of which exceeds $500 (it being understood that such perquisites and benefits do not include benefits made available under Company Plans). The Company does not have a written severance pay policy. The Company does not know of any efforts within the last three years to attempt to organize the Company's employees, and no strike

                                      1-17
or labor dispute involving the Company and a group of its employees has occurred during the last three years or, to the Knowledge of the Company, is threatened. The Company has complied with applicable wage and hour, equal employment, safety and other Legal Requirements relating to its employees, except where the failure to comply will not have a Material Adverse Effect on the Company.

2.21. RELATIONSHIP WITH CUSTOMERS AND SUPPLIERS. Since January 1, 1999, there has not been any change or, to the Knowledge of the Company, any threat of change in the Company's relations with any of the suppliers or customers of the Company, which, individually or in the aggregate, has had or will have Material Adverse Effect on the Company.

2.22. ACCOUNTING MATTERS; REORGANIZATION. Neither the Company nor any of its affiliates has knowingly taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code.

2.23. OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Dresdner Kleinwort Wasserstein, Inc., its financial advisor, to the effect that, as of the date of this Agreement, the Exchange Ratio provided for pursuant to this Agreement is fair to the stockholders of the Company from a financial point of view, and such opinion has not been withdrawn or revoked or modified in any material respect.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

    Parent and Merger Sub represent and warrant to the Company that, except as set forth in the disclosure schedule delivered by Parent to the Company on the date of this Agreement (the "Parent Disclosure Schedule"):

3.1.  DUE ORGANIZATION, STANDING AND POWER.

    (a) Except as described in Part 3.1(a) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries own any shares of capital stock of, or equity interest of any nature in, any Entity. Neither Parent nor any of its subsidiaries is obligated to make any future investment in or capital contribution to any Entity.

    (b) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent's subsidiaries is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Each of Parent and its subsidiaries has the necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted;
(ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all material Contracts by which it is bound.

    (c) Each of Parent and its subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of the jurisdictions where the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on Parent. Parent has delivered or made available to the Company accurate and complete copies of the organizational documents of Parent and Merger Sub as in effect on the date hereof.

3.2.  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC since January 1, 1999 have been timely filed, and all statements, reports, schedules, forms and other documents required to be filed by Parent with the SEC after the date hereof will be timely filed (collectively, the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a later filing made prior to the date hereof, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) as of the date

                                      1-18
of such filing and any Parent SEC Documents filed after the date hereof will so comply; and (ii) none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) The consolidated financial statements contained in the Parent SEC Documents filed with the SEC prior to or on the date hereof and since
January 1, 1999: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its subsidiaries for the periods covered thereby. All financial statements (including any related notes) contained in Parent SEC Documents filed after the date hereof shall meet the conditions set forth in clauses (i), (ii), and (iii) of this Section 3.2(b).

    (c) Except for liabilities or obligations which are accrued or reserved in the financial statements (or reflected in the notes thereto) included in the Parent SEC Documents or which were incurred after December 31, 2000 in the ordinary course of business, Parent has no liabilities or obligations (accrued or contingent) of a nature required by GAAP to be reflected in a balance sheet or that would be required to be disclosed in footnotes that would be required pursuant to Article 10 of Regulation S-X promulgated by the SEC in connection with the filing with the SEC of an annual report on Form 10-K or that would be reasonably likely to have a Parent Material Adverse Effect.

3.3. AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the corporate right, power and authority to enter into and to perform their respective obligations under this Agreement. The Board of Directors of Parent (at a meeting duly called and held) has (a) determined by a unanimous vote of the directors present that the Merger is advisable and fair and in the best interests of Parent and its stockholders, (b) approved the execution, delivery and performance of this Agreement and the Escrow Agreement by Parent (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement), (c) unanimously by a unanimous vote of the directors present recommended (i) the Amendment and (ii) the approval of the issuance of Parent Common Stock in the Merger by the holders of Parent Common Stock (the "Parent Board Recommendation"), and (d) directed that approval of the Amendment and such issuance be submitted for consideration by Parent's stockholders at the Parent Stockholders' Meeting (as defined in Section 5.2(a)). The Parent Board Recommendation has not been withdrawn, revoked or modified. The execution, delivery and performance by Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Merger Sub and its Board of Directors and sole stockholder. Other than the Parent Stockholders' Meeting, no other corporate proceedings by Parent or Merger Sub are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (x) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (y) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4. VOTE REQUIRED. The Parent Required Vote (as hereinafter defined) is the only vote of the holders of any class or series of Parent's capital stock necessary to amend Parent's Certificate of Incorporation to authorize sufficient additional shares of capital stock with respect to shares of capital stock to be issued in the Merger and to approve the issuance of Parent Common Stock in the Merger and to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement. For purposes of this Agreement, "Parent Required Vote" shall mean (i) the affirmative vote of the holders of a majority of the shares of Parent Common Stock outstanding on the applicable

                                      1-19
record date regarding the amendment of Parent's Certificate of Incorporation to increase the number of shares of Parent Common Stock authorized for issuance to 60,000,000, and (ii) the affirmative vote of the holders of a majority of the shares of Parent Common Stock cast regarding the issuance of Parent Common Stock in connection with the Merger. The Merger Sub Required Vote (as hereinafter defined), which has been duly obtained, is the only vote of the holders of any class or series of Merger Sub's capital stock necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement. For purposes of this Agreement, "Merger Sub Required Vote" shall mean the affirmative vote of the holders of a majority of the shares of the Common Stock of Merger Sub outstanding on the applicable record date regarding the adoption of this Agreement.

3.5. NON-CONTRAVENTION; CONSENTS. None of (1) the execution, delivery or performance of this Agreement or the Escrow Agreement by Parent or the Merger Sub, or (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

    (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or any of its subsidiaries;

    (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or any of its subsidiaries, or any material assets owned or used by Parent or any of its subsidiaries, is subject, except for such contravention, conflicts, violations, breaches or defaults as will not, individually or in the aggregate, have a Material Adverse Effect on Parent or on the ability of Parent to consummate the transactions contemplated hereby;

    (c) contravene, conflict with or result in a violation of any of the terms or requirements of any material Governmental Authorization that is held by Parent or any of its subsidiaries or that otherwise relates to the business of Parent or any of its subsidiaries or to any material assets owned or used by Parent or any of its subsidiaries, except for such contravention, conflicts, violations, breaches or defaults as will not, individually or in the aggregate, have a Material Adverse Effect on Parent or on the ability of Parent to consummate the transactions contemplated hereby; or

    (d) contravene, conflict with or result in a violation or breach of, or result in a default under, or result in the creation of any lien or encumbrance with respect to Parent's or any of its subsidiaries' assets pursuant to, or require the giving of notice under, any provision of any Parent Contract, except for any such violations, liens, encumbrances, breaches or defaults, or failures to give notice that, individually or in the aggregate, will not have a Material Adverse Effect on Parent or on the ability of Parent to consummate the transactions contemplated hereby.

    Except as contemplated by this Agreement or as may be required by the DGCL, federal and state securities laws, the bylaws of the National Association of Securities Dealers or under the HSR Act, neither Parent nor Merger Sub is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance by Parent and Merger Sub of this Agreement or the execution, delivery or performance by Parent of the Escrow Agreement or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except where the failure to take such actions will not have a Material Adverse Effect on Parent or on Parent's ability to consummate the transactions contemplated hereby.

3.6. VALID ISSUANCE. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and be issued in compliance with all federal and state securities laws.

3.7. ACCOUNTING MATTERS; REORGANIZATION. Neither Parent nor any of its affiliates has knowingly taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code.

                                      1-20

3.8.  CAPITALIZATION, ETC.

    (a) The authorized capital stock of Parent consists of: (i) 40,000,000 shares of Parent Common Stock (without giving effect to the Parent Required
Vote), of which 23,835,436 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 2,000,000 shares of Parent Preferred Stock none of which is outstanding as of the date hereof. There are no shares of Parent Capital Stock held in treasury. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

    (b) As of the date of this Agreement: 3,880,445 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding. (Stock options granted by Parent pursuant to its stock option plans and any stock options granted outside of Parent stock option plans are referred to in this Agreement as "Parent Options.") Parent has delivered or made available to Parent accurate and complete copies of all stock option plans pursuant to which Parent (or any of its predecessors) has ever granted stock options.

    (c) Except for Parent Options, and except as described in Part 3.8(c) of Parent Disclosure Schedule, as of the date of this Agreement, there is no:
(i) outstanding subscription, option, call, warrant or other right to acquire from Parent any shares of Parent Common Stock or other securities of Parent;
(ii) outstanding security, instrument or obligation that is or will become convertible into or exchangeable for any newly issued shares of Parent Common Stock or other newly issued securities of Parent; or (iii) Contract under which Parent is or will become obligated to sell or otherwise issue any shares of Parent Common Stock or any other securities.

    (d) Parent is not party to any Parent Contract that obligates it to, and is not otherwise obligated to, repurchase or redeem any of its issued securities. There is no voting trust or other arrangement to which Parent is a party, or of which Parent is aware, with respect to the voting of Parent Common Stock.

    (e) There are no declared but unpaid dividends with respect to any shares of Parent Common Stock.

3.9. ABSENCE OF CHANGES. Except as disclosed in Part 3.9 of Parent Disclosure Schedule or in any Parent SEC Document filed prior to the date hereof, and except as permitted by Section 4.3, since December 31, 2000, no event has occurred that has had or would reasonably be expected to have a Material Adverse Effect on Parent, and Parent has not:

    (a) sold or transferred any material portion of its assets or any material portion of the interests in such portion other than sales of Parent's products in the ordinary course of business and other than in connection with acquisitions in the ordinary course of Parent's business to the extent permitted by Section 4.3(b)(2).

    (b) suffered any material loss, damage or destruction to, or material interruption in use of, any material asset or property (whether or not covered by insurance);

    (c) made any material change in the nature of its business or operations;

    (d) entered into any material transaction on or prior to the date hereof, other than this Agreement;

    (e) incurred any liabilities other than in the ordinary course of business, in connection with this Agreement, or that would not reasonably be expected to have a Material Adverse Effect on the Company;

    (f) on or prior to the date hereof made any capital expenditures or leased any properties in excess of $500,000 individually or $5,000,000 in the aggregate;

                                      1-21

    (g) changed any of its methods of accounting or accounting practices in any respect, except as required by GAAP; or

    (h) agreed or committed to take any action referred to in clauses
(a) through (g) above.

3.10. COMPLIANCE WITH LEGAL REQUIREMENTS. Parent and each of its subsidiaries is in compliance with applicable Legal Requirements, except where the failure to comply with such Legal Requirements will not have a Material Adverse Effect on Parent. Except as set forth in Part 3.10 of Parent Disclosure Schedule or disclosed in any Parent SEC Document filed prior to the date hereof, neither Parent nor any of its subsidiaries has received (a) at any time since
January 1, 1999, any notice or written communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement or (b) prior to January 1, 1999, any such notice or communication that remains pending. To the Knowledge of Parent, no investigation or review of Parent or any of its subsidiaries by any Governmental Body is pending or threatened.

3.11. GOVERNMENTAL AUTHORIZATIONS. Parent and each of its subsidiaries holds the Governmental Authorizations necessary to enable it to conduct its business in the manner in which such business is currently being conducted and in compliance with applicable Legal Requirements, except where failure to hold such Governmental Authorizations will not have a Material Adverse Effect on Parent. Such Governmental Authorizations are valid and in full force and effect with such exceptions which, individually or in the aggregate, will not have a Material Adverse Effect on Parent. Parent and each of its subsidiaries is in compliance with the terms and requirements of such Governmental Authorizations except where failure to be in compliance will not have a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries has received (a) at any time since January 1, 1999, any written notice or other written communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization or (b) prior to January 1, 1999, any such notice or communication that remains pending.

3.12.  LEGAL PROCEEDINGS; ORDERS.

    (a) Except as set forth in Part 3.12(a) of the Parent Disclosure Schedule or disclosed in any Parent SEC Document, there is no pending or, to the Knowledge of Parent, threatened Legal Proceeding: (i) that (x) if pending or threatened on or prior to the date hereof, involves Parent or any of its subsidiaries or any Parent Proprietary Assets or other assets owned or used by Parent or its subsidiaries and that, if adversely decided, would reasonably be expected to have a Material Adverse Effect on Parent, or (y) if first arising or threatened after the date hereof, involves Parent or any of its subsidiaries or any Parent Proprietary Assets or other assets owned or used by Parent or any of its subsidiaries that has a reasonable chance of success on the merits and that, if adversely decided, would reasonably be expected to have a Material Adverse Effect on Parent; or (ii) that is pending as of the date hereof or, to the Knowledge of Parent, threatened as of the date hereof that challenges the Merger or any of the other transactions contemplated by this Agreement.

    (b) There is no order, writ, injunction, judgment or decree to which Parent or any of its subsidiaries, or any assets owned or used by Parent or any of its subsidiaries, is subject.

3.13.  PROPRIETARY ASSETS.

    (a) Parent, directly or indirectly through one of its subsidiaries, owns free and clear of all liens, encumbrances and other claims other than liens
(x) for current taxes not yet due and payable and (y) that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent or any of its subsidiaries, or has a valid right to use, the intellectual property in the Parent Proprietary Assets.

                                      1-22

    (b) Parent and each of its subsidiaries has taken commercially reasonable measures and precautions to protect and maintain the confidentiality of the Parent Proprietary Assets (except Parent Proprietary Assets whose value would be unimpaired by public disclosure).

    (c) To Parent's Knowledge, the use the Parent Proprietary Assets in Parent's current business activities or the conduct of Parent's business as currently conducted does not infringe, misappropriate or otherwise violate the intellectual property rights of any third party where such infringement, misappropriation or violation would be reasonably likely to have a Material Adverse Effect on Parent. To Parent's Knowledge, as of the date hereof, no other Person is infringing any owned Parent Proprietary Asset.

    (d) To the Knowledge of Parent, none of Parent or its applicable subsidiaries has received any claim which is currently pending alleging that its use of any Parent Proprietary Assets infringes, misappropriates or otherwise violates the intellectual property rights of a third party. Parent and its subsidiaries do not have any pending material claims that third party's use of any patents, copyrights, or trade secrets infringes on the intellectual property rights of Parent and/or its subsidiaries in any owned Parent Proprietary Asset.

3.14. BROKER'S FEES. Except as disclosed in Part 3.14 of Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

SECTION 4.  CERTAIN COVENANTS.

4.1. ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company and Parent shall provide each other and each other's Representatives with reasonable access to their respective Representatives, personnel, Proprietary Assets, real property (including for the purpose of conducting Phase I environmental investigations) and other assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company or Parent, as the case may be. All information obtained through such access shall be treated as "Evaluation Material" under those certain letter agreements from the Company to Parent and Parent to the Company, each dated June 20, 2001, and shall be subject to the terms of the Patent Non-disclosure Agreement, dated July 11, 2001, between the Company and Parent (collectively, the "Confidentiality Agreement").

4.2.  OPERATION OF THE COMPANY'S BUSINESS.

    (a) Except (i) as set forth in Part 4.2 of the Company Disclosure Schedule,
(ii) for the effect of the consummation of the transactions contemplated by this Agreement, (iii) as contemplated by the budgets attached to Part 4.2 of the Company Disclosure Schedule, or (iv) as otherwise consented to by Parent in writing, such consent not to be unreasonably withheld or delayed, during the Pre-Closing Period: (A) the Company shall conduct its business and operations
(x) in the ordinary course and in accordance with past practices and (y) in material compliance with applicable Legal Requirements and the requirements of the Company Contracts; (B) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; and (C) the Company shall keep in full force all insurance policies referred to in
Section 2.13.

    (b) Except (i) as set forth in Part 4.2 of the Company Disclosure Schedule,
(ii) for the effect of the consummation of the transactions contemplated by this Agreement, (iii) as contemplated by the budgets attached to Part 4.2 of the Company Disclosure Schedule, or (iv) as otherwise consented to by

                                      1-23

Parent in writing, such consent not to be unreasonably withheld or delayed, during the Pre-Closing Period, the Company shall not:

        (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to stock repurchase rights under the Company's restricted stock repurchase agreements in effect on the date of this Agreement;

        (ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire, or relating to, any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue Company Capital Stock upon the valid exercise of Company Options or Company Securities outstanding as of the date of this Agreement, and the Company may issue in the ordinary course of business consistent with past practice options (x) exercisable for not more than 1,000,000 shares of Company Common Stock to current or future Company employees with the prior consent of Parent (such consent not to be unreasonably withheld or delayed), so long as the exercise price per share of Company Common Stock is not less than $2.70, and (y) up to 250,000 shares of Company Common Stock under restricted stock purchase agreements to each of two officers to be hired after the date hereof, provided that Parent consents to such issuance (such consent not to be unreasonably withheld or delayed), so long as the purchase price per share of Company Common Stock is not less than $2.70).

       (iii) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, other than the Merger;

        (iv) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Contract outside the ordinary course of business, or amend or prematurely terminate, or waive or assign any claim, right or remedy under, any Company Contract outside the ordinary course of business or amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans or otherwise modify the terms of any outstanding option, warrant or other security or any related contract;

        (v) lend money to any Person or incur or guarantee any indebtedness (except that the Company may make borrowings in the ordinary course of business consistent with past practice or loans to employees in the ordinary course of business consistent with past practice not to exceed $20,000 in any individual case or $140,000 in the aggregate) or guarantee any other obligations of a third party;

        (vi) establish, adopt or amend any Company Plan or other employee benefit plan, pay any bonus or make any profit-sharing or similar payment (except pursuant to existing Contracts, programs or Company Plan terms consistent with past practice) to, or increase outside the ordinary course of business (and in any event, by no more than 15% in the aggregate for all directors, officers and employees) the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

       (vii) change any of its methods of accounting or accounting practices in any respect, except as may be required by GAAP;

      (viii) make any material Tax election;

        (ix) enter into any settlement of any Legal Proceeding involving payments by the Company in excess of $100,000 or involving any material asset of the Company;

                                      1-24

        (x) hire any employees or consultants where the total annual compensation payable to such persons would exceed, or in the case of persons working on a commission or similar performance basis, would reasonably be expected to exceed, $150,000 individually or $2,000,000 in the aggregate;

        (xi) acquire any equity interest in or a substantial portion of the assets of another Entity or otherwise acquire any securities or other assets outside the ordinary course of business;

       (xii) sell, lease, license, waive, release, transfer or encumber any of its assets outside the ordinary course of business;

      (xiii) make any capital contribution to, or investment in, a third person;

       (xiv) approve or propose any stockholder rights plan that would affect the consummation of the transactions contemplated hereby;

       (xv) terminate or amend the terms of any employment agreement with any executive officer of the Company or terminate the employment of any such executive officer who is party to such an agreement (excluding terminations for "cause" as defined in an employment agreement);

       (xvi) make any capital expenditures or lease any property in excess of $200,000 individually or $1,500,000 in the aggregate;

      (xvii) take any action that will likely result in the representations and warranties set forth in Article II becoming false or inaccurate in any material respect;

      (xviii) enter into any covenant not to compete that would, individually or in the aggregate, materially limit the ability of the Company to conduct its business as presently conducted or as proposed to be conducted; or

       (xix) agree or commit to take any of the actions described in clauses"(i)" through "(xviii)" of this Section 4.2(b).

    (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that causes or constitutes a material (without regard to any materiality qualifiers set forth in the individual representations and warranties) inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material (without regard to any materiality qualifiers set forth in the individual representations and warranties) inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty (other than representations and warranties which are expressly made as of a particular date) had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any event, condition, fact or circumstance hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule; (iv) any material breach of any covenant or obligation of the Company hereunder; (v) any tax notice, claim, legal proceeding, examination, audit or tax lien; and (vi) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on the Company. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any representations, warranties, covenants or obligations of the Company contained in this Agreement.

                                      1-25

4.3.  OPERATION OF PARENT'S BUSINESS.

    (a) During the Pre-Closing Period: (i) Parent shall conduct its business and operations (A) in the ordinary course and in accordance with past practices and
(B) in material compliance with applicable Legal Requirements and the requirements of the Parent Contracts; and (ii) Parent shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Parent.

    (b) During the Pre-Closing Period, except as set forth in Part 4.3(b) of the Parent Disclosure Schedule, Parent shall not (without prior written consent of the Company, which consent shall not be unreasonably withheld or delayed by the Company):

        (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except pursuant to restricted stock repurchase agreements existing on the date hereof;

        (ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire, or relating to, any capital stock or other security, or (C) any instrument convertible into or exchangeable for any Parent capital stock or other Parent security, except that Parent may issue (W) Parent Common Stock upon the valid exercise of Parent stock options outstanding on the date hereof, (X) Parent may issue in the ordinary course of business options exercisable for not more than 1,400,000 shares of Parent Common Stock to current or future employees or consultants, (Y) Parent may sell Parent Common Stock in the ordinary course of business pursuant to its 401(k) purchase plan and employee stock purchase plan, and (Z) Parent may issue Parent Common Stock in connection with Contracts disclosed on Part 3.8(c) of the Parent Disclosure Schedule and in connection with acquisitions as contemplated by Section 4.3(b)(v);

       (iii) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws (other than in connection with the Amendment), or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, other than (W) the Merger, (X) as contemplated by Section 4.3(b)(v), (Y) in connection with a Parent Acquisition Transaction that Parent's Board of Directors, in the exercise of its fiduciary duties, believes is in the best interest of Parent's stockholders or (Z) in connection with a sale of Parent's software business or drug discovery business after consultation with the Company;

        (iv) change any of its methods of accounting or accounting practices in any material respect, except as required by GAAP;

        (v) acquire any equity interest in or a substantial portion of the assets of another Entity (except that Parent may make one or more such acquisitions so long as the aggregate consideration paid by Parent does not exceed an aggregate of $50,000,000 worth of cash and Parent Common Stock (which Parent Common Stock will be valued for purposes of this Section 4.3(b)(v) (A) in the same manner that it is valued in such acquisition, or (B) if such acquisition requires Parent to pay a fixed number of shares of Parent Common Stock without reference to the value thereof, then using the closing price of Parent Common Stock on the closing date of such acquisition), provided that the amount of cash paid by Parent for such acquisitions shall not exceed $25,000,000 in the aggregate), or otherwise acquire any securities or other assets outside the ordinary course of business (it being understood that Parent may invest its cash in the ordinary course of business consistent with past practice);

                                      1-26

        (vi) sell, lease, license, waive, release, transfer or encumber any of its material assets outside the ordinary course of business, other than,
    (X) as contemplated by Section 4.3(b)(v), (Y) in connection with a Parent Acquisition Transaction that Parent's Board of Directors, in the exercise of its fiduciary duties, believes is in the best interest of Parent's stockholders or (Z) in connection with a sale of Parent's software business or drug discovery business after consultation with the Company;

       (vii) except as permitted by Section 5.2, take any action that will likely result in the representations and warranties set forth in
    Article III becoming false or inaccurate in any material respect; or

      (viii) agree or commit to any of the actions described in clauses "(i)" through "(vii)" of this Section 4.3(b).

    (c) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that causes or constitutes a material (without regard to any materiality qualifiers set forth in the individual representations and warranties) inaccuracy in any representation or warranty made by Parent in this Agreement;
(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material (without regard to any materiality qualifiers set forth in the individual representations and warranties) inaccuracy in any representation or warranty made by Parent in this Agreement if (A) such representation or warranty (other than representations and warranties which are expressly made as of a particular date) had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any event, condition, fact or circumstance hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Schedule;
(iv) any material breach of any covenant or obligation of Parent hereunder;
(v) any tax notice, claim, legal proceeding, examination, audit or tax lien; and
(vi) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on Parent. No notification given to the Company pursuant to this Section 4.3 shall limit or otherwise affect any representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.4.  NO NEGOTIATION.

    (a) The Company acknowledges and agrees that the Company will not, and will not permit any of the Company's Representatives to, directly or indirectly:

        (i) solicit, initiate, encourage or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Company Acquisition Transaction;

        (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than Parent) relating to or in connection with a possible Company Acquisition Transaction; or

       (iii) accept any proposal or offer from any Person (other than Parent) relating to a possible Company Acquisition Transaction; it being understood that if any Person (other than Parent) makes any such proposal or offer, the Company shall respond only that the Company is a party to this Agreement and that the Company may not engage in any actions prohibited by this
    Section 4.4.

                                      1-27

    (b) The Company shall notify Parent orally and in writing of any expressions of interest, inquiries, offers or proposals relating to a possible Company Acquisition Proposal received by the Company or the Company's Representatives from any Person (other than Parent) after the date of this Agreement (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof.

    (c) The Company shall, and shall cause each of its Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent) that relate to any Company Acquisition Proposal.

4.5.  NO SOLICITATION.

    (a) Parent acknowledges and agrees that, until the Effective Time or earlier termination of this Agreement, Parent will not, and will not permit any of Parent's Representatives to, directly or indirectly, solicit, initiate, encourage or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person relating to a possible Parent Acquisition Transaction or sale of Parent's software business or drug discovery business, but (subject to Section 5.2 in the case of a Parent Acquisition Transaction) Parent may respond as it sees fit to unsolicited expressions of interest, inquiries, proposals or offers from any Person relating to a possible Parent Acquisition Transaction or sale of Parent's software business or drug discovery business.

    (b) Parent shall notify the Company orally and in writing of any expressions of interest, inquiries, offers or proposals relating to a possible Parent Acquisition Proposal or sale of Parent's software business or drug discovery business received by Parent or the Parent's Representatives from any Person after the date of this Agreement (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof.

    (c) Parent shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent) that relate to any Parent Acquisition Proposal or sale of Parent's software business or drug discovery business.

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES.

5.1.  REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS.

    (a) As promptly as practicable after the date of this Agreement, the Company and Parent shall prepare and Parent shall cause to be filed with the SEC the Form S-4 Registration Statement (as defined below), together with the Proxy Statement/Prospectus and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement (including the Proxy Statement/Prospectus) to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to Parent's stockholders, and the Company will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders, together with the notice required by
Section 262(d)(2) of the DGCL, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of the Company and Parent shall promptly furnish to the other all information that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. Parent will consult with the Company and provide the Company and its counsel a reasonable opportunity to review all filings, prior to the making of such filings, with and responses from the SEC relating to the Registration Statement or the Proxy Statement/Prospectus. Each of the Company and Parent shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendment or supplement to the Form S-4

                                      1-28

Registration Statement or Proxy Statement/Prospectus or for any other information and shall supply the other with copies of all correspondence between such party and the SEC or its staff or other governmental officials with respect to the Form S-4 Registration Statement or Proxy Statement/ Prospectus. None of the information supplied or to be supplied in writing by or on behalf of the Company by its Representatives expressly for inclusion in the Proxy Statement/Prospectus or the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4 Registration Statement") will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it is declared effective, at the time the Proxy Statement/Prospectus is first mailed to stockholders of the Company and stockholders of Parent, at the time of the Parent Stockholders' Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent agrees that the Form S-4 Registration Statement and the Proxy Statement/Prospectus and any other filings with the SEC incorporated by reference therein, at the time the Form S-4 Registration Statement filed with the SEC or at the time it is declared effective, at the time the Proxy Statement/Prospectus is first mailed to stockholders of the Company and stockholders of Parent, at the time of the Parent Stockholders' Meeting, and at the Effective Time, (i) shall comply as to form with the Securities Act and the Exchange Act in all material respects; and
(ii) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements in the Form S-4 Registration Statement or Proxy Statement/Prospectus or other filings, in light of the circumstances under which they were made, not misleading, except to the extent that such statement or omission was made in reliance upon and in conformity with written information furnished to Parent by the Company or on behalf of the Company by its Representatives expressly for use in the preparation of the Registration Statement on Form S-4 or Proxy Statement/Prospectus or such other filings. If Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus, then Parent or the Company, as the case may be, shall promptly inform the other and shall cooperate with the other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company and Parent.

    (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote on the Merger; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

    (c) Parent shall include in the Proxy Statement/Prospectus distributed to its stockholders a proposal to amend Parent's certificate of incorporation to increase the number of authorized shares of Parent Common Stock to 60,000,000 (the "Amendment").

5.2.  PARENT STOCKHOLDERS' MEETING.

    (a) Subject to termination of this Agreement, Parent shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Parent Common Stock (the "Parent Stockholders' Meeting") to consider, act upon and vote upon the Amendment and the issuance of Parent Common Stock in the Merger. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Parent Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements.

                                      1-29

    (b) Subject to termination of this Agreement, the Board of Directors of Parent shall recommend by a unanimous vote of the directors present that Parent's stockholders vote in favor of the issuance of Parent Common Stock in the Merger and the Amendment. The Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Parent has recommended by a unanimous vote of the directors present that Parent's stockholders vote in favor of the issuance of Parent Common Stock in the Merger and the Amendment. Neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to the Company, the Parent Board Recommendation, except as permitted by Section 5.2(c). For purposes of this Agreement, the Parent Board Recommendation shall be deemed to have been modified in a manner adverse to the Company if any of Parent's directors withdraw their recommendation of the Merger.

    (c) Nothing in Section 5.2(a) or Section 5.2(b) shall prevent the Board of Directors of Parent from withdrawing, amending or modifying the Parent Board Recommendation if the Board of Directors of Parent receives an unsolicited, written Parent Acquisition Proposal that by its terms requires the termination of this Agreement and that Parent reasonably believes is credible and capable of completion, and the Board of Directors of Parent concludes in good faith after consultation with its outside counsel and financial advisors that the withdrawal, amendment or modification of the Parent Board Recommendation and the termination by Parent of this Agreement under Section 8.1(e) is required in order for the Board of Directors of Parent to comply with its fiduciary obligations to Parent's stockholders under applicable law in connection with Parent's entering into, or recommending to Parent's stockholders, a Parent Acquisition Transaction.

    (d) Parent shall use its best efforts to hold the Parent Stockholders' Meeting within forty-five days after the Form S-4 Registration Statement is declared effective under the Securities Act.

5.3. REGULATORY APPROVALS. The Company and Parent shall use all reasonable efforts to file as soon as practicable after the date of this Agreement all notices, reports and other documents required by law to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (i) give the other party prompt notice of the commencement of any Legal Proceeding by or before any court or other Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such Legal Proceeding and (iii) except as may be prohibited by any Governmental Body or by any Legal Requirement, permit the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document filed with or provided to any Governmental Body in connection with any such Legal Proceeding.

5.4.  STOCK OPTIONS; COMPANY SECURITIES.

    (a) At the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time,
(i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number

                                      1-30
of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share (with cash, less the applicable exercise price (as adjusted as set forth in clause "(iii)" of this sentence), being payable for any fraction of a share), (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest hundredth of a cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that in the event the Cash Consideration is payable pursuant to Section 1.5(a)(iii), then such Cash Consideration shall not be payable in respect of such Company Option, and for purposes of this Section 5.4(a), the Exchange Ratio shall be considered equal to
(i) the Exchange Ratio determined pursuant to Section 1.5(a)(iii) multiplied by
(ii) a fraction, the numerator of which is $14.887 and the denominator of which is the Fair Market Value of the Parent Common Stock; provided further that each Company Option assumed pursuant to this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. After the Effective Time, Parent will deliver to each holder of an outstanding Company Option a notice describing the assumption of such Company Option. Parent agrees to file with the SEC immediately after the Effective Time a Registration Statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the assumed Company Options.

    (b) At the Effective Time, all rights with respect to each security described in Part 2.2(c) of the Company Disclosure Schedule (each a "Company Security") then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Company Security in accordance with its terms (as in effect as of the date of this Agreement) by which it is evidenced. From and after the Effective Time, (i) each Company Security assumed by Parent may be exercised or converted solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each of Company Security shall be equal to the number of shares of Company Common Stock subject to such Company Security immediately prior to the Effective Time (after giving effect to the Conversion Vote) multiplied by the applicable Exchange Ratio, rounding down to the nearest whole share (with cash, less the applicable exercise price (as adjusted as set forth in clause "(iii)" of this sentence), being payable for any fraction of a share), (iii) the per share exercise price, if any, under each such Company Security shall be adjusted by dividing the per share exercise price under such Company Security by the Exchange Ratio and rounding up to the nearest hundredth of a cent and (iv) any restriction on the exercise or conversion of any such Company Security shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Security shall otherwise remain unchanged; provided, however, that in the event the Cash Consideration is payable pursuant to Section 1.5(a)(iii), then such Cash Consideration shall not be payable in respect of such Company Security, and for purposes of this Section 5.4(b), the Exchange Ratio shall be considered equal to (i) the Exchange Ratio determined pursuant to Section 1.5(a)(iii) multiplied by (ii) a fraction, the numerator of which is $14.887 and the denominator of which is the Fair Market Value of the Parent Common Stock; provided, further, that each Company Security assumed pursuant to this Section 5.4(b) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time.

    (c) The Company shall take all reasonable action that may be necessary (under the plans pursuant to which Company Options or Company Securities are outstanding and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of the Company Options and Company Securities have no rights with respect thereto other than those specifically provided in this Section 5.4.

                                      1-31

5.5.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    (a) From and after the Effective Time and for a period of six years thereafter, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the rights of present and former directors, officers and employees of the Company (the "Indemnified Parties"), respectively, to be indemnified and held harmless as provided for in the certificate of incorporation, bylaws and indemnity agreements of the Company as in effect on the date of this Agreement, with respect to acts and omissions occurring on or prior to the Effective Time.

    (b) For six years after the Effective Time, Parent shall cause to be maintained the current policies of the officers' and directors' liability insurance maintained by the Company covering persons who are presently covered by the Company's officers' and directors' liability insurance policies with respect to actions and omissions occurring on or prior to the Effective Time to the extent available; provided, that policies with third party insurers of similar or better A.M. Best rating of at least the same coverage containing terms and conditions that are not less advantageous to the insured may be substituted therefor; provided, further, that in no event shall Parent be required to maintain or procure insurance coverage pursuant to this Section 5.5 for coverages that are not commercially available or that are only available for an amount per annum in excess of 150% of the current annual premiums with respect to each such policy; provided, however, that if the annual premiums of such insurance coverage exceed such amount, Parent shall obtain or cause to be obtained policies with the best coverage available for a cost not exceeding such amount.

    (c) Parent shall bear and pay, and shall reimburse the Indemnified Parties for, all costs and expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in seeking to enforce their rights against Parent and the Surviving Corporation under this Section 5.5.

    (d) This Section 5.5 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Indemnified Parties and their respective heirs, successors and assigns and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns.

5.6. TAX FREE REORGANIZATION. Parent and the Company shall (i) use all reasonable efforts prior to, at and after the Effective Time to cause the Merger to qualify as a tax free reorganization under Section 368(a) of the Code,
(ii) refrain from taking any action that could reasonably be expected to cause the Merger to fail to so qualify, and (iii) take the position for all purposes that the Merger be so qualified. The Company and Parent shall each reasonably cooperate in connection with obtaining the opinions required by Sections 6.5(d) and 7.5(a), including by providing to Debevoise & Plimpton and to Dechert the tax representation letters contemplated by Section 5.9(a).

    (a) As of the date hereof, the Company does not know of any reason (A) why it would not be able to deliver to Debevoise & Plimpton or Dechert, at the date of the legal opinions referred to in Sections 6.5(d) and 7.5(a), certificates in the form of Exhibit E, as such may be modified, if necessary, to reflect any change in the law between the date hereof and the Closing to enable such firms to deliver the legal opinions contemplated by Sections 6.5(d) and 7.5(a), and the Company hereby agrees to deliver such certificates effective as of the date of such opinions or (B) why Debevoise & Plimpton or Dechert would not be able to deliver the opinions required by Sections 6.5(d) and 7.5(a).

    (b) As of the date hereof, Parent does not know of any reason (A) why it would not be able to deliver to Debevoise & Plimpton or Dechert, at the date of the legal opinions referred to in Section 6.5(d) and 7.5(a), certificates in the form of Exhibit E, as such may be modified, if necessary, to reflect any change in the law between the date hereof and the Closing to enable such firms to deliver the legal opinions contemplated by Sections 6.5(d) and 7.5(a), and Parent hereby agrees to deliver such certificates effective as of the date of such opinions or (B) why Debevoise & Plimpton or Dechert would not be able to deliver the opinions required by Sections 6.5(d) and 7.5(a).

                                      1-32

5.7.  ADDITIONAL AGREEMENTS.

    (a) Subject to Sections 5.2(c) and 5.7(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Sections 5.2(c) and 5.7(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (ii) shall use reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement. Each party shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period.

    (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or cause any of its subsidiaries to dispose of any assets, or to commit to cause the Company to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause the Company to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset, or to commit to cause the Company to license or otherwise make available to any Person any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause the Company to hold separate any assets or operations; or (v) to make or cause any of its subsidiaries to make any commitment to any Governmental Body regarding its future operations or the future operations of the Company.

5.8.  DISCLOSURE.

    (a) The Company shall not, and shall not permit any of its Representatives to, issue any press release or otherwise publicly disseminate any document or other written material relating to the Merger or any of the other transactions contemplated by this Agreement unless Parent shall have approved such press release or written material (it being understood that Parent shall not unreasonably withhold or delay its approval of any such press release or written material). The Company shall use all reasonable efforts to ensure that none of its Representatives makes any public statement that is materially inconsistent with any press release issued or any written material publicly disseminated by Parent with respect to the Merger or with respect to any of the other transactions contemplated by this Agreement.

    (b) Parent shall not, and shall not permit any of its Representatives to, issue any press release or otherwise publicly disseminate any document or other written material relating to the Merger or any of the other transactions contemplated by this Agreement unless (i) the Company shall have approved such press release or written material (it being understood that the Company shall not unreasonably withhold or delay its approval of any such press release or written material), or (ii) Parent shall have been advised by its outside legal counsel that the issuance of such press release or the dissemination of such written material is required by any applicable law or regulation, and Parent shall have consulted with the Company prior to issuing such press release or disseminating such written material; provided, however, that Parent shall be entitled to file with the SEC, after the execution and delivery of this Agreement, a Report on Form 8-K, together with a copy of this Agreement (including the exhibits hereto) and the press release (which shall have been approved by the Company) announcing this Agreement. Parent shall use all reasonable efforts to ensure that none of its Representatives makes any public statement that is materially inconsistent with any press release issued or any written material

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publicly disseminated by the Company with respect to the Merger or with respect to any of the other transactions contemplated by this Agreement.

5.9.  TAX MATTERS.

    (a) At or prior to the Closing, the Company and Parent shall execute and deliver to Dechert and to Debevoise & Plimpton appropriate tax representation letters in the form of Exhibit E (which will be used in connection with the legal opinions contemplated by Sections 6.5(d) and 7.5(a) as such may be modified, if necessary to reflect any change in the law between the date hereof and the Closing). Parent and the Company shall use all reasonable efforts to cause the Merger to qualify as a tax free reorganization under
Section 368(a)(1) of the Code.

    (b) Notwithstanding Section 9.2, no Parent Indemnitee shall be entitled to indemnification for Damages to the extent that such Damages are attributable to or arise from (i) any amendment, following the Closing, by Parent, the Company or their respective affiliates of a Company Return, except as such amendment is required by law, or (ii) the failure, following the Closing, of Parent, the Company or any of their respective affiliates to conduct the Tax affairs of the Company in good faith and in the same manner as a reasonable person would conduct such affairs without the benefit of Section 9.2.

5.10.  PARENT PLANS AND BENEFIT ARRANGEMENTS.

    (a) Any pre-existing condition limitations contained in any benefit plans of Parent ("Parent Plans") under which any Continuing Employee (as defined below) otherwise becomes eligible to receive benefits and who would be deemed under such Parent Plans to have a disqualifying pre-existing condition will be waived, to the extent such condition was covered by a Company Plan immediately prior to the Effective Time. For purposes of determining the eligibility and vesting of Continuing Employees under the Parent Plans, each Continuing Employee (who otherwise becomes eligible under the Parent Plans) shall be given full credit under the Parent Plans for such Continuing Employee's period of service with the Company prior to the Effective Time which was recognized under the Company Plans prior to the Effective Time. For purposes of this Section 5.10 "Continuing Employee" shall mean any person who is an employee of the Company at the Effective Time who continues as an employee of the Surviving Corporation or Parent after the Effective Time.

    (b) From and after the Closing, Parent shall, and shall cause the Surviving Corporation to, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to or in respect of each Company employee, former Company employee or Company director under the terms of each Company Plan and each agreement or other written arrangement between the Company and any such Company employee, former Company employee or Company director, in each case, as in effect immediately prior to the Effective Time.

    (c) The Board of Directors of Parent, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall, reasonably promptly after the date hereof, and in any event prior to the Effective Time, adopt a resolution providing that the receipt, by those officers and directors of the Company who may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent Common Stock following the Effective Time, of Parent Common Stock in the Merger or upon the exercise of the Company Options assumed by Parent, in each case pursuant to the transactions contemplated hereby, are intended to be exempt transactions under such Rule 16b-3.

5.11. NASDAQ LISTING. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for quotation on Nasdaq.

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5.12.  ELECTION TO BOARD OF DIRECTORS.  Simultaneously with the Effective Time, the size of the Parent's Board of Directors shall be set at nine, and David Martin and Nicholas Pritzker shall be added as Class II and I directors of Parent, respectively.

5.13. FIRPTA MATTERS. At the Closing, the Company shall deliver to Parent a certificate (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Code Section 1445 that withholding of tax is not required pursuant to FIRPTA.

5.14. TRANSFER RESTRICTION AGREEMENTS. The Company shall use reasonable efforts to cause each Person who is or becomes an "affiliate" (as that term is used in Rule 145 promulgated under the Securities Act) of the Company to execute and deliver to Parent, prior to the date of the mailing of the Proxy Statement/Prospectus to the Company's Stockholders, a Transfer Restriction Agreement in the form of Exhibit F ("Transfer Restriction Agreement").

5.15. EMPLOYMENT CONTRACTS. David Martin, John Whelan, David Mack, Richard Murray, Edwin Ching, and Barbara Finck shall, after the Closing, be entitled to enter into such employment, severance or similar arrangements with Parent as similarly situated employees of Parent. Set forth in Part 5.15 of the Parent Disclosure Schedule are the terms of the employment and severance arrangements for such individuals that Parent will adopt on or prior to the Effective Time. Upon the closing, David Martin shall be appointed President of the Parent's drug discovery operations which shall include the business previously conducted by the Company. David Martin, upon consultation with the CEO of the Parent, shall determine the titles and job responsibilities of John Whelan, David Mack, Richard Murray, Edward Ching and Barbara Finck.

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

    The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1. ACCURACY OF REPRESENTATIONS. The representations and warranties of the Company set forth in this Agreement shall have been accurate in all material respects when made and as of the Closing Date as if made on and as of the Closing Date, except for representations and warranties that expressly speak only as of a specific date or time, which need only be accurate in all material respects as of such date or time, and except for representations and warranties qualified by Material Adverse Effect or other materiality qualifiers, which must be accurate in all respects when made and as of the Closing Date as if made on and as of the Closing Date and except for representations and warranties that expressly speak only as of a specific date or time and are qualified by Material Adverse Effect or other materiality qualifiers, which must be accurate in all respects as of such date or time.

6.2. PERFORMANCE OF COVENANTS. All of the covenants that the Company is required to comply with or to perform under this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

6.3. EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

6.4. STOCKHOLDER APPROVAL. The Amendment and the issuance of Parent Common Stock in the Merger shall have been approved by the Parent Required Vote.

6.5. AGREEMENTS AND DOCUMENTS. Parent shall have received the following documents, each of which shall be in full force and effect:

    (a) an Escrow Agreement in the form of Exhibit D, executed by the Company Stockholders' Representative and the Escrow Agent;

                                      1-35
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    (b) the certificate referred to in Section 5.13, executed by the Company;

    (c) a legal opinion of Debevoise & Plimpton, dated as of the Closing Date, in the form attached hereto as Exhibit G; and

    (d) a legal opinion of Dechert, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368 of the Code.

6.6. NASDAQ LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on Nasdaq.

6.7. NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any U.S. federal or state law or regulation enacted or deemed applicable to the Merger that makes consummation of the Merger illegal. Other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, all authorizations, consents, waivers, orders or approvals of, or declarations or filing with, any Governmental Body, the failure of which to obtain or make would have a Material Adverse Effect on Parent or the Surviving Corporation or on the ability of Parent or the Company to consummate the transactions contemplated hereby, shall have been obtained or made.

6.8. HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

6.9. MATERIAL ADVERSE CHANGE. Since the date hereof, no event or circumstance shall have had a Material Adverse Effect with respect to the Company.

6.10. COMPLIANCE CERTIFICATE. Parent shall have received a certificate, duly executed by an executive officer of the Company, certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied (the "Company Compliance Certificate").

6.11. NO OTHER LITIGATION. There shall not be pending any Legal Proceeding brought by a Person other than a Governmental Body that in the reasonable judgment of Parent has a substantial likelihood of success, or brought by a Governmental Body: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent, (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would affect adversely the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

6.12. APPRAISAL RIGHTS. Holders of no more than 5% of the Company Capital Stock (calculated after giving effect to the conversion into Company Common Stock of all outstanding shares of Company Preferred Stock) shall have exercised their appraisal rights pursuant to Section 262 of the DGCL.

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

    The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1. ACCURACY OF REPRESENTATIONS. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been accurate in all material respects when made and as of the Closing Date as if made on and as of the Closing Date, except for representations and warranties that expressly speak only as of a specific date or time, which need only be accurate in all material respects

                                      1-36
as of such date or time, and except for representations and warranties qualified by Material Adverse Effect or other materiality qualifiers, which must be accurate in all respects when made and as of the Closing Date as if made on and as of the Closing Date and except for representations and warranties that expressly speak only as of a specific date or time and are qualified by Material Adverse Effect or other materiality qualifiers, which must be accurate in all respects as of such date or time.

7.2. PERFORMANCE OF COVENANTS. All of the covenants that Parent or Merger Sub is required to comply with or to perform under this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

7.3. EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

7.4. STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted and the Merger shall have been duly approved, and the conversion of the Company Preferred Stock into Company Common Stock immediately prior to the Effective Time shall have been duly approved, by the Company Required Vote, this Agreement shall have been duly adopted and the Merger shall have been duly approved by the Merger Sub Required Vote, and the Amendment and the issuance of Parent Common Stock in the Merger shall have been approved by the Parent Required Vote.

7.5. LEGAL OPINIONS. The Company shall have received (a) a legal opinion of Debevoise & Plimpton, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, which shall be in full force and effect and (b) a legal opinion of Dechert, dated as of the Closing Date, in the form attached hereto as Exhibit H.

7.6. NASDAQ LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on Nasdaq.

7.7. NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any U.S. federal or state law or regulation enacted or deemed applicable to the Merger that makes consummation of the Merger illegal. Other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, all authorizations, consents, waivers, orders or approvals of, or declarations or filing with, any Governmental Body, the failure of which to obtain or make would have a Material Adverse Effect on Parent or the Surviving Corporation, or on the ability of Parent or the Company to consummate the transactions contemplated hereby shall have been obtained or made.

7.8. HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

7.9. MATERIAL ADVERSE CHANGE. Since the date hereof, no event or circumstance shall have had a Material Adverse Effect with respect to Parent.

7.10. COMPLIANCE CERTIFICATE. The Company shall have received a certificate, duly executed by an executive officer of Parent, certifying that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

7.11. BOARD OF DIRECTORS. The size of Parent's Board of Directors shall have been increased to nine, and Parent's directors shall have appointed David Martin and Nicholas Pritzker as Class II and I directors, respectively to fill the resulting vacancies, all subject to the consummation of the Merger.

                                      1-37

SECTION 8.  TERMINATION.

8.1. TERMINATION. This Agreement may be terminated prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the
Company:

    (a) by mutual written consent of Parent and the Company;

    (b) by either Parent or the Company if the Merger shall not have been consummated by February 21, 2002 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

    (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

    (d) by either Parent or the Company if the Parent Stockholders' Meeting shall have been held and a vote of the stockholders of the Parent shall have been taken and the Amendment or the issuance of Parent Common Stock in the Merger shall not have been approved at such meeting by the Parent Required Vote; provided, however, that (1) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Parent's stockholders to approve the Amendment or the issuance of Parent Common Stock in the Merger at the Parent Stockholders' Meeting is attributable to a failure on the part of the Company to perform any material obligation required to have been performed by the Company under this Agreement and (2) Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of Parent's stockholders to approve the Amendment or the issuance of Parent Common Stock in the Merger at the Parent Stockholders' Meeting is attributable to a failure on the part of Parent to perform any material obligation required to have been performed by Parent under this Agreement;

    (e) by either Parent or the Company if Parent or any committee of Parent's Board of Directors (i) shall, in accordance with Section 5.2(c), withdraw or modify in any adverse manner the Parent Board Recommendation or (ii) shall resolve to take any of the actions specified in the foregoing clause (i);

    (f) by the Company, if (i) Parent or any committee of Parent's Board of Directors approves or recommends any Parent Acquisition Transaction or any sale of Parent's software business or drug discovery business or (ii) shall resolve to take any of the actions specified in the foregoing clause (i);

    (g) by Parent, following a breach of any representation, warranty or covenant of the Company set forth in this Agreement, in any such case such that the condition set forth in Section 6.1 or Section 6.2 would not be satisfied as of the time of such breach, provided, that if such breach in such representation, warranty or covenant is curable by the Company through the exercise of reasonable efforts within 30 days after the time of such breach, then Parent may not terminate this Agreement under this Section 8.1(g) during such 30-day period provided the Company continues to exercise such reasonable efforts, and Parent may not, in any event, terminate this Agreement under this
Section 8.1(g) as a result of such breach if such breach shall have been cured in all material respects; and provided further, that Parent may not terminate this Agreement pursuant to this Section 8.1(g) if it shall have willfully and materially breached this Agreement;

    (h) by the Company, following a breach of any representation, warranty or covenant of Parent set forth in this Agreement, in any such case such that the condition set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach, provided that if such breach in such representation, warranty or covenant is curable by Parent through the exercise of reasonable efforts within 30 days after the time of such breach, then the Company may not terminate this Agreement under this Section 8.1(h) during such 30-day period provided Parent continues to exercise such

                                      1-38
reasonable efforts, and the Company may not, in any event, terminate this Agreement under this Section 8.1(h) as a result of such breach if such breach shall have been cured in all material respects; and, provided further, that the Company may not terminate this Agreement pursuant to this Section 8.1(h) if it shall have willfully and materially breached this Agreement;

    (i) by Parent, if the Fair Market Value is less than $11.738; or

    (j) by the Company, if the Fair Market Value is less than $8.932.

8.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.2, Section 8.3, the last sentence of Section 4.1 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement.

8.3.  TERMINATION FEE; EXPENSES.

    (a) If this Agreement is terminated by Parent or the Company pursuant to
Section 8.1(d), a Parent Acquisition Proposal shall have been made public before the Parent Stockholders' Meeting, and within nine months of the Parent Stockholders' Meeting, Parent signs a definitive merger or similar agreement for a Parent Acquisition Transaction with any Person, then Parent shall pay to the Company, in cash, a nonrefundable fee in the amount of $11,000,000 within three business days of such signing.

    (b) If this Agreement is terminated by Parent or the Company pursuant to
Section 8.1(e), then Parent shall pay to the Company, in cash, a nonrefundable fee in the amount of $11,000,000.

    (c) If this Agreement is terminated by Parent pursuant to Section 8.1(g), then the Company shall pay Parent, in cash, a nonrefundable fee equal to 100% of Parent's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby. If this Agreement is terminated by the Company pursuant to Section 8.1(h), then Parent shall pay the Company, in cash, a nonrefundable fee equal to 100% of the Company's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby.

    (d) Any termination payment required under Section 8.3(b) or Section 8.3(c) shall be made within three business days after termination of this Agreement.

    (e) Neither Parent nor the Company shall be entitled or permitted to collect more than one termination fee under this Section 8.3. In the event of the payment of a termination fee under this Section 8.3, such payment shall be the payee's sole remedy against the payor in connection with the termination of this Agreement, except under circumstances of willful breach or fraud.

    (f) Except as otherwise provided by this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

SECTION 9.  INDEMNIFICATION.

9.1.  SURVIVAL OF REPRESENTATIONS.

    (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2 as modified or supplemented by the Company Disclosure Schedule and the representations set forth in the Company Compliance Certificate) shall survive the Closing and shall expire at the end of the Escrow Period; provided, however, that if, at any time prior to the end of the Escrow Period, any Parent Indemnitee delivers to the Company Stockholders' Representatives a written notice alleging in good faith the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis

                                      1-39
for such Parent Indemnitee's belief that such an inaccuracy or breach exists) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the end of the Escrow Period, solely with respect to such claim, until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

    (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Parent Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Parent Indemnitees or any of their Representatives.

9.2.  INDEMNIFICATION.

    (a) From and after the Closing Date (but subject to Section 9.1(a)), each Parent Indemnitee shall be held harmless and shall be indemnified from and against, and shall be compensated, reimbursed and paid for, any Damages which are suffered or incurred by any Parent Indemnitee or to which any Parent Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement (as supplemented or modified by the Company Disclosure Schedule) or in the Company Compliance Certificate; (ii) any breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5); or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Parent Indemnitee for the purpose of enforcing any of its rights under this
Section 9).

    (b) In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred the same Damages as a result of and in connection with such inaccuracy or breach.

9.3. THRESHOLD. No Parent Indemnitee shall be entitled to indemnification pursuant to Section 9.2(a) for any inaccuracy in or breach of any of the Company's representations and warranties set forth in this Agreement or the Company Compliance Certificate until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnitees, or to which any one or more of the Parent Indemnitees has or have otherwise become subject, exceeds $1,000,000 in the aggregate, provided that if the total amount of such Damages exceeds $1,000,000, then any Parent Indemnitee that has suffered or incurred any Damages shall be entitled to be held harmless, indemnified against and compensated, reimbursed and paid for all such Damages suffered or incurred.

9.4.  OFFSET AGAINST ESCROW SHARES AND CASH; SOLE REMEDY.  Subject to
Section 9.3, in the event any Parent Indemnitee shall suffer any Damages for which such Parent Indemnitee is entitled to indemnification under this
Section 9, such Parent Indemnitee shall be entitled to recover such Damages solely by obtaining that number of Escrow Shares and Escrow Cash, if any, equal in value (as determined in accordance with the terms and conditions of the Escrow Agreement) to the aggregate amount of such Damages, and such recovery shall be made from the Escrow Shares and Escrow Cash, if any, as set forth in the Escrow Agreement. The Company stockholders shall have no liability for

                                      1-40
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Damages in excess of the number of Escrow Shares and Escrow Cash, if any, held under the Escrow Agreement.

9.5. NO CONTRIBUTION. The Company stockholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such stockholders may become subject under or in connection with this Agreement or the Escrow Agreement.

    (a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Parent Indemnitees may be entitled to indemnification or any other remedy pursuant to this
Section 9, Parent shall promptly give the Company Stockholders' Representatives and the Escrow Agent written notice of such claim or Legal Proceeding (a "Claim"); provided, however, that any failure on the part of Parent to so notify the Company Stockholders' Representatives shall not limit any of the Parent Indemnitees' rights to indemnification under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

    (b) Within ten business days of delivery of such written notice, the Company Stockholders' Representatives may elect (by written notice delivered to Parent) to take all necessary steps properly to contest any Claim involving third parties or to prosecute such Claim to conclusion or settlement. If the Company Stockholders' Representatives make the foregoing election, Parent will have the right to participate at its own expense in all proceedings. If the Company Stockholders' Representatives do not make such election within such period or fail to diligently contest such Claim after such election, then Parent shall be free to handle the prosecution or defense of any such Claim, and will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or settlement, and will notify the Company Stockholders' Representatives of the progress of any such Claim, will permit the Company Stockholders' Representatives at the sole cost of the Company Stockholders' Representatives, to participate in such prosecution or defense and will provide the Company Stockholders' Representatives with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof.

    (c) Notwithstanding the foregoing, if a Claim includes Damages equal to an amount in excess of the value of the Escrow Shares and Escrow Cash on the date of the Claim, or relates to any Proprietary Assets or other intellectual property issues, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. In any case, the party not in control of the Claim will cooperate with the other party in the conduct of the prosecution or defense of such Claim.

    (d) Neither party will compromise or settle any such Claim without the written consent of either Parent (if the Company Stockholders' Representatives defend the Claim) or the Company Stockholders' Representatives (if Parent or other Parent Indemnitees defend the Claim), such consent not to be unreasonably withheld.

    (e) If Parent or the Company Stockholders' Representatives proceed with the defense of any claim or Legal Proceeding pursuant to this Section 9, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be satisfied out of the Escrow Shares and Escrow Cash in the manner set forth in the Escrow Agreement.

9.6. EXERCISE OF REMEDIES BY PARENT INDEMNITEES OTHER THAN PARENT. No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement or under the Escrow Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

                                      1-41

SECTION 10.  MISCELLANEOUS PROVISIONS.


10.1.  COMPANY STOCKHOLDERS' REPRESENTATIVES.

    (a) The stockholders of the Company, by adopting this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby, hereby irrevocably appoint Fred Craves, Jeremy Goldberg and David W. Martin, Jr. as their agents and attorneys-in-fact for purposes of Section 9 and the Escrow Agreement (the "Company Stockholders' Representatives"), and consent to the taking by the Company Stockholders' Representatives of any and all actions and the making of any decisions required or permitted to be taken by them under
Section 9 hereof or the Escrow Agreement (including, without limitation, the exercise of the power (i) to authorize delivery to Parent of the Escrow Shares and Escrow Cash in satisfaction of claims by Parent, (ii) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, (iii) to resolve any claim made pursuant to Section 9, and (iv) take all actions necessary in the judgment of the Company Stockholders' Representatives for the accomplishment of the foregoing). By their execution below, the Company Stockholders' Representatives hereby accept their appointment as the Company Stockholders' Representatives for purposes of Section 9 and the Escrow Agreement. Parent shall be entitled to deal exclusively with the Company Stockholders' Representatives on all matters relating to Section 9 and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company stockholder by a majority of the Company Stockholders' Representatives, and on any other action taken or purported to be taken on behalf of any Company stockholder by the Company Stockholders' Representatives, as fully binding upon such Company stockholder.

    (b) A decision, act, consent or instruction of a majority of the Company Stockholders' Representatives shall constitute a decision of all Company stockholders for whom shares of Parent Common Stock and Cash Consideration, if applicable, otherwise issuable to them are deposited with the Escrow Agent pursuant to the Escrow Agreement and shall be final, binding and conclusive upon each such Company stockholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of a majority of the Company Stockholders' Representatives as being the decision, act, consent or instruction of each and every such Company stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Company Stockholders' Representatives.

    (c) If any of the Company Stockholders' Representatives shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Company stockholders, then the remaining Company Stockholders' Representatives shall, within ten days after such death or disability, appoint a successor representative. Any such successor shall become a "Company Stockholders' Representative" for purposes of Section 9, the Escrow Agreement and this
Section 10.1. Any Company Stockholders' Representative may be replaced prior to the Effective Time by a vote of the holders of a majority of the outstanding Company Capital Stock or after the Effective Time by the beneficial holders of a majority of the Escrow Shares.

    (d) The Stockholders' Representatives shall keep confidential all nonpublic information regarding Parent and its subsidiaries that the Stockholders' Representatives may obtain in the course of performing its duties hereunder.

10.2. AMENDMENT. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time before or after approval of this Agreement by the stockholders of the Company; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval of the stockholders of the Company

                                      1-42
without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.3.  WAIVER.

    (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

    (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4. ENTIRE AGREEMENT; COUNTERPARTS; APPLICABLE LAW. This Agreement, the Confidentiality Agreement, the certain letter agreement from Parent to the Company dated June 20, 2001 and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and wholly to be performed therein, expect to the extent that the DGCL mandatorily applies, and any and every legal or other proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of New York, in the State of New York, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

10.5. ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective permitted successors and assigns; provided, however, that neither this Agreement nor any of any party's rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment of this Agreement or any of such rights or obligations without such consent shall be void and of no effect. Except as set forth in Sections 5.4, 5.5, 5.10 and 5.15 with respect to directors, officers and employees of the Company and Section 9 with respect to Parent Indemnitees and as otherwise provided in this Agreement, nothing in this Agreement is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.6. NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    To Parent or Merger Sub:

                   PHARMACOPEIA, INC.
                   3000 Eastpark Boulevard
                   Cranbury, NJ 08512
                   Attention:                  Joseph A. Mollica
                   Telephone:                  (609) 452-3600
                   Fax:                        (609) 452-3672

                                      1-43
    with a copy to:

                   Dechert
                   Princeton Pike Corporate Center
                   997 Lenox Drive
                   Building 3, Suite 210
                   Lawrenceville, NJ 08648
                   Attention:                  James J. Marino, Esq.
                   Telephone:                  (609) 620-3230
                   Fax:                        (609) 620-3259

    To the Company:

                   EOS BIOTECHNOLOGY, INC.
                   225A Gateway Boulevard
                   South San Francisco, CA 94080-7019
                   Attention:                  David W. Martin, Jr.
                   Telephone:                  (650) 246-2300
                   Fax:                        (650) 583-3881

    with a copy to:

                   Debevoise & Plimpton
                   919 Third Avenue
                   New York, NY 10022
                   Attention:                  Franci J. Blassberg
                   Telephone:                  (212) 909-6000
                   Fax:                        (212) 909-6836

    To the Company Stockholders' Representatives:

                   David W. Martin, Jr.,
                   c/o EOS BIOTECHNOLOGY, INC.
                   225A Gateway Boulevard
                   South San Francisco, CA 94080-7019
                   Telephone:                  (650) 246-2300
                   Fax:                        (650) 583-3881

                   Jeremy Goldberg
                   c/o ProQuest Management
                   600 Alexander Park
                   Suite 204
                   Princeton, NJ 08540
                   Telephone:                  (609) 919-3560
                   Fax:                        (609) 919-3570

                   Fred Craves
                   c/o Bay City Capital
                   710 Battery Street
                   Suite 600
                   San Francisco, CA 94111
                   Telephone:                  (415) 835-9340
                   Fax:                        (415) 837-0996

                                      1-44
    with a copy to:

                   Debevoise & Plimpton
                   919 Third Avenue
                   New York, NY 10022
                   Attention:                  Franci J. Blassberg
                   Telephone:                  (212) 909-6000
                   Fax:                        (212) 909-6836

All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of mailing, on the fifth business day following such mailing.

10.7. COOPERATION. Each of the Company and Parent agrees to cooperate fully with the other party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

10.8.  CONSTRUCTION.

    (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

    (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

    (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

10.9. TITLES. The titles and captions of the Sections of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

10.10. SECTIONS AND EXHIBITS. Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

10.11. RIGHTS AND REMEDIES. In the event of any dispute following the termination of this Agreement, the representations, warranties, covenants and obligations of either party, and the rights and remedies that may be exercised by the other party, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, the party alleging a breach or any of its Representatives.

                                      1-45

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                                       PHARMACOPEIA, INC.

                                                       By:  /s/ JOSEPH A. MOLLICA
                                                            -----------------------------------------
                                                            Name: Joseph A. Mollica
                                                            Title: Chief Executive Officer

                                                       EAGLE ACQUISITION CORPORATION

                                                       By:  /s/ JOSEPH A. MOLLICA
                                                            -----------------------------------------
                                                            Name: Joseph A. Mollica
                                                            Title: Chief Executive Officer

                                                       EOS BIOTECHNOLOGY, INC.

                                                       By:  /s/ DAVID W. MARTIN, JR.
                                                            -----------------------------------------
                                                            Name: David W. Martin, Jr.
                                                            Title: Chief Executive Officer

                                                       COMPANY STOCKHOLDERS' REPRESENTATIVES

                                                       By:  /s/ FRED CRAVES
                                                            -----------------------------------------
                                                            Name: Fred Craves
                                                            Title: Company Stockholders'
                                                            Representative

                                                       By:  /s/ FRED CRAVES
                                                            -----------------------------------------
                                                            Name: Fred Craves
                                                            Title: Company Stockholders'
                                                            Representative

                                                       By:  /s/ JEREMY GOLDBERG
                                                            -----------------------------------------
                                                            Name: Jeremy Goldberg
                                                            Title: Company Stockholders'
                                                            Representative

                                                       By:  /s/ DAVID W. MARTIN, JR.
                                                            -----------------------------------------
                                                            Name: David W. Martin, Jr.
                                                            Title: Company Stockholders'
                                                            Representative

                                      1-46

                                   EXHIBIT A
                              CERTAIN DEFINITIONS

    For purposes of the Agreement (including this Exhibit A):

    AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

    AMENDMENT.  "Amendment" has the meaning set forth in Section 5.1(c).

    APPRAISAL SHARES.  "Appraisal Shares" shall have the meaning set forth in
Section 1.8.

    CASH CONSIDERATION. "Cash Consideration" shall have the meaning set forth in Section 1.5(a)(iii).

    CERTIFICATE OF MERGER. "Certificate of Merger" shall have the meaning set forth in Section 1.3.

    CLAIM.  "Claim" shall have the meaning set forth in Section 9.5.

    CLOSING.  "Closing" shall have the meaning set forth in Section 1.3.

    CLOSING DATE.  "Closing Date" shall have the meaning set forth in
Section 1.3.

    CODE. "Code" shall have the meaning set forth in the recitals to the Agreement.

    COMPANY. "Company" shall have the meaning set forth in the preamble to the Agreement.

    COMPANY ACQUISITION PROPOSAL. "Company Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) contemplating or otherwise relating to any Company Acquisition Transaction.

    COMPANY ACQUISITION TRANSACTION. "Company Acquisition Transaction" shall mean any transaction or series of related transactions involving:

    (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of the Company, or (iii) in which the Company issues securities representing more than 50% of the outstanding securities of any class of voting securities of the Company; or

    (b) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 50% of the assets of the Company.

    COMPANY BOARD RECOMMENDATION. "Company Board Recommendation" shall have the meaning set forth in Section 2.16.

    COMPANY CAPITAL STOCK. "Company Capital Stock" shall mean Company Common Stock and Company Preferred Stock.

    COMPANY COMMON STOCK. "Company Common Stock" shall mean the common stock, $0.001 par value per share, of the Company.

    COMPANY COMPLIANCE CERTIFICATE. "Company Compliance Certificate" shall have the meaning set forth in Section 6.10.

    COMPANY CONTRACT. "Company Contract" shall mean any Contract that is material to the Company, to the business or operations of the Company or to any of the transactions contemplated by

                                     1-A-47
the Agreement: (a) to which the Company is a party; or (b) by which the Company or any asset of the Company is bound or under which the Company has any obligation.

    COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall have the meaning set forth in Section 2.

    COMPANY FINANCIAL STATEMENTS. "Company Financial Statements" shall have the meaning set forth in Section 2.3.

    COMPANY OPTIONS.  "Company Options" shall have the meaning set forth in
Section 2.2(b).

    COMPANY PLANS.  "Company Plans" shall have the meaning set forth in
Section 2.11.

    COMPANY PREFERRED STOCK. "Company Preferred Stock" shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock.

    COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset material to the business of the Company owned by or licensed to the Company, except for agreements for the license to the Company of software generally available to the public.

    COMPANY REQUIRED VOTE. "Company Required Vote" shall have the meaning set forth in Section 2.17.

    COMPANY RETURNS.  "Company Returns" shall have the meaning set forth in
Section 2.10.

    COMPANY SECURITY.  "Company Security" shall have the meaning set forth in
Section 5.4(b).

    COMPANY STOCK CERTIFICATE. "Company Stock Certificate" shall have the meaning set forth in Section 1.6.

    COMPANY STOCKHOLDERS' REPRESENTATIVES. "Company Stockholders' Representatives" shall have the meaning set forth in Section 10.1.

    CONFIDENTIALITY AGREEMENT. "Confidentiality Agreement" shall have the meaning set forth in Section 4.1.

    CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

    CONTINUING EMPLOYEES. "Continuing Employees" shall have the meaning set forth in Section 5.10.

    CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, or other legally binding commitment or undertaking of any nature.

    CONVERSION.  "Conversion" shall have the meaning set forth in Section 2.17.

    CONVERSION VOTE.  "Conversion Vote" shall have the meaning set forth in
Section 2.17.

    DAMAGES. "Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

    DGCL. "DGCL" shall have the meaning set forth in the recitals to the Agreement.

    EFFECTIVE TIME.  "Effective Time" shall have the meaning set forth in
Section 1.3.

                                     1-A-48

    ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest or encumbrance.

    ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

    ENVIRONMENTAL LAW. "Environmental Law" shall mean any applicable federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure to Materials of Environmental Concern.

    ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    ERISA AFFILIATE.  With respect to any Entity, "ERISA Affiliate" shall mean
(a) any corporation included with such Entity in a controlled group of corporations within the meaning of Section 414(b) of the Code; (b) any trade or business (whether or not incorporated) which is under common control with such Entity within the meaning of Section 414(c) of the Code; (c) any member of an affiliate service group of which such Entity is a member within the meaning of
Section 414(m) of the Code; or (d) any other person or entity treated as an affiliate of such Entity under Section 414(o) of the Code.

    ESCROW AGENT.  "Escrow Agent" shall have the meaning set forth in
Section 1.9.

    ESCROW AGREEMENT.  "Escrow Agreement" shall have the meaning set forth in
Section 1.9.

    ESCROW CASH.  "Escrow Cash" shall have the meaning set forth in
Section 1.9.

    ESCROW PERIOD.  "Escrow Period" shall have the meaning set forth in
Section 1.9.

    ESCROW SHARES.  "Escrow Shares" shall have the meaning set forth in
Section 1.9.

    EVALUATION MATERIALS. "Evaluation Materials" shall have the meaning set forth in Section 4.1.

    EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    EXCHANGE AGENT.  "Exchange Agent" shall have the meaning set forth in
Section 1.7.

    EXCHANGE FUND.  "Exchange Fund" shall have the meaning set forth in
Section 1.7.

    EXCHANGE RATIO.  "Exchange Ratio" shall have the meaning set forth in
Section 1.5(a)(iii).

    FAIR MARKET VALUE OF THE PARENT COMMON STOCK. "Fair Market Value of the Parent Common Stock" shall mean the average of the closing prices of the Parent Common Stock on Nasdaq, rounded to the nearest one-thousandth, over the thirty-day period ending three days prior to the Parent Stockholders' Meeting.

    Form S-4 Registration Statement. "Form S-4 Registration Statement" shall have the meaning set forth in Section 5.1.

    GAAP.  "GAAP" shall have the meaning set forth in Section 2.3.

    GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted,

                                     1-A-49
given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

    GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

    HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    INDEMNIFIED PARTIES. "Indemnified Parties" shall have the meaning set forth in Section 5.5.

    PROXY STATEMENT/PROSPECTUS. "Proxy Statement/Prospectus" shall mean the Proxy Statement/ prospectus to be sent to the Company's stockholders in connection with the Company Stockholder's Meeting and to Parent's stockholders in connection with the Parent Stockholders' Meeting.

    KNOWLEDGE. "Knowledge" shall mean the actual knowledge of the executive officers of any entity to which such term applies.

    LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding or hearing conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

    LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule or regulation, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

    MATERIAL ADVERSE EFFECT. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Company if such event, violation, inaccuracy, circumstance or other matter individually or in the aggregate with such other events, violations, inaccuracies, circumstances or other matters would have a material adverse effect on the business, financial condition, assets (including intangible assets), liabilities (contingent or otherwise), operations or financial performance of the Company, other than any event, circumstance or other matter that results or arises from or relates to (i) changes in (A) economic or market conditions or prevailing interest rates, (B) the industry in which the Company operates, or (C) laws, regulations or accounting standards, principles or interpretations, or (ii) the announcement of this Agreement or the consummation of the transactions contemplated by this Agreement. An event, violation, inaccuracy, circumstance or other matter will be deemed to constitute a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter individually or in the aggregate with such other events, violations, inaccuracies, circumstances or other matters would have a material adverse effect on the business, financial condition, assets (including intangible assets), liabilities (contingent or otherwise), operations or financial performance of Parent and its subsidiaries taken as a whole, other than any event, circumstance or other matter that results or arises from or relates to (i) changes in (A) economic or market conditions or prevailing interest rates, (B) the industry in which the Parent operates, or (C) laws, regulations or accounting standards, principles or interpretations, or (ii) the announcement of this Agreement or the consummation of the transactions contemplated by this Agreement.

    MATERIALS OF ENVIRONMENTAL CONCERN. "Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum

                                     1-A-50
products, radioactive materials, polychlorinated biphenyls, asbestos, and any other toxic or hazardous substance, waste or material.

    MERGER. "Merger" shall have the meaning set forth in the recitals to the Agreement.

    MERGER SUB. "Merger Sub" shall have the meaning set forth in the preamble to the Agreement.

    MERGER SUB REQUIRED VOTE. "Merger Sub Required Vote" shall have the meaning set forth in Section 3.4.

    MERGER VOTE.  "Merger Vote" shall have the meaning set forth in
Section 2.17.

    NASDAQ.  "Nasdaq" shall mean the Nasdaq National Market.

    PARENT. "Parent" shall have the meaning set forth in the preamble to the Agreement.

    PARENT ACQUISITION PROPOSAL. "Parent Acquisition Proposal" shall mean any offer or proposal contemplating or otherwise relating to any Parent Acquisition Transaction.

    PARENT ACQUISITION TRANSACTION. "Parent Acquisition Transaction" shall mean any transaction or series of related transactions involving:

    (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Parent is acquired in its entirety by merger, or (ii) as a result of which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons acquires beneficial or record ownership of securities representing more than 50% of the outstanding Parent Common Stock; or

    (b) any sale, lease, exchange, transfer, license, acquisition or disposition of all or substantially all of Parent's assets (excluding a sale of Parent's software business or drug discovery business).

    PARENT BOARD RECOMMENDATION. "Parent Board Recommendation" shall have the meaning set forth in Section 3.3.

    PARENT CAPITAL STOCK. "Parent Capital Stock" shall mean the Parent Common Stock and the Parent Preferred Stock.

    PARENT COMMON STOCK. "Parent Common Stock" shall mean the Common Stock, $.0001 par value per share, of Parent.

    PARENT CONTRACT. "Parent Contract" shall mean any Contract that has been filed by Parent as an exhibit to a registration statement or report filed by Parent with the SEC or is of a nature such that such Contract would be required to be filed with the SEC as an exhibit to a report filed pursuant to Section 13 of the Exchange Act (notwithstanding that such report may not yet be due), under which Parent or any other party to such Contract has ongoing rights or obligations.

    PARENT DISCLOSURE SCHEDULE. "Parent Disclosure Schedule" shall have the meaning set forth in Section 3.

    PARENT INDEMNITEES.  "Parent Indemnitees" shall mean the following Persons:
(a) Parent; (b) Parent's current and future affiliates (as that term is used in Rule 145 promulgated under the Securities Act) other than the Company stockholders (but including the Surviving Corporation); (c) the respective officers, directors, employees, agents, attorneys, accountants and advisors of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

    PARENT OPTIONS.  "Parent Options" shall have the meaning set forth in
Section 3.8.

                                     1-A-51

    PARENT PLANS.  "PARENT Plans" shall have the meaning set forth in
Section 5.10.

    PARENT PREFERRED STOCK. "Parent Preferred Stock" shall mean the Preferred Stock, par value $.0001 per share, of Parent.

    PARENT PROPRIETARY ASSET. "Parent Proprietary Asset" shall mean any Proprietary Asset material to the business of the Parent owned by or licensed to Parent, directly or indirectly through one of its subsidiaries, except for agreements for the license to Parent or any applicable subsidiary of software generally available to the public.

    PARENT REQUIRED VOTE.  "Parent Required Vote" has the meaning set forth in
Section 3.4.

    PARENT SEC DOCUMENT. "Parent SEC Document" shall have the meaning specified in Section 3.2.

    PARENT STOCKHOLDERS' MEETING. "Parent Stockholders' Meeting" shall have the meaning set forth in Section 5.2.

    PERMITTED LIENS.  "Permitted Liens" shall have the meaning set forth in
Section 2.5.

    PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

    PLAN.  "Plan" shall have the meaning set forth in Section 2.11.

    PRE-CLOSING PERIOD. "Pre-Closing Period" shall have the meaning set forth in Section 4.1.

    PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, computer software, computer program, source code, algorithm, invention, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) licenses of the foregoing.

    RELATED PARTY.  "Related Party" shall have the meaning set forth in
Section 2.14.

    REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

    SEC.  "SEC" shall mean the United States Securities and Exchange Commission.

    SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

    SERIES A PREFERRED STOCK. "Series A Preferred Stock" shall mean the Series A Preferred Stock, $0.001 par value per share, of the Company.

    SERIES B PREFERRED STOCK. "Series B Preferred Stock" shall mean the Series B Preferred Stock, $0.001 par value per share, of the Company.

    SERIES C PREFERRED STOCK. "Series C Preferred Stock" shall mean the Series C Preferred Stock, $0.001 par value per share, of the Company.

    SERIES D PREFERRED STOCK. "Series D Preferred Stock" shall mean the Series D Preferred Stock, $0.001 par value per share, of the Company.

    SERIES E PREFERRED STOCK. "Series E Preferred Stock" shall mean the Series E Preferred Stock, $0.001 par value per share, of the Company.

                                     1-A-52

    STOCK CONSIDERATION. "Stock Consideration" shall have the meaning set forth in Section 1.5(a)(iii).

    SURVIVING CORPORATION. "Surviving Corporation" shall have the meaning set forth in Section 1.1.

    TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, capital stock tax, capital duty tax, alternative minimum tax, estimated tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy or assessment, imposed, assessed or collected by or under the authority of any Governmental Body and shall include any interest on a tax deficiency, any tax penalties, any additions to tax, and any additional amounts in respect of tax.

    TAX RETURN. "Tax Return" shall mean any return (including any information return) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

    TRANSFER RESTRICTION AGREEMENTS. "Transfer Restriction Agreements" shall have the meaning set forth in Section 5.14.

    VOTING AGREEMENT. "Voting Agreement" shall have the meaning set forth in the recitals to the Agreement.

                                     1-A-53

                                                                         ANNEX 2

                        [LETTERHEAD OF UBS WARBURG LLC]

                                August 21, 2001

The Board of Directors
Pharmacopeia, Inc.
CN 5350
Princeton, New Jersey 08543
Dear Members of the Board:

    We understand that Pharmacopeia, Inc. ("Pharmacopeia") and Eos Biotechnology, Inc. ("Eos") propose to enter into an Agreement and Plan of Merger and Reorganization, dated as of August 21, 2001 (the "Agreement"), by and among Pharmacopeia, Eagle Acquisition Corporation, a wholly-owned subsidiary of Pharmacopeia ("Merger Sub"), and Eos pursuant to which Eos will merge with and into Merger Sub (the "Merger") and each outstanding share of the common stock, par value $0.001 per share, of Eos ("Eos Common Stock") will be converted into the right to receive 0.18136927 (the "Exchange Ratio") of a share of the common stock, par value $0.0001 per share, of Pharmacopeia ("Pharmacopeia Common Stock" and, such resulting number of shares of Pharmacopeia Common Stock into which each outstanding share of Eos Common Stock will be so converted, the "Stock Consideration"); provided, that if the average of the closing prices of Pharmacopeia Common Stock on Nasdaq over the 30-day period ending three days prior to Pharmacopeia's stockholders' meeting in respect of the Merger (the "Fair Market Value of Pharmacopeia Common Stock") is less than $14.887 per share, then each outstanding share of Eos Common Stock will be converted into the right to receive the Stock Consideration and a cash payment equal to the product of (i) the Exchange Ratio and (ii) the difference between $14.887 and the Fair Market Value of Pharmacopeia Common Stock (such resulting cash amount, the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration"); and provided, further that if the Fair Market Value of Pharmacopeia Common Stock exceeds $20.00 per share, then the Exchange Ratio will be recomputed by dividing $213,000,000 by the Fair Market Value of Pharmacopeia Common Stock and then dividing the resulting quotient by 58,713,612. The Agreement provides that a portion of the Merger Consideration will be subject to an escrow arrangement to secure certain indemnification obligations of Eos under the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

    You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to Pharmacopeia.

    UBS Warburg LLC ("UBS Warburg") has acted as financial advisor to Pharmacopeia in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Merger. UBS Warburg also will receive a fee upon the delivery of this opinion. In the ordinary course of business, UBS Warburg, its successors and affiliates may trade securities of Pharmacopeia for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Our opinion does not address Pharmacopeia's underlying business decision to effect the Merger or constitute a recommendation to any stockholder of Pharmacopeia as to how such stockholder should vote with respect to any matter relating to the Merger. We have not been asked to, nor do we, offer any opinion as to the terms of the Agreement and the obligations thereunder, or the form of the Merger. We express no opinion as to what the value of Pharmacopeia Common Stock actually will be when issued pursuant to the Merger or the prices at which Pharmacopeia Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that the Merger will be

The Board of Directors
Pharmacopeia, Inc.
August 21, 2001
Page 2

treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that each of Pharmacopeia, Eos and Merger Sub will comply with all material covenants and agreements set forth in, and other material terms of, the Agreement and related documents and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement.

    In arriving at our opinion, we have, among other things: (i) reviewed current and historical market prices and trading volumes of Pharmacopeia Common Stock; (ii) reviewed certain publicly available business and historical financial information relating to Pharmacopeia and certain available business and historical financial information relating to Eos; (iii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of Pharmacopeia and Eos and the potential cost savings and other synergies anticipated to result from the Merger, including estimates and financial forecasts prepared by the managements of Pharmacopeia and Eos, that were provided to or discussed with us by Pharmacopeia and Eos and not publicly available; (iv) conducted discussions with members of the senior managements of Pharmacopeia and Eos; (v) reviewed publicly available financial and stock market data with respect to certain companies in lines of business we believe to be generally comparable to those of Pharmacopeia and Eos; (vi) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions which we believe to be generally relevant;
(vii) considered the pro forma effects of the Merger on the financial statements of Pharmacopeia; (viii) reviewed the Agreement; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

    In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Pharmacopeia or Eos, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above relating to Pharmacopeia and Eos, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Pharmacopeia and Eos as to the future financial performance of Pharmacopeia and Eos and the potential cost savings and other synergies (including the amount, timing and achievability thereof) anticipated by the managements of Pharmacopeia and Eos to result from the Merger. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date of this opinion.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Pharmacopeia.

                                          Very truly yours,
                                          /S/ UBS WARBURG LLC
                                          UBS WARBURG LLC

                                      2-2

                                                                         ANNEX 3

                                 LETTERHEAD OF
                      DRESDNER KLEINWORT WASSERSTEIN, INC.

                                August 21, 2001

Board of Directors
Eos Biotechnology, Inc.
225A Gateway Boulevard
South San Francisco, California 94080
Members of the Board:

    You have asked us to advise you with respect to the fairness, from a financial point of view, to the stockholders of Eos Biotechnology, Inc. (the "Company") of the Exchange Ratio (as defined below) provided for under the terms of the Agreement and Plan of Merger and Reorganization (the "Merger Agreement") between the Company, Pharmacopeia, Inc. ("Parent") and Eagle Acquisition Corporation, a wholly-owned subsidiary of Parent ("Sub"). The Merger Agreement provides for, among other things, a merger of Sub with and into the Company (the "Merger"') pursuant to which each outstanding share of common stock, par value $0.001 per share, of the Company (other than any such shares held in the treasury of the Company or owned by Parent, Sub or their respective subsidiaries) will be converted into 0.1814 shares (the "Exchange Ratio") of common stock, par value $0.0001 per share, of Parent ("Parent Common Stock'). Above an average closing price of Parent Common Stock of $20.000, the Exchange Ratio shall decrease such that the aggregate consideration received by the Company's stockholders shall equal $201,300.000. Below an average closing price of Parent Common Stock of $14.887, the Company stockholders will receive Parent Common Stock based on the Exchange Ratio and cash in an amount such that the aggregate consideration received by the Company's stockholders shall equal $149,900.000. We have assumed that the average closing price of Parent Common Stock shall be no less than $14.887 and no more than $20.000. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

    In connection with rendering our opinion, we have reviewed a draft of the Merger Agreement dated August 16, 2001, and for purposes hereof, we have assumed that the final form of the Merger Agreement will not differ in any material respect from the draft provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to Parent for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and Parent and provided to us for purposes of our analysis, and we have met with management of the Company and Parent to review and discuss such information and, among other matters, each of the Company's and Parent's business, operations, assets, financial condition and future prospects.

    We have reviewed and considered certain financial and stock data relating to the Company and Parent, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company and Parent or one or more of their respective businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the biotechnology industry that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

    In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us, and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's and Parent's management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company or Parent, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company or Parent, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company or Parent, and no such independent valuation or appraisal was provided to us.

    We note that certain Parent Common Stock received in the Merger is subject to trading restrictions and we have not considered the impact of such trading restrictions on the fairness of the Exchange Ratio. We also note that the Merger is intended to qualify as a tax free reorganization for United States Federal tax purposes, and we have assumed that the Merger will so qualify. We also have assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the Merger will not have an adverse impact on the Company or Parent or on the anticipated benefits of the Merger, and we have assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic, regulatory and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. We are not expressing any opinion herein as to the prices at which any securities of the Parent will actually trade at any time.

    You have not authorized us to, and we have not, solicited third party indications of interest in acquiring all or any part of the Company and you have not authorized us to investigate any alternative transactions that may be available to the Company. You have advised us, and we have relied on your advice, that Robertson Stephens, Inc., financial advisor to the Company, solicited indications of interest from potential acquirors of, or merger partners for, the Company including those potential acquirors or merger partners that the Company and such financial advisor believed would be interested in and capable of completing such transaction. In the ordinary course of our business, we may actively trade the equity securities of Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    We are acting as financial advisor to the Company in connection with the proposed Merger for purposes of conducting a fairness evaluation and will receive a fee for our services.

    Our opinion addresses only the fairness from a financial point of view to the stockholders of the Company of the Exchange Ratio provided for pursuant to the Merger Agreement, and we do not express any views on any other term of the Merger. Specifically, our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement, the advisability of the form of the consideration or the merits of the Merger relative to any alternative transaction or business strategy.

    It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and, except for inclusion in its entirety in any registration statement or proxy statement required to be circulated to the stockholders of the Company, may not be disseminated, quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any stockholder as to whether such holder should participate in the Merger, and should not be relied upon by any stockholder as such.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof the Exchange Ratio provided for pursuant to the Merger Agreement is fair to the stockholders of the Company from a financial point of view.

                                          Very truly yours,
                                          Dresdner Kleinwort Wasserstein, Inc.

                                      3-2

                                                                         ANNEX 4

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               PHARMACOPEIA, INC.

                            ------------------------

    Pharmacopeia, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Company"), does hereby certify:

    FIRST: That at a special meeting of the board of directors held on August 21, 2001, the board of directors unanimously approved resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling for consideration of said proposed amendment by the stockholders of the Company. The resolution of the board of directors setting forth the amendment is as follows:

    RESOLVED, that the Board deems it in the best interests of the Company's stockholders that the Company's Restated Certificate of Incorporation be amended to increase the number of shares of common stock that the Company is authorized to issue to 60,000,000.

    SECOND: That thereafter, pursuant to the resolution of the board of directors, the proposed amendment was approved by the stockholders of
    the Company at a special meeting held on             , 2001.

    THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware.

    FOURTH: That the second sentence of the first paragraph of Article Four of the Company's Restated Certificate of Incorporation is deleted in its entirety and the following is inserted in its place:

       "The total number of shares of Common Stock that the corporation is authorized to issue is Sixty Million (60,000,000), par value $.0001 per share."

    IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by Joseph A. Mollica, its Chairman, President and Chief Executive Officer, this
  day of             , 2001.

                                                       By:  -----------------------------------------
                                                            Joseph A. Mollica
                                                            Chairman, President and
                                                            Chief Executive Officer

                                      4-1

                                                                         ANNEX 5

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                                      5-2

    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section228 OR Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall

                                      5-3
       send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the

                                      5-4
pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                      5-5

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    INDEMNIFICATION. Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    RESTATED CERTIFICATE OF INCORPORATION. Pharmacopeia's Restated Certificate of Incorporation provides that no director will be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Pharmacopeia or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for authorizing the payment of an unlawful dividend or repurchase of stock or (iv) for any transaction in which the director derived an improper personal benefit.

    BYLAWS. Pharmacopeia's bylaws provide that it must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Pharmacopeia) by reason of the fact that he or she is or was a director or officer of Pharmacopeia, or that such director or officer is or was serving at the request of it as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively "Agent"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by Pharmacopeia, which approval may not be unreasonably withheld) actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Pharmacopeia, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Pharmacopeia, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Pharmacopeia's bylaws provide further that it must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Pharmacopeia to procure a judgment in its favor by reason of the fact that he or she is or was an Agent against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Pharmacopeia, provided that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to it unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

    INDEMNIFICATION AGREEMENTS. Pharmacopeia has entered into indemnity agreements with each of its directors and executive officers. Pursuant to these agreements, Pharmacopeia has agreed to indemnify each of its directors and executive officers to the fullest extent permitted by applicable law and Pharmacopeia's Bylaws, subject to certain exceptions for:

    - claims under Section 16(b) of the Exchange Act;

    - conduct by the director or executive officer that was knowingly fraudulent or deliberately dishonest or that constituted willful misconduct;

    - breaches of the director or executive officer's duty of loyalty;

    - matters for which the director or executive officer was otherwise indemnified and received payment;

    - actions for which the director or executive officer may not be legally indemnified; and

    - certain actions initiated by the director or executive officer.

    INSURANCE. As permitted under its bylaws, Pharmacopeia has purchased and maintains a directors' and officers' liability insurance policy to insure its officers and directors against certain liabilities.

    MERGER AGREEMENT PROVISIONS RELATING TO EOS DIRECTORS AND OFFICERS. Under the merger agreement, Pharmacopeia has agreed to, for a period of six years, indemnify and hold harmless present and former directors, officers, employees and agents of Eos for all acts or omissions occurring prior to the closing of the merger, to the same extent these persons are indemnified and held harmless in Eos' Certificate of Incorporation, bylaws and indemnity agreements of Eos as in effect on the date of the merger agreement. Further, Pharmacopeia has agreed to, for a period of six years, maintain the current policies of the officers' and directors' liability insurance maintained by Eos covering persons who are presently covered by Eos' officers' and directors' liability insurance policies with respect to acts or omissions occurring on or prior to the closing of the merger to the extent available. However, Pharmacopeia may substitute Eos' current policies for policies with third party insurers of similar or better A.M. Best rating of at least the same coverage containing terms and conditions that are not less advantageous to the insured. Further, Pharmacopeia is not required to maintain or procure officers' and directors' liability insurance coverage for an amount per annum in excess of 150% of the current annual premiums with respect to each such policy. If the annual premiums of officers' and directors' liability insurance coverage exceed that amount, Pharmacopeia has agree to obtain policies with the best coverage available for a cost not exceeding that amount.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) List of Exhibits


EXHIBIT
NUMBER                  DESCRIPTION
-------                 -----------
        2.1             Agreement and Plan of Merger and Reorganization, dated as of
                        August 21, 2001, between Pharmacopeia, Eagle Acquisition
                        Corporation and Eos Biotechnology, Inc. (incorporated by
                        Reference to Exhibit 2.1 to the Company's Report on
                        Form 8-K dated August 24, 2001).

        5.1             Opinion of Dechert.

       10.1+            Build-to-Suit Lease between Slough BTC, LLC and Eos
                        Biotechnology, Inc., dated June 1, 2001.

       10.2+            Supply Agreement between Eos Biotechnology, Inc. and
                        Affymetrix, Inc. dated as of March 30, 2001.

       10.3+            Collaboration Agreement between Seattle Genetics, Inc. and
                        Eos Biotechnology, Inc. dated as of June 4, 2001.

       10.4+^           Amendment to Nonexclusive License Agreement between Eos
                        Biotechnology, Inc. and Seattle Genetics, Inc. dated as of
                        August 8, 2001.

       21.1^            Subsidiaries of Pharmacopeia, Inc.

       23.1^            Consent of Dechert.

       23.2^            Consent of Debevoise & Plimpton.

       23.3             Consent of Ernst & Young LLP, Independent Auditors.

       23.4             Consent of Ernst & Young LLP, Independent Auditors.

       23.5             Consent of Arthur Andersen.

       23.6             Consent of KPMG LLP.

       23.7             Consent of PKF.

       24.1^            Power of Attorney.

       99.1             Form of Proxy Card.

       99.2^            Consent of UBS Warburg LLC.

       99.3^            Consent of Dresdner Kleinwort Wasserstein, Inc.

       99.4^            Consent of Nicholas J. Pritzker.

       99.5^            Consent of David W. Martin, Jr.

       99.6^            Form of Delaware General Corporation Law Section 262 Notice
                        to Eos Stockholders.


------------------------


+  Confidential treatment requested.



^  Previously filed.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) The undersigned registrant hereby undertakes:

       (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

               PROVIDED, HOWEVER, that paragraphs 1(a)(i) and 1(a)(ii) immediately above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

       (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

       (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (3) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
       Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
       Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (5) To respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Princeton, and the State of New Jersey, on this 3rd day of December, 2001.


                                                      PHARMACOPEIA, INC.

                                                      ------------------------------------------------
                                                      Joseph A. Mollica, Ph.D.
                                                      Chairman of the Board of Directors,
                                                      Chief Executive Officer and President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                      TITLE                                DATE
---------                                      -----                                ----
                                               Chairman of the Board, President
------------------------------------           and Chief Executive Officer          December 3, 2001
Joseph A. Mollica, Ph.D.                       (Principal Executive Officer)

                                               Executive Vice President and Chief
------------------------------------           Financial Officer (Principal         December 3, 2001
Bruce C. Myers                                 Financial and Accounting Officer)

      *
------------------------------------           Director                             December 3, 2001
Frank Baldino, Jr., Ph.D.

      *
------------------------------------           Director                             December 3, 2001
Paul A. Bartlett, Ph.D.

      *
------------------------------------           Director                             December 3, 2001
Gary E. Costley, Ph.D.

      *
------------------------------------           Director                             December 3, 2001
James J. Marino

      *
------------------------------------           Director                             December 3, 2001
Ricardo B. Levy, Ph.D.

      *
------------------------------------           Director                             December 3, 2001
Charles A. Sanders, M.D.


*By:          -----------------------------------
                   Joseph A. Mollica, Ph.D.
                       Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                     DESCRIPTION
-------                    -----------
2.1                        Agreement and Plan of Merger and Reorganization, dated as of
                           August 21, 2001, between Pharmacopeia, Eagle Acquisition
                           Corporation and Eos Biotechnology, Inc. (incorporated by
                           Reference to Exhibit 2.1 to the Company's Report on
                           Form 8-K dated August 24, 2001).

5.1                        Opinion of Dechert.

10.1+                      Build-to-Suit Lease between Slough BTC, LLC and Eos
                           Biotechnology, Inc., dated June 1, 2001.

10.2+                      Supply Agreement between Eos Biotechnology, Inc. and
                           Affymetrix, Inc. dated as of March 30, 2001.

10.3+                      Collaboration Agreement between Seattle Genetics, Inc. and
                           Eos Biotechnology, Inc. dated as of June 4, 2001.

10.4+^                     Amendment to Nonexclusive License Agreement between Eos
                           Biotechnology, Inc. and Seattle Genetics, Inc. dated as of
                           August 8, 2001.

21.1^                      Subsidiaries of Pharmacopeia, Inc.

23.1^                      Consent of Dechert.

23.2^                      Consent of Debevoise & Plimpton.

23.3                       Consent of Ernst & Young LLP, Independent Auditors.

23.4                       Consent of Ernst & Young LLP, Independent Auditors.

23.5                       Consent of Arthur Andersen.

23.6                       Consent of KPMG LLP.

23.7                       Consent of PKF.

24.1^                      Power of Attorney.

99.1                       Form of Proxy Card.

99.2^                      Consent of UBS Warburg LLC.

99.3^                      Consent of Dresdner Kleinwort Wasserstein, Inc.

99.4^                      Consent of Nicholas J. Pritzker.

99.5^                      Consent of David W. Martin, Jr.

99.6^                      Form of Delaware General Corporation Law Section 262 Notice
                           to Eos Stockholders.


------------------------


+  Confidential treatment requested.


^  Previously filed.